As filed with the Securities and Exchange Commission on October 1, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PACIFIC OFFICE PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

10188 Telesis Court, Suite 222

San Diego, California 92121

Telephone: (858) 882-9500

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

James R. Ingebritsen

President and Chief Executive Officer

10188 Telesis Court, Suite 222

San Diego, California 92121

Telephone: (858) 882-9500

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies to:

Howard A. Nagelberg, Esq. William E. Turner II, Esq. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100	Larry P. Medvinsky, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	$408,250,000	$29,109

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act. Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2010

Shares Pacific Office Properties Trust, Inc. Common Stock

Pacific Office Properties Trust, Inc. is a publicly traded real estate investment trust that owns, acquires and operates primarily institutional-quality office properties principally in selected long-term growth markets in California and Hawaii. Upon the completion of this offering, we will be internally managed.

We are selling              shares of our common stock to the public at a price of $             per share. Our common stock is currently listed on the NYSE Amex under the symbol “PCE.” We intend to apply for listing of our common stock on the New York Stock Exchange, or NYSE, under the symbol “PCE.” We intend to complete a one-for-ten reverse stock split of our common stock immediately prior to the completion of this offering. The last reported sales price of our common stock on the NYSE Amex on                     , 2010 was $            , after giving effect to the reverse stock split. See “Market Price Range and Dividends on our Common Stock.”

All of the shares offered by this prospectus are being sold by us. Concurrent with the completion of this offering, the Chairman of our board of directors, Jay H. Shidler, and certain of our executive officers will purchase $12.0 million in shares of our common stock. These individuals and related parties will also exchange approximately $24.5 million of our unsecured promissory notes for shares of our common stock, and accept shares of our common stock as payment for the $1.0 million termination fee due to our advisor in connection with the internalization of our management. All of these concurrent issuances will occur in private placements at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. Upon completion of this offering and these concurrent issuances, our directors and executive officers will own approximately     % of our common stock on a fully diluted basis. Specifically, our Chairman, Mr. Shidler, will own     %, our President and Chief Executive Officer, James R. Ingebritsen, will own     %, our Chief Investment Officer, Matthew J. Root, will own     % and our Executive Vice President, Lawrence J. Taff, will own     % of our common stock on a fully diluted basis.

In order to assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, among other purposes, upon the completion of this offering, no person or entity may own, directly or indirectly, more than 9.8% in economic value of the aggregate of the outstanding shares of our capital stock or 9.8% in economic value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of all classes of our common stock. See “Certain Provisions of Maryland Law and Our Charter and Bylaws” for a discussion of these restrictions.

The underwriters have an option to purchase a maximum of                      additional shares to cover over-allotments of shares.

Investing in our common stock involves risks. See “Risk Factors” on page 18 and the “Risk Factors ” section of our Annual Report on Form 10-K for the year ended December 31, 2009.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about                     , 2010.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Wells Fargo Securities	Citi

The date of this prospectus is                     , 2010.

PACIFIC OFFICE PROPERTIES

Davies Pacific Center
353,224 Rentable Sq. Ft. Existing Property
Honolulu, HI

Bank of Hawaii Waikiki Center
152,288 Rentable Sq. Ft. Joint Venture Property
Honolulu, HI

Waterfront Plaza
534,475 Rentable Sq. Ft. Existing Property
Honolulu, HI

Cornerstone Court West
43,201 Rentable Sq. Ft., GRE Portfolio
San Diego, CA

Seaview Corporate Center
356,504 Rentable Sq. Ft. Joint Venture Property
San Diego, CA

Alta Sorrento
88,315 Rentable Sq. Ft., GRE Portfolio
San Diego, CA

Palomar Heights Corporate Center
64,812 Rentable Sq. Ft. Joint Venture Property
San Diego, CA

CONSULTING

Warner Center
182,058 Rentable Sq. Ft., GRE Portfolio
Los Angeles, CA

CARLTON PLAZA

Carlton Plaza
153,911 Rentable Sq. Ft., GRE Portfolio
Los Angeles, CA

Empire Towers IV
76,109 Rentable Sq. Ft., GRE Portfollio
Los Angeles, CA

Pacific Business News Building
90,559 Rentable Sq. Ft. Existing Property
Honolulu, HI

Sorrento Technology Center
63,363 Rentable Sq. Ft. Existing Property
San Diego, CA

Torrey Hills Corporate Center
24,066 Rentable Sq. Ft. Joint Venture Property
San Diego, CA

South Coast Executive Center
61,025 Rentable Sq. Ft. Joint Venture Property
Orange County, CA

Kearny Mesa Crossroads
126,471 Rentable Sq. Ft., GRE Portfolio
San Diego, CA

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled “Market Background and Opportunity” and “Business and Properties.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm. We have paid RCG a fee for such services. Such information is included in this prospectus in reliance on RCG’s authority as an expert on such matters. See “Experts.” In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the

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projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable. Any forecasts prepared by RCG are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice.

This prospectus includes certain information regarding total return to stockholders achieved by another public company founded by Jay H. Shidler, the Chairman of our board of directors. The information regarding total return to stockholders is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will replicate this return.

As used in this prospectus, references to our “common stock” refer only to the class of our common stock that is currently listed on the NYSE Amex under the symbol “PCE” and exclude our Class B Common Stock and Senior Common Stock, each as more fully described under “Description of Capital Stock.” References to “Senior Common Stock” include our Series A Senior Common Stock, Series B Senior Common Stock and Series C Senior Common Stock.

The phrase “on a fully diluted basis” means after giving effect to (i) the redemption of all common units representing limited partnership interests of Pacific Office Properties, L.P., or the Operating Partnership, including common units issuable upon the conversion of preferred units of the Operating Partnership, assuming that all such common units are redeemed for shares of common stock and disregarding any restrictions applicable to those units on conversion, redemption or ownership of our common stock, and (ii) the issuance of shares of common stock upon vesting of all outstanding restricted stock units previously awarded to certain of our directors.

We use the term “institutional-quality” in this prospectus to refer to properties of a character and quality that we believe an institutional real estate investor such as an insurance company or pension fund would be willing to own outright or in a fund that it manages.

Unless the context otherwise requires or indicates, the information contained in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional              shares of our common stock solely to cover over-allotments, and assumes the completion of the transactions that we expect to occur concurrent with, or immediately following, the completion of this offering, which we refer to as the “concurrent transactions,” consisting of (i) the purchase of shares of our common stock in a private placement by the Chairman of our board of directors and certain of our executive officers, (ii) the completion of our pending acquisition of the GRE portfolio as described herein (including the assumption of certain debt and issuance of shares of common stock in a private placement), (iii) the repayment in full of debt outstanding under our existing credit facility with First Hawaiian Bank and the repayment of debt secured by certain of our existing and acquisition properties, including matured debt secured by our City Square and Pacific Business News Building properties, (iv) the establishment of a new secured revolving credit facility with affiliates of the underwriters, (v) the exchange of unsecured promissory notes issued by our Operating Partnership by the Chairman of our board of directors and certain of our executive officers and related parties for shares of our common stock, (vi) the internalization of our management, including the issuance of shares of our common stock to the Chairman of our board of directors and certain of our executive officers and related parties and (vii) the conversion of all of the Operating Partnership’s outstanding preferred units into common units. Unless the context otherwise requires or indicates, all property information is as of June 30, 2010, and the information contained in this prospectus assumes that the public offering price is $             per share.

We provide certain ratios in this prospectus based on our total market capitalization. As used in this prospectus, “total market capitalization” means the sum of the aggregate principal amount of our consolidated debt on a pro forma basis to reflect this offering and the concurrent transactions as of June 30, 2010, the market value of our outstanding common stock and common stock equivalents and the market value of our outstanding Series A Senior Common Stock (based on its $10.00 per share offering price). At                     , 2010, our total market capitalization was $             million, based on an assumed public offering price of $             per share of our common stock.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” the financial statements and any free writing prospectus before making an investment decision.

Except where the context suggests otherwise, the terms “we,” “our,” “ours,” “us” and “the Company” refer to Pacific Office Properties Trust, Inc. and its consolidated subsidiaries and joint ventures, including our Operating Partnership, and where the context requires, our predecessor corporation, Arizona Land Income Corporation. All share and per share information set forth in this prospectus has been adjusted to reflect the one-for-ten reverse stock split of our common stock and Class B Common Stock that we intend to complete immediately prior to the completion of this offering, and all Operating Partnership unit and per unit information set forth in this prospectus has been adjusted to reflect the one-for-ten reverse unit split of the common units and preferred units that we also intend to complete immediately prior to the completion of this offering.

Overview

We are a publicly traded real estate investment trust, or REIT, that owns, acquires and operates primarily institutional-quality office properties principally in selected long-term growth markets in California and Hawaii. We currently own eight office properties comprising approximately 2.3 million rentable square feet. We also own interests (ranging from 5% to approximately 32%) in 16 joint venture properties, of which we have managing control of 15, comprising approximately 2.4 million rentable square feet. In addition, we are party to two purchase contracts to acquire the GRE portfolio, which is a portfolio of 12 office properties comprising approximately 1.9 million rentable square feet, for aggregate consideration of approximately $305.9 million. We expect to complete the acquisition of the GRE portfolio concurrently with the completion of this offering. Following the completion of this offering and the acquisition of the GRE portfolio, we will own 36 office properties, including the interests in our joint venture properties, comprising approximately 6.6 million rentable square feet in 76 buildings. Our primary business objectives are to achieve sustainable long-term growth in net asset value, funds from operations, or FFO, per share and dividends per share. We intend to achieve these objectives through both internal and external growth initiatives.

We were formed in 2008 as a continuation of The Shidler Group’s successful 30-year history of operations in the western United States and Hawaii. Our formation was accomplished through a reverse merger into a publicly traded REIT, Arizona Land Income Corporation, or AZL, whose common stock was listed and traded on the American Stock Exchange. Concurrent with the merger, we changed our name to Pacific Office Properties Trust, Inc. and reincorporated in the State of Maryland. Currently, we are externally managed by Pacific Office Management, Inc., which we refer to as our Advisor or Pacific Office Management, an entity affiliated with and owned by executives of our founder, The Shidler Group. Concurrent with the completion of this offering, we will acquire our Advisor and thereby become internally managed.

We currently own office buildings in Honolulu, San Diego, Orange County, certain submarkets of Los Angeles and Phoenix. Upon the completion of our pending acquisition of the GRE portfolio, we will expand to the San Francisco Bay Area. We intend to target future acquisitions in the San Francisco Bay Area and all of our current markets with the exception of Phoenix. We refer to these markets as our target markets. We focus primarily on specific long-term growth markets with a high quality of life that, according to Rosen Consulting Group, or RCG, have high barriers to entry for the development of new office supply and a history of long-term job formation. We believe that our target markets provide us with attractive long-term return opportunities and that our integrated operating platform, market knowledge and industry relationships give us an advantage relative to many of our competitors.

We believe that the current dislocation in the commercial real estate market and the economic conditions in our target markets afford us the opportunity to acquire institutional-quality office buildings at prices that are substantially below replacement cost. RCG expects employment and the local economy in each of our target markets to improve which, with minimal new office construction expected over the next three years, should lead to improved occupancy and rent growth. Our investment strategy is to acquire those types of office buildings often described as “core” investment properties which, generally, due to their location, building quality and tenant base, produce a predictable and growing income stream, and “value-added” investment properties which generally offer upside potential through improvement upgrades, repositioning, aggressive leasing and intensive management. We access potential acquisitions through a broad network that The Shidler Group has developed over the past 30 years, including lenders, brokers, developers and owners. As a result, we believe we have a “first call” advantage due to our reputation, relationships and ability to provide a broad array of transaction structures to address the varying needs of sellers. These also allow us to acquire institutional-quality office properties in off-market transactions with a familiar base of local and institutional owners.

Our capitalization strategy is to create and maintain what we believe to be a stable debt and equity capital structure. We intend to limit the outstanding principal amount of our consolidated debt to less than 50% of our total market capitalization. We also intend to limit the sum of the outstanding principal amount of our consolidated debt and the aggregate liquidation preference of our outstanding Senior Common Stock and any preferred securities to less than 55% of our total market capitalization. Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately     % of our total market capitalization. Our debt consists of, and we intend to continue to employ, primarily non-recourse, fixed-rate mortgage financing. Upon the completion of this offering and the concurrent transactions, we will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013.

Our principal executive offices are located in our Seaview Corporate Center complex, at 10188 Telesis Court, Suite 222, San Diego, California 92121. Our website address is www.pacificofficeproperties.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive strengths:

•

Institutional-Quality Office Assets in Desirable Growth Markets. Our property portfolio consists primarily of institutional-quality office properties located in long-term growth markets with a high quality of life that have, according to RCG, high barriers to entry for the development of new office building supply and a history of long-term job formation. We are the largest owner of office-property space in Honolulu. We believe that our properties could not be replaced on a cost-competitive basis today. We also believe that our target markets of Honolulu, San Diego, certain submarkets of Los Angeles, Orange County and the San Francisco Bay Area are among the most desirable in the United States in terms of favorable demand fundamentals. We believe that the favorable supply and demand fundamentals in our target markets will enable us to achieve consistent cash flow growth over time.

•

Established Real Estate Operating Platform. Upon the completion of this offering and the concurrent transactions, we will be an internally managed, fully integrated real estate company with in-house asset management, property management and leasing capabilities. Members of our executive management team were responsible for the acquisition of all of our properties and have been responsible for managing these assets, including prior to our formation. We employ value creation techniques established by our founder, The Shidler Group, in its long history of highly successful investments in commercial real estate. While conducting our initial due diligence for a potential acquisition, we develop a Value Optimization Plan, or VOP, which is a comprehensive plan of physical improvement, operational efficiencies and leasing potential for the property. After a property is acquired, we employ our High Occupancy Optimization Program, or HOOP, which is an individualized strategy designed to decrease downtime on vacancies, increase rental rates, improve tenant retentions and maintain our high standards of operation. We believe that VOP and HOOP allow us to begin realizing a property’s potential rapidly after acquisition.

•

Deep Industry Relationships that Provide Access to Significant Investment Opportunities. Over the past 30 years, The Shidler Group has built an extensive network of long-standing relationships with real estate owners, institutional investors, national and regional lenders, brokers, tenants and other participants in our core markets in California and Hawaii. We believe these relationships will provide us access to a consistent pipeline of attractive acquisition opportunities and access to both equity and debt capital that may not be available to our competitors. Our significant relationships have created a robust current transaction pipeline, evidenced by our pending acquisition of the GRE portfolio for aggregate consideration of approximately $305.9 million and comprised of 12 properties containing approximately 1.9 million rentable square feet. As part of this pipeline, we are actively negotiating approximately $             million of potential acquisitions in our target markets that contain approximately              million rentable square feet.

•

Diverse and Stable Tenant Base. As of June 30, 2010, on a pro forma basis to reflect our pending acquisition of the GRE portfolio, the tenant base in our consolidated properties included approximately 800 tenants across various industries with leases averaging approximately 4,300 square feet, a median lease size of approximately 1,630 square feet and no tenant representing more than 4.4% of our annualized rent. We believe that our diverse tenant base helps us to minimize our exposure to economic fluctuations in any one industry or business sector. In addition, we believe that our base of smaller-sized office tenants is generally less rent sensitive and more likely to renew than larger tenants and minimizes the negotiating power afforded to any single tenant. These factors contribute to strong tenant retention metrics, as evidenced by our tenant retention ratio of 82% for our existing consolidated properties for the 12 months ended June 30, 2010.

•

Growth Oriented Capital Structure with Minimal Near-Term Maturities. Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately    % of our total market capitalization. We will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013. We are negotiating with affiliates of the underwriters a three-year $125.0 million secured revolving credit facility, referred to as our new credit facility. We expect to enter into our new credit facility concurrently with the completion of this offering and the concurrent transactions. We do not intend to draw on our new credit facility to fund any of the concurrent transactions. We believe our capital structure and access to diverse capital sources will enable us to execute our growth strategy.

•

Experienced and Committed Executive Management Team with a Proven Track Record. We believe our executive management team’s extensive experience in acquiring, owning, financing, structuring, managing, redeveloping and repositioning office properties in our target markets provides us with a significant competitive advantage. Our executive management team is led by James R. Ingebritsen, James R. Wolford and Matthew J. Root, our President and Chief Executive Officer, Chief Financial Officer and Chief Investment Officer, respectively, who have 23, 25 and 20 years, respectively, of experience in the commercial real estate industry. Messrs. Ingebritsen and Root, acting as principals, have been directly responsible for the sourcing, capital structuring and acquisition of nearly $2 billion of commercial property in our target markets and have worked together with Mr. Shidler, the Chairman of our board of directors, for approximately 15 years. Additionally, Mr. Shidler founded and has served as Chairman of several publicly traded REITs, including Corporate Office Properties Trust (NYSE: OFC), or OFC. Mr. Shidler has been the Chairman of OFC since 1997 and according to SNL Financial, OFC’s total return (capital appreciation and dividends paid) from the date of OFC’s reverse merger with The Shidler Group’s operations on October 14, 1997 to June 30, 2010 was approximately 921%, outperforming the 137% total return for the MSCI U.S. REIT Index over the same period. None of our Chairman or executive officers are receiving cash proceeds from this offering. Upon completion of this offering, our Chairman and executive officers will own approximately    % of our common stock on a fully diluted basis.

Our Business and Growth Strategies

Our primary business objectives are to achieve sustainable long-term growth in net asset value, FFO per share and dividends per share. We intend to achieve these objectives through both internal and external growth initiatives.

•

Maximize Cash Flow through Contractual Rent Increases and Lease-Up. We have embedded future rental revenue growth as our leases typically include contractual annual rental rate increases from 2.5% to 3.0%. We also believe we will be able to achieve significant internal cash flow growth over time, primarily though tenant retention and lease-up and operational leverage. We expect to realize increased rental income by focusing on our strategic leasing initiatives, including focusing on near-term expiring leases and aggressively marketing available space to prospective tenants. As of June 30, 2010, seven of the 12 properties in the GRE portfolio were leased at below submarket occupancy rates, representing a significant opportunity to grow cash flow through lease-up. These properties, totaling approximately 1.2 million rentable square feet, were 74% leased on a weighted average basis compared to, according to RCG, a weighted average submarket occupancy of 85%.

•

Generate Internal Growth through Proactive Asset and Property Management. We expect to achieve internal growth through proactive asset and property management including strategic leasing initiatives, tenant retention programs, close relationships with our tenants and our HOOP initiative. In addition to maximizing results within our existing portfolio, we believe that we will be able to apply our asset and property management expertise to newly acquired properties, such as our pending acquisition of the GRE portfolio, in order to increase the performance and cash flow of such properties under our ownership. We also expect that future property acquisitions in our target markets will allow us to generate additional operating efficiencies through greater economies of scale.

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Focus on Acquisitions with Attractive Risk-Adjusted Returns in our Target Markets. Our target markets currently include Honolulu, San Diego, certain submarkets of Los Angeles, Orange County and the San Francisco Bay Area. We will continue to target core investment properties, which we expect to produce a predictable and growing income stream due to their location, building quality and tenant base, and value-added investment properties, which we believe will generally offer upside potential through improvement upgrades, repositioning, aggressive leasing and intensive management. We believe that the current economic conditions in our target markets afford us the opportunity to acquire institutional-quality office buildings at prices that are substantially below replacement cost.

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Pursue Repositioning Initiatives and Value-Added Opportunities. We will continue to pursue cash flow growth through repositioning and value-added initiatives at certain of our existing properties and future acquisitions. At each property that we acquire, we employ our VOP to create a customized plan that we implement to maximize a property’s cash flow potential. For example, in 2007, we acquired the Bank of Hawaii Waikiki Center, a 152,000 square foot office building located in Waikiki with substantial vacancies. After implementing significant property upgrades, we entered into a 30-year lease with the Bank of Hawaii to anchor a significant portion of the property’s ground floor as a flagship branch location. We subsequently completed an aggressive tenant restructuring and street-level repositioning, successfully re-leasing valuable retail frontage on Kalakaua Avenue. The repositioning of this property not only significantly increased income but also considerably improved the overall credit quality of the tenant base.

Summary Risk Factors

An investment in our common stock involves a number of risks. You should consider carefully the risks discussed below and under “Risk Factors” beginning on page 18 of this prospectus before purchasing our common stock.

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We may be unable to complete acquisitions that would grow our business, including the properties that we intend to acquire with the proceeds of this offering, which represent approximately 39% of our pro forma annualized rents. Even if consummated, we may fail to successfully integrate and operate these acquired properties.

•

All of our properties are located in California, Honolulu and Phoenix. We are dependent on the California, Honolulu and Phoenix office markets and economies, and are therefore susceptible to risks of events in those markets that could adversely affect our business, such as adverse market conditions, changes in local laws or regulations, and natural disasters.

•	We have a limited operating history and may not be able to operate our business successfully or implement our business strategies as described in this prospectus.

•

Leases representing approximately 35% of the rentable square feet (or approximately 44% of our annualized rent) of our consolidated portfolio, on a pro forma basis, are scheduled to expire through 2012. We may be unable to renew leases or lease vacant space at favorable rates or at all, which would negatively impact our ability to generate cash flow.

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We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults, particularly by one of our larger tenants, could adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders.

•	Tax protection agreements could limit our ability to sell or otherwise dispose of certain properties, which may limit our future operating flexibility.

•	Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and our reliance on joint venture partners’ financial condition and liquidity.

•	Our operating performance is subject to risks associated with the real estate industry.

•	Volatility in the capital and credit markets could adversely impact our acquisition activities and the pricing of real estate assets.

•

We have a substantial amount of debt outstanding, which may affect our ability to pay dividends, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations. Furthermore, we may be unable to refinance our debt at maturity or the refinancing terms may be less favorable than the terms of our original debt.

•

Our estimated annual rate of distribution following the completion of this offering will represent approximately    % of our estimated pro forma cash available for distribution to our common stockholders for the 12 months ending June 30, 2011. We may be unable to make distributions at expected levels. Furthermore, under some circumstances, we may be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend.

•

Securities eligible for future sale may have adverse effects on the share price of our common stock, and any additional capital raised by us through the sale of equity securities, including our Senior Common Stock, may dilute your ownership in us.

•	Purchasers of our common stock in this offering will experience an immediate dilution of the book value of our common stock upon the completion of this offering and the concurrent transactions.

•	Provisions in our charter, our bylaws and Maryland law may delay or prevent our acquisition by a third party, even if such acquisition were in the best interests of our stockholders.

•

We are subject to various potential conflicts of interest arising out of our relationships with our directors and executive officers, the dealer manager in our ongoing offering of Series A Senior Common Stock and other parties.

•

If we fail to remain qualified as a REIT in any taxable year, our operations and ability to make distributions will be adversely affected because we will be subject to federal income tax on our taxable income at regular corporate rates with no deduction for distributions made to stockholders.

Our Property Portfolio

Upon the completion of this offering and our pending acquisition of the GRE portfolio, we will own 36 office properties, including the interests in our joint venture properties, comprising approximately 6.6 million rentable square feet in 76 buildings.

We are party to two purchase and sale contracts, or PSAs, to acquire the GRE portfolio, which is a portfolio of 12 office properties consisting of 31 buildings located primarily in southern California. This office portfolio contains 1,947,554 rentable square feet and each of the properties is located in one of our target markets. The portfolio consists of a 12-building office complex containing 422,114 rentable square feet in the San Francisco Bay Area, four office complexes containing a total of five buildings with an aggregate of 366,539 rentable square feet in San Diego, two office complexes containing a total of four buildings with an aggregate of 270,685 rentable square feet in Orange County and five office complexes containing a total of 10 buildings with an aggregate of 888,216 rentable square feet in certain submarkets of Los Angeles. We agreed to purchase these assets in a negotiated transaction from a privately held, diversified financial services firm with more than $100 billion in assets under supervision. The aggregate purchase price for the portfolio is $305.9 million (including the assumption of approximately $79.6 million in existing secured, non-recourse mortgage debt). Approximately $8.0 million of the purchase price will be paid through the issuance of              shares of our common stock, which will be issued in a private placement at a price per share equal to the public offering price of this offering.

The properties are leased to a diverse group of 278 tenants with leases ranging in size from less than 1,000 to 152,000 rentable square feet. The portfolio consists of a mix of core and value-added assets, a substantial portion of which provides lease-up opportunities due to current occupancy. We believe that the cost basis of the properties and the diversity in the tenant profile, varying lease sizes and lease durations will result in a stable cash flow stream from the portfolio. As of June 30, 2010, seven of the 12 properties in the GRE portfolio, totaling approximately 1.2 million rentable square feet, were 74% leased on a weighted average basis compared to, according to RCG, a weighted average submarket occupancy of 85%. Below submarket occupancy levels provide the potential for significant value creation from substantial lease-up opportunities as we implement our property-specific VOP and as the respective markets continue to strengthen. This portfolio opportunity is typical of our past acquisitions of institutionally owned assets that have been under-managed and under-leased. Major tenants of the GRE portfolio include Invensys, Verizon, Toshiba and Marsh.

The following table presents an overview of our total portfolio, on a pro forma basis including the GRE portfolio, based on information as of June 30, 2010.

	MARKET	NUMBER OF BUILDINGS	RENTABLE SQUARE FEET	PERCENT LEASED (1)	ANNUALIZED RENT (2) (3) (4)		ANNUALIZED RENT PER LEASED SQUARE FOOT (5)
Wholly-Owned Properties
Existing Properties
Waterfront Plaza (6)	Honolulu	1	534,475	96%	$17,181,341		$37.12
Davies Pacific Center	Honolulu	1	353,224	83%	10,458,192		36.50
Pan Am Building	Honolulu	1	209,889	89%	7,100,868		38.12
First Insurance Center	Honolulu	1	202,992	100%	7,300,308		36.07
Pacific Business News Building	Honolulu	1	90,559	70%	2,050,128		32.38
Clifford Center (6)	Honolulu	1	72,415	83%	1,960,032		32.45
Sorrento Technology Center	San Diego	2	63,363	100%	1,582,836		24.98
City Square	Phoenix	3	738,422	71%	10,733,244		20.37

Subtotal/Weighted Average – Existing Properties		11	2,265,339	84%	$58,366,949		$31.52

GRE Portfolio
Kearny Mesa Crossroads	San Diego	2	126,471	65%	$2,053,813		$25.11
Rio Vista Plaza	San Diego	1	108,552	79%	2,021,364		23.65
Alta Sorrento	San Diego	1	88,315	71%	1,281,011		25.23
Cornerstone Court West	San Diego	1	43,201	63%	651,070		23.74
Foothill Building	Orange County	3	152,880	83%	2,602,152		20.43
Toshiba Building	Orange County	1	117,805	100%	1,757,140		14.92
Empire Towers	Los Angeles	3	323,109	75%	6,378,933		27.71
Warner Center	Los Angeles	3	182,058	89%	4,393,797		27.33
Carlton Plaza	Los Angeles	1	153,911	93%	4,141,745		29.06
Empire Towers IV	Los Angeles	1	76,109	85%	1,326,480		21.62
Glendale Office	Los Angeles	2	153,029	87%	3,650,708		28.56
Walnut Creek Executive Center	San Francisco Bay Area	12	422,114	74%	7,014,882		22.60

Subtotal/ Weighted Average – GRE Portfolio		31	1,947,554	80%	$37,273,094	(7)	$24.48

Total/ Weighted Average – Wholly-Owned Properties		42	4,212,893	82%	$95,640,043		$28.33

Joint Venture Properties (8)
Torrey Hills Corporate Center (32.17%)	San Diego	1	24,066	83%	$898,980		$44.74
Palomar Heights Plaza (32.17%)	San Diego	3	45,538	67%	757,020		24.99
Palomar Heights Corporate Center (32.17%)	San Diego	1	64,812	87%	1,530,984		27.30
Scripps Ranch Center (32.17%)	San Diego	2	47,248	49%	564,504		24.51
Via Frontera Business Park (10%)	San Diego	2	78,819	49%	714,127		18.44
Poway Flex (10%)	San Diego	1	112,000	100%	1,487,436		13.28
Carlsbad Corporate Center (10%)	San Diego	1	121,528	95%	2,273,349		19.60
Savi Tech Center (10%)	Orange County	4	372,327	97%	6,937,075		19.21
Yorba Linda Business Park (10%)	Orange County	5	166,042	91%	1,613,998		10.85
South Coast Executive Center (10%)	Orange County	1	61,025	67%	791,335		21.85
Gateway Corporate Center (10%)	Los Angeles	1	85,216	91%	2,066,205		26.78
Black Canyon Corporate Center (17.5%)	Phoenix	1	218,694	65%	2,596,332		18.36
Bank of Hawaii Waikiki Center(6) (17.5%)	Honolulu	1	152,288	89%	6,431,268		54.59
Seville Plaza (7.5%)	San Diego	3	138,576	67%	2,441,124		26.43
U.S. Bank Center (7.5%) (6)	Phoenix	2	372,676	78%	6,499,440		22.82
Seaview Corporate Center (5%)	San Diego	5	356,504	94%	10,996,404		32.88

Total/ Weighted Average – Joint Venture Properties		34	2,417,359	84%	$48,599,581		$24.42

Our Share of Joint Venture Properties’ Annualized Rents					$5,595,286

TOTAL/WEIGHTED AVERAGE		76	6,630,252	83%			$26.88

(1)	Based on leases signed as of June 30, 2010. Includes leases signed but not yet commenced for 89,474 rentable square feet as of June 30, 2010.
(2)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date. Total abatements committed to as of June 30, 2010 for the 12 months ending June 30, 2011 were approximately $2.0 million for our wholly-owned properties and $0.4 million for our joint venture properties.
(3)	Annualized Rent for the joint venture properties is reported with respect to each property in its entirety, rather than the portion of the property represented by our ownership interest. Our share of the joint venture properties’ Annualized Rent is calculated by multiplying the percentage of our ownership interest in such properties by the amount of Annualized Rent. No portion of the joint venture properties’ Annualized Rent is consolidated in our consolidated financial statements because our interests in our joint ventures are accounted for under the equity method of accounting.
(4)	Existing net rents are converted to gross rents by adding contractual expense reimbursements, which may be estimated as of such date, to base rents.
(5)	Annualized Rent per Leased Square Foot represents Annualized Rent divided by leased square feet as of June 30, 2010.
(6)	Waterfront Plaza, Clifford Center, BOH Waikiki Center and a portion of the parking garage at U.S. Bank Center are owned pursuant to long-term ground leases.
(7)	Represents (a) annualized monthly contractual rent before abatements under all commenced leases in the GRE portfolio as of June 30, 2010, which equal $ , plus (b) annualized contractual expense reimbursements for such leases as of June 30, 2010, which equal $ .
(8)	Our ownership interest in each joint venture property is indicated in parentheses.

The following charts illustrate the relative sizes of our markets by annualized rent and the sources of our annualized rent (as between our wholly-owned and joint venture properties), both for our existing portfolio and on a pro forma basis including the GRE portfolio.

EXISTING PORTFOLIO	PRO FORMA PORTFOLIO

MARKETS BY ANNUALIZED RENT (1)

OWNERSHIP BY ANNUALIZED RENT (1)

(1)	For joint venture properties, includes the product of the Annualized Rent for the property multiplied by our percentage ownership of the joint venture.

Financing Strategy and Leverage Policy

We believe that we have developed a unique capitalization strategy that will allow us to make office building acquisitions in an increasingly competitive market. The primary objective of our financing strategy is to create a stable yet flexible capital structure.

We believe that, upon the completion of this offering, we will have access to multiple sources of capital to fund our long-term growth capital needs and liquidity requirements. Our ability to access four distinct sources of equity — the public market, the retail investor market, the tax-sensitive owner market and the private institutional market — distinguishes us from most of our office REIT competitors.

We are negotiating with affiliates of the underwriters a three-year $125.0 million secured revolving credit facility. We expect to enter into our new credit facility concurrently with the completion of this offering.

We intend to limit the outstanding principal amount of our consolidated debt to less than 50% of our total market capitalization. We also intend to limit the sum of the outstanding principal amount of our consolidated debt and the aggregate liquidation preference of our outstanding Senior Common Stock and any preferred securities to less than 55% of our total market capitalization. Our charter and bylaws, however, do not limit the amount or percentage of debt that we may incur nor do they restrict the form in which our debt will be taken (including recourse, non-recourse and cross-collateralized debt). Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately     % of our total market capitalization. We will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013. Our interest rate policy is to have no more than 25% of our total consolidated debt be at uncapped or unswapped floating interest rates.

Private Placement, Note Exchange, Unit Conversion and Internalization

Concurrent with the completion of this offering, Messrs. Shidler, Ingebritsen, Root and Taff will purchase a total of $12.0 million in shares of our common stock in a private placement at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. Furthermore, concurrent with the completion of this offering, Messrs. Shidler, Ingebritsen, Root and Taff, together with James C. Reynolds, who currently is the beneficial owner of more than 5% of our common stock, will exchange approximately $24.5 million of principal and accrued but unpaid interest outstanding under unsecured promissory notes issued by the Operating Partnership for shares of our common stock at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. Upon the completion of this offering and the concurrent transactions, our directors and executive officers will own    % of our common stock on a fully diluted basis. Specifically, Mr. Shidler will own    %, Mr. Ingebritsen will own    %, Mr. Root will own    % and Mr. Taff will own    % of our common stock on a fully diluted basis. We believe that this is a level of insider ownership that enhances alignment between our executive officers and our stockholders. Other than the transactions described above, none of our executive officers, our board of directors, or any of our affiliates will receive any additional shares of our common stock, additional units in our Operating Partnership, or interest in the Company as the result of this offering.

As a result of our March 2008 formation transactions, POP Venture, LLC, or Venture, an entity controlled by Mr. Shidler, holds all 454,530 outstanding preferred units (after giving effect to the one-for-ten reverse unit split) of our Operating Partnership. Under our Operating Partnership’s agreement of limited partnership, each preferred unit will become convertible into 7.1717 common units upon the completion of this offering. Venture has agreed to convert all of these outstanding preferred units into common units. As a result of this conversion, Venture will relinquish a $113.6 million liquidation preference, and an annual dividend preference of $2.27 million in exchange for 3,259,752 common units, exchangeable after one year on a one-for-one basis for 3,259,752 shares of our common stock, and having an aggregate value of $                 based upon the assumed public offering price of $                . These common units have the right to distributions equivalent to dividends on our common stock, without priority. Therefore, these common units would be anticipated to receive $                 in aggregate for the 12-month period following the completion of this offering based upon our estimated distributions described in this prospectus.

Prior to the completion of this offering, we have been externally advised by our Advisor, Pacific Office Management, an entity owned and controlled by Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds. Concurrent with the completion of this offering, we will internalize our management by acquiring all of the outstanding stock of our Advisor for an aggregate purchase price of $25,000 payable in cash. We will pay a $1.0 million termination fee as provided for under the Advisory Agreement that we entered into on March 19, 2008 in connection with our formation transactions. This fee will be payable through the issuance of              shares of our common stock to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. These individuals have agreed that they will forego any potential rights to approximately $5.7 million of fees that could have accrued in their favor under our Advisory Agreement upon the completion of this offering (assuming no exercise of the underwriters’ over-allotment option), our acquisition of the GRE portfolio and our entry into the new credit facility. We will elect to treat Pacific Office Management as a taxable REIT subsidiary, or TRS, for federal income tax purposes. As a TRS, Pacific Office Management can provide non-customary REIT and other services to our tenants and engage in joint venture and other activities that we may not engage in directly without adversely affecting our qualification as a REIT. We anticipate that, immediately following this offering, Pacific Office Management will continue to provide property management and other management services to all of the joint venture properties in our portfolio, as well as two properties owned by affiliates of The Shidler Group, in consideration for fees payable under existing contracts for these services at what we believe to be market rates. Immediately following the concurrent transactions, we expect the Operating Partnership to have 78 employees, comprised of individuals who are currently employees of our Advisor, including all of our executive officers, and eight other individuals to be hired in connection with our pending acquisition of the GRE portfolio.

Exchange Listing

Our common stock is currently listed on the NYSE Amex under the symbol “PCE.” We intend to apply for listing of our common stock on the NYSE under the symbol “PCE.” We intend to complete a one-for-ten reverse stock split of our common stock immediately prior to the completion of this offering.

Corporate Structure

The following diagram depicts our ownership structure upon the completion of this offering and the concurrent transactions, assuming no exercise of the underwriters’ over-allotment option and after giving effect to the one-for-ten reverse stock split of our common stock that we intend to complete immediately prior to the completion of this offering. Substantially all of our operations are carried out through our Operating Partnership and its subsidiaries.

(1)	Includes ownership of shares of Series A Senior Common Stock with an aggregate liquidation preference of $ , as of , 2010.
(2)	Includes shares of our common stock beneficially owned by our directors and executive officers and 4,765 shares of our common stock issuable to our directors upon vesting of outstanding restricted stock unit awards.
(3)	Includes ownership of common units (assuming the conversion of all outstanding preferred units to common units upon the completion of this offering), which are exchangeable on a one-for-one basis for 4,617,369 shares of our common stock, subject to certain restrictions.

Conflicts of Interest

We are subject to various potential conflicts of interest that may include:

•	conflicts resulting from the affiliation between us and the dealer manager in our ongoing offering of Series A Senior Common Stock;

•	conflicts with respect to our potential future sale of certain properties contributed in our formation transactions;

•	conflicts with respect to the grant of registration rights to certain of our affiliates;

•	conflicts related to indemnification agreements entered into with certain of our affiliates; and

•	conflicts resulting from potential competition with the Chairman of our board of directors.

See “Conflicts of Interest” for more information.

Restrictions on Ownership and Transfer

Our executive officers, directors, director nominees and Mr. Reynolds have agreed with the underwriters that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including common units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the date of this prospectus. In addition, the common units received by Venture upon the conversion of its preferred units cannot be exchanged for shares of our common stock for a period of 365 days following the conversion.

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter provides that no person or entity, other than Mr. Shidler, certain of our founders or any individual as designated by our charter or our board of directors (referred to as excepted individuals), may own, directly or indirectly, more than 4.9% in economic value of the aggregate of the outstanding shares of our capital stock or 4.9% in economic value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock (including our outstanding shares of Class B Common Stock and Senior Common Stock). However, our charter authorizes our board of directors to increase or decrease the stock ownership limits from time to time provided that the new ownership limits would not allow five or fewer persons to beneficially own more than 49.9% in value of our outstanding capital stock. Pursuant to this authorization, our board of directors intends to adopt resolutions increasing each of the ownership limits to 9.8% effective upon the completion of this offering.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code at any time during the taxable year, (2) transferring shares of our capital stock if such transfer would result in our stock being beneficially or constructively owned by fewer than 100 persons, (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests and (4) beneficially or constructively owning shares of our capital stock if such ownership would cause us otherwise to fail to qualify as a REIT.

Our Distribution Policy

We intend to make regular quarterly distributions to holders of our common stock. We have paid cash dividends of $0.50 per share of our common stock (after giving effect to our reverse stock split) every quarter since the third quarter of 2008. Beginning with our first quarterly dividend following the completion of this offering, we intend to make regular quarterly distributions of $             per share to holders of our common stock.

On an annualized basis, this would be $             per share, or an annual distribution rate of approximately             % based upon the assumed public offering price of $             per share of our common stock. Our estimated annual rate of distribution following the completion of this offering represents approximately             % of our estimated pro forma cash available for distribution to our common stockholders for the 12-month period ending June 30, 2011.

Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including the preferential rights of our Senior Common Stock, restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. We intend to maintain our distribution rate for the 12-month period following the completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We cannot assure you, however, that our intended distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Under some circumstances, we may be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend. However, we have no current intention to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock. We do not intend to reduce the expected distribution per share if the underwriters exercise their option to purchase up to              additional shares solely to cover over-allotments.

Tax Status

Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares.

So long as we continue to qualify as a REIT, we generally will not be subject to federal income tax on our net taxable income that we distribute currently to our stockholders. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income, property or net worth.

For more information, see “Federal Income Tax Considerations.”

The Offering

Common stock offered by us	shares (plus up to an additional shares upon exercise of the underwriters’ over-allotment option).

Common stock to be outstanding immediately after this offering	shares of common stock (1)

Common stock and common units to be outstanding immediately after this offering	shares of common stock and common units (1)(2)

Listing	Our common stock currently is listed and traded on the NYSE Amex under the symbol “PCE.” We intend to apply for listing of our common stock on the NYSE under the symbol “PCE.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ , after deducting the underwriting discounts and commissions of $ payable by us at closing and estimated offering expenses of approximately $ (or, if the underwriters exercise their over-allotment option in full, approximately $ , after deducting the underwriting discounts and commissions of $ payable by us at closing and estimated offering expenses of approximately $ ). The net proceeds we will receive in the concurrent private placement of our common stock will be $ million.

We expect to contribute the net proceeds of this offering and the concurrent private placement to our Operating Partnership. Our Operating Partnership plans to use substantially all of the net proceeds and existing cash:

•	to fund the cash portion of our pending acquisition of the GRE portfolio;

•	to pay fees in connection with debt assumed in connection with our acquisition of the GRE portfolio;

•	to repay existing debt on our existing and acquisition properties, including accrued interest and prepayment and other penalties and exit fees related to such debt; and

•	to pay fees and expenses associated with the new credit facility.

Risk Factors	An investment in our common stock involves risks. Please read “Risk Factors” beginning on page 18 of this prospectus.

(1)

The number of shares of our common stock to be outstanding immediately after the completion of this offering and the concurrent transactions is based on the total number of shares of our common stock outstanding at                     , 2010, as adjusted to give effect to (a) this offering, (b) the concurrent private placement of a total of              shares to Messrs. Shidler, Ingebritsen, Root and Taff, (c) the issuance of              shares of our common stock in connection with our acquisition of the GRE portfolio, (d) the exchange of unsecured

promissory notes issued by the Operating Partnership by Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds for a total of              shares of our common stock, (e) the issuance of                  shares of our common stock to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds as payment for the $1.0 million termination fee due to our Advisor in connection with the internalization of our management and (f) the one-for-ten reverse stock split that we intend to complete immediately prior to the completion of this offering, and excludes (v)              shares issuable upon the full exercise of the underwriters’ over-allotment option, (w) 1,410,102 shares which may be issued upon redemption of the outstanding common units of the Operating Partnership, (x) 3,259,752 shares which may be issued upon redemption of common units into which the outstanding preferred units will be converted upon the completion of this offering (but which shares may not be issued earlier than one year after the date of the conversion of the preferred units into common units), (y) 4,765 shares issuable upon the vesting of outstanding restricted stock units granted to certain directors under the 2008 Directors’ Stock Plan, or the Directors’ Stock Plan and (z) 1,940 shares issuable in the future under the Directors’ Stock Plan.

(2)	The number of common units to be outstanding immediately after this offering takes into account the conversion of all outstanding preferred units to common units, which will occur concurrent with the completion of this offering.

Summary Selected Financial Data

The following table sets forth summary selected financial and operating data on a pro forma and historical basis. Our financial information and results of operations were significantly affected by the consummation of our formation transactions on March 19, 2008. We determined that the commercial real estate assets contributed by Venture in connection with our formation transactions were not under common control. Waterfront Partners OP, LLC, or Waterfront, which had the largest interest in Venture, was designated as the acquiring entity in the business combination for financial accounting purposes. Accordingly, historical financial information for Waterfront is included for the period from January 1, 2008 through March 19, 2008. We have not presented historical information for periods prior to January 1, 2008 because we believe that a discussion of the results of Waterfront during those periods would not be meaningful.

You should read the following summary selected financial data in conjunction with our historical consolidated financial statements and combined pro forma financial statements and the related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The historical balance sheet data as of June 30, 2010 and 2009 and the historical statement of operations data for the six months ended June 30, 2010 and 2009 have been derived from our historical unaudited condensed consolidated financial statements included elsewhere in this prospectus. The historical balance sheet data as of December 31, 2009 and 2008 and the historical statement of operations data for the years ended December 31, 2009 and 2008 have been derived from the historical audited combined consolidated financial statements included elsewhere in this prospectus.

Our unaudited summary selected pro forma combined financial statements and operating information as of, and for the six months ended, June 30, 2010 and for the year ended December 31, 2009 assume the completion of this offering and the completion of the concurrent transactions as of January 1, 2009 for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Six Months Ended June 30,				Year Ended December 31,
	Pro Forma Combined 2010		2010	2009	Pro Forma Combined 2009		2009	2008(1)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue
Rental		$38,260	$20,745	$21,513		$80,672	$42,462	$37,447
Tenant reimbursements		12,843	11,418	11,021		25,016	21,662	19,375
Parking		4,241	4,068	4,068		8,437	8,150	6,890
Property management and other services		1,405	—	—		2,739	—	—
Other		256	176	187		602	365	394

Total revenue		57,005	36,407	36,789		117,466	72,639	64,106
Expenses
Rental property operating		27,850	19,717	19,575		57,021	39,480	37,714
General and administrative		5,183	1,404	1,646		9,690	2,649	18,577
Depreciation and amortization		21,558	11,529	13,557		47,297	27,240	22,295
Interest		12,370	13,447	13,525		25,519	27,051	22,932
Loss on extinguishment of debt		—	—	—		171	171	—
Other		—	—	—		—	—	143

Total expenses		66,961	46,097	48,303		139,698	96,591	101,661
Loss before equity in net earnings of unconsolidated joint ventures and non-operating income		(9,956)	(9,690)	(11,514)		(22,232)	(23,952)	(37,555)
Equity in net earnings of unconsolidated joint ventures		44	44	217		313	313	93
Non-operating income		—	—	4		435	434	85

Net loss		(9,912)	(9,646)	(11,293)		(21,484)	(23,205)	(37,377)
Fair value adjustment of Preferred Units		—	—	—		—	(58,645)	—
Net loss attributable to non-controlling interests			7,360	9,121			66,237	29,557
Dividends on Series A Senior Common Stock		(4)	(4)	—		—	—	—

Net loss attributable to common stockholders	$		$(2,290)	$(2,172)	$		$(15,613)	$(7,820)

Balance Sheet Data (at period end):
Investments in real estate, net		$652,613	$380,702	$387,565			$382,950	$392,657
Total assets (2)		$824,591	$506,569	$519,580			$510,336	$529,897
Mortgage and other loans, net		$376,944	$413,793	$400,504			$406,439	$400,108
Total liabilities (2)		$414,152	$467,212	$456,550			$459,055	$452,789
Non-controlling interests (mezzanine equity)		$—	$—	$121,810			$—	$133,250
Total stockholders’ equity		$236,760	$(134,322)	$(58,780)			$(132,326)	$(56,142)
Non-controlling interests (permanent equity)		$173,679	$173,679	$—			$183,607	$—
Total equity		$409,439	$39,357	$(58,780)			$51,281	$(56,142)
Per Share Data (3):
Net loss per common share — basic and diluted			$(5.94)	$(7.16)			$(47.91)	(4)

Weighted average number of common shares outstanding — basic and diluted			385,314	303,263			325,901	(4)
Other Data:
FFO attributable to common stockholders (5)	$		$2,085	$2,404	$		$(54,310)
FFO attributable to common stockholders, excluding the fair value adjustment of preferred units (5)	$		$2,085	$2,404	$		$4,335

(1)	Amounts in this column represent the sum of the consolidated results of operations of Waterfront for the period from January 1, 2008 through March 19, 2008 and our consolidated results of operations for the period from March 20, 2008 through December 31, 2008.

(2)	Pro forma combined balance sheet information presents the unamortized balances of acquired above-market leases and acquired below-market leases separately as a part of total assets and a part of total liabilities, respectively. The historical consolidated balance sheet information combines these balances and presents them as a part of total liabilities. We believe that this difference in presentation is immaterial.

(3)	Historical per share calculations are adjusted for the one-for-ten reverse stock split that we intend to effectuate prior to the completion of this offering and immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(4)	For the period from March 20, 2008 through December 31, 2008, we reported a net loss attributable to common stockholders of $6,741.

The per share data is as follows (and adjusted for the one-for-ten reverse stock split):
Net loss per common share — basic and diluted	$(22.24)

Weighted average number of common shares outstanding — basic and diluted	303,113

For the period from January 1, 2008 through March 19, 2008, Waterfront reported a net loss attributable to unitholders of $1,079.
The per unit data is as follows (and adjusted for the one-for-ten reverse stock split):
Net loss per unit — basic and diluted	$(3.09)

Weighted average number of units outstanding — basic and diluted	349,462

(5)	For a definition and reconciliation of FFO and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus before deciding to invest in shares of our common stock. If any of the following risks develop into actual events, our business, financial condition, results of operations and our ability to make cash distributions to our stockholders could be materially adversely affected, the value of your shares could decline and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business and Properties

We may be unable to complete acquisitions that would grow our business, including the properties that we intend to acquire with the proceeds of this offering, which represent approximately 39% of our pro forma annualized rents.

We plan to acquire additional properties as opportunities arise. We have contracted to acquire the GRE portfolio, which is comprised of 12 office properties, containing approximately 1.9 million rentable square feet. We intend to use a substantial portion of the net proceeds from this offering and the concurrent transactions to acquire these properties. However, our acquisition of these properties is subject to customary closing conditions. Accordingly, we cannot assure you that the acquisition of any one or all of these properties will be consummated, and our failure to acquire one or more of these properties or to integrate them successfully into our business could materially and adversely affect us.

Our ability to acquire additional properties on favorable terms is subject to the following significant risks:

•	we may not be successful in identifying suitable properties or other assets that meet our investment criteria or in consummating acquisitions on satisfactory terms, if at all;

•

because of current market conditions and depressed real estate values, owners of large office properties may be reluctant to sell their properties, resulting in fewer opportunities to acquire properties compatible with our growth strategy;

•

we may be unable to acquire desired properties because of competition from other real estate investors with better access to less expensive capital, including other real estate operating companies, publicly traded REITs and investment funds;

•

competition for desirable properties may intensify as investments in real estate become increasingly attractive relative to other forms of investment, resulting in increased prices or fewer investment opportunities;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	competition from other potential acquirers may significantly increase purchase prices;

•	we may be unable to generate sufficient cash from operations or obtain the necessary debt or equity financing to consummate an acquisition on favorable terms or at all;

•	we may spend significant time and money on potential acquisitions that we do not consummate; and

•	we may acquire properties without any recourse, or with only limited recourse, for liabilities against the former owners of the properties.

If we cannot complete property acquisitions on favorable terms, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected.

We may fail to successfully integrate and operate acquired properties, including the properties we intend to acquire with the proceeds of this offering.

Acquired properties may have characteristics or deficiencies unknown to us that could affect such properties’ valuation or revenue potential. In addition, there can be no assurance that the operating performance of acquired properties will not decline under our management. We cannot assure you that we will be able to successfully integrate acquired properties into our business.

Our ability to successfully integrate and operate any acquired property is subject to the following significant risks:

•	we may need to spend more than anticipated amounts to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions into our existing operations; and

•	we may suffer higher than expected vacancy rates and/or lower than expected rental rates.

If we cannot operate acquired properties to meet our goals or expectations, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected.

We may be unable to successfully expand our operations into new markets in the western United States, which could adversely affect our financial condition.

Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in our target markets of Honolulu, San Diego, Orange County, certain submarkets of Los Angeles and the San Francisco Bay Area are also applicable to our ability to acquire and successfully integrate and operate properties in additional markets in which we might target acquisitions in the future. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you.

Our acquisition pipeline may not reflect acquisitions that are actually achieved.

We attempt to maintain a “pipeline” of property acquisitions, a common industry practice, in order to facilitate our understanding of the marketplace and to maximize our acquisition opportunities. Our management monitors the status of pipeline opportunities, including the status of negotiations, due diligence or other acquisition-related process, the potential size, expressed in dollars and square footage, and other factors management considers important. These status evaluations are sometimes aggregated to describe a sales pipeline. We compare this pipeline at various points in time to evaluate trends in our business and our markets. This analysis provides guidance in business planning and forecasting, but these pipeline estimates are by their nature speculative. Our pipeline evaluations aggregate opportunities and property and transactions information that is dissimilar and do not reflect our beliefs as to the probability of consummation of any transaction. As such, a description of our acquisition pipeline is not necessarily a reliable predictor of future acquisitions, whether in a particular quarter or over a longer period of time. For example, an adverse change in economic conditions or a variety of other factors can cause sales decisions to be delayed or cancelled or funding sources to become scarce or costly while a positive change in market conditions could increase asking prices, which would reduce the attractiveness of transactions in the pipeline. You should not rely upon any expression of our pipeline to predict our future performance.

All of our properties are located in California, Honolulu and Phoenix. We are dependent on the California, Honolulu and Phoenix office markets and economies, and are therefore susceptible to risks of events in those markets that could adversely affect our business, such as adverse market conditions, changes in local laws or regulations, and natural disasters.

Upon the completion of our pending acquisition of the GRE portfolio, 56%, 24% and 20% of the rentable square feet in our property portfolio (including our joint venture properties) will be located in California, Honolulu and Phoenix, respectively. Prior to the completion of our pending acquisition of the GRE portfolio, our consolidated portfolio is particularly concentrated in Honolulu, where six of our eight wholly-owned properties are located, representing 79% of our annualized rent from our wholly-owned properties as of June 30, 2010. Because all of our properties are concentrated in these locations, we are exposed to greater economic risks than if we owned a more geographically dispersed portfolio. We are susceptible to adverse developments in the California, Honolulu and Phoenix economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in these areas (such as earthquakes, hurricanes, floods, wildfires and other events). In particular, California is regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office space in California. Any adverse developments in the economy or real estate markets in California, Honolulu or Phoenix, or any decrease in demand for office space resulting from the California, Honolulu or Phoenix regulatory or business environments, could adversely impact our financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay dividends to you.

We have a limited operating history and may not be able to operate our business successfully or implement our business strategies as described in this prospectus.

We were formed in March 2008 via a merger of The Shidler Group’s western U.S. office portfolio and joint venture operations into a then-existing publicly traded REIT. Although we are an existing publicly traded REIT, we have a limited operating history. We cannot assure you that we will be able to operate our business successfully or implement our business strategies as described in this prospectus.

Prior to the completion of this offering, we have been externally managed by an entity controlled by the Chairman of our board of directors and certain of our executive officers; we do not have any operating history as a REIT that is self-administered and self-managed.

Prior to the completion of this offering, we have been externally managed by our Advisor, an entity controlled by the Chairman of our board of directors and certain of our executive officers. Concurrent with the completion of this offering, we will acquire our Advisor and thereby become internally managed. We cannot assure you that our past performance with external management will be indicative of internal management’s ability to function effectively and successfully operate our company. We do not have any operating history with internal management and do not know if we will be able to successfully integrate our existing external management. Once we are internally managed, our direct expenses will include general and administrative costs previously borne by our Advisor. Also, as currently organized, we do not directly employ any employees. However, upon the completion of this offering and the internalization of management, we will directly employ the executive officers and other employees that are now employed and paid by our Advisor. By employing personnel, we will be subject to potential liabilities commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Our failure to successfully integrate the operations of our Advisor could have a negative effect on our operations.

We expect our operating expenses to increase following this offering and that they may further increase in the future, even if our revenues do not increase, causing our results of operations to be adversely affected.

Prior to the completion of this offering, we have been externally advised by our Advisor. Our Advisor bore the cost and was not reimbursed by us for any expenses incurred by it in the course of performing operational advisory services for us, including salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies. Our Advisor has informed us that its expenses for performing operational advisory services for us exceeded the advisory fees that we paid to it. We therefore expect our operating costs to increase following the internalization of our management, even though internalization will not increase our revenues. Other factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

Our success depends on key personnel with extensive experience dealing with the real estate industry, and the loss of these key personnel could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, on the continued services of our management team. In particular, we depend on the efforts of Mr. Shidler, the Chairman of our board of directors, Mr. Ingebritsen, our President and Chief Executive Officer, and our other executive officers. Each of these persons has a national or regional reputation in the real estate industry based on their extensive experience in running public and private companies, including REITs, devoted to real estate investment, management and development. Each member of our management team has developed informal relationships through past business dealings with numerous members of the real estate community, including current and prospective tenants, lenders, real estate brokers, developers and managers. We expect that their reputations afford us a “first call” advantage in attracting business and investment opportunities before the active marketing of properties and assist us in negotiations with lenders, existing and potential tenants, and industry personnel. If we lost their services, our relationships with such lenders, existing and prospective tenants, and industry personnel could suffer.

The prior performance of publicly traded REITs founded by The Shidler Group may not be indicative of our future results.

We can provide no assurance that our management team will replicate the success exhibited in their previous endeavors, and our investment returns could be substantially lower than the returns achieved by these previous endeavors. You should not rely upon the past performance of other publicly traded REITs founded by The Shidler Group, including Corporate Office Properties Trust, to predict our future performance.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, and we may experience lease roll down from time to time, which would negatively impact our ability to generate cash flow growth.

We may be unable to realize our asking rents across the properties in our portfolio because of:

•	competitive pricing pressure in our markets;

•	adverse conditions in the California, Honolulu or Phoenix real estate markets;

•	general economic downturn; and

•	the desirability of our properties compared to other properties in our markets.

In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to achieve our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take possession of the property, resulting in a further reduction in net income.

Leases representing approximately 35% of the rentable square feet (or approximately 44% of our annualized rent) of our consolidated portfolio, on a pro forma basis, are scheduled to expire through 2012. We may be unable to renew leases or lease vacant space at favorable rates or at all, which would negatively impact our ability to generate cash flow.

As of June 30, 2010, on a pro forma basis to reflect the acquisition of the GRE portfolio, leases representing approximately 7% of the 4,212,893 rentable square feet of our consolidated portfolio were scheduled to expire during the remainder of 2010, and an additional 18% of the rentable square footage of our consolidated portfolio was available for lease. Leases representing approximately 35% of the rentable square feet (or approximately 44% of our annualized rent) of our consolidated portfolio, on a pro forma basis, are scheduled to expire through 2012. These leases may not be renewed, or may be re-leased at rental rates equal to or below existing rental rates. In addition, some of our leases include early termination provisions that permit the lessee to terminate all or a portion of its lease with us after a specified date or upon the occurrence of certain events with little or no liability to us. Substantial rent abatements, tenant improvements, early termination rights or below-market renewal options may be offered to attract new tenants or retain existing tenants. Portions of our properties may remain vacant for extended periods of time. In addition, some existing leases currently provide tenants with options to renew the terms of their leases at rates that are less than the current market rate or to terminate their leases prior to the expiration date thereof. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in operating revenues and reducing cash available for debt service and distributions to stockholders.

We expect that, upon expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which would result in declines in revenues from operations and reduce cash available for debt service and distributions to stockholders.

We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults, particularly by one of our larger tenants, could adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders.

The success of our investments materially depends on the financial stability of our tenants, any of whom may experience a change in their business at any time. For example, the economic crisis already may have adversely affected or may in the future adversely affect one or more of our tenants. As a result, our tenants may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases, expiration of existing leases without renewal and the loss of rental income attributable to the terminated or expired leases. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and re-letting our property. It is unlikely that a bankrupt tenant will pay, in full, amounts owed to us under a lease. If significant leases are terminated or defaulted upon, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. In addition, significant expenditures, such as mortgage payments, real estate taxes and insurance and maintenance costs, are generally fixed and do not decrease when revenues at the related property decrease, so tenant defaults or departures could decrease our cash from operations, liquidity and net income.

Tax protection agreements could limit our ability to sell or otherwise dispose of certain properties, which may limit our future operating flexibility.

Upon the consummation of our formation transactions in March 2008, Venture contributed to our Operating Partnership ownership interests in eight wholly-owned properties and a 7.5% managing ownership interest in a joint venture property. Pursuant to the terms of the contribution agreements relating to such properties, a disposition of any of these contributed properties that would not provide continued tax deferral to Venture is prohibited for a period of ten years after the closing of the transactions related to such contributed properties. In connection with this offering, Venture has agreed to amend these disposition restrictions so they remain with respect to only five restricted properties, namely Waterfront Plaza, Davies Pacific Center, Pan Am Building, First Insurance Center and Sorrento Technology Center, which collectively accounted for 46% of the annualized rent of our pro forma consolidated portfolio as of June 30, 2010. These restrictions on the disposition of such restricted properties may prevent us from disposing of such properties or may adversely impact the terms available to us upon a disposition. In addition, we have agreed that until March 19, 2018, we will not prepay or defease any mortgage debt secured by the contributed properties, other than in connection with a concurrent refinancing with non-recourse mortgage debt of an equal or greater amount and subject to certain other restrictions. These restrictions limit our ability to refinance debt on the contributed properties and may limit our flexibility with respect to certain financing options. As a result, we may be unable to access certain capital resources that would otherwise be available to us. Furthermore, if any disposition of the contributed properties or defeasance of debt with respect to any of the contributed properties is foreseeable, we are required to notify Venture in order to allow Venture an opportunity to provide input with respect to strategies to defer or mitigate the recognition of gain by Venture under the Code. These contractual obligations may limit our future operating flexibility and compel us to take actions or enter into transactions that we otherwise would not undertake. If we fail to comply with any of these requirements, we will be liable for a make-whole cash payment to Venture, the cost of which could be material and could adversely affect our liquidity.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Real estate investments, especially office properties like the properties we currently own and intend to acquire, are relatively illiquid and may become even more illiquid during periods of economic downturn. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. As a result, we may not be able to sell a property or properties quickly or on favorable terms and realize our investment objectives, or otherwise promptly modify our portfolio, in response to changing economic, financial and investment conditions when it otherwise may be prudent to do so. This inability to respond quickly to changes in the performance of our properties and sell an unprofitable property could adversely affect our cash flows and results of operations, thereby limiting our ability to make distributions to our stockholders. Our financial condition could also be adversely affected if we were, for example, unable to sell one or more of our properties in order to meet our debt obligations upon maturity.

The Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our cash flows, financial condition and results of operations, and our ability to pay distributions on, and the market price of, our common stock.

In addition, our ability to dispose of some of our properties could be constrained by their tax attributes. Properties which we own for a significant period of time or which we acquire through tax deferred contribution transactions in exchange for units in our Operating Partnership may have low tax bases. If we dispose of these properties outright in taxable transactions, we may need to distribute a significant amount of the taxable gain to our stockholders under the requirements of the Code for REITs or pay federal income tax at regular corporate rates on the amount of any gain, which in turn would impact our cash flow and increase our leverage. To dispose of low basis or tax-protected properties efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes (including tax protection covenants).

Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and our reliance on joint venture partners’ financial condition and liquidity.

We own properties through joint venture investments in which we co-invest with another investor. Our business plan contemplates further acquisitions of office properties through joint ventures and sales to institutions of partial ownership of properties that we wholly own. Joint venture investments involve certain risks, including:

•

joint venture partners may control or share certain approval rights over major decisions, such as decisions related to the development, financing, leasing, management and other aspects of the project, which may prevent us from taking actions that are opposed by our joint venture partners;

•	joint venture partners may fail to fund their share of any required capital commitments;

•	joint venture partners might have economic or other business interests or goals that are inconsistent with our business interests or goals that would affect our ability to operate the property;

•	joint venture partners may have the power to act contrary to our instructions and policies, including our current policy with respect to maintaining our REIT qualification;

•

joint venture agreements often restrict the transfer of a member’s or joint venture partner’s interest, provide for a buyout of a joint venture partner’s interest in certain instances or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

•

our relationships with our joint venture partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

•

disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses and divert attention from other elements of our business and result in subjecting the properties owned by the applicable joint venture to additional risk; and

•	we may in certain circumstances be liable for the actions of our joint venture partners.

The occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flow and our ability to pay dividends.

Adverse market and economic conditions could cause us to recognize impairment charges.

We review our real estate assets for impairment indicators, such as a decline in a property’s occupancy or the market price for our common stock, in accordance with accounting principles generally accepted in the United States, or GAAP. If we determine that indicators of impairment are present, we review the properties affected by these indicators to determine whether an impairment charge is required. We use considerable judgment in making determinations about impairments, from analyzing whether there are indicators of impairment to the assumptions used in calculating the fair value of the investment. Accordingly, our subjective estimates and evaluations may not be accurate, and such estimates and evaluations are subject to change or revision.

Ongoing adverse market and economic conditions and market volatility will likely continue to make it difficult to value the real estate assets owned by us as well as the value of our joint venture investments. There may be significant uncertainty in the valuation, or in the stability of the cash flows, discount rates and other factors related to such assets due to the adverse market and economic conditions that could result in a substantial decrease in their value. We may be required to recognize additional asset and goodwill impairment charges in the future, which could materially and adversely affect our business, financial condition and results of operations.

If we are deemed an “investment company” under the Investment Company Act of 1940, it could have a material adverse effect on our business.

We do not expect to operate as an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act. However, the analysis relating to whether a company qualifies as an investment company can involve technical and complex rules and regulations. If we own assets that qualify as “investment securities” as such term is defined under the Investment Company Act and the value of such assets exceeds 40% of the value of our total assets, we could be deemed to be an investment company and be required to register under the Investment Company Act. Registered investment companies are subject to a variety of substantial requirements that could significantly impact our operations. The costs and expenses we would incur to register and operate as an investment company, as well as the limitations placed on our operations, could have a material adverse impact on our operations and your investment return. In order to operate in a manner to avoid being required to register as an investment company we may be unable to sell assets we would otherwise want to sell or we may need to sell assets we would otherwise wish to retain. In addition, we may also have to forgo opportunities to acquire interests in companies or entities that we would otherwise want to acquire.

Potential losses may not be covered by insurance and we could incur significant costs and lose our equity in the damaged properties.

Our business operations in California, Honolulu and Phoenix are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, volcanoes, wind, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is enhanced by the concentration of our properties’ locations. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. In addition, our insurance policies include customary deductibles and limitations on recovery. As a result, we may be required to incur significant costs in the event of adverse weather conditions and natural disasters. We may discontinue earthquake or any other insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss.

Furthermore, we do not carry insurance for certain losses, including, but not limited to, losses caused by war or by certain environmental conditions, such as mold or asbestos. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, we may not have sufficient coverage against all losses that we may experience, including from adverse title claims. If we experience a loss that is uninsured or that exceeds policy limits, we could incur significant costs and lose the capital invested in the damaged or otherwise adversely affected properties as well as the anticipated future cash flows from those properties.

In addition, our properties may not be able to be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications or may be required to upgrade such property in connection with any rebuilding to meet current code requirements.

Because we own real property, we will be subject to extensive environmental regulation which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow funds using the property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of or exposure to materials containing asbestos, a substance known to be present in a number of our buildings. In addition, some of our properties may have been affected by contamination from past operations or from off-site sources. As a result, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although most of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify conditions that could pose potential environmental liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Unless required by applicable law or our lenders, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments. Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell or finance any affected properties.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that could significantly reduce the cash available for distribution to our stockholders.

Our properties must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. The obligation to make readily achievable accommodations is an ongoing one, and continual assessment of the properties is required. Although we believe that our properties in the aggregate substantially comply with present requirements of the ADA, we have not conducted a comprehensive audit or investigation of all of our properties to determine compliance, and we are aware that some properties may not be in compliance with the ADA. If one or more of our currently owned properties or future properties is not in compliance with the ADA, then we would be required to incur additional costs to bring the property into compliance. Noncompliance could result in the imposition of fines by the U.S. government or an award of damages and/or attorneys’ fees to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation at noncompliant properties could be very expensive. If we incur substantial costs to comply with such laws, our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders could be adversely affected. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Although we believe that our properties in the aggregate substantially comply with these regulatory requirements, we have not conducted a comprehensive review of all of our properties, and we are aware that some properties may not be in compliance with applicable regulatory requirements. If we were to fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we incur substantial costs to comply with these regulatory requirements, our financial condition, results of operations, cash flow, market price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to our stockholders could be adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties.

If we default on the ground leases to which certain of our properties are subject, our business could be adversely affected.

We hold long-term ground leasehold interests in our Clifford Center and Waterfront Plaza properties (as well as Bank of Hawaii Waikiki Center and a portion of the parking garage at U.S. Bank Center, each of which is ground leased to a joint venture in which we hold a minority interest). For these properties, instead of owning fee title to the land, we (or our joint venture) are the lessee under a long-term ground lease. If we default under the terms of these leases, we may be liable for damages and could lose our leasehold interest in the property. If any of these events were to occur, our business and results of operations would be adversely affected.

Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.

We are required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially and we may be unable to fully recover these increased costs from our tenants. If the property taxes we pay increase and we are unable to fully recover these increased costs from our tenants, our cash flow would be impacted, and our ability to pay expected dividends to our stockholders could be adversely affected.

We may become subject to litigation, which could have a material adverse effect on our financial condition.

In the future, we may become subject to litigation, including claims relating to our operations, the internalization of our management, offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. Resolution of these types of matters against us may result in our having to pay significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby impacting our ability to service debt and make distributions to our stockholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors. Even if we are successful in defending ourselves, certain litigation may require significant attention from our senior management team and distract them from the management of our operations, adversely affecting our financial condition and results of operations.

If we fail to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if our disclosure controls or internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common stock.

As a public company, Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, requires that we evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal control over financial reporting in all annual reports. The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in the trading price of our common stock, or otherwise materially adversely affect our business, reputation, results of operations, financial condition, or liquidity.

Risks Related to the Real Estate Industry

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for dividends, as well as the value of our properties. These events include, but are not limited to:

•	adverse changes in economic and demographic conditions;

•	vacancies or our inability to rent space on favorable terms;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	inability to collect rent from tenants;

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

•	reductions in the level of demand for office space and changes in the relative popularity of properties;

•	increases in the supply of office space;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

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increases in expenses, including insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and our inability to pass on some or all of these increases to our tenants; and

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changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the ADA.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases without a corresponding decrease in expenses. Costs associated with real estate investments, such as real estate taxes, ground lease payments, insurance, loan payments and maintenance, generally will not be reduced even if the vacancy rate at a property increases or rental rates decrease. If we cannot operate our properties so as to meet our financial expectations, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected. There can be no assurance that we can achieve our economic objectives.

Volatility in the capital and credit markets could adversely impact our acquisition activities and the pricing of real estate assets.

Volatility in the capital and credit markets could adversely affect our acquisition activities by causing lenders and credit rating agencies to tighten their underwriting standards. This directly affects a lender’s ability to provide debt financing and increases the cost of available debt financing. As a result, we may not be able to obtain favorable debt financing in the future or at all. This may result in future acquisitions generating lower overall economic returns, which may adversely affect our results of operations and distributions to stockholders.

Furthermore, any turmoil in the capital or credit markets could adversely impact the overall amount of capital and debt financing available to invest in real estate, which may result in decreases in price or value of real estate assets.

We face intense competition, which may decrease, or prevent increases of, the occupancy and rental rates of our properties.

We compete with a number of developers, owners and operators of office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire or to entice new tenants to lease space in our properties. In that case, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.

We face possible risks associated with climate change.

We cannot predict with certainty whether global warming or cooling is occurring and, if so, at what rate. However, the physical effects of climate change could have a material adverse effect on our properties, operations and business. All of our properties are concentrated in California, Honolulu and Phoenix. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity and rising sea-levels. Over time, these conditions could result in declining demand for office space in our buildings or the inability of us to operate the buildings at all. Climate change may also have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable and increasing the cost of energy at our properties. Moreover, compliance with new laws or regulations related to climate change, including compliance with “green” building codes, may require us to make improvements to our existing properties or increase taxes and fees assessed on us or our properties. There can be no assurance that climate change will not have a material adverse effect on our properties, operations or business.

Terrorism and other factors affecting demand for our properties could harm our operating results.

The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war may have a negative impact on our operations. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties. In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. Although we maintain terrorism insurance coverage on our portfolio, the lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations.

Risks Associated with Debt Financing

We have a substantial amount of debt outstanding, which may affect our ability to pay dividends, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations. Furthermore, we may be unable to refinance our debt at maturity or the refinancing terms may be less favorable than the terms of our original debt.

As of June 30, 2010, on a pro forma basis to reflect the concurrent transactions, our total consolidated debt was approximately $376.9 million. Our joint venture properties are also leveraged, and we may incur significant additional debt for various purposes, including the funding of future acquisitions of properties.

Payments of principal and interest on borrowings may leave our property-owning entities with insufficient cash resources to operate our properties and/or pay distributions to us so that we can make distributions to stockholders currently contemplated or necessary to maintain our REIT qualification. Furthermore, any property-owning entity may default on its obligations and the lenders or mortgagees may foreclose on our properties and execute on any collateral that secures their loans. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds.

Our substantial outstanding debt, and the limitations imposed on us by our debt agreements, could have significant other adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could adversely affect our liquidity for acquisitions or operations;

•	we may be unable to refinance our debt at maturity or the refinancing terms may be less favorable than the terms of our original debt;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms; and

•	we will be exposed to interest and future interest rate volatility with respect to debt that is variable rate.

If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

Existing loan agreements contain, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding debt, which may affect our distribution and operating policies and our ability to incur additional debt. In addition, we intend to enter into our new credit facility concurrently with the completion of this offering. Loan documents evidencing our existing debt contain, and loan documents entered into in the future will likely contain, certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, these agreements contain, and our new credit facility will contain, financial covenants, including certain limitations on our ability to incur secured and unsecured debt, draw on our new credit facility, sell all or substantially all of our assets, and engage in mergers and consolidations and certain acquisitions. In addition, failure to meet any of these covenants could cause an event of default under and/or accelerate some or all of our debt, which would have a material adverse effect on us.

Our organizational documents have no limitation on the amount of debt that we may incur. As a result, we may become more highly leveraged in the future, which could adversely affect our financial condition.

Our organizational documents contain no limitations regarding the maximum level of debt that we may incur. Accordingly, we could, without stockholder approval, become more highly leveraged, which could result in an increase in our debt service, could materially adversely affect our cash flow and our ability to make distributions to our stockholders and/or the distributions required to maintain our REIT qualification, and could harm our financial condition. Higher leverage will also increase the risk of default on our obligations.

Risks Related to this Offering and our Common Stock

Holders of our Senior Common Stock have dividend and liquidation rights that are senior to the rights of the holders of our common stock.

On January 12, 2010, we commenced a registered continuous public offering of shares of our Series A Senior Common Stock. Up to                    newly issued shares of our Series A Senior Common Stock may be sold in that offering. As of                          , 2010, there were              shares of Series A Senior Common Stock issued and outstanding. Our charter also permits us to issue up to              shares of Series B Senior Common Stock and up to              shares of Series C Senior Common Stock. The Senior Common Stock ranks senior to our common stock with respect to dividends and distribution of amounts upon liquidation. Holders of our Senior Common Stock are entitled to receive, when and as authorized by our board of directors and declared by us, cumulative cash dividends at specified annual rates before any dividends may be declared or set aside on our common stock. Following the fifth anniversary of the date of the original issuance of each share of Series A Senior Common Stock, each share of Series A Senior Common Stock will become exchangeable, at the holder’s option, for shares of common stock. In addition, if the dividend declared on our common stock exceeds $2.00 per share per annum, the Series A Senior Common Stock dividend will increase by 2.5% of the amount by which our common stock dividend exceeds $2.00 per share per annum, which would reduce the amount available to be distributed to holders of our common stock. See “Description of Capital Stock — Classes of Common Stock — Senior Common Stock.”

Furthermore, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, holders of our Senior Common Stock are entitled to receive a liquidation preference of $10.00 per share, plus any accrued and unpaid dividends. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock.

We may be unable to make distributions at expected levels.

Beginning with our first quarterly dividend following the completion of this offering, we intend to make regular quarterly distributions of $             per share to holders of our common stock. On an annualized basis, this would be $             per share, or an annual distribution rate of approximately     % based upon the assumed public offering price of $             per share of our common stock. Our estimated annual rate of distribution following the completion of this offering represents approximately     % of our estimated pro forma cash available for distribution to our common stockholders for the 12-month period ending June 30, 2011.

Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including the preferential rights of our Senior Common Stock, restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. We intend to maintain our distribution rate for the 12-month period following the completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We cannot assure you, however, that our intended distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Under some circumstances, we may be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend. If we need to liquidate assets or borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution, the price of our common stock may be adversely affected. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares, and thereafter as gain on a sale or exchange of such shares. See “Federal Income Tax Considerations.”

Securities eligible for future sale may have adverse effects on the share price of our common stock, and any additional capital raised by us through the sale of equity securities, including our Senior Common Stock, may dilute your ownership in us.

Our authorized capital stock consists of 599,999,900 shares of common stock, 100 shares of Class B Common Stock, 40,000,000 shares of Series A Senior Common Stock,              shares of Series B Senior Common Stock,              shares of Series C Senior Common Stock and 100,000,000 shares of preferred stock.

Our Operating Partnership issued common units representing 1,357,617 common share equivalents and preferred units representing 3,259,752 common share equivalents to Venture in the transactions described in “Structure and Formation Transactions.” The preferred units will become convertible into 3,259,752 common units upon the completion of this offering. Venture has agreed to elect to convert all of the preferred units to common units effective upon the completion of this offering. Upon conversion of the preferred units to common units, those common units may be redeemed on a one-for-one basis for shares of our common stock, but no earlier than one year after the date of their conversion from preferred units to common units. The common units currently held by Venture may be redeemed on a one-for-one basis for shares of our common stock. Our Operating Partnership also has outstanding common units representing 52,485 common share equivalents held by other unit holders as described in “Structure and Formation Transactions.” These common units may also be redeemed on a one-for-one basis for shares of our common stock.

We have an effective registration statement relating to the resale of the 1,410,102 shares of our common stock issuable upon redemption of the outstanding common units, and we have entered into a registration rights agreement with Venture and certain holders of our common stock which obligates us to file a registration statement relating to the resale of the 118,000 shares of common stock issued in our formation transactions and the 3,259,752 shares of our common stock which may ultimately be issued upon redemption of the common units into which the outstanding preferred units will be converted upon the completion of this offering. In addition, we have granted a total of 13,060 restricted stock units under the Directors’ Stock Plan, of which 8,295 have vested, resulting in the issuance of 8,295 shares of common stock to certain of our directors. A total of 15,000 shares of our common stock may be issued under that plan (see “Management — Stock Incentive Plan”). The sale of shares of our common stock issued upon the redemption of our Operating Partnership units or through our Directors’ Stock Plan could result in a decrease in the market price of our common stock.

As discussed above, on January 12, 2010, we commenced a registered continuous public offering of shares of our Series A Senior Common Stock in which up to                    newly issued shares of our Series A Senior Common Stock may be sold. As of                          , 2010, there were              shares of Series A Senior Common Stock issued and outstanding. Furthermore, we are authorized to issue up to              shares of Series B Senior Common Stock and up to              shares of Series C Senior Common Stock. The Senior Common Stock has voting rights that entitle its holders to vote with the holders of our common stock on any matter for which a stockholder vote is required. Accordingly, if all              shares of Senior Common Stock are issued, the voting power attributable to each share of our common stock will be diluted. In addition, following the fifth anniversary of the date of the original issuance of each share of Series A Senior Common Stock, each share of Series A Senior Common Stock will become exchangeable, at the holder’s option, for shares of common stock. The exchange ratio will be calculated using a value for our common stock based on the average of the trailing 30-day closing price of our common stock on the date the shares are submitted for exchange (but in no event less than $10.00 per share) and a value for the Series A Senior Common Stock of $10.00 per share. Accordingly, if all                    shares of Series A Senior Common Stock are sold, up to                    shares of common stock may be issued in exchange for such shares, which would further dilute the voting power attributable to the holders of our common stock and significantly dilute your ownership in us, and may create downward pressure on the market price of the common stock. Furthermore, if shares of Series B Senior Common Stock or Series C Senior Common Stock are issued, we may redeem such shares after the fifth anniversary of the commencement of its public offering at our option in exchange for either cash or shares of our common stock. Should we choose to redeem such shares in exchange for shares of common stock, it would further dilute such voting power and ownership, and may create further downward pressure on the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium term notes, senior or subordinated notes and classes of preferred stock, convertible preferred units or common stock. Upon liquidation, holders of our debt securities, holders of our Senior Common Stock or any preferred stock with preferential distribution rights that we may issue and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Future equity offerings may dilute the holdings of our existing stockholders. If we decide to issue preferred stock, it could have a preference on liquidation distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. See “Description of Capital Stock.”

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of holders of our common stock or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock. Our board of directors may also, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our board of directors can do the following:

•	within the limits provided in our charter, prevent the ownership, transfer and/or accumulation of stock in order to protect our status as a REIT;

•	issue additional shares of stock without obtaining stockholder approval, which could dilute the ownership of our then-current stockholders;

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amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, without obtaining stockholder approval;

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classify or reclassify any unissued shares of our common or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares, without obtaining stockholder approval;

•	employ and compensate affiliates;

•	direct our resources toward investments that do not ultimately appreciate over time;

•	change creditworthiness standards with respect to our tenants;

•	change our acquisition or capitalization strategies; and

•	determine that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

Any of these actions could increase our operating expenses, impact our ability to make distributions or reduce the value of our assets without giving our stockholders the right to vote.

Our common stock may be thinly traded and may experience price fluctuations as a result.

Although a trading market for our common stock exists, the trading volume prior to this offering has not been significant and there can be no assurance that an active trading market for our common stock will increase or be sustained in the future or that shares of our common stock will be resold at or above the public offering price. The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

You should not rely on the underwriters’ lock-up agreements to limit the number of shares sold into the market by our affiliates.

Our executive officers, directors, director nominees and Mr. Reynolds have agreed with our underwriters to be bound by 180-day lock-up agreements that prohibit these holders from offering, selling, contracting to sell, pledging or otherwise disposing of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, common units in our Operating Partnership, except in specified limited circumstances. The lock-up agreements signed by these individuals are only contractual agreements and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. on behalf of the underwriters, can waive the restrictions of the lock-up agreements at an earlier time without prior notice or announcement and allow these individuals to sell their shares. If the restrictions of the lock-up agreement are waived, approximately              shares of our common stock (excluding shares that may be issued in the future upon the exchange of common units in our Operating Partnership) will be available for sale into the market, subject only to applicable securities rules and regulations, which would likely reduce the market price for our common stock.

Purchasers of our common stock in this offering will experience an immediate dilution of the book value of our common stock upon completion of this offering and the concurrent transactions.

Purchasers of our common stock in this offering will experience dilution to the extent of the difference between the public offering price per share paid in this offering and the net tangible book value per share of our common stock immediately after the completion of this offering and the concurrent transactions. As of June 30, 2010, our net tangible book value was approximately $             million, or approximately $             per share. After giving effect to the sale by us of              shares of common stock in this offering (without any exercise of the underwriters’ over-allotment option) and the completion of the concurrent transactions, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2010 attributable to common stockholders on a fully diluted basis would be approximately $             million, or approximately $             per share of common stock, assuming a public offering price of $             per share. This represents an immediate dilution in pro forma net tangible book value of approximately $             per share to new public investors. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

Market interest rates may affect the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield, and would likely increase our future borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

Provisions in our charter, our bylaws and Maryland law may delay or prevent our acquisition by a third party, even if such acquisition were in the best interests of our stockholders.

Certain provisions of Maryland law and our charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of us and which could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. These provisions may also have the effect of entrenching our executive officers and members of our board of directors, regardless of their performance. These provisions are described further in “Certain Provisions of Maryland Law and our Charter and Bylaws,” and cover, among other topics, the following:

•	removal of directors;

•	limitation on stockholder-requested special meetings;

•	advance notice provisions for stockholder nominations and proposals;

•	exclusive power of our board to amend our bylaws;

•	issuance of preferred stock;

•	restrictions on transfer and ownership of shares of our stock; and

•	duties of directors with respect to unsolicited takeovers.

Maryland law prohibits a business combination between a corporation and any interested stockholder or any affiliate of an interested stockholder for five years following the most recent date upon which the stockholder became an interested stockholder. A business combination includes a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Generally, an interested stockholder is anyone who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares owned by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. This approval requirement need not be met if the corporation’s common stockholders receive a minimum price for their shares, as defined under Maryland law. Pursuant to the statute, our board of directors has by resolution exempted from the business combination provisions of the Maryland General Corporation Law, or MGCL, and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to, business combinations between us and any person that have been approved by a majority of our directors who are not affiliated with such person. However, at any time our board could revoke this resolution and our exemption from the business combination provisions of the MGCL, and any subsequent proposed business combinations between us and any person would be subject to the five-year moratorium, supermajority vote requirements and the other provisions of the statute.

Maryland law also provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock as to which the acquiring person, officers of the corporation and employees of the corporation who are directors of the corporation are entitled to vote. Control shares are voting shares of stock which, if aggregated with all other shares of stock controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Our bylaws state that the control share acquisition statute of the MGCL will not apply to any acquisition by any person of our stock. However, the exemption from the control share acquisition provision may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon a repeal, will apply to any prior or subsequent control share acquisition.

Risks Related to Conflicts of Interest and Certain Relationships

We are subject to various potential conflicts of interest arising out of our relationships among us, our directors and executive officers, our dealer manager and other parties.

As more fully described in “Conflicts of Interest,” there may be conflicts of interest among us, our management and certain other affiliates. These potential conflicts of interest include the following:

•

The dealer manager of our ongoing offering of Series A Senior Common Stock is currently 80% owned and controlled by Mr. Shidler. Mr. Shidler is currently negotiating the sale of his entire 80% ownership interest in the dealer manager to a party with whom we are not affiliated. The fees paid to the dealer manager for the services provided to us in connection with that offering were determined when the dealer manager was affiliated with us. Accordingly, these fees were agreed upon without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services.

•

In the event that the sale by us of certain of the properties contributed as part of our formation transactions would be beneficial to us but would negatively impact the tax treatment of Venture, it is possible that any of our directors or officers with a financial interest in Venture may experience a conflict of interest.

•

In the registration rights agreement we entered into with Venture and other affiliates, we retained certain rights to defer registration in circumstances where such registration would be detrimental to us. It is possible that any of our directors, officers or other parties with such rights or having a financial interest in Venture or its affiliates may experience a conflict of interest in circumstances where a registration would be advantageous to such persons, but detrimental to us.

•

The debt encumbering certain of our properties and, in the case of our Honolulu property known as “Clifford Center,” obligations under the ground lease, are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds. Our Operating Partnership has entered into certain indemnity agreements with Messrs. Shidler and Reynolds in order to indemnify each of them under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligation in each of these indemnity agreements is basically to defend, indemnify and hold harmless Mr. Shidler or Mr. Reynolds from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of Mr. Shidler or Mr. Reynolds following formation.

These conflicts may result in terms that are more favorable to our management and/or our other affiliates than would have been obtained on an arm’s-length basis, and may operate to the detriment of our stockholders.

Jay H. Shidler may compete with us and, therefore, may have conflicts of interest with us.

We have entered into a Noncompetition Agreement with Mr. Shidler, who is the Chairman of our board of directors. The Noncompetition Agreement with Mr. Shidler prohibits, without our prior written consent, Mr. Shidler from investing in certain office properties in the counties of San Diego and Los Angeles, California, the city and county of Honolulu, Hawaii, the county of Maricopa, Arizona, and any other county during such time as we own an office property in such county. However, this covenant not to compete does not restrict:

•	investments in which Mr. Shidler obtained an interest prior to our formation transactions;

•

investments by Mr. Shidler in areas in which we do not own office property at the time of such investment (including investments by Mr. Shidler in our target market of the San Francisco Bay Area until such time that we own a property in that market);

•	activities of First Industrial Realty Trust, Inc., Corporate Office Properties Trust and their respective affiliates;

•	investment opportunities considered and rejected by us; and

•	investments by Mr. Shidler in any entity as long as Mr. Shidler does not own more than 4.9% of the entity and is not actively engaged in the management of such entity.

It is therefore possible, despite the limitations imposed by his Noncompetition Agreement, that a property in which Mr. Shidler or an affiliate of Mr. Shidler has an interest may compete with us in the future if we were to invest in a property similar in type and in close proximity to that property.

Risks Related to Our Tax Status as a REIT

If we fail to remain qualified as a REIT in any taxable year, our operations and ability to make distributions will be adversely affected because we will be subject to federal income tax on our taxable income at regular corporate rates with no deduction for distributions made to stockholders.

We believe that we are organized and operate in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our method of operation enables us to continue to meet the requirements for qualification and taxation as a REIT under the Code. However, qualification as a REIT requires us to satisfy highly technical and complex Code provisions for which only limited judicial and administrative authorities exist, and which are subject to change, potentially with retroactive effect. Even a technical or inadvertent mistake could jeopardize our REIT status. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In particular, our ability to qualify as a REIT depends on the relative values of our common stock and our other classes of equity, which are susceptible to fluctuations, and on the actions of third parties in which we may own an interest but over which we have no control or limited influence.

If we were to fail to qualify as a REIT in any tax year, then:

•	we would not be required to make distributions to our stockholders;

•	we would not be allowed to deduct distributions to our stockholders in computing our taxable income;

•	we would be subject to federal income tax, including any applicable alternative minimum tax, at regular corporate rates; and

•

any resulting tax liability could be substantial and could require us to borrow money or sell assets to pay such liability, and would reduce the amount of cash available for distribution to stockholders. Unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT.

The Internal Revenue Service could take the position that our predecessor failed to comply with the REIT asset tests for certain periods and such failures were not due to reasonable cause and resulted in the loss of our REIT status for one or more taxable years.

In connection with our formation transactions, we received a representation from our predecessor, AZL, that it qualified as a REIT under the provisions of the Code. However, during 2009 we became aware that, prior to the consummation of our formation transactions, AZL historically invested excess cash from time to time in money market funds that, in turn, were invested exclusively or primarily in short-term federal government securities. Additionally, during 2009 we became aware that AZL made two investments in local government obligations. Our predecessor, AZL, with no objection from outside advisors, treated these investments as qualifying assets for purposes of the 75% asset test. However, if these investments were not qualifying assets for purposes of the 75% asset test, then AZL would not have satisfied the REIT asset tests for certain quarters, in part, because they would have exceeded 5% of the gross value of AZL’s assets. If these investments resulted in AZL’s noncompliance with the REIT asset tests, however, we and our predecessor, AZL, would retain qualification as a REIT pursuant to certain mitigation provisions of the Code, which provide that so long as any noncompliance was due to reasonable cause and not due to willful neglect, and certain other requirements are met, qualification as a REIT may be retained but a penalty tax would be owed. Any potential noncompliance with the asset tests would be due to reasonable cause and not due to willful neglect so long as we exercised ordinary business care and prudence in attempting to satisfy such tests. Based on our review of the circumstances surrounding the investments, we believe we exercised ordinary business care and prudence in attempting to satisfy the REIT asset tests, including the 5% asset test and, accordingly, that any noncompliance was due to reasonable cause and not due to willful neglect. Additionally, we believe that we have complied with the other requirements of the mitigation provisions of the Code with respect to such potential noncompliance with the asset tests (and have paid the appropriate penalty tax), and, therefore, our qualification, and that of our predecessor, AZL, as a REIT should not be affected. In connection with, and prior to the issuance of any shares of common stock pursuant to this prospectus, we expect to receive an opinion of our tax counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, that we qualify as a REIT. Such opinion is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management and affiliated entities as well as the management of our predecessor, AZL, regarding our organization, assets, and present and future conduct of our business operations, including a representation that we and our predecessor, AZL, exercised ordinary business care and prudence in attempting to satisfy the asset test requirements of the REIT provisions of the Code in connection with our investments in money market funds and/or our investments in local government securities. The Internal Revenue Service, or IRS, is not bound by our determination, however, and no assurance can be provided that the IRS will not assert that AZL failed to comply with the REIT asset tests as a result of the money market fund investments and the local government securities investments and that such failures were not due to reasonable cause. If the IRS were to successfully challenge this position, then it could determine that we and AZL failed to qualify as a REIT in one or more of our taxable years.

Our ownership of taxable REIT subsidiaries will be limited, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm’s length terms.

We will own an interest in one or more taxable REIT subsidiaries, including Pacific Office Management, and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. However, not more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries, other than those securities includable in the 75% asset test. We anticipate that the aggregate value of the stock and securities of our taxable REIT subsidiaries will be less than 25% of the value of our total assets, and we will monitor the value of these investments to ensure compliance with applicable ownership limitations. In addition, we intend to structure our transactions with our taxable REIT subsidiaries to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation or to avoid application of the 100% excise tax discussed above.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income and any taxable REIT subsidiary will be subject to federal, state and local taxes on its income. Any of these taxes would decrease the amount of cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% prohibited transactions tax that generally applies to certain gains derived by a REIT from dealer property or inventory, we may in the future hold some of our assets through taxable REIT subsidiaries, which (unlike REITs) are taxed on their taxable income, whether or not distributed.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (through December 31, 2010). Dividends payable by REITs, however, generally are not eligible for the reduced tax rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the market price of the stock of REITs, including our common stock.

Complying with REIT requirements may force us to borrow or take other adverse actions to make distributions to stockholders.

As a REIT, we must generally distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our stockholders. If we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may generate taxable income greater than our cash flow available for distribution to stockholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt). In order to avoid income and excise taxes in these situations, we could be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend. As a result, having to comply with the distribution requirement could cause us to sell assets in adverse market conditions, borrow on unfavorable terms or distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. These alternatives could increase our operating costs or diminish our levels of growth.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in our stock. Under recent IRS guidance, up to 90% of any such taxable dividend with respect to calendar years through 2011, and in some cases declared as late as December 31, 2012, could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, such sales may have an adverse effect on the per share trading price of our common stock.

REIT restrictions on ownership of our capital stock may delay or prevent our acquisition by a third party, even if an acquisition is in the best interests of our stockholders.

In order for us to qualify as a REIT, not more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year.

Pursuant to our charter, effective upon the completion of this offering, no person, including entities, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in economic value of the aggregate of the outstanding shares of capital stock, or more than 9.8% in economic value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (including our outstanding shares of Class B Common Stock and Senior Common Stock). While these restrictions may prevent any five individuals from owning more than 50% of the shares, they could also discourage a change in control of our company. These restrictions may also deter tender offers that may be attractive to stockholders or limit the opportunity for stockholders to receive a premium for their shares if an investor seeks to acquire a block of shares of our capital stock.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Liquidation of collateral may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate risks, or any income from foreign currency or other hedges, will generally be treated as nonqualifying income for purposes of the REIT 75% and 95% gross income tests unless specified requirements are met. See “Federal Income Tax Considerations — Requirements for REIT Qualification — Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

We may be subject to adverse legislative or regulatory tax changes that could reduce the value of our common stock.

At any time, the federal income tax laws governing REITs, or the administrative interpretations of those laws, may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “pipeline,” “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “assumes,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•

the factors included in this prospectus, including those set forth under headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties”;

•	our limited operating history;

•	the attributes of the members of our management team;

•	the outcome of our internalization of management;

•	identification of office properties to acquire and completing acquisitions on terms favorable to us;

•	our ability to source off-market deal flow in the future;

•	our ability to manage our growth effectively;

•	operation of acquired properties;

•	adverse economic or real estate conditions or developments in the office real estate sector and/or in the markets in which we acquire properties;

•	our projected operating results;

•	decreased rental rates or increased vacancy rates;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	tenant bankruptcies;

•	our ability to sell our interests in properties on a timely basis and on favorable terms;

•	our joint ventures;

•	declining real estate valuations and impairment charges;

•	our status as an entity that is not an “investment company” under the Investment Company Act;

•	maintenance of insurance levels;

•	our ability to comply with the laws, rules and regulations applicable to us;

•	impact of changes in governmental regulations, tax law and rates, and similar matters;

•	the impact of litigation;

•	our ability to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	market trends in our industry, interest rates, real estate values, the capital markets and the general economy;

•	our understanding of our competition;

•	the effects of climate change on our business;

•	the consequences of any future terrorist attacks;

•	our ability to obtain financing arrangements or refinance existing debt;

•	future debt service obligations;

•	our expected leverage;

•	increased interest rates and operating costs;

•	availability, terms and deployment of capital;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our stock price;

•	future issuances of securities that may be dilutive to the holders of our common stock;

•	decisions by our board of directors concerning whether to include provisions in our governing documents that may prevent our acquisition by a third party;

•	conflicts of interests with our directors, officers or other affiliates;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	use of proceeds of this offering and the concurrent transactions; and

•	changes in our business and investment strategy.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section above entitled “Risk Factors.”

Economic and Market Data

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled “Market Background and Opportunity” and “Business and Properties.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by Rosen Consulting Group, a nationally recognized real estate consulting firm. We have paid RCG a fee for such services. Such information is included in this prospectus in reliance on RCG’s authority as an expert on such matters. See “Experts.” In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable. Any forecasts prepared by RCG are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $             million (or, if the underwriters exercise their over-allotment option in full, approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $             million) at an assumed public offering price per share of $            . The net proceeds we will receive in the concurrent private placement of our common stock are expected to be $12.0 million.

We expect to contribute the net proceeds of this offering and the concurrent private placement to our Operating Partnership. The following table sets forth the estimated sources and estimated uses by our Operating Partnership of funds we expect in connection with this offering and the concurrent transactions. Exact payment amounts may differ from estimates due to the amortization of principal, additional borrowings and incurrence of additional transaction expenses. This table identifies sources of funds arising from this offering with specific uses for your information; however, sources of funds from this offering may be commingled and have not been earmarked for particular purposes.

Sources (in thousands)		Uses (in thousands)
Gross proceeds from this offering Gross proceeds from the concurrent private placement Existing cash on hand	$	Funding of cash portion of pending acquisition of the GRE portfolio		$(1)
		Repayment of existing and assumed indebtedness
		Accrued interest on existing and assumed indebtedness being repaid
		Prepayment and other penalties and exit fees
		Debt assumption fees
		Fees and expenses associated with new credit facility
		Internalization costs		(2)
		Transaction expenses (including underwriting discounts and commissions)
		General working capital purposes

Total Sources	$	Total Uses	$

(1)	Does not include approximately $ million in existing debt to be assumed or repaid with a portion of the proceeds from this offering and the concurrent private placement, or the portion of the purchase price, totaling approximately $ million, to be paid through the issuance of shares of our common stock to be issued in a private placement at a price per share equal to the public offering price of this offering and without payment by us of any underwriting discount or commission. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Indebtedness” for a description of the debt to be assumed by us in connection with our acquisition of the GRE portfolio.
(2)	Includes the $25,000 purchase price to acquire all of the outstanding stock of the Advisor. Does not include the $1.0 million termination fee payable to our Advisor pursuant to the Advisory Agreement entered into in connection with our formation transactions in March 2008. This fee will be payable through the issuance of shares of our common stock to the owners of the Advisor at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. Our Advisor is currently owned and controlled by Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds. See “Certain Related Party Relationships and Transactions.”

As set forth above, we expect to use a portion of the net proceeds from this offering and the concurrent private placement to repay approximately $116.4 million of existing indebtedness (based on June 30, 2010 outstanding balances) on our current and acquisition properties and our existing line of credit with First Hawaiian Bank, which we refer to as the FHB Credit Facility, in accordance with the chart below.

Property	Interest Rate as of June 30, 2010	Principal Amount Expected to be Repaid (1)		Maturity Date
		(in thousands)
Secured Debt:
Pacific Business News Building	11.98%(2)	$11,601		4/6/2010
City Square (Senior)	5.58%(3)	27,500		9/1/2010
City Square (Mezzanine)	LIBOR + 2.35%(4)	27,017		9/1/2010
Clifford Center	6.00%	3,364		8/15/2011
Alta Sorrento	5.73%	12,700		2/10/2012
Empire Towers IV	5.48%	10,400		4/10/2012
Warner Center	5.31%	7,500		3/1/2012
FHB Credit Facility	1.85%(5)	16,347	(1)	12/31/2013

Total		$116,429

(1)	Represents principal balance outstanding as of June 30, 2010, except for Warner Center, which had an outstanding principal balance of $12,450 as of June 30, 2010. Actual amounts repaid may differ from the amounts outstanding as of June 30, 2010 due to our repayment of amortized principal amounts between June 30, 2010 and the completion of this offering. Additionally, due to expected additional borrowings, at the completion of this offering, we expect the principal amount outstanding under the FHB Credit Facility to have increased to approximately $ million. As of , 2010, the principal amount outstanding under the FHB Credit Facility was $ . To the extent the net proceeds would be insufficient to repay the FHB Credit Facility in full, we expect to reduce the amount repaid on the loans secured by Empire Towers IV and/or Warner Center.
(2)	This loan bears interest at the default rate of 11.98% following its maturity on April 6, 2010.
(3)	On September 7, 2010, an event of default was triggered under this loan for failing to pay all amounts due upon maturity or within a five-day cure period. Upon the occurrence of this event of default, the interest rate increased to 10.58% per annum.
(4)	This loan bears interest at a rate based on the 30-day London Interbank Offered Rate, or LIBOR, which was 0.35% at June 30, 2010, plus a spread. On September 7, 2010, an event of default was triggered under this loan for failing to pay all amounts due upon maturity or within a five-day cure period. Upon the occurrence of this event of default, the interest rate increased to LIBOR plus 7.35%.
(5)	The FHB Credit Facility bears interest at a fluctuating annual rate equal to the effective rate of interest paid by First Hawaiian Bank on time certificates of deposit, plus 1.00% (which was 1.85% at June 30, 2010).

If the underwriters exercise their option to purchase an additional             shares of our common stock in full solely to cover over-allotments, we expect to use the additional net proceeds for general working capital purposes, including repaying additional debt and funding capital expenditures, tenant improvements, leasing commissions and future acquisitions. Pending application of any portion of the net proceeds from this offering, we may invest such proceeds in interest-bearing short-term investments, including U.S. treasury securities or a money market account, that are consistent with our qualification as a REIT.

The mezzanine debt secured by a pledge of the ownership interests in the entity owning our City Square property is also secured, in part, by the delivery to the lender of certain letters of credit by Mr. Reynolds and Shidler Equities, L.P., a Hawaii limited partnership controlled by Mr. Shidler, referred to as Shidler LP, in the aggregate amount of approximately $3.7 million. Upon the repayment of this debt, these letters of credit will be surrendered to Mr. Reynolds and Shidler LP. In addition, as security for the FHB Credit Facility, Shidler LP has pledged to First Hawaiian Bank a certificate of deposit in the principal amount of $25.0 million. Shidler LP will be released from this pledge upon repayment in full of the FHB Credit Facility.

In connection with our formation transactions in March 2008, our Operating Partnership agreed to indemnify Mr. Reynolds and Shidler LP for any losses arising from the additional security posted by them in connection with these letters of credit and certificate of deposit. For additional information regarding these indemnification agreements, see “Certain Related Party Relationships and Transactions — Indemnification Agreements.” Our Operating Partnership will be released from its obligations under these indemnification agreements when the additional security is released upon repayment of the related debt.

MARKET PRICE RANGE AND DIVIDENDS ON OUR COMMON STOCK

Our common stock is currently traded on the NYSE Amex under the symbol “PCE.” The following table sets forth the high and low sales prices for our common stock as reported by the NYSE Amex and the dividends declared for each of the periods indicated. The historical stock prices and dividends declared per share set forth below have been adjusted to reflect the one-for-ten reverse stock split of our common stock that we intend to complete immediately prior to the completion of this offering.

	High	Low	Dividends Declared per Share
2010
3rd Quarter	$54.30	$39.50	$0.50
2nd Quarter	$48.10	$36.00	$0.50
1st Quarter	$44.00	$34.00	$0.50
2009
4th Quarter	$43.40	$29.20	$0.50
3rd Quarter	$48.20	$33.60	$0.50
2nd Quarter	$51.00	$33.70	$0.50
1st Quarter	$55.00	$42.90	$0.50
2008
4th Quarter	$66.50	$17.10	$0.50
3rd Quarter	$74.80	$60.30	$0.50
2nd Quarter	$73.50	$59.20	$—
1st Quarter (beginning March 20, 2008)	$74.60	$65.50	$—

The last reported sales price of our common stock on                    , 2010 was $            , after giving effect to the reverse stock split. As of                     , 2010, our common stock was held by             stockholders of record. This figure does not reflect the beneficial ownership of shares held in nominee name.

We intend to apply for listing of our common stock on the NYSE under the symbol “PCE.”

There currently is no established public trading market for our Series A Senior Common Stock, and we do not expect to have our shares of Series A Senior Common Stock listed on any securities exchange or quoted on an automated quotation system in the near future. As of                     , 2010, our Series A Senior Common Stock was held by             stockholders of record. There are currently no outstanding shares of Series B Senior Common Stock or Series C Senior Common Stock.

Our Class B Common Stock has identical voting and dividend rights to our common stock, but has no distribution rights upon liquidation. No established public trading market exists for our Class B Common Stock. As of                    , 2010, our Class B Common Stock was held by              stockholders of record.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. We have paid cash dividends of $0.50 per share of our common stock (after giving effect to our reverse stock split) every quarter since the third quarter of 2008. Beginning with our first quarterly dividend following the completion of this offering, we intend to make regular quarterly distributions of $             per share to holders of our common stock. On an annualized basis, this would be $             per share (of which we currently estimate         % may represent a return of capital for tax purposes), or an annual distribution rate of approximately    % based upon the assumed public offering price of $             per share of our common stock. Our estimated annual rate of distribution following the completion of this offering represents approximately    % of our estimated pro forma cash available for distribution to our common stockholders for the 12-month period ending June 30, 2011. Our intended annual rate of distribution following the completion of this offering has been established based on our estimate of cash available for distribution for the 12 months ending June 30, 2011, which we have calculated based on adjustments to our pro forma net loss before non-controlling interests and Senior Common Stock for the 12 months ending June 30, 2010. In estimating our cash available for distribution for the 12 months ending June 30, 2011, we have made certain assumptions as reflected in the table and footnotes below, including that there will be no new leases or increases in renewals or terminations of existing leases in our portfolio after September 1, 2010.

Our estimate of cash available for distribution does not reflect the amount of cash estimated to be used for tenant improvement costs and leasing commission costs related to leases that may be entered into after September 1, 2010. It also does not reflect the amount of cash estimated to be used for investing activities, such as acquisitions. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled mortgage loan principal repayments and interest payments on mortgage debt that will be outstanding upon completion of this offering. Our estimate includes substantial adjustments for expenditures that will be funded with offering proceeds and that otherwise would have impacted cash available for distribution. Although we have included all material investing and financing activities that we have commitments to undertake as of September 1, 2010, we may undertake other investing and/or financing activities in the future. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining our intended annual rate of distribution. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

Our common stock ranks junior to our Senior Common Stock with respect to dividends and distribution of amounts upon liquidation. Holders of our Series A Senior Common Stock are entitled to receive, when and as authorized by our board of directors and declared by us, cumulative cash dividends in an amount per share equal to a minimum of $0.725 per share per annum, payable monthly. Holders of our Series A Senior Common Stock are entitled to cumulative dividends before any dividends may be declared or set aside on our common stock. In addition, if the dividend payable on our common stock exceeds $2.00 per share per annum, the Series A Senior Common Stock dividend will increase by 2.5% of the amount by which the common stock dividend exceeds $2.00 per share per annum. Our board of directors has authorized daily dividends on the Series A Senior Common Stock for the months of April 2010 through December 2010. The dividends for each month have been or will be calculated based on holders of record of Series A Senior Common Stock each day during such months, in an aggregate amount equal to $0.06041667 per share per month (pro-rated from the date of issuance). Dividends declared for each month have been or will be paid on or about the 15th day of the following month.

We intend to maintain our distribution rate for the 12-month period following the completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including the preferential rights of our Senior Common Stock, restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. We believe our estimate of cash available for distribution constitutes a reasonable basis for setting the intended distribution rate; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters exercise their option to purchase up to             additional shares to cover over-allotments.

We anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits as determined for U.S. federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, all or a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Federal Income Tax Considerations.”

We cannot assure you that our intended distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions we pay in the future will depend upon our legal and contractual obligations, including the provisions of the Senior Common Stock, as well as actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see “Federal Income Tax Considerations.” In order to meet these requirements, we may be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend. We have no current intention, however, to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock.

The following table describes our pro forma net loss before non-controlling interests and Series A Senior Common Stock for the 12 months ended June 30, 2010, and the adjustments we have made thereto in order to estimate our pro forma cash available for distribution for the 12 months ending June 30, 2011 (amounts in thousands except share data, per share data, square footage data and percentages):

Pro forma net loss before non-controlling interests for the 12 months ended December 31, 2009		$(21,484)
Less: Pro forma net loss before non-controlling interests for the six months ended June 30, 2009		10,742
Add: Pro forma net loss before non-controlling interests and Series A Senior Common Stock for the six months ended June 30, 2010		(9,912)

Pro forma net loss before non-controlling interests and Series A Senior Common Stock for the 12 months ended June 30, 2010		$(20,654)
Add: Pro forma real estate depreciation and amortization		45,269
Add: Net increases in contractual rent income (1)		3,833
Less: Net decreases in contractual rent income due to lease expirations, assuming no renewals (2)		(2,975)
Less: Net effects of straight-line rent adjustments to tenant leases (3)		(4,309)
Add: Net effects of straight-line ground rent adjustments (4)		2,095
Less: Net effects of above- and below-market rent adjustments (5)		(1,339)
Add: Non-cash compensation expense (6)		200
Add: Non-cash interest expense (7)		2,079
Add: Capital distributions from unconsolidated joint ventures (8)		1,894

Estimated pro forma cash flow from operating activities for the 12 months ending June 30, 2011		$26,093
Less: Estimated provision for tenant improvement and leasing commission costs (9)		(5,019)
Less: Estimated annual provision for recurring capital expenditures (10)		(466)

Total estimated pro forma cash flows used in investing activities		$(5,485)
Estimated pro forma cash flow used in financing activities
Less: Scheduled mortgage loan principal repayments (11)		(1,082)

Estimated pro forma cash flow used in financing activities for the 12 months ending June 30, 2011		$(1,082)
Estimated pro forma cash available for distribution for the 12 months ending June 30, 2011		$19,526
Less: Dividends on Series A Senior Common Stock (12)		(49)

Estimated pro forma cash available for distribution for the twelve months ending June 30, 2011 available to our Operating Partnership		$19,477
Our share of estimated pro forma cash available for distribution available to our Operating Partnership (13)
Non-controlling interests’ share of estimated pro forma cash available for distribution available to our Operating Partnership

Total estimated annual distributions to common stockholders	$
Estimated annual distributions per share of common stock (14)	$
Payout ratio based on our share of estimated cash available for distribution (15)%

(1)	Represents the net increases in contractual rental income, net of expenses, from new leases and renewals at the pro forma properties through September 1, 2010 that were not in effect for the entire 12-month period ended June 30, 2010 or signed through September 1, 2010 that will go into effect during the 12 months ending June 30, 2011.
(2)	Assumes no lease renewals or new leases (other than month-to-month leases) for leases at the pro forma properties expiring during the 12-month period ending June 30, 2011 unless a new or renewal lease had been entered into by September 1, 2010.
(3)	Represents the conversion of estimated rental revenues for the 12 months ended June 30, 2010 from a straight-line accrual basis to a cash basis of revenue recognition.
(4)	Represents the conversion of estimated ground lease expense for the 12 months ended June 30, 2010 from a straight-line accrual basis to a cash basis.

(5)	Represents the elimination of non-cash adjustments for above- and below-market leases at the pro forma properties for the 12 months ended June 30, 2010.
(6)	Pro forma non-cash compensation expense related to restricted stock units issued to our independent directors for the 12 months ended June 30, 2010.
(7)	Pro forma non-cash interest expense for the 12 months ended June 30, 2010 includes: (i) amortization of financing costs on existing mortgages and the mortgage loans assumed in connection with our pending acquisition of the GRE portfolio; (ii) amortization of the assumption fees for debt assumed in connection with our pending acquisition of the GRE portfolio; and (iii) amortization of fees relating to our new credit facility.
(8)	Represents cash distributed from unconsolidated joint ventures pursuant to priority distribution provisions in our joint venture operating agreements. These are accounted for as a return of capital and are therefore not included in equity in net earnings of unconsolidated joint ventures.
(9)	Estimated provision for tenant improvement and leasing commission costs relates solely to tenant improvement and leasing commission costs, net of expected reimbursements, incurred or expected to be incurred in the 12 months ending June 30, 2011 that we are contractually obligated to provide pursuant to leases entered into for the pro forma properties on or before September 1, 2010. During the 12 months ending June 30, 2011, we expect to have additional tenant improvement and leasing commission costs related to new leases that are entered into after September 1, 2010.
(10)	Reflects estimated provision for recurring capital expenditures (excluding tenant improvement and leasing commission costs) for the 12 months ending June 30, 2011, based on the weighted average recurring annual capital expenditures (excluding tenant improvement and leasing commission costs) incurred during the years ended December 31, 2008 (annualized) and 2009, multiplied by the number of rentable square feet of the pro forma properties. The following table sets forth information relating to our calculation:

	PRO FORMA WEIGHTED AVERAGE	HISTORICAL YEAR ENDED DECEMBER 31,
		2009	2008 *
Recurring capital expenditures	$465,525	$186,723	$314,050
Total rentable square feet**	4,212,893	2,265,339	2,265,339
Recurring capital expenditures per square foot	$0.11	$0.08	$0.14

*	Annualized, based on recurring capital expenditures for the period following the completion of our formation transactions on March 19, 2008.
**	Total rentable square feet for the calculation of pro forma weighted average recurring capital expenditures was obtained by adding the rentable square footage of our existing wholly-owned properties (2,265,339) to the rentable square footage of the GRE portfolio (1,947,554).

(11)	Represents scheduled payments of mortgage loan principal due on existing mortgages and the mortgage loans assumed in connection with the acquisition of the GRE portfolio during the 12 months ending June 30, 2011.
(12)	Reflects 66,783 outstanding shares of Series A Senior Common Stock as of June 30, 2010. Additional shares have been sold and are expected to be sold for the remainder of the 12 months ending June 30, 2011.
(13)	Our share is based on an estimated ownership by us of an approximately % general partnership interest on a pro forma basis.
(14)	Based on a total of shares of our common stock to be outstanding after this offering and the concurrent transactions. Shares of our common stock will include shares to be sold in this offering, assuming no exercise of the underwriters’ over-allotment option, shares to be issued in the concurrent private placement, shares to be issued in the note exchange, shares to be issued in connection with the internalization of our management and shares to be issued in connection with the completion of our pending acquisition of the GRE portfolio.
(15)	Calculated as estimated annual distribution per share of common stock divided by our common stockholders’ share of estimated pro forma cash available for distribution for the 12 months ending June 30, 2011.

CAPITALIZATION

The following table sets forth our unaudited historical capitalization as of June 30, 2010 and our unaudited pro forma capitalization as of June 30, 2010, adjusted to give effect to this offering and the concurrent transactions and the application of the net proceeds thereof as set forth in “Use of Proceeds.” All information in this table has been adjusted to reflect the one-for-ten reverse stock split of our common stock and Class B Common Stock that we intend to complete immediately prior to the completion of this offering. You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources” and our unaudited historical financial statements and pro forma combined financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2010
	Actual	Pro forma
	(Unaudited, in thousands, except share and per share amounts)
Debt:
Mortgage and other loans, net	$413,793	$
Unsecured notes payable to related parties	21,104

Total debt	434,897

Equity:
Stockholders’ equity:
Preferred Stock, $0.0001 par value per share; 100,000,000 shares authorized; one share of Proportionate Voting Preferred Stock issued and outstanding on a historical basis; no shares outstanding on a pro forma basis	$—	$
Senior Common Stock, $0.0001 par value per share; 40,000,000 shares authorized; 66,783 shares issued and outstanding on a historical and pro forma basis (1)	594
Common Stock, $0.0001 par value per share; 599,999,900 shares authorized; 390,305 and shares issued and outstanding on a historical and pro forma basis, respectively (2)	185
Class B Common Stock, $0.0001 par value per share; 100 shares authorized; 10 shares issued and outstanding on a historical and pro forma basis	—
Additional paid-in capital	100
Cumulative deficit	(135,201)

Total stockholders’ equity	(134,322)
Non-controlling interests:

Preferred unitholders in the Operating Partnership	127,268
Common unitholders in the Operating Partnership	46,411

Total equity	39,357
Total capitalization	474,254

(1)	On , 2010, we changed the name of the class previously designated as “Senior Common Stock” to “Series A Senior Common Stock.”
(2)	Does not include (i) additional shares of our common stock issuable upon the full exercise of the underwriters’ over-allotment option; (ii) 1,410,102 shares which may be issued upon redemption of the outstanding common units of the Operating Partnership; (iii) 3,259,752 shares which may be issued upon redemption of common units into which the outstanding preferred units will be converted upon the completion of this offering (but which shares may not be issued earlier than one year after the date of the conversion of the preferred units into common units); (iv) 4,765 shares issuable upon the vesting of outstanding restricted stock units granted to certain directors under the Directors’ Stock Plan; and (v) 1,940 shares issuable in the future under the Directors’ Stock Plan.

DILUTION

If you invest in our common stock in this offering, you will experience an immediate and material dilution of the net tangible book value per share of our common stock from the public offering price. Our net tangible book value as of June 30, 2010 was approximately $             million, or approximately $             per share. We calculate net tangible book value per share by dividing our net tangible book value, which is equal to our total assets less intangible assets (including acquired above-market leases, acquired leasing commissions, acquired leases in place, acquired tenant relationship costs and acquired other intangibles) and total liabilities, excluding intangible lease liabilities, by the number of shares outstanding as of June 30, 2010 on a fully diluted basis.

After giving effect to the sale by us of             shares of common stock in this offering (without any exercise of the underwriters’ over-allotment option) and the completion of the concurrent transactions, the deduction of the underwriting discounts and commissions and estimated offering expenses payable by us and the use of funds as described under “Use of Proceeds,” our pro forma net tangible book value as of June 30, 2010 attributable to the common stockholders on a fully diluted basis would be approximately $             million, or approximately $             per share of common stock, assuming a public offering price of $             per share. This represents an immediate increase in pro forma net tangible book value of approximately $             per share to existing investors and an immediate dilution in net pro forma tangible book value of approximately $             per share to new public investors. The following table illustrates this calculation on a per share basis:

Assumed public offering price per share	$
Net tangible book value per share as of June 30, 2010 before the offering and the concurrent transactions	$
Increase in pro forma net tangible book value per share attributable to this offering and the concurrent transactions (1)	$
Pro forma net tangible book value per share after the completion of this offering and the concurrent transactions (2)	$
Dilution in pro forma net tangible book value per share to new investors (3)	$

(1)	This amount is calculated after deducting underwriting discounts and commissions and estimated offering expenses.
(2)	Based on pro forma net tangible book value of approximately $ million divided by shares of our common stock to be outstanding upon the completion of this offering and the concurrent transactions, on a fully diluted basis.
(3)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering and the concurrent transactions from the public offering price paid by a new investor for a share of our common stock.

This table assumes no exercise by the underwriters of their option to purchase up to             shares of our common stock solely to cover over-allotments, and excludes 4,765 shares of our common stock issuable upon the vesting of outstanding restricted stock units granted to certain directors under our Directors’ Stock Plan and 1,940 shares issuable in the future under our Directors’ Stock Plan.

SELECTED FINANCIAL DATA

The following table sets forth selected financial and operating data on a pro forma and historical basis. Our financial information and results of operations were significantly affected by the consummation of our formation transactions on March 19, 2008. We determined that the commercial real estate assets contributed by Venture in connection with our formation transactions were not under common control. Waterfront, which had the largest interest in Venture, was designated as the acquiring entity in the business combination for financial accounting purposes. Accordingly, historical financial information for Waterfront is included for the period from January 1, 2008 through March 19, 2008. We have not presented historical information for periods prior to January 1, 2008 because we believe that a discussion of the results of Waterfront during those periods would not be meaningful.

You should read the following selected financial data in conjunction with our historical consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The historical balance sheet data as of June 30, 2010 and 2009 and the historical statement of operations data for the six months ended June 30, 2010 and 2009 have been derived from our historical unaudited condensed consolidated financial statements included elsewhere in this prospectus. The historical balance sheet data as of December 31, 2009 and 2008 and the historical statement of operations data for the years ended December 31, 2009 and 2008 have been derived from the historical audited combined consolidated financial statements included elsewhere in this prospectus.

Our unaudited selected pro forma combined financial statements and operating information as of, and for the six months ended, June 30, 2010 and for the year ended December 31, 2009 assume the completion of this offering and the completion of the concurrent transactions as of January 1, 2009 for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Six Months Ended June 30,				Year Ended December 31,
	Pro Forma Combined 2010		2010	2009	Pro Forma Combined 2009		2009	2008(1)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue
Rental		$38,260	$20,745	$21,513		$80,672	$42,462	$37,447
Tenant reimbursements		12,843	11,418	11,021		25,016	21,662	19,375
Parking		4,241	4,068	4,068		8,437	8,150	6,890
Property management and other services		1,405	—	—		2,739	—	—
Other		256	176	187		602	365	394

Total revenue		57,005	36,407	36,789		117,466	72,639	64,106
Expenses
Rental property operating		27,850	19,717	19,575		57,021	39,480	37,714
General and administrative		5,183	1,404	1,646		9,690	2,649	18,577
Depreciation and amortization		21,558	11,529	13,557		47,297	27,240	22,295
Interest		12,370	13,447	13,525		25,519	27,051	22,932
Loss on extinguishment of debt		—	—	—		171	171	—
Other		—	—	—		—	—	143

Total expenses		66,961	46,097	48,303		139,698	96,591	101,661
Loss before equity in net earnings of unconsolidated joint ventures and non-operating income		(9,956)	(9,690)	(11,514)		(22,232)	(23,952)	(37,555)
Equity in net earnings of unconsolidated joint ventures		44	44	217		313	313	93
Non-operating income		—	—	4		435	434	85

Net loss		(9,912)	(9,646)	(11,293)		(21,484)	(23,205)	(37,377)
Fair value adjustment of Preferred Units		—	—	—		—	(58,645)	—
Net loss attributable to non-controlling interests			7,360	9,121			66,237	29,557
Dividends on Series A Senior Common Stock		(4)	(4)	—		—	—	—

Net loss attributable to common stockholders	$		$(2,290)	$(2,172)	$		$(15,613)	$(7,820)

Balance Sheet Data (at period end):
Investments in real estate, net		$652,613	$380,702	$387,565			$382,950	$392,657
Total assets (2)		$824,591	$506,569	$519,580			$510,336	$529,897
Mortgage and other loans, net		$376,944	$413,793	$400,504			$406,439	$400,108
Total liabilities (2)		$414,152	$467,212	$456,550			$459,055	$452,789
Non-controlling interests (mezzanine equity)		$—	$—	$121,810			$—	$133,250
Total stockholders’ equity		$236,760	$(134,322)	$(58,780)			$(132,326)	$(56,142)
Non-controlling interests (permanent equity)		$173,679	$173,679	$—			$183,607	$—
Total equity		$409,439	$39,357	$(58,780)			$51,281	$(56,142)

Per Share Data (3):
Net loss per common share — basic and diluted			$(5.94)	$(7.16)			$(47.91)	(4)

Weighted average number of common shares outstanding — basic and diluted			385,314	303,263			325,901	(4)

Other Data:
FFO attributable to common stockholders (5)	$		$2,085	$2,404	$		$(54,310)
FFO attributable to common stockholders, excluding the fair value adjustment of preferred units (5)	$		$2,085	$2,404	$		$4,335

(1)	Amounts in this column represent the sum of the consolidated results of operations of Waterfront for the period from January 1, 2008 through March 19, 2008 and our consolidated results of operations for the period from March 20, 2008 through December 31, 2008.
(2)	Pro forma combined balance sheet information presents the unamortized balances of acquired above-market leases and acquired below-market leases separately as a part of total assets and a part of total liabilities, respectively. The historical consolidated balance sheet information combines these balances and presents them as a part of total liabilities. We believe that this difference in presentation is immaterial.
(3)	Historical per share calculations are adjusted for the one-for-ten reverse stock split that we intend to effectuate prior to the completion of this offering and immediately prior to the effectiveness of the registration statement of which this prospectus is a part.
(4)	For the period from March 20, 2008 through December 31, 2008, we reported a net loss attributable to common stockholders of $6,741.

The per share data is as follows (and adjusted for the one-for-ten reverse stock split):
Net loss per common share — basic and diluted	$(22.24)

Weighted average number of common shares outstanding — basic and diluted	303,113

For the period from January 1, 2008 through March 19, 2008, Waterfront reported a net loss attributable to unitholders of $1,079.
The per unit data is as follows (and adjusted for the one-for-ten reverse stock split):
Net loss per unit — basic and diluted	$(3.09)

Weighted average number of units outstanding — basic and diluted	349,462

(5)	For a definition and reconciliation of FFO and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the consolidated financial statements and the related notes thereto that appear elsewhere in this prospectus, as well as the sections of this prospectus entitled “Risk Factors,” “Forward-Looking Statements,” “Business and Properties” and “Structure and Formation Transactions.” Our financial information and results of operations were significantly affected by the consummation of our formation transactions, which are referred to in this section as the Transactions, on March 19, 2008, or the Effective Date. We determined that the commercial real estate assets contributed by Venture in connection with our formation transactions, which we refer to as the Contributed Properties, were not under common control. Waterfront, which had the largest interest in Venture, was designated as the acquiring entity in the business combination for financial accounting purposes. Accordingly, historical financial information for Waterfront has also been presented for the period from January 1, 2008 through March 19, 2008. Additional explanatory notations are contained herein to distinguish the historical information of Waterfront from that of the Company. Historical results set forth in the consolidated financial statements included elsewhere in this prospectus and this section should not be taken as indicative of our future operations. Historical share, per share, unit and per unit amounts have been adjusted to reflect the one-for-ten reverse stock and unit split that we intend to complete immediately prior to the completion of this offering.

Overview

We are a publicly traded REIT that owns, acquires and operates primarily institutional-quality office properties principally in selected long-term growth markets in California and Hawaii. We currently own eight office properties comprising approximately 2.3 million rentable square feet. We also own interests (ranging from 5% to approximately 32%) in 16 joint venture properties, of which we have managing control of 15, comprising approximately 2.4 million rentable square feet. In addition, we are party to two purchase contracts to acquire the GRE portfolio, which is a portfolio of 12 office properties comprising approximately 1.9 million rentable square feet, for aggregate consideration of approximately $305.9 million. We expect to complete the acquisition of the GRE portfolio concurrently with the completion of this offering. Following the completion of this offering and the acquisition of the GRE portfolio, we will own 36 office properties, including the interests in our joint venture properties, comprising approximately 6.6 million rentable square feet in 76 buildings. Our primary business objectives are to achieve sustainable long-term growth in net asset value, FFO per share and dividends per share. We intend to achieve these objectives through both internal and external growth initiatives.

We were formed in 2008 as a continuation of The Shidler Group’s successful 30-year history of operations in the western United States and Hawaii. Our formation was accomplished through a reverse merger into a publicly traded REIT, AZL, whose common stock was listed and traded on the American Stock Exchange. Concurrent with the merger, we changed our name to Pacific Office Properties Trust, Inc. and reincorporated in the State of Maryland. Currently, we are externally managed by our Advisor. Concurrent with the completion of this offering, we will acquire our Advisor and thereby become internally managed.

We currently own office buildings in Honolulu, San Diego, Orange County, certain submarkets of Los Angeles and Phoenix. Upon the completion of our pending acquisition of the GRE portfolio, we will expand to the San Francisco Bay Area. We intend to target future acquisitions in the San Francisco Bay Area and all of our current markets with the exception of Phoenix. We refer to these markets as our target markets. We focus primarily on specific long-term growth markets with a high quality of life that, according to RCG, have high barriers to entry for the development of new office supply and a history of long-term job formation. We believe that our target markets provide us with attractive long-term return opportunities and that our integrated operating platform, market knowledge and industry relationships give us an advantage relative to many of our competitors.

We believe that the current dislocation in the commercial real estate market and the economic conditions in our target markets afford us the opportunity to acquire institutional-quality office buildings at prices that are substantially below replacement cost. RCG expects employment and the local economy in each of our target markets to improve which, with minimal new office construction expected over the next three years, should lead to improved occupancy and rent growth. Our investment strategy is to acquire those types of office buildings often described as “core” investment properties which, generally, due to their location, building quality and tenant base, produce a predictable and growing income stream, and “value-added” investment properties which generally offer upside potential through improvement upgrades, repositioning, aggressive leasing and intensive management. We access potential acquisitions through a broad network that The Shidler Group has developed over the past 30 years, including lenders, brokers, developers and owners. As a result, we believe we have a “first call” advantage due to our reputation, relationships and ability to provide a broad array of transaction structures to address the varying needs of sellers. These also allow us to acquire institutional-quality office properties in off-market transactions with a familiar base of local and institutional owners.

Our capitalization strategy is to create and maintain what we believe to be a stable debt and equity capital structure. We intend to limit the outstanding principal amount of our consolidated debt to less than 50% of our total market capitalization. We also intend to limit the sum of the outstanding principal amount of our consolidated debt and the aggregate liquidation preference of our outstanding Senior Common Stock and any preferred securities to less than 55% of our total market capitalization. Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately     % of our total market capitalization. Our debt consists of, and we intend to continue to employ, primarily non-recourse, fixed-rate mortgage financing. Upon the completion of this offering and the concurrent transactions, we will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013.

Critical Accounting Policies

This discussion and analysis of the historical financial condition and results of operations is based upon the accompanying consolidated financial statements which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. Summarized below are those accounting policies that require material subjective or complex judgments and that have the most significant impact on financial conditions and results of operations. These estimates have been evaluated on an ongoing basis, based upon information currently available and on various assumptions that management believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of the results of operations and financial conditions to those of other companies.

Investment in Real Estate. For financial accounting purposes, Waterfront was designated as the acquiring entity in the business combination pursuant to the Transactions and its assets and liabilities have been recorded at their historical cost basis. In that regard, substantially all of the commercial real estate assets and related liabilities of Venture and substantially all of the assets and certain liabilities of AZL were deemed to be acquired by Waterfront. The commercial real estate assets of Venture that were deemed to be acquired by Waterfront consisted of the Contributed Properties. Further, the assets of AZL deemed to be acquired by Waterfront primarily consisted of cash and cash equivalents, investments in marketable securities, other assets and related liabilities. Immediately prior to the Effective Date, Mr. Shidler owned a 56.25% controlling interest in Waterfront but did not own a controlling interest in the other Contributed Properties. However, Mr. Shidler did have a controlling interest in Venture whereby he had the power to direct the transfer of the Contributed Properties to the Operating Partnership. Accordingly, Mr. Shidler’s transfer of his ownership interests in the remaining Contributed Properties to Waterfront, the accounting acquirer he controls, was deemed to be a transfer under common control. As such, Mr. Shidler’s ownership interests in the Contributed Properties are recorded at historical cost. Ownership interests in the Contributed Properties not owned by Mr. Shidler were recorded at the estimated fair value of the acquired assets and assumed liabilities on the Effective Date.

The price of the common stock of AZL was determined to be $51.00 per share at the Effective Date. The fair value of a preferred unit at the Effective Date was estimated to be $373.10 after taking into account the AZL common stock price of $51.00 and various other factors that determine the value of a convertible security.

Acquisitions of properties and other business combinations are accounted for using the purchase method and, accordingly, the results of operations of acquired properties are included in our result of operations from the respective dates of acquisition. Estimates of future cash flows and other valuation techniques are used to allocate the purchase price of acquired property between land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place market leases, acquired below- and above-market leases and tenant relationships. Our allocations are typically based on the relative fair value of the assets acquired and initial valuations are subject to change until such information is finalized no later than 12 months from the acquisition date. Each of these estimates requires a great deal of judgment, and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our results of operations because if we were to allocate more value to land there would be no depreciation with respect to such amount. If we were to allocate more value to the buildings as opposed to tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the remaining terms of the leases.

Land, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives which range from 18 to 42 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years. Properties that are acquired that are subject to ground leases are depreciated over the remaining life of the related leases as of the date of assumption of the lease.

Impairment of Long-Lived Assets. We assess the potential for impairment of our long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. We determine whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate carrying value is reduced to fair value and impairment loss is recognized. We did not recognize an impairment loss on our long-lived assets during the years ended December 31, 2009 and 2008.

Impairment of Investments in Unconsolidated Joint Ventures. Our investment in unconsolidated joint ventures is subject to a periodic impairment review and is considered to be impaired when a decline in fair value is judged to be other-than-temporary. An investment in an unconsolidated joint venture that we identify as having an indicator of impairment is subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write down the investment to its estimated fair value. We did not recognize an impairment loss on our investment in unconsolidated joint ventures during the years ended December 31, 2009 and 2008.

Goodwill. We record the excess cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a “reporting unit” on an annual basis, during the fourth quarter of each calendar year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The assessment of impairment involves a two-step process whereby an initial assessment for potential impairment is performed, followed by a measurement of the amount of impairment, if any. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the reporting unit level. A reporting unit is the operating segment, or a business that is one level below the operating segment if discrete financial information is prepared and regularly reviewed by management at that level. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the market-based earning multiples of the unit’s peer companies or expected future cash flows. If the carrying value of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. An impairment is recognized as a charge against income equal to the excess of the carrying value of goodwill over its implied value on the date of the impairment. The factors that may cause an impairment in goodwill include, but may not be limited to, a sustained decline in our stock price, the occurrence, or sustained existence, of adverse economic conditions or decreased cash flow from our properties. The impairment analysis performed as of December 31, 2009 resulted in no impairment.

Revenue Recognition. The following four criteria must be met before we recognize revenue and gain:

•	persuasive evidence of an arrangement exists;

•	the delivery has occurred or services rendered;

•	the fee is fixed and determinable; and

•	collectibility is reasonably assured.

All leases are classified as operating leases. For all lease terms exceeding one year, rental income is recognized on a straight-line basis over the terms of the leases. Deferred rent receivables represent rental revenue recognized on a straight-line basis in excess of billed rents. Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred.

Rental revenue from parking operations and rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

Lease termination fees, which are included in rental revenue in the accompanying consolidated statements of operations, are recognized when the related leases are canceled and where no corresponding continuing obligation to provide services to such former tenants exists. We recorded $0.02 million and $0.02 million of lease termination revenue for years ended December 31, 2009 and 2008, respectively.

Other revenue and non-operating income on the accompanying combined consolidated statements of operations generally include income incidental to operations and are recognized when earned.

Monitoring of Rents and Other Receivables. An allowance is maintained for estimated losses that may result from the inability of tenants to make required payments. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent. We generally do not require collateral or other security from our tenants, other than security deposits or letters of credit. If estimates of collectability differ from the cash received, the timing and amount of reported revenue could be impacted. We had an allowance for doubtful accounts of $1.1 million and $0.8 million as of December 31, 2009 and 2008, respectively.

As of December 31, 2009, we had a total of approximately $0.5 million of lease security available on existing letters of credit, as well as $2.7 million of lease security available in security deposits. As of December 31, 2008, we had a total of approximately $0.9 million of lease security available on existing letters of credit, as well as $2.6 million of lease security available in security deposits.

Investments in Joint Ventures. We have determined that one of our joint ventures is a variable interest entity. We are not deemed to be the primary beneficiary of that variable interest entity. Our investments in joint ventures that are not variable interest entities are accounted for under the equity method of accounting because we exercise significant influence over, but do not control, our joint ventures. Our joint venture partners have substantive participating rights, including approval of and participation in setting operating budgets. Accordingly, we have determined that the equity method of accounting is appropriate for our investments in joint ventures.

On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza.

Income Taxes. We have elected to be taxed as a REIT under the Code. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. Also, at least 95% of gross income in any year must be derived from qualifying sources. We intend to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income that we distribute currently to our stockholders. However, we may be subject to certain state and local taxes on our income and property, and to federal income and excise taxes on our undistributed taxable income, if any. Based on our estimates, we do not believe that we have generated taxable income during the period from March 20, 2008 to December 31, 2008 or for the 12 months ended December 31, 2009. Accordingly, no provision for income taxes has been recognized by the Company.

Pursuant to the Code, we may elect to treat certain of our newly created corporate subsidiaries as taxable REIT subsidiaries, or TRSs. In general, a TRS may perform non-customary services for our tenants, hold assets that we cannot hold directly and generally engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income tax. As of December 31, 2009, none of our subsidiaries were considered a TRS. However, concurrent with the completion of this offering, we intend to internalize our management by acquiring all of the outstanding stock of our Advisor for an aggregate purchase price of $25,000 payable in cash. We will elect to treat Pacific Office Management as a TRS for federal income tax purposes.

Historical Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Results of Operations

Overview

As of June 30, 2010, our total property portfolio (including our consolidated and joint venture properties) was 83.8% leased to a total of 1,044 tenants. As of June 30, 2010, approximately 6.6% of our total property portfolio leased square footage was scheduled to expire during the remainder of 2010 and another 11.3% of our total property portfolio leased square footage was scheduled to expire during 2011. We receive income primarily from rental revenue (including tenant reimbursements) from our office properties and, to a lesser extent, from our parking revenues. Our office properties are typically leased to tenants with good credit for terms ranging from 2 to 20 years.

As of June 30, 2010, our consolidated Honolulu portfolio was 89.9% leased, with approximately 147,500 square feet available. Our Honolulu portfolio attributable to our unconsolidated joint ventures was 89.1% leased, with approximately 16,700 square feet available.

As of June 30, 2010, our consolidated Phoenix portfolio was 71.3% leased, with approximately 211,800 square feet available. Our Phoenix portfolio attributable to our unconsolidated joint ventures was 72.9% leased, with approximately 160,300 square feet available.

As of June 30, 2010, our consolidated San Diego portfolio, which consists of our Sorrento Technology Center property, was 100% leased. Our San Diego portfolio attributable to our unconsolidated joint ventures was 83.2% leased, with approximately 166,100 square feet available.

Comparison of the six months ended June 30, 2010 to the six months ended June 30, 2009

($ in thousands)

	June 30, 2010	June 30, 2009	$ Change	% Change
Revenue:
Rental	$20,745	$21,513	$(768)	(3.6)%
Tenant reimbursements	11,418	11,021	397	3.6%
Parking	4,068	4,068	—	N/A
Other	176	187	(11)	(5.9)%

Total revenue	36,407	36,789	(382)	(1.0)%
Expenses:
Rental property operating	19,717	19,575	142	0.7%
General and administrative	1,404	1,646	(242)	(14.7)%
Depreciation and amortization	11,529	13,557	(2,028)	(15.0)%
Interest	13,447	13,525	(78)	(0.6)%

Total expenses	46,097	48,303	(2,206)	(4.6)%
Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	(9,690)	(11,514)	1,824	15.8%
Equity in net earnings of unconsolidated joint ventures	44	217	(173)	(79.7)%
Non-operating income	—	4	(4)	(100.0)%

Net loss	$(9,646)	$(11,293)	$1,647	14.6%

Revenues

Rental Revenue. Rental revenue decreased by $0.8 million, or 3.6%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The decrease was primarily due to decreased average occupancy at three of our Hawaii properties — Waterfront Plaza, Davies Pacific Center and the Pan Am building ($0.3 million). In addition, we are experiencing lower rental rates at our City Square property ($0.2 million) due to current market conditions in the greater Phoenix area.

Tenant Reimbursements. Tenant reimbursements increased by $0.4 million, or 3.6%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The increase is primarily due to an increase in our common area maintenance expenses recoverable from our tenants in the 2009 period.

All other sources of revenue remained relatively constant.

Expenses

General and Administrative. General and administrative expense decreased by $0.2 million, or 14.7%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The decrease is primarily due to a reduction in audit fees ($0.5 million) offset by a $0.3 million increase in legal fees.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $2.0 million, or 15.0%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. A decrease in expense of $1.9 million was primarily attributable to the expiration of useful lives of intangible assets acquired during the Transactions. An additional decrease was related to an adjustment to expense that took place in 2009 related to our Waterfront property that is expected not to recur in 2010. We expect amortization expense related to intangible assets acquired during the Transactions to continue to decrease as their useful lives expire.

Interest Expense. Interest expense remained relatively constant for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The increase in our total consolidated debt during the current year period was offset by a decrease in the weighted average interest rate in the current year period as compared to the same period in the prior year.

Equity in net earnings of unconsolidated joint ventures

Equity in net earnings of unconsolidated joint ventures decreased by $0.2 million, or 79.7%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The decrease was attributable to the addition of the Seaview joint venture in December 2009, of which our share of its loss was approximately $0.1 million. In addition, our share of income attributable to our Black Canyon joint venture decreased by $0.1 million due to a recent loan modification of its debt which resulted in higher interest expense.

Historical Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following discussion regarding our results of operations was significantly affected by the Transactions; the properties acquired on the Effective Date were in our portfolio for 287 days in 2008 compared to 365 days in 2009. Our discussion below addresses the historical information for the year ended December 31, 2009 for the Company, and the historical information for the period from January 1, 2008 to March 19, 2008 for Waterfront, plus the period from March 20, 2008 to December 31, 2008 for the Company, on a combined basis, or the Combined Entity.

Results of Operations

Overview

As of December 31, 2009, our total property portfolio (including our consolidated and joint venture properties) was 85.2% leased to a total of 1,047 tenants. As of December 31, 2009, approximately 12.5% of our total property portfolio leased square footage was scheduled to expire during 2010 and another 12.5% of our total property portfolio leased square footage was scheduled to expire during 2011. We receive income primarily from rental revenue (including tenant reimbursements) from our office properties, and to a lesser extent, from our parking revenues. Our office properties are typically leased to tenants with good credit for terms ranging from two to 20 years.

As of December 31, 2009, our consolidated Honolulu portfolio was 90.9% leased, with approximately 133,100 square feet available. Our Honolulu portfolio attributable to our unconsolidated joint ventures was 85.6% leased, with approximately 21,900 square feet available.

As of December 31, 2009, our consolidated Phoenix portfolio was 71.9% leased, with approximately 207,600 square feet available. Our Phoenix portfolio attributable to our unconsolidated joint ventures was 74.1% leased, with approximately 153,000 square feet available.

As of December 31, 2009, our consolidated San Diego portfolio, which consists of our Sorrento Technology Center property, was 100% leased. Our San Diego portfolio attributable to our unconsolidated joint ventures was 88.0% leased, with approximately 119,100 square feet available.

Comparison of the year ended December 31, 2009 to the year ended December 31, 2008

($ in thousands)

	2009	2008 (1)	$ Change	% Change
Revenue:
Rental	$42,462	$37,447	$5,015	13.4%
Tenant reimbursements	21,662	19,375	2,287	11.8%
Parking	8,150	6,890	1,260	18.3%
Other	365	394	(29)	(7.4)%

Total revenue	72,639	64,106	8,533	13.3%
Expenses:
Rental property operating	39,480	37,714	1,766	4.7%
General and administrative	2,649	18,577	(15,928)	(85.7)%
Depreciation and amortization	27,240	22,295	4,945	22.2%
Interest	27,051	22,932	4,119	18.0%
Loss from extinguishment of debt	171	—	171	100.0%
Other	—	143	(143)	(100.0)%

Total expenses	96,591	101,661	(5,070)	(5.0)%
Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	(23,952)	(37,555)	13,603	36.2%
Equity in net earnings of unconsolidated joint ventures	313	93	220	236.6%
Non-operating income	434	85	349	410.6%

Net loss	$(23,205)	$(37,377)	$14,172	37.9%

(1)	Amounts reflected in 2008 represent the sum of the results of the Company for the period from March 20, 2008 to December 31, 2008 and the results of Waterfront for the period from January 1, 2008 to March 19, 2008.

Revenues

Rental Revenue. Rental revenue increased by $5.0 million, or 13.4%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. An increase of $6.0 million was primarily attributable to the number of days the properties acquired at the Effective Date were in our portfolio during 2009 compared to 2008. The increase is partially offset by a $1.0 million decrease due to decreased average occupancy, rental rates and below market rent amortization at our City Square and Davies Pacific Center properties.

Tenant Reimbursements. Tenant reimbursements increased by $2.3 million, or 11.8%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. An increase of $3.5 million was primarily attributable to the number of days the properties acquired at the Effective Date were in our portfolio during 2009 compared to 2008. This increase is partially offset by a decrease in electricity costs (and corresponding decrease in tenant reimbursements) in Hawaii in 2009.

Parking Revenue. Parking revenue increased by $1.3 million, or 18.3%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase was primarily attributable to the number of days the properties acquired at the Effective Date were in our portfolio during 2009 compared to 2008.

Expenses

Rental Property Operating Expenses. Rental property operating expenses increased by $1.8 million, or 4.7%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. An increase of $3.2 million was primarily attributable to the number of days the properties acquired at the Effective Date were in our portfolio during 2009 compared to 2008. This increase was partially offset by a reduction in our bad debt reserves of $0.5 million and a $1.7 million decrease in electricity costs in Hawaii due to lower oil prices in 2009.

General and Administrative. General and administrative expense decreased by $15.9 million, or 85.7%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease is primarily due to a $16.2 million share-based compensation charge resulting from the Transactions during the year ended December 31, 2008. The decrease is also due to the non-recurrence of certain expenses of $0.4 million related to the Transactions and a $0.1 million decrease in professional fees relating to Sarbanes-Oxley compliance. These decreases are partially offset by additional financial audit fees of $0.3 million and increased fees paid to the Advisor and our board of directors ($0.3 million increase due to the number of days the properties acquired at the Effective Date were in our portfolio during 2009 compared to 2008).

Depreciation and Amortization Expense. Depreciation and amortization expense increased by $4.9 million, or 22.2%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase was primarily attributable to the number of days the properties acquired at the Effective Date were in our portfolio during 2009 compared to 2008.

Interest Expense. Interest expense increased by $4.1 million, or 18.0%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. An increase of $3.4 million was primarily attributable to the number of days the properties acquired at the Effective Date were in our portfolio during the 2009 compared to 2008. An additional increase of $0.7 million was due to interest incurred on the unsecured promissory notes that were in place for a longer period in 2009 partially offset by a decrease in the interest rate on our variable interest rate debt.

Loss from extinguishment of debt. We recognized a $0.2 million loss from extinguishment of debt during the year ended December 31, 2009 due to the write-off of unamortized loan costs related to the termination of our former credit facility with KeyBank in September 2009. We did not recognize any comparable losses in the prior year.

Equity in net earnings of unconsolidated joint ventures

Equity in net earnings of unconsolidated joint ventures increased by $0.2 million, or 236.6%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase was primarily attributable to the addition of the SoCal II joint venture in August 2008.

Non-operating income

Non-operating income increased by $0.3 million, or 410.6%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase was primarily attributable to a write-off of tax penalties accrued in relation to AZL’s potential noncompliance with the REIT asset tests. We paid penalties and fees of $0.07 million instead of the fully accrued amount of $0.5 million.

Historical Cash Flows

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Net cash provided by operating activities for the Company for the six months ended June 30, 2010 was $1.5 million compared to $7.9 million for the six months ended June 30, 2009. The decrease of $6.4 million was primarily attributable to approximately $2.3 million of escrow deposits returned in the prior year, which did not recur in the current year. In addition, our prepaid expenses increased by $0.4 million in the current year compared to the prior year. We also used our credit facility proceeds to decrease more of our outstanding payables balance than in the prior year ($2.2 million). The remainder of the decrease was primarily attributable to non-cash adjustments.

Net cash used in investing activities for the Company for the six months ended June 30, 2010 was $4.0 million compared to $2.4 million for the six months ended June 30, 2009. We increased our payment of leasing commissions and capital improvements related to real estate by $2.0 million compared to the same period in the prior year. In addition, cash distributions from our unconsolidated joint ventures decreased by $0.4 million. These items were partially offset by a decrease in restricted cash used for capital expenditures of $0.8 million.

Net cash provided by financing activities was $4.0 million for the six months ended June 30, 2010 compared to net cash used in financing activities of $3.2 million during the six months ended June 30, 2009. Our cash provided by financing activities is primarily attributable to a $6.6 million draw on our revolving credit facility during the current year period, which did not occur in the prior year period. In addition, the proceeds from the sale of Senior Common Stock contributed $0.6 million to the increase as well as a $0.4 million increase due to decreased repayment of mortgage notes payable. These increases were slightly offset by increased expenditures relating to offering costs ($0.3 million) as well as increased repayments of security deposits ($0.1 million) and common stock dividends ($0.1 million).

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net cash provided by operating activities for the Company for the year ended December 31, 2009 was $5.9 million compared to $2.2 million for the Combined Entity for the year ended December 31, 2008. The increase of $3.7 million for the Company compared to the Combined Entity was primarily attributable to improved vendor payment management in addition to incremental cash flow due to the number of days the properties acquired at the Effective Date were in our portfolio during 2009 compared to 2008, 365 days in 2009 compared to 287 days in 2008.

Net cash used in investing activities for the Company for the year ended December 31, 2009 was $5.5 million compared to $8.9 million for the Combined Entity for the year ended December 31, 2008. During 2009, our restricted cash decreased by $0.8 million due to a return of escrow deposits and property tax payments made from our reserve accounts and we paid $1.4 million to acquire an interest in an unconsolidated joint venture. In addition, we decreased our capital expenditures related to real estate by $2.6 million compared to the same period in the prior year and we received $1.4 million in additional capital distributions from our investments in unconsolidated joint ventures and a catch up in distributions from another joint venture that we did not elect to receive in the prior year. In addition, we received $6.5 million from Contributed Properties upon the Effective Date. This was offset by our payment of $4.1 million of acquisition costs related to the Transactions during the year ended December 31, 2008, which did not recur during the year ended December 31, 2009.

Net cash used in financing activities was $1.6 million for the year ended December 31, 2009 compared to $8.5 million in net cash provided by financing activities for the Combined Entity for the year ended December 31, 2008. Our cash used during the 2009 period was primarily attributable to $5.8 million in distributions paid to non-controlling interests and stockholders, which we expect to continue paying, offset by $5.9 million in net draws from our revolving line of credit. In addition we paid $1.8 million in offering costs attributable to our Senior Common Stock. During 2008, we received $6.4 million from the issuance of equity securities, as a result of the Transactions. In addition, in 2008, the Combined Entity also received $2.7 million in net equity contributions from the previous partners. We do not, however, expect to continue to receive equity contributions in a manner similar to that received during the 2008 period based on our capital structure after the Transactions.

Pro Forma Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, acquire properties, make distributions to our stockholders and other general business needs. In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income.

While we may be able to anticipate and plan for certain liquidity needs, there may be unexpected increases in uses of cash that are beyond our control and which would affect our financial condition and results of operations. For example, we may be required to comply with new laws or regulations that cause us to incur unanticipated capital expenditures for our properties, thereby increasing our liquidity needs. Even if there are no material changes to our anticipated liquidity requirements, our sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or needed.

Our liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties, distributions to our limited partners and dividend payments to our stockholders required to maintain our REIT status, cumulative dividends on our Senior Common Stock, capital expenditures, debt service requirements and scheduled principal maturities and property acquisitions. We expect to meet our short-term liquidity and capital requirements primarily through net cash provided by operating activities, proceeds from our ongoing offering of Senior Common Stock and unused borrowing capacity under our new credit facility. We expect to meet our long-term capital requirements through net cash provided by operating activities, borrowings under our new credit facility, refinancing of existing debt, proceeds from our ongoing offering of Senior Common Stock or the issuance of additional securities and through other available investment and financing activities, including the assumption of mortgage debt upon acquisition or the procurement of new mortgage debt on acquisition properties and currently unencumbered properties. Our future financing activities may include selling a portion of the equity in the properties in which we currently hold whole interests.

We believe that this offering and the concurrent transactions will improve our financial performance through changes in our capital structure, including a reduction of the ratio of our consolidated debt to total market capitalization. We intend to limit the outstanding principal amount of our consolidated debt to less than 50% of our total market capitalization. We also intend to limit the sum of the outstanding principal amount of our consolidated debt and the aggregate liquidation preference of our outstanding Senior Common Stock and any preferred securities to less than 55% of our total market capitalization. Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately     % of our total market capitalization. Our debt consists of, and we intend to continue to employ, primarily non-recourse, fixed-rate mortgage financing. Upon the completion of this offering and the concurrent transactions, we will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013.

As of June 30, 2010, on a pro forma basis, we had $4.1 million in cash and cash equivalents. In addition, we had restricted cash balances of $8.4 million on a pro forma basis as of June 30, 2010. Restricted cash primarily consists of interest bearing cash deposits required by certain of our mortgage loans to fund anticipated expenditures for real estate taxes, insurance, debt service and leasing costs.

In addition, we are negotiating with affiliates of the underwriters a three-year $125.0 million secured revolving credit facility. We expect to enter into our new credit facility concurrently with the completion of this offering and the concurrent transactions. We do not intend to draw on our new credit facility to fund any of the concurrent transactions, and we expect that $             million will be immediately available to pursue acquisitions in our target markets and for general working capital purposes.

We intend to make regular quarterly distributions to holders of our common stock. We have paid cash dividends of $0.50 per share of our common stock (after giving effect to our reverse stock split) every quarter since the third quarter of 2008. Beginning with our first quarterly dividend following the completion of this offering, we intend to make regular quarterly distributions of $             per share to holders of our common stock. On an annualized basis, this would be $             per share, or an annual distribution rate of approximately     % based upon the assumed public offering price of $             per share of our common stock. Our estimated annual rate of distribution following the completion of this offering represents approximately     % of our estimated pro forma cash available for distribution to our common stockholders for the 12-month period ending June 30, 2011. We intend to maintain our distribution rate for the 12-month period following the completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Under some circumstances, we may be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend. We have no current intention, however, to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock.

Pro Forma Indebtedness

The following table sets forth information relating to the material borrowings with respect to our consolidated properties, including borrowings to be assumed upon completion of our pending acquisition of the GRE portfolio, on a pro forma basis as of June 30, 2010. Unless otherwise indicated in the footnotes to the table, each loan requires monthly payments of interest only and a balloon payment at maturity, and all numbers, other than percentages, are reported in thousands:

PROPERTY	PRINCIPAL BALANCE (1)	INTEREST RATE		MATURITY DATE		BALANCE DUE AT MATURITY DATE	PREPAYMENT/ DEFEASANCE
Existing Properties
Waterfront Plaza	$100,000	6.37%		9/11/2016		$100,000	(2)
Davies Pacific Center	95,000	5.86%		11/11/2016		95,000	(3)
Pan Am Building	60,000	6.17%		8/11/2016		60,000	(4)
First Insurance Center	38,000	5.74%		1/1/2016		38,000	(5)
First Insurance Center	14,000	5.40%		1/6/2016		14,000	(6)
Sorrento Technology Center (7)	11,740	5.75	%(8)	1/11/2016	(8)	10,825	(9)
Waterfront Plaza	11,000	6.37%		9/11/2016		11,000	(10)

Total — Existing Properties	$329,740
GRE Portfolio (11)
Foothill (12)	$21,490	5.69%		5/1/2015		$19,452	(13)
Carlton Plaza (14)	16,594	5.04%		8/1/2013		15,398	(15)
Warner Center	4,950	5.31%		3/1/2012		4,950	(16)
Toshiba Building (17)	5,946	6.00%		10/11/2012		5,501	(18)

Total — GRE Portfolio	$48,980

Total Portfolio	$378,720
Less: Unamortized discount, net	(1,776)

Net	$376,944

(1)	Represents the historical principal balance of each loan at June 30, 2010, with the exception of Warner Center, which we intend to partially prepay with the net proceeds of this offering and the concurrent private placement. At June 30, 2010, the Warner Center loan had an outstanding principal balance of $12,450,000.
(2)	Loan may be prepaid subject to payment of a yield maintenance-based prepayment premium; no premium is due after June 11, 2016. Loan may also be defeased.
(3)	Loan is prepayable, subject to prepayment premium equal to greater of (a) 1% of amount prepaid or (b) yield maintenance. No premium due after August 11, 2016.
(4)	Loan is prepayable subject to a prepayment premium equal to greater of 1% of principal balance of loan or yield maintenance. No premium is due after May 11, 2016.
(5)	Loan is prepayable subject to a prepayment premium in an amount equal to the greater of 3% of outstanding principal amount or yield maintenance. No premium due after October 1, 2015. Loan may also be defeased.
(6)	Loan is not prepayable until October 6, 2015; however, loan may be defeased. No premium is due upon prepayment.
(7)	Requires monthly principal and interest payments in the amount of $69,000.
(8)	Although the maturity date is January 11, 2036, January 11, 2016 is the anticipated repayment date because the interest rate adjusts as of January 11, 2016 to greater of 7.75% or treasury rate plus 70 basis points, plus 2.0%.
(9)	No prepayment is permitted prior to October 11, 2015. Loan may be defeased.
(10)	Loan may be prepaid subject to payment of a yield maintenance-based prepayment premium; no premium is due after June 11, 2016.

(11)	To the extent the net proceeds of this offering and the concurrent private placement would be insufficient to repay in full the FHB Credit Facility and the debt secured by Empire Towers IV and repay $7.5 million of the debt secured by Warner Center, we expect to reduce the amount repaid on the loans secured by Empire Towers IV and/or Warner Center, which would increase the principal amount of debt outstanding that is secured by one or both of these properties. The debt secured by Empire Towers IV bears interest at a rate of 5.48% as of June 30, 2010, matures April 10, 2012 and may be prepaid subject to the payment of the greater of 0.5% or a yield maintenance based prepayment premium (no premium due after October 10, 2011).
(12)	Requires monthly principal and interest payments of $133,900 as of June 30, 2010.
(13)	Loan may be prepaid subject to payment of the greater of 1% or yield maintenance-based prepayment premium; no premium is due after February 1, 2015. Loan may also be defeased.
(14)	Requires monthly principal and interest payments of $100,600 as of June 30, 2010.
(15)	Loan may be prepaid subject to payment of the greater of 1% or yield maintenance-based prepayment premium; no premium is due after May 1, 2013. Loan may also be defeased.
(16)	Loan may be defeased at any time during the term of the loan with 30 days notice. Loan may be prepaid at par after December 1, 2011.
(17)	Requires monthly principal and interest payments of $45,600 as of June 30, 2010.
(18)	Loan may be prepaid subject to payment of the greater of 1% or yield maintenance-based prepayment premium; no premium is due after April 11, 2012. Loan may also be defeased.

Pro Forma Contractual Obligations

The following table provides information with respect to our commitments as of June 30, 2010 on a pro forma basis to reflect the obligations we expect to have upon completion of this offering, including any guaranteed or minimum commitments under contractual obligations. The table does not reflect available debt extensions, and all numbers are reported in thousands.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Principal payments on mortgage loans	$378,720	$1,082	$12,634	$36,084	$328,920
Interest payments on mortgage loans	134,829	22,916	45,057	42,716	24,140
Tenant-related commitments (1)	5,045	4,662	314	69	—
Building-related commitments	5,666	3,608	2,058	—	—
Ground leases (2)	226,849	2,435	4,903	4,948	214,563

Total	$751,109	$34,703	$64,966	$83,817	$567,623

(1)	Represents leasing commissions and tenant improvements, net of expected reimbursements, for our consolidated portfolio on a pro forma basis to reflect our pending acquisition of the GRE portfolio.
(2)	Represents minimum ground lease payments for our Waterfront Plaza and Clifford Center properties.

Distributions

We have made an election to be taxed as a REIT under Sections 856 through 860 of the Code and related regulations, and intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes. We generally will not be subject to federal income tax on income that we distribute to our stockholders and Operating Partnership unit holders, provided that we distribute 100% of our REIT taxable income and meet certain other requirements for qualifying as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect our income and our ability to pay dividends. We believe we have been organized as, and our past and present operations qualify the Company as, a REIT.

One of our primary objectives, consistent with our policy of retaining sufficient cash for reserves and working capital purposes and maintaining our status as a REIT, is to distribute a substantial portion of our funds available from operations to our common stockholders and Operating Partnership unit holders in the form of dividends or distributions on a quarterly basis. Dividends and distributions by us are contingent upon our receipt of distributions on the common units from the Operating Partnership. The Operating Partnership is prohibited from making distributions on the common units unless all accumulated distributions on the preferred units have been paid, except for the purposes of maintaining our qualification as a REIT. As of June 30, 2010, we considered market factors and our performance in addition to REIT requirements in determining distribution levels.

On May 11, 2010, our board of directors authorized a cash dividend of $0.50 per share of our common stock and Class B Common Stock for the second quarter of 2010. The dividend was paid on July 15, 2010 to holders of record on June 30, 2010. Commensurate with our declaration of a quarterly cash dividend, we paid distributions to holders of record of common units at June 30, 2010 in the amount of $0.50 per common unit, on July 15, 2010. In addition, we paid 2% distributions, or $1.25 per unit, to holders of record of preferred units at June 30, 2010, on July 15, 2010. We relied upon borrowings under our existing line of credit to pay a portion of these distributions.

On September 20, 2010, our board of directors authorized a cash dividend of $0.50 per share of our common stock and Class B Common Stock for the third quarter of 2010. The dividend is to be paid on October 15, 2010 to holders of record on September 30, 2010. Commensurate with our declaration of a quarterly cash dividend, we intend to pay distributions to holders of record of common units at September 30, 2010 in the amount of $0.50 per common unit, on October 15, 2010. In addition, we intend to pay 2% distributions, or $1.25 per unit, to holders of record of preferred units at September 30, 2010, on October 15, 2010. We expect to rely upon borrowings under our existing line of credit to pay a portion of these distributions.

Our board of directors authorized daily dividends on the Senior Common Stock, payable to holders of record of the Senior Common Stock as of the close of business on each day of the period commencing April 22, 2010 through December 31, 2010, in an amount equal to an annualized rate of 7.25%. Dividends declared for each month have been or will be paid on or about the 15th day of the following month.

Amounts accumulated for distribution to stockholders and Operating Partnership unit holders are invested primarily in interest-bearing accounts which are consistent with our intention to maintain our qualification as a REIT. At June 30, 2010, the cumulative unpaid distributions attributable to preferred units were $0.6 million, which were paid on July 15, 2010.

Funds from Operations

Funds from operations, or FFO, is a widely recognized measure of REIT performance. The National Association of Real Estate Investment Trusts, or NAREIT, has provided a recommendation on how REITs should define FFO. NAREIT suggests that FFO be defined as net income (loss) attributable to stockholders (as computed in accordance with GAAP), excluding gains (or losses) from dispositions of property, extraordinary items, real estate-related depreciation and amortization (including capitalized leasing expenses, tenant allowances or improvements and excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with NAREIT guidelines, except that our pro forma combined statement of operations excludes transaction expenses related to the GRE portfolio, which has the effect of excluding them from pro forma FFO as used in this prospectus. Management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization, gains (or losses) from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, captures trends in occupancy, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Furthermore, our definition of FFO as used in this prospectus is not calculated in accordance with NAREIT guidelines, and accordingly our pro forma FFO may not be comparable to other equity REITs’ FFO. As a result, FFO should be considered only as a supplement to net income (loss) as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

The following table presents a reconciliation of our historical and pro forma net loss to FFO for the periods presented (in thousands).

	Six Months Ended June 30,			Year Ended December 31,
	Pro Forma Combined 2010	2010	2009	Pro Forma Combined 2009	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss attributable to common stockholders	$	$(2,290)	$(2,172)	$	$(15,613)
Add: Depreciation and amortization of real estate assets		11,529	13,557		27,240
Add: Depreciation and amortization of real estate assets — unconsolidated joint ventures		1,342	1,276		2,572
Less: Distributions to preferred unit holders		(1,136)	(1,136)		(2,272)
Less: Net loss attributable to non-controlling interests		(7,360)	(9,121)		(66,237)

FFO attributable to common stockholders	$	$2,085	$2,404	$	$(54,310)

Reconciliation of FFO to FFO excluding fair value adjustment of preferred units
FFO	$	$2,085	$2,404	$	$(54,310)
Add: Fair value adjustment of preferred units (1)	—	—	—	—	58,645

FFO excluding fair value adjustment of preferred units	$	$2,085	$2,404	$	$4,335

(1)	During the quarter ended December 31, 2009, we modified the redemption features of our preferred units, which resulted in a one-time non-cash fair value adjustment charge of $58.6 million, which represents the increase of the book value of the units to their fair market value.

Off-Balance Sheet Arrangements

The mortgage debt that we maintain for our consolidated properties and unconsolidated joint venture properties is typically property-specific debt that is non-recourse to our Operating Partnership, except for customary recourse carve-outs for borrower misconduct and environmental liabilities. The recourse liability for borrower misconduct and environmental liabilities was guaranteed by Mr. Reynolds or, with respect to one loan, Mr. Shidler. Our Operating Partnership has agreed to indemnify Messrs. Reynolds and Shidler to the extent of their guaranty liability. This debt strategy isolates mortgage liabilities in separate, stand-alone entities, allowing us to have only our property-specific equity investment at risk, except to the extent of the recourse carve-outs. In management’s judgment, it would be unlikely for us to incur any material liability under these indemnities that would have a material adverse effect on our financial condition, results of operations or cash flows.

Inflation

We are exposed to inflation risk, as income from long-term leases is the primary source of our cash flows from operations. Because the majority of our leases require tenants to pay most operating expenses, including real estate taxes, utilities, insurance, and increases in common area maintenance expenses, we do not believe our exposure to increases in costs and operating expenses resulting from inflation is material. Furthermore, the majority of our existing leases contain contractual annual rental rate increases, which will at least partially offset the effect of inflation on our operating results.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk is interest rate risk. Our strategy is to have no more than 25% of our total consolidated debt be at uncapped or unswapped floating interest rates. Our charter and bylaws, however, do not limit the amount or percentage of debt that we may incur nor do they restrict the form in which our debt will be taken (including recourse, non-recourse and cross-collateralized debt). As of June 30, 2010, on a pro forma basis, we had no outstanding consolidated floating rate debt.

Our estimates of the fair value of debt instruments at June 30, 2010, were determined by performing discounted cash flow analyses using an appropriate market discount rate. Considerable judgment is necessary to interpret market data and develop the estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. As of June 30, 2010, on a pro forma basis, the carrying value and estimated fair value of the mortgage and other loans were $376.9 million and $361.4 million, respectively.

We are not subject to foreign currency risk.

MARKET BACKGROUND AND OPPORTUNITY

Our Target Markets

We focus primarily on specific long-term growth markets with a high quality of life that, according to RCG, have high barriers to entry for the development of new office supply and a history of long-term job formation. We believe that our target markets provide us with attractive long-term return opportunities and that our integrated operating platform, market knowledge and industry relationships give us an advantage relative to many of our competitors. Our target markets consist of Honolulu and the largest metropolitan markets in California, specifically San Diego, certain submarkets of Los Angeles, Orange County and the San Francisco Bay Area. Set forth below is a description of each of the aforementioned target markets, all of which is based upon information supplied by, and expertized by, RCG.

Honolulu

Economy. The State of Hawaii, which has a total population of approximately 1.9 million, consists of the eight major islands of Oahu, Maui, Kauai, Molokai, Lanai, Kahoolawe, Niihau and the Island of Hawaii. The Island of Oahu, which has a population of approximately 1.3 million, is the most populous, with approximately 74.3% of Hawaii’s 587,900 jobs as of June 2010. The downtown area of Honolulu, Hawaii’s capital city, is located in the southeast portion of Oahu and represents the political, economic, and cultural center of Hawaii as well as a center of international trade and travel for the United States and Asia. In addition to Hawaii’s tourism and construction industries and a strong military presence, the Hawaiian Islands derive a significant portion of their employment from the health care, finance, education and trade industries.

Honolulu’s economy has strong ties to military spending, and benefits from a large tourism industry. The government sector is Honolulu’s largest sector by number of employees and accounts for more than 20% of all jobs in Honolulu. In 2008 (latest data available), government spending accounted for approximately $6.4 billion, or 24%, of Hawaii’s gross state product (GSP). Military spending in Hawaii totals approximately $8 billion, providing a solid foundation of consistent economic activity in Honolulu despite varying economic cycles. RCG expects this funding to continue as Hawaii serves as a strategic military location. The leisure and hospitality sector comprises approximately 15% of total employment and is Oahu’s second-largest employment sector. Approximately $11.4 billion, or 18%, of the state’s GSP was generated from the tourism industry. RCG expects tourism activity to increase over the long term as both domestic and international economic conditions improve. The educational and health services sector, a major driver of economic growth, sustained healthy expansion through the recession, and RCG expects this sector to continue to drive overall employment growth on Oahu.

After nearly two years of job losses, Honolulu began adding jobs in early 2010, indicating an improving economy. In the first half of 2010, 3,000 new jobs were added in Honolulu, equating to a growth rate of 0.7%. As of June 2010, the unemployment rate was 4.8%, compared to a national average of 9.5%. RCG expects employment growth to continue through the remainder of 2010, with the number of jobs forecast to grow 0.5% in the second half of 2010. RCG believes that the rebound in consumer spending and tourism activity by both domestic and international travelers over the coming years should stimulate job growth in the local leisure and hospitality industry, which will continue to drive the Honolulu economy. Additionally, the ongoing presence of the U.S. military on Oahu should also drive payroll expansion.

Overall Office Market. The Honolulu office market, which encompasses Honolulu’s urban submarkets of the Central Business District, Waikiki and Kapiolani as well as suburban Honolulu, contains more than 11.6 million square feet of gross leasable area as of the second quarter of 2010. Our operations are focused on the urban submarkets, where the tenant base includes a mix of financial services firms, tourism-related companies and federal government tenants. Recent demand for office space has been driven by federal spending and by firms associated with Honolulu’s Rail Transit Project. Rents in the second quarter of 2010 improved slightly, increasing by 2.5% from fourth quarter 2009, while the overall vacancy rate increased to 13.5% in the second quarter of 2010 compared with 11.7% in the fourth quarter of 2009. RCG expects the vacancy rate to decline to 13.2% by the fourth quarter of 2010, with rent growth at a modest 1.2% for 2010. The return of healthy job growth is expected to drive demand for office space beginning in 2011. RCG expects continued improvement in occupancy rates, with vacancy falling to 10.7% by the fourth quarter of 2014. As demand increases, RCG expects annual rent growth to increase from 1.8% in 2011 to 2.2% in 2014. RCG believes that the market’s geographic supply restrictions and lack of new construction in the development pipeline should minimize supply-side pressure and aid in the market’s recovery during the next five years.

San Diego

Economy. San Diego has a diversified economy that supports approximately 1.2 million jobs as of June 2010. San Diego County continues to evolve and mature as a diverse economy, broadening its employment base while maintaining strong ties to the large and historic military presence. Major employment sectors include professional and business services, biotechnology and high technology, trade and leisure and hospitality. Given the large military presence, the government sector is the largest employment sector in San Diego. Twelve Navy and Marine bases are located in the area and support an estimated 342,000 jobs according to RCG. The biotechnology cluster is one of the largest in the nation, and the expansion of tech firms in the region is expected to drive economic recovery in the coming years. The scientific R&D services sector is a subsector of the professional and business services sector and, given the return of venture capital funding in San Diego, RCG expects this sector will fuel total employment growth throughout San Diego in the coming years. The professional and business services sector is San Diego’s largest private employment component, accounting for 16.3% of the total employment base. In the first half of 2010, this sector added 3,700 jobs, equating to a growth rate of 1.9%. RCG forecasts strong job growth in this sector, expanding by 2.0% in 2010, and increasing to annual growth of 2.5% by 2014.

San Diego’s economy has historically outperformed the nation in terms of job creation, due to the diversified nature of the economy and strong population growth. People and employers are attracted to San Diego by its temperate weather, high quality of life and renowned research institutions and universities. In the first half of 2010, a total of 10,300 jobs were added to the total employment base. RCG predicts hiring in San Diego will outpace the national recovery, with local employment growth averaging 1.3% annually between 2010 and 2014, compared with 1.0% nationally. RCG expects annual payrolls to increase by 0.9% in 2010, with annual growth accelerating to 1.7% by 2014.

Suburban Office Market. The San Diego office market, which encompasses all of San Diego County, totals nearly 56.0 million square feet as of the second quarter of 2010, with approximately 9.6 million located downtown and the remaining 46.4 million located in the suburban submarkets. The suburban submarkets on which we currently focus are Carlsbad, Del Mar Heights, Kearny Mesa, Mission Valley, Rancho Bernardo, Poway / Scripps Ranch and Sorrento Mesa. The most desirable office space in the region is located in suburban submarkets as demand is traditionally lower downtown. The return of job growth has increased tenant demand in San Diego’s suburban submarkets. The suburban vacancy rate decreased to 20.4% in the second quarter of 2010 from 21.6% in the fourth quarter of 2009. RCG expects the suburban vacancy rate to steadily decline to 9.6% by the fourth quarter of 2014 and rent growth to resume in 2011, increasing from 1.9% in 2011 to 5.0% by 2014. RCG believes recent overbuilding between 2006 and 2008 will keep new construction low, helping to prevent a further oversupply of available space. RCG expects 253,000 square feet to be delivered in 2010, down from an average of nearly 1.6 million square feet completed annually between 2005 and 2009; and expects only 65,000 square feet to be delivered in 2011. Overall, RCG believes that the demand for office space in San Diego will remain healthy over the long-term, driven by the diversified and high technology economy as well as the desirability of the region as a place to live and work.

Los Angeles

Economy. Los Angeles’ diversified economy generated $499.8 billion of gross domestic product in 2009, making it one of the largest and most influential economies in the world. Several industries are clustered in Los Angeles, including media and entertainment, trade and tourism. Following job losses in 2008 and 2009, the Los Angeles economy improved in the first half of 2010, adding 12,800 jobs between December 2009 and June 2010. The information services and trade sectors were the greatest drivers of this growth on an absolute basis, expanding by a combined total of 22,700 jobs, while five other sectors, including construction and manufacturing, shed jobs. Los Angeles is the center of the entertainment industry for both film and television production in the United States. One out of 12 workers in Los Angeles County is tied to the entertainment industry. Additionally, media and new media businesses, such as video games and other forms of digital content production, are vital and growing elements of the local economy that leverage the proximity to the center of the traditional entertainment business for creative talent and financing. Trade is also a significant industry in Los Angeles given the presence of the Los Angeles-Long Beach Port, accounting for more than 15% of total employment.

Los Angeles has been affected by the recession as much as other cities and regions in the United States. The unemployment rate stood at 12.3% as of December 2009. RCG believes the unemployment rate will decline to 9.4% by 2014 as annual job growth increases from 0.5% in 2010 on an annual basis to 1.1% by 2014. Another important driver of the economy will be accelerating population growth, which will create demand for a variety of services. RCG expects the addition of 62,700 new residents between 2011 and 2014, as the strengthening economy and more-affordable home prices attract more new residents to the metropolitan area.

Overall Office Market. The Los Angeles office market, which includes the Central Business District, or CBD, West Los Angeles, South Bay, San Gabriel Valley and San Fernando Valley / Tri-Cities submarkets according to RCG, totals more than 193.4 million square feet as of the second quarter of 2010. Office market conditions in Los Angeles have softened throughout the region largely as a result of job losses and the recent delivery of new office space. An average of 1.7 million square feet of new office space per year was delivered to the market between 2007 and 2009. RCG expects market conditions to stabilize by the fourth quarter of 2010 and then improve in the coming years, due to muted new construction and an improving economy. RCG believes that expected job growth will generate demand to absorb vacant space and push down vacancy rates to 14.3% by 2014 from 18.0% in the fourth quarter of 2010. RCG expects rent levels will drop 2.9% in the fourth quarter of 2010 and then return to positive growth of 1.3% by 2011, accelerating to 4.2% by 2014. RCG believes that in the longer term, Los Angeles’ supply constraints and increasingly diverse economy are likely to benefit the office market, supporting healthy rent growth.

Submarkets

Our operations in the Los Angeles market are currently focused on the San Gabriel Valley and San Fernando Valley / Tri-Cities submarkets.

San Gabriel Valley. Weak conditions persisted in the San Gabriel Valley submarket through the second quarter of 2010 as average asking rents fell 0.3% from the fourth quarter of 2009. RCG forecasts improvement in the submarket beginning in 2011, with the vacancy rate declining to 13.6% by the fourth quarter of 2014 and annual rent growth accelerating to 4.4% by 2014. RCG does not anticipate any new space coming online until 2014, which should help restore the imbalance between supply and demand.

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San Fernando Valley / Tri-Cities Office Submarket. The San Fernando Valley/Tri-Cities office submarket was weak in the second quarter of 2010; however, RCG believes that the submarket’s diverse tenant base should provide strength to the economic recovery. The average asking rents declined by 1.2% in the first half of 2010. RCG expects conditions to improve in the medium to longer term. After the delivery of 157,000 square feet this year, RCG does not anticipate any construction completions until 2014. RCG predicts that annual rent growth will accelerate from 1.1% in 2011 to 4.8% in 2014 and expects the vacancy rate to fall from 20.1% as of the second quarter of 2010 to 14.1% by 2014 as tenant demand accelerates.

Orange County

Economy. Orange County is bordered by Los Angeles to the north, San Diego County to the south, Riverside and San Bernardino Counties to the east and 42 miles of coastline along the Pacific Ocean. Orange County has a population of approximately 3.0 million as of December 2009 and an employment base of nearly 1.4 million as of June 2010. RCG believes that the region is an ideal corporate headquarters location, with convenient access to housing and an attractive lifestyle. Orange County was the center of the subprime banking industry, with headquarters for many large subprime originators. Consequently, Orange County’s economy performed well during the housing boom, but collapsed along with the financial and housing market turmoil that impacted the nation. Between 2007 and 2009, the county lost nearly 187,000 jobs across all sectors, with the largest losses occurring in the construction and financial activities sectors.

Job growth has resumed in Orange County as many sectors have begun hiring. Through the first half of 2010, 29,700 jobs were added, equating to a six month growth rate of 2.2%. RCG believes that the temperate climate, the presence of the Disneyland theme park and a large number of beaches ensure that Orange County will remain a top tourist destination. After losing jobs in 2008 and 2009, the leisure and hospitality sector added 6,000 jobs in the first half of 2010, equating to a growth rate of 3.5% during that period. RCG believes that as leisure travel increases to the area, employment in this sector will continue to improve. RCG predicts that total employment will increase by 2.4% on an annual basis in 2010 and then level off to a 1.7% annual growth rate by 2014. In total, the return of job creation is expected to translate into nearly 116,300 new jobs between year-end 2009 and year-end 2014. RCG predicts the unemployment rate to edge downward from 9.2% as of June 2010 to the mid-7% range by 2014.

Overall Office Market. The Orange County office market is comprised of more than 81 million square feet spread across the county’s 34 cities as of the second quarter of 2010. Unlike most traditional office markets, Orange County does not have a singular CBD, but instead is comprised of several major submarkets. As with the nation, the local market experienced weak demand during the recession. Between 2006 and 2008, construction levels surged, leading to a vacancy rate of 20.2% in the fourth quarter of 2009. There are currently no reported office projects in the development pipeline, and RCG does not anticipate any within the next five years. Given the drop in construction, RCG reports that local experts believe the market is stabilizing as the pace of negative absorption has been slowing and leasing activity has been increasing. RCG expects annual rent growth will resume in 2011 at approximately 1.8%, accelerating to 4.5% by 2014 as the vacancy rate decreases to 16.0%.

San Francisco Bay Area

Economy

San Francisco Economy. The San Francisco market, consisting of the City of San Francisco, together with San Mateo and Marin counties, had a population of nearly 1.8 million in 2009 and a job base of approximately 919,300 as of June 2010. The economy is driven by professional services and an array of innovative growth industries, including high technology, biotechnology, clean technology, software development and multimedia design and production. In addition, a number of prominent accounting firms, law firms, commercial banks, investment banks, venture capital firms and money management companies are headquartered or have offices in San Francisco. Tourism is also an important segment of the local economy.

San Francisco’s economy has been affected by the credit crisis and national recession, although the region only began to feel the full effects in late 2008. A total of 61,400 jobs, or 6.3% of total employment, were lost in 2009. However, RCG believes that the economy will stabilize by year-end 2010 with employment growing 0.3% on an annual basis in 2010. RCG projects employment growth to accelerate from 0.9% in 2011 to 1.4% by 2014 and for San Francisco to regain close to 39,700 jobs from year-end 2009 through 2014.

East Bay Economy. The East Bay market spans from east side of the San Francisco Bay to the eastern edge of Alameda County and had a population of approximately 2.5 million as of 2009 and an employment base of over 937,200 as of June 2010. The largest and most dense city in Alameda County is Oakland with an estimated population of 409,000 people. Oakland is a transportation hub, both for industry and for residents of the entire San Francisco Bay Area. The Port of Oakland is the fourth-busiest port in the United States in terms of traffic and a major driver of the East Bay economy. The East Bay has historically been a lower cost alternative to the San Francisco market with an economy driven by trade, government and educational and health services. Although the Port of Oakland, government sector and healthcare industry are all major drivers of the economy, the East Bay is quickly becoming a destination for companies in the clean technology industry. A source of innovation in the area, the University of California at Berkeley is the largest university in the Bay Area and is one of the top employers in the area with 20,500 East Bay-based employees.

Real estate activity was the primary driver of the growth in the East Bay economy through much of the previous decade. As such, the corrections in the housing and mortgage-lending industries continue to restrain the area’s recovery. Through the first half of 2010, 7,400 jobs were shed, equating to a 0.8% decline. RCG expects job growth will increase 0.7% in the second half of 2010 and then increase from 0.9% in 2011, to 1.1% by 2014. RCG expects the creation of more than 34,000 jobs from year-end 2009 through 2014. RCG expects the growing concentration of emerging technology companies in the East Bay to translate into accelerated job growth in the region as these industries mature.

Office Market

San Francisco Overall Office Market. The San Francisco office market (excluding Marin County) totals nearly 107.4 million square feet as of the second quarter of 2010 and consists of three primary submarkets: the CBD submarket, the non-CBD submarket and the Peninsula submarket, which includes cities in San Mateo County. Companies are attracted to the region by the educated and skilled work force and by its desirability as a place to live and work. Office demand fell during 2008 and 2009; however there are signs a recovery is under way as the vacancy rate appears to be stabilizing. The total vacancy rate rose to 15.7% in the second quarter of 2010 from 15.5% in the fourth quarter of 2009 and 13.2% in the fourth quarter of 2008. RCG expects the vacancy rate to decrease to 14.8% by the fourth quarter of 2010 and to improve to 10.4% by 2014 as leasing activity improves.

East Bay Overall Office Market. The East Bay office market, which consists of Alameda and Contra Costa Counties, contains approximately 59 million square feet. The market has historically been a lower cost alternative to San Francisco and where a number of companies have housed their back-office operations; however, several large corporations maintain headquarters in the market, including Chevron, Clorox, Kaiser Permanente and Safeway. Although the vacancy rate increased to 18.7% in the fourth quarter of 2009 due to a contraction in employment, net absorption in the second quarter of 2010 caused the vacancy rate to drop to 18.1%. RCG expects the vacancy rate to improve from 17.5% in the fourth quarter of 2010 to 13.2% by 2014. Rent growth is expected to remain soft for the remainder of 2010 but then increase by 2.4% in 2011, picking up to 4.2% by 2014.

BUSINESS AND PROPERTIES

Overview

We are a publicly traded REIT that owns, acquires and operates primarily institutional-quality office properties principally in selected long-term growth markets in California and Hawaii. We currently own eight office properties comprising approximately 2.3 million rentable square feet. We also own interests (ranging from 5% to approximately 32%) in 16 joint venture properties, of which we have managing control of 15, comprising approximately 2.4 million rentable square feet. In addition, we are party to two purchase contracts to acquire the GRE portfolio, which is a portfolio of 12 office properties comprising approximately 1.9 million rentable square feet, for aggregate consideration of approximately $305.9 million. We expect to complete the acquisition of the GRE portfolio concurrently with the completion of this offering. Following the completion of this offering and the acquisition of the GRE portfolio, we will own 36 office properties, including the interests in our joint venture properties, comprising approximately 6.6 million rentable square feet in 76 buildings. Our primary business objectives are to achieve sustainable long-term growth in net asset value, FFO per share and dividends per share. We intend to achieve these objectives through both internal and external growth initiatives.

We were formed in 2008 as a continuation of The Shidler Group’s successful 30-year history of operations in the western United States and Hawaii. Our formation was accomplished through a reverse merger into a publicly traded REIT, AZL, whose common stock was listed and traded on the American Stock Exchange. Concurrent with the merger, we changed our name to Pacific Office Properties Trust, Inc. and reincorporated in the State of Maryland. Currently, we are externally managed by our Advisor. Concurrent with the completion of this offering, we will acquire our Advisor and thereby become internally managed.

We currently own office buildings in Honolulu, San Diego, Orange County, certain submarkets of Los Angeles and Phoenix. Upon the completion of our pending acquisition of the GRE portfolio, we will expand to the San Francisco Bay Area. We intend to target future acquisitions in the San Francisco Bay Area and all of our current markets with the exception of Phoenix. We refer to these markets as our target markets. We focus primarily on specific long-term growth markets with a high quality of life that, according to RCG, have high barriers to entry for the development of new office supply and a history of long-term job formation. We believe that our target markets provide us with attractive long-term return opportunities and that our integrated operating platform, market knowledge and industry relationships give us an advantage relative to many of our competitors.

We believe that the current dislocation in the commercial real estate market and the economic conditions in our target markets afford us the opportunity to acquire institutional-quality office buildings at prices that are substantially below replacement cost. RCG expects employment and the local economy in each of our target markets to improve which, with minimal new office construction expected over the next three years, should lead to improved occupancy and rent growth. Our investment strategy is to acquire those types of office buildings often described as “core” investment properties which, generally, due to their location, building quality and tenant base, produce a predictable and growing income stream, and “value-added” investment properties which generally offer upside potential through improvement upgrades, repositioning, aggressive leasing and intensive management. We access potential acquisitions through a broad network that The Shidler Group has developed over the past 30 years, including lenders, brokers, developers and owners. As a result, we believe we have a “first call” advantage due to our reputation, relationships and ability to provide a broad array of transaction structures to address the varying needs of sellers. These also allow us to acquire institutional-quality office properties in off-market transactions with a familiar base of local and institutional owners.

Our capitalization strategy is to create and maintain what we believe to be a stable debt and equity capital structure. We intend to limit the outstanding principal amount of our consolidated debt to less than 50% of our total market capitalization. We also intend to limit the sum of the outstanding principal amount of our consolidated debt and the aggregate liquidation preference of our outstanding Senior Common Stock and any preferred securities to less than 55% of our total market capitalization. Upon the completion of this offering and

the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately     % of our total market capitalization. Our debt consists of, and we intend to continue to employ, primarily non-recourse, fixed-rate mortgage financing. Upon the completion of this offering and the concurrent transactions, we will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive strengths:

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Institutional-Quality Office Assets in Desirable Growth Markets. Our property portfolio consists primarily of institutional-quality office properties located in long-term growth markets with a high quality of life that have, according to RCG, high barriers to entry for the development of new office building supply and a history of long-term job formation. We are the largest owner of office-property space in Honolulu. We believe that our properties could not be replaced on a cost-competitive basis today based on current market rents and estimated construction costs. We also believe that our target markets of Honolulu, San Diego, certain submarkets of Los Angeles, Orange County and the San Francisco Bay Area are among the most desirable in the United States in terms of favorable demand fundamentals due to their proximity to a diverse range of businesses and industries, including entertainment, tourism, real estate, technology and legal and financial services. Additionally, our target markets exhibit significant barriers to entry due to zoning and regulatory restrictions and a scarcity of available land. According to RCG, our target markets are also characterized by long-term office employment growth, declining office vacancy and the expectation of increasing rental rates during the economic recovery. We believe these favorable supply and demand fundamentals will enable us to achieve consistent cash flow growth over time.

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Established Real Estate Operating Platform. Upon the completion of this offering and the concurrent transactions, we will be an internally managed, fully integrated real estate company with in-house asset management, property management and leasing capabilities. Members of our executive management team were responsible for the acquisition of all of our properties and have been responsible for managing these assets, including prior to our formation. We employ value creation techniques established by our founder, The Shidler Group, in its long history of highly successful investments in commercial real estate. While conducting our initial due diligence for a potential acquisition, we develop a Value Optimization Plan, or VOP, which is a comprehensive plan of physical improvement, operational efficiencies and leasing potential for the property. Once a property is acquired, we are able to promptly implement our value-creation plan developed under VOP, and employ our High Occupancy Optimization Program, or HOOP, which is an individualized strategy designed to decrease downtime on vacancies, increase rental rates, improve tenant retentions and maintain our high standards of operation. We believe that VOP and HOOP allow us to begin realizing a property’s potential rapidly after acquisition.

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Deep Industry Relationships that Provide Access to Significant Investment Opportunities. Over the past 30 years, The Shidler Group has built an extensive network of long-standing relationships with real estate owners, institutional investors, national and regional lenders, brokers, tenants and other participants in our core markets in California and Hawaii. We believe these relationships will provide us access to a consistent pipeline of attractive acquisition opportunities and access to both equity and debt capital that may not be available to our competitors. For example, in the last ten years, our executive management team has undertaken joint ventures with Angelo, Gordon & Co., Invesco, GE Capital and Starwood Capital, among others. Additionally, we employ a diverse set of acquisition strategies enhanced by our relationships and focused on four distinct sources of acquisitions: entity transactions, market transactions, contributed transactions and joint venture transactions. These strategies and our significant relationships have created a robust current transaction pipeline, evidenced by our pending acquisition of the GRE portfolio for aggregate consideration of approximately $305.9 million and comprised of 12 properties containing approximately 1.9 million rentable square feet. As part of this pipeline, we are actively negotiating approximately $             million of potential acquisitions in our target markets that contain approximately              million rentable square feet.

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Diverse and Stable Tenant Base. As of June 30, 2010, on a pro forma basis to reflect our pending acquisition of the GRE portfolio, the tenant base in our consolidated properties included approximately 800 tenants across various industries with leases averaging approximately 4,300 square feet, a median lease size of approximately 1,630 square feet and no tenant representing more than 4.4% of our annualized rent. We believe that our diverse tenant base helps us to minimize our exposure to economic fluctuations in any one industry or business sector. In addition, we believe that our base of smaller-sized office tenants is generally less rent sensitive and more likely to renew than larger tenants and minimizes the negotiating power afforded to any single tenant. These factors contribute to strong tenant retention metrics, as evidenced by our tenant retention ratio of 82% for our existing consolidated properties for the 12 months ended June 30, 2010. As a proactive owner and operator of our office properties, we are also focused on maximizing our tenant relationships in order to understand, anticipate and address the long-term business needs of our tenants, which we believe enhances our ability to retain quality tenants, facilitates our leasing efforts and maximizes cash flow from our properties.

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Growth Oriented Capital Structure with Minimal Near-Term Maturities. Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately     % of our total market capitalization. We will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013. We are negotiating with affiliates of the underwriters a three-year $125.0 million secured revolving credit facility. We expect to enter into our new credit facility concurrently with the completion of this offering and the concurrent transactions. We do not intend to draw on our new credit facility to fund any of the concurrent transactions, and we expect that $             million will be immediately available to pursue acquisitions in our target markets and for general working capital purposes. We believe our capital structure and access to diverse capital sources will enable us to execute our growth strategy.

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Experienced and Committed Executive Management Team with a Proven Track Record. We believe our executive management team’s extensive experience in acquiring, owning, financing, structuring, managing, redeveloping and repositioning office properties in our target markets provides us with a significant competitive advantage. Our executive management team is led by James R. Ingebritsen, James R. Wolford and Matthew J. Root, our President and Chief Executive Officer, Chief Financial Officer and Chief Investment Officer, respectively, who have 23, 25 and 20 years, respectively, of experience in the commercial real estate industry. Messrs. Ingebritsen and Root, acting as principals, have been directly responsible for the sourcing, capital structuring and acquisition of nearly $2 billion of commercial property in our target markets comprising over 20 million square feet in 350 buildings and have worked together with the Chairman of our board of directors for approximately 15 years. Additionally, the Chairman of our board of directors, Mr. Shidler, is a nationally recognized real estate investor and innovator who has founded and served as Chairman of several publicly traded REITs, including Corporate Office Properties Trust (NYSE: OFC). Mr. Shidler has been the Chairman of OFC since 1997 and according to SNL Financial, OFC’s total return (capital appreciation and dividends paid) from the date of OFC’s reverse merger with The Shidler Group’s operations on October 14, 1997 to June 30, 2010 was approximately 921%, outperforming the 137% total return for the MSCI U.S. REIT Index over the same period. None of our Chairman or executive officers are receiving cash proceeds from this offering. Upon completion of this offering, our Chairman and executive officers will own approximately       % of our common stock on a fully diluted basis.

Our Business and Growth Strategies

Our primary business objectives are to achieve sustainable long-term growth in net asset value, FFO per share and dividends per share. We intend to achieve these objectives through both internal and external growth initiatives.

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Maximize Cash Flow through Contractual Rent Increases and Lease-Up. We have embedded future rental revenue growth as our leases typically include contractual annual rental rate increases from 2.5% to 3.0%. We also believe we will be able to achieve significant internal cash flow growth over time, primarily though tenant retention and lease-up and operational leverage. We expect to realize increased rental income by focusing on our strategic leasing initiatives, including focusing on near-term expiring leases and aggressively marketing available space to prospective tenants. As of June 30, 2010, seven of the 12 properties in the GRE portfolio were leased at below submarket occupancy rates, representing a significant opportunity to grow cash flow through lease-up. These properties, totaling approximately 1.2 million rentable square feet, were 74% leased on a weighted average basis compared to, according to RCG, a weighted average submarket occupancy of 85%.

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Generate Internal Growth through Proactive Asset and Property Management. We expect to achieve internal growth through proactive asset and property management including strategic leasing initiatives, tenant retention programs, close relationships with our tenants and our HOOP initiative. In addition to maximizing results within our existing portfolio, we believe that we will be able to apply our asset and property management expertise to newly acquired properties, such as our pending acquisition of the GRE portfolio, in order to increase the performance and cash flow of such properties under our ownership. We also expect that future property acquisitions in our target markets will allow us to generate additional operating efficiencies through greater economies of scale.

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Focus on Acquisitions with Attractive Risk-Adjusted Returns in our Target Markets. We intend to continue to focus on core and value-added property investments located primarily in long-term growth markets with a high quality of life that, according to RCG, have high barriers to entry for the development of new office building supply and a history of long-term job formation. We believe that markets with high barriers to entry for the development of new office building supply tend to maintain their supply and demand balance of office space and produce more predictable rental rate growth. Our target markets currently include Honolulu, San Diego, certain submarkets of Los Angeles, Orange County and the San Francisco Bay Area. We will continue to target core investment properties, which we expect to produce a predictable and growing income stream due to their location, building quality and tenant base, and value-added investment properties, which we believe will generally offer upside potential through improvement upgrades, repositioning, aggressive leasing and intensive management. We believe that the current economic conditions in our target markets afford us the opportunity to acquire institutional-quality office buildings at prices that are substantially below replacement cost.

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Pursue Repositioning Initiatives and Value-Added Opportunities. We will continue to pursue cash flow growth through repositioning and value-added initiatives at certain of our existing properties and future acquisitions. At each property that we acquire, we employ our VOP to create a customized plan that we implement to maximize a property’s cash flow potential.

For example, in 2007, we acquired the Bank of Hawaii Waikiki Center, a 152,000 square foot office building located in Waikiki with substantial vacancies. After implementing significant property upgrades and tenant leasing initiatives, we entered into a 30-year lease with the Bank of Hawaii to anchor a significant portion of the property’s ground floor as a flagship branch location and to lease additional space on the third floor for their international banking center. As part of our initial due diligence, it was determined that Planet Hollywood, which occupied extremely valuable Kalakaua Avenue space on a below-market lease, was a possible credit risk. As part of Planet Hollywood’s corporate restructuring in 2010, we were able to negotiate a lease-cancellation payment from the tenant’s guarantor, and subsequently sign an 18,000 square foot lease with the Teddy Bear Museum, a proven tourist attraction that includes retail, food and beverage components. During this aggressive tenant restructuring and street-level repositioning, we replaced an 800 square foot surf shop on the ground floor with a new tenant in the hospitality industry that also leased 12,200 square feet of office space. The final component to our value-added initiative was the successful completion of a long-term lease to bring a 2,500 square foot 7-Eleven store to the property. The repositioning of this property not only significantly increased income but also considerably improved the overall credit quality of the tenant base.

In 2004, we acquired Waterfront Plaza, one of the largest mixed-use commercial properties in the state of Hawaii occupying an entire city block in downtown Honolulu. Waterfront Plaza is comprised of seven, five-story office structures and, at acquisition, included ground level restaurants, retail shops and a nine screen movie theatre complex totaling 534,475 rentable square feet. The property was previously owned by an absentee institutional investor and was in a state of decline. Following our acquisition, we promptly implemented both physical renovations and operational efficiencies according to the property’s VOP. We restructured the property’s ground lease to add 21 years to the existing 34 years of remaining lease term, negotiated 30 years of fixed rent, and improved the rental terms for subsequent years. We re-measured the property utilizing Building Owners and Managers Association, or BOMA, standards, which increased the property’s rentable square footage by 3.8%. We renovated the main plaza areas of the project, including painting, new signage, mechanical system upgrades and landscaping, to rebrand and reposition the property as one of the premier mixed-use projects in Honolulu. As existing leases expired, we replaced retailers with service tenants serving the needs of our office tenant base and medical tenants wanting proximity to the recently built University of Hawaii medical school and local hospitals. We negotiated a favorable buy-out of the underperforming movie theatre lease, releasing the space to the Honolulu Surgery Center. We also made extensive improvements to Waterfront Plaza’s parking garage to significantly improve parking revenue.

Our Acquisition Strategy

We focus on the office-buildings sector of the commercial real estate market, which we believe offers the greatest potential for rental rate growth, increasing occupancy and value appreciation. Our property portfolio, including our pending acquisition of the GRE portfolio, is comprised currently of approximately 75% core and 25% value-added investments. The flow chart presented below graphically depicts our four traditional sources of deal flow and acquisitions.

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Entity Transactions. We have demonstrated that we are an attractive alternative for portfolio owners wishing to become part of a public platform. In short, to the extent that selling portfolio owners join our company and continue managing the acquired properties, they can become part of a publicly traded REIT without having to maneuver the “going public” process. We have been successful in competing for complex acquisitions in a manner that is tax-advantageous to the contributor, while at the same time providing a dynamic corporate home for the related management and executive team. Our ability to address both the financial and social issues of a major transaction is one of our primary competitive advantages.

Concurrent with the completion of this offering, we expect to acquire the GRE portfolio, which contains approximately 1.9 million rentable square feet, in what we term an Entity Transaction. This involves a major contribution of both a portfolio and a portion of an organization’s property management team to us.

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Market Transactions. These are one-off deals that may or may not be openly offered on the market. Our current success is a function of the broad network that The Shidler Group has developed over the past 30 years, including lenders, brokers, developers and owners. In today’s competitive marketplace, access is key and speed and certainty of closing are critical.

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UPREIT Transactions. Our structure as an UPREIT gives us a material advantage over cash-only buyers. Within the REIT industry, we believe that UPREIT transactions will materially increase if tax rates increase and financial leverage declines. We believe that we are entering such a period. We continue to encounter owners whose office buildings have maturing debt that cannot be refinanced in the current market. These situations are well-suited to our UPREIT transactions, in which the property is contributed in exchange for Operating Partnership units, which allows the contributing owner to avoid tax recapture issues. In addition, as a young and growing REIT, our Company may be perceived as a better place for contributing owners to store and grow their equity.

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Joint Venture Transactions. Our executive officers have extensive experience in sourcing and fostering strategic relationships with institutional joint venture partners. In the current environment, our long history of creating value and mitigating risk is generating meaningful reverse inquiry transaction flow.

Our ability and willingness to acquire a significant, but partial interest, in institutional-quality office properties opens up more investment opportunities. More importantly, we believe that it also allows us to purchase these interests for what we believe is less than the respective pro rata value. This means that we may be able to acquire 50% of an office building for less than 50% of the amount that the property would sell for if 100% were available.

Acquisition Pipeline

We have a large network of long-standing relationships with individual and institutional real estate owners, real estate developers, investment banks, and national and regional lenders in the California and Hawaii real estate markets. We believe our existing relationships and acquisition programs will continue to provide us access to a consistent pipeline of attractive acquisition opportunities, which may not be available to our competitors. As part of this pipeline, we are actively negotiating approximately $             million of potential acquisitions in our target markets that contain approximately              million rentable square feet.

Although we are continuing to engage in discussions and negotiations with sellers and have commenced the process of conducting diligence on some of these assets, in light of our current offering, we have not entered into binding commitments with respect to, any of these potential acquisition opportunities. As such, there can be no assurance that we will complete any of the potential acquisitions we are currently evaluating or as to the timing to terms of any acquisition that we may complete in the future.

Financing Strategy and Leverage Policy

We believe that we have developed a unique capitalization strategy, which will allow us to make office building acquisitions in an increasingly competitive market. The primary objective of our financing strategy is to create a stable and flexible capital structure.

We believe that, upon the completion of this offering, we will have access to multiple sources of capital to fund our long-term growth capital needs and liquidity requirements. Our ability to access four distinct sources of equity — the public market, the retail investor market, the tax-sensitive owner market and the private institutional market — distinguishes us from most of our office REIT competitors.

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Public Market. As with all listed REITs or real estate operating companies, we may have access to the public markets in which we can raise equity through the sale of exchange-traded securities including both common stock and preferred stock. However, given our three other sources of equity capital, we believe that we may not need to issue exchange-traded securities as often as our competitor REITs. We believe that this may allow us to grow our Company without the continual issuance of common stock.

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Retail Investor Market. Individual investor ownership in publicly traded REITs has reportedly fallen substantially over the past ten years. We believe this decline in ownership is due to two factors — lower dividends and higher volatility.

We have developed a type of equity security called Senior Common Stock that we believe will return some of these retail investors to the publicly-traded REIT market. We believe that our series of non-listed, non-rated preferred-like securities will provide us with a consistent source of equity capital on terms that we find attractive.

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Tax-Sensitive Owner Market. Certain owners of properties or portfolios prefer to dispose of the properties in transactions that will defer the tax implications of the disposition. Our ability to use our Operating Partnership units as an acquisition currency in UPREIT transactions allows us to meet the needs of these sellers and acquire properties that may not have been available through a traditional all-cash purchase. Furthermore, we believe that the issuance of Operating Partnership units in UPREIT transactions is a relatively low-cost method of issuing equity and increasing the equity capitalization of our Operating Partnership.

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Private Institutional Market. We believe that our successful history of investing in joint ventures with institutional investors will allow us to continue to access this source of equity. As of June 30, 2010, we owned interests (ranging from 5% to approximately 32%) in 16 joint venture properties, of which we have managing control of 15, comprising approximately 2.4 million rentable square feet in 34 office buildings. In exchange for managing these joint ventures and our related equity investment, we are entitled to fees, preferential allocations of earnings and cash flows. These include incentive interests in excess of our ownership percentages, subject to returns on invested capital.

We do not raise institutional capital in the fund format, but bring in institutional joint venture partners on a property-specific basis. Many of these joint venture properties have been high value-added opportunities, which had low current yields in the initial period following acquisition. Acquiring these properties in a structured joint venture transaction, in which we receive a preferential allocation of earnings and cash flow, has allowed us to reduce or eliminate any short-term dilution on our investments.

We are negotiating with affiliates of the underwriters a three-year $125.0 million secured revolving credit facility. We expect to enter into our new credit facility concurrently with the completion of this offering.

We intend to limit the outstanding principal amount of our consolidated debt to less than 50% of our total market capitalization. We also intend to limit the sum of the outstanding principal amount of our consolidated debt and the aggregate liquidation preference of our outstanding Senior Common Stock and any preferred securities to less than 55% of our total market capitalization. Our charter and bylaws, however, do not limit the amount or percentage of debt that we may incur nor do they restrict the form in which our debt will be taken (including recourse, non-recourse and cross-collateralized debt). Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately     % of our total market capitalization. We will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013. Our interest rate policy is to have no more than 25% of our total consolidated debt be at uncapped or unswapped floating interest rates.

Our Property Portfolio

Upon the completion of this offering and our pending acquisition of the GRE portfolio, we will own 36 office properties, including the interests in our joint venture properties, comprising approximately 6.6 million rentable square feet in 76 buildings.

We are party to two purchase and sale contracts, or PSAs, to acquire the GRE portfolio, which is a portfolio of 12 office properties consisting of 31 buildings located primarily in southern California. This office portfolio contains 1,947,554 rentable square feet and each of the properties is located in one of our target markets. The portfolio consists of a 12-building office complex containing 422,114 rentable square feet in the San Francisco Bay Area, four office complexes containing a total of five buildings with an aggregate of 366,539 rentable square feet in San Diego, two office complexes containing a total of four buildings with an aggregate of 270,685 rentable square feet in Orange County and five office complexes containing a total of 10 buildings with an aggregate of 888,216 rentable square feet in certain submarkets of Los Angeles. We agreed to purchase these assets in a negotiated transaction from a privately held, diversified financial services firm with more than $100 billion in assets under supervision. The aggregate purchase price for the portfolio is $305.9 million (including the assumption of approximately $79.6 million in existing secured, non-recourse mortgage debt). Approximately $8.0 million of the purchase price will be paid through the issuance of              shares of our common stock, which will be issued in a private placement at a price per share equal to the public offering price of this offering. The cash portion of the purchase price is expected to be funded from the proceeds of this offering and the concurrent private placement. The closing date under each of the PSAs is scheduled to be October 27, 2010. We have the right to extend the closing date under each of the PSAs to December 3, 2010, subject to the payment of additional non-refundable deposits. In addition, either we or the seller may extend the closing date for up to an additional 60 days with respect to specific properties where we are still seeking consent of the lender to assume debt related to such properties as of the closing date.

The properties are leased to a diverse group of 278 tenants with leases ranging in size from less than 1,000 to 152,000 rentable square feet. The portfolio consists of a mix of core and value-added assets, a substantial portion of which provides lease-up opportunities due to current occupancy. We believe that the cost basis of the properties and the diversity in the tenant profile, varying lease sizes and lease durations will result in a stable cash flow stream from the portfolio. As of June 30, 2010, seven of the 12 properties in the GRE portfolio, totaling approximately 1.2 million rentable square feet, were 74% leased on a weighted average basis compared to, according to RCG, a weighted average submarket occupancy of 85%. Below submarket occupancy levels provide the potential for significant value creation from substantial lease-up opportunities as we implement our property-specific VOP and as the respective markets continue to strengthen. This portfolio opportunity is typical of our past acquisitions of institutionally owned assets that have been under-managed and under-leased. Major tenants of the GRE portfolio include Invensys, Verizon, Toshiba and Marsh.

The following table presents an overview of our total portfolio, based on information as of June 30, 2010 on a pro forma basis including the GRE portfolio.

	MARKET	NUMBER OF BUILDINGS	YEAR BUILT/ RENOVATED	RENTABLE SQUARE FEET	PERCENT LEASED (1)	ANNUALIZED RENT (2)(3)(4)		ANNUALIZED RENT PER LEASED SQUARE FOOT (5)
Wholly-Owned Properties

Existing Properties
Waterfront Plaza (6)	Honolulu	1	1988/2006	534,475	96%	$17,181,341		$37.12
Davies Pacific Center	Honolulu	1	1972/2006	353,224	83%	10,458,192		36.50
Pan Am Building	Honolulu	1	1969/2005	209,889	89%	7,100,868		38.12
First Insurance Center	Honolulu	1	1960	202,992	100%	7,300,308		36.07
Pacific Business News Building	Honolulu	1	1964/2006	90,559	70%	2,050,128		32.38
Clifford Center (6)	Honolulu	1	1964/2005	72,415	83%	1,960,032		32.45
Sorrento Technology Center	San Diego	2	1985	63,363	100%	1,582,836		24.98
City Square	Phoenix	3	1961/1988	738,422	71%	10,733,244		20.37

			1971/1994
			1965/2000
Subtotal/Weighted Average — Existing Properties		11		2,265,339	84%	$58,366,949		$31.52

GRE Portfolio
Kearny Mesa Crossroads	San Diego	2	1984	126,471	65%	$2,053,813		$25.11
Rio Vista Plaza	San Diego	1	1984	108,552	79%	2,021,364		23.65
Alta Sorrento	San Diego	1	1986/2008	88,315	71%	1,281,011		25.23
Cornerstone Court West	San Diego	1	1987	43,201	63%	651,070		23.74
Foothill Building	Orange County	3	2001	152,880	83%	2,602,152		20.43
Toshiba Building	Orange County	1	1983	117,805	100%	1,757,140		14.92
Empire Towers	Los Angeles	3	1995	323,109	75%	6,378,933		27.71
Warner Center	Los Angeles	3	1977	182,058	89%	4,393,797		27.33
Carlton Plaza	Los Angeles	1	1986	153,911	93%	4,141,745		29.06
Empire Towers IV	Los Angeles	1	2004	76,109	85%	1,326,480		21.62
Glendale Office	Los Angeles	2	1991	153,029	87%	3,650,708		28.56
Walnut Creek Executive Center	San Francisco Bay Area	12	1975	422,114	74%	7,014,882		22.60

Subtotal/Weighted Average — GRE Portfolio		31		1,947,554	80%	$37,273,094	(7)	$24.48

Total Weighted Average — Wholly-Owned Properties		42		4,212,893	82%	$95,640,043		$26.88

	MARKET	NUMBER OF BUILDINGS	YEAR BUILT/ RENOVATED	RENTABLE SQUARE FEET	PERCENT LEASED (1)	ANNUALIZED RENT (2)(3)(4)	ANNUALIZED RENT PER LEASED SQUARE FOOT (5)
Joint Venture Properties (8)
Torrey Hills Corporate Center (32.17%)	San Diego	1	1998	24,066	83%	$898,980	$44.74
Palomar Heights Plaza (32.17%)	San Diego	3	2001	45,538	67%	757,020	24.99
Palomar Heights Corporate (32.17%)	San Diego	1	1999	64,812	87%	1,530,984	27.30
Scripps Ranch Center (32.17%)	San Diego	2	1984/2006	47,248	49%	564,504	24.51
Via Frontera Business Park (10%)	San Diego	2	1979/1996	78,819	49%	714,127	18.44
Poway Flex (10%)	San Diego	1	1991	112,000	100%	1,487,436	13.28
Carlsbad Corporate Center (10%)	San Diego	1	1996	121,528	95%	2,273,349	19.60
Savi Tech Center (10%)	Orange County	4	1989	372,327	97%	6,937,075	19.21
Yorba Linda Business Park (10%)	Orange County	5	1988	166,042	91%	1,613,998	10.85
South Coast Executive Center (10%)	Orange County	1	1980/1997	61,025	67%	791,335	21.85
Gateway Corporate Center (10%)	Los Angeles	1	1987	85,216	91%	2,066,205	26.78
Black Canyon Corporate Center (17.5%)	Phoenix	1	1980/2006	218,694	65%	2,596,332	18.36
Bank of Hawaii Waikiki Center(6) (17.5%)	Honolulu	1	1980/1989	152,288	89%	6,431,268	54.59
Seville Plaza (7.5%)	San Diego	3	1976/2002	138,576	67%	2,441,124	26.43
U.S. Bank Center (7.5%)(6)	Phoenix	2	1976/2000-05	372,676	78%	6,499,440	22.82
Seaview Corporate Center (5%)	San Diego	5	1983-2001/2005	356,504	94%	10,996,404	32.88

Total/Weighted Average — Joint Venture Properties		34		2,417,359	84%	$48,599,581	$24.42

Our Share of Joint Venture Properties’ Annualized Rents						$5,595,286

TOTAL/WEIGHTED AVERAGE		76		6,630,252	83%		$26.88

(1)	Based on leases signed as of June 30, 2010. Includes leases signed but not yet commenced for 89,474 rentable square feet as of June 30, 2010.
(2)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date. Total abatements committed to as of June 30, 2010 for the 12 months ending June 30, 2011 were approximately $2.0 million for our wholly-owned properties and $0.4 million for our joint venture properties.
(3)	Annualized Rent for the joint venture properties is reported with respect to each property in its entirety, rather than the portion of the property represented by our ownership interest. Our share of the joint venture properties’ Annualized Rent is calculated by multiplying the percentage of our ownership interest in such properties by the amount of Annualized Rent. No portion of the joint venture properties’ Annualized Rent is consolidated in our consolidated financial statements because our interests in our joint ventures are accounted for under the equity method of accounting.
(4)	Existing net rents are converted to gross rents by adding contractual expense reimbursements, which may be estimated as of such date, to base rents.
(5)	Annualized Rent per Leased Square Foot represents Annualized Rent divided by leased square feet as of June 30, 2010.
(6)	Waterfront Plaza, Clifford Center, BOH Waikiki Center and a portion of the parking garage at U.S. Bank Center are owned pursuant to long-term ground leases.
(7)	Represents (a) annualized monthly contractual rent before abatements under all commenced leases in the GRE portfolio as of June 30, 2010, which equal $ , plus (b) annualized contractual expense reimbursements for such leases as of June 30, 2010, which equal $ .
(8)	Our ownership interest in each joint venture property is indicated in parentheses.

The following charts illustrate the relative sizes of our markets by annualized rent and the sources of our annualized rent (as between our wholly-owned and joint venture properties), both for our existing portfolio and on a pro forma basis including the GRE portfolio.

EXISTING PORTFOLIO	PRO FORMA PORTFOLIO

MARKETS BY ANNUALIZED RENT (1)

OWNERSHIP BY ANNUALIZED RENT (1)

(1)	For joint venture properties, includes the product of the Annualized Rent for the property multiplied by our percentage ownership of the joint venture.

Historical Percent Leased and Rental Rates

The following table sets forth the percent leased and average annualized rent per square foot for all of our wholly-owned properties, at June 30, 2010 on a pro forma basis including the GRE portfolio, and for our existing properties at December 31 of each of the past five years.

	PERCENT LEASED (1)						ANNUALIZED RENT PER LEASED SQUARE FOOT (2)
PROPERTY	2005	2006	2007	2008	2009	2010	2005	2006	2007	2008	2009	2010
Existing Properties
Waterfront Plaza	85%	94%	91%	86%	94%	96%	$29.52	$29.41	$31.37	$33.95	$37.12	$37.12
Davies Pacific Center	89%	90%	85%	87%	86%	83%	27.25	30.10	31.54	35.93	35.12	36.50
Pan Am Building	93%	93%	98%	97%	93%	89%	28.77	31.60	31.73	38.83	38.57	38.12
First Insurance Center	97%	97%	97%	97%	99%	100%	24.54	30.59	33.07	35.82	34.61	36.07
Pacific Business News Building	81%	75%	72%	73%	73%	70%	24.66	27.92	29.06	31.36	32.33	32.38
Clifford Center	69%	79%	79%	81%	83%	83%	20.46	24.36	27.18	29.39	31.95	32.45
Sorrento Technology Center	100%	100%	100%	100%	100%	100%	24.90	21.41	22.14	23.70	24.47	24.98
City Square	63%	73%	77%	77%	72%	71%	17.11	18.39	18.29	20.35	20.64	20.37
Weighted Average — Existing Properties	80%	86%	86%	85%	85%	84%	$24.71	$26.33	$27.27	$30.39	$31.26	$31.52

GRE Portfolio
Kearny Mesa Crossroads						65%						$25.11
Rio Vista Plaza						79%						23.65
Alta Sorrento						71%						25.23
Cornerstone Court West						63%						23.74
Foothill Building						83%						20.43
Toshiba Building						100%						14.92
Empire Towers						75%						27.71
Warner Center						89%						27.33
Carlton Plaza						93%						29.06
Empire Towers IV						85%						21.62
Glendale Office						87%						28.56
Walnut Creek Executive Center						74%						22.60
Weighted Average — GRE Portfolio						80%						$24.48

Weighted Average	80%	86%	86%	85%	85%	82%	$24.71	$26.33	$27.27	$30.39	$31.26	$28.33

(1)	Based on leases signed as of June 30, 2010 and at December 31 of each historical year. Includes leases signed but not yet commenced for 89,474 rentable square feet as of June 30, 2010.
(2)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date. Annualized Rent per Leased Square Foot represents Annualized Rent divided by leased square feet.

Tenant Diversification

Our consolidated portfolio consisted of approximately 800 tenants as of June 30, 2010 on a pro forma basis including the GRE portfolio. The following table provides information on the ten largest tenants, by annualized rent, in our wholly-owned properties, as of June 30, 2010 on a pro forma basis including the GRE portfolio. No single tenant accounts for 10% or more of our total consolidated revenues.

TENANT	LEASE EXPIRATION	RENTABLE SQUARE FEET	ANNUALIZED RENT (1)	PERCENT OF TOTAL ANNUALIZED RENT	PROPERTY	INDUSTRY
First Ins. Co. of HI Ltd.	02/28/18	109,755	$4,144,147	4.33%	First Insurance Center	Insurance
Hawaii Ins. Consultants	12/31/12	79,159	3,212,376	3.36%	Waterfront Plaza	Insurance
Verizon	09/30/12	128,795	2,730,723	2.86%	Walnut Creek Exec. Ctr.	Communication
Invensys Systems	03/31/19	116,817	2,466,383	2.58%	Foothill Building	Technology
AZ Dept of Econ. Security	12/31/12	106,279	2,031,704	2.12%	City Square	Government
Straub Clinic & Hospital	01/31/13	55,986	1,825,917	1.91%	First Insurance Center	Health Care
Toshiba America Med. Sys.	06/30/16	117,805	1,757,140	1.84%	Toshiba Building	Admin. Support
Windsor Quality Food	06/30/15	52,459	1,383,599	1.45%	Empire Towers	Food Services
Kaiser Foundation	04/30/17	48,254	1,109,343	1.16%	Walnut Creek Exec. Ctr.	Health Care
AT&T Corp.	06/30/15	26,160	1,102,645	1.15%	Waterfront Plaza	Communication

Total Annualized Rent for Top 10 Tenants			$21,763,977	22.76%

Total Annualized Rent			$95,640,043

(1)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date.

The following table contains information about tenants who occupy more than 10% of any of our wholly-owned properties, as of June 30, 2010 on a pro forma basis including the GRE portfolio. Four properties have no tenant that occupies more than 10% of the rentable area. No tenant occupies more than 10% of the aggregate rentable area of all of our properties combined.

PROPERTY/TENANT	INDUSTRY/ PRINCIPAL BUSINESS	LEASE EXPIRATION (1)	RENEWAL OPTION	TERMINATION OPTION	TOTAL LEASED SQUARE FEET	PERCENT OF RENTABLE SQUARE FEET	ANNUALIZED RENT (2)	PERCENT OF ANNUALIZED RENT
Existing Properties

Waterfront Plaza
Hawaii Insurance Consultants	Insurance	12/31/12	Yes(3)	No	79,159	14.8%	$3,212,376	18.7%

First Insurance Center
Straub Clinic & Hospital	Healthcare	01/31/13	Yes(4)	No	55,986	27.6%	1,825,917	25.0%
First Insurance Co. of Hawaii	Insurance	02/28/18	Yes(5)	No	109,755	54.1%	4,144,147	56.8%

Pacific Business News Building
Business Journal Publications	Media & Pub.	MTM	Yes(6)	No	9,632	10.6%	273,982	13.4%

Clifford Center
College of Intercultural Comms.	Education	12/31/16	No	No	7,291	10.1%	217,987	11.1%
Hawaii Dept. of Human Services	Government	02/28/14	Yes(7)	Yes(24)	12,911	17.8%	375,021	19.1%
Clifford Projects	Arch. Svcs.	02/29/16	Yes(8)	No	11,444	15.8%	402,965	19.6%

City Square
AZ Dept. of Econ. Security	Government	12/31/12	Yes(9)	Yes(25)	106,279	14.4%	2,031,704	18.9%

Sorrento Technology Center
Info. Systems Laboratories	Technology	11/30/11	Yes(10)	No	25,477	40.2%	639,014	40.4%
Fujitsu	Technology	12/31/10	Yes(11)	No	37,886	59.8%	943,822	59.8%

GRE Portfolio

Kearny Mesa Crossroads
TRISTAR Risk Management	Insurance	06/30/13	No	No	12,764	10.1%	311,412	15.2%

Alta Sorrento
Neustar	Consulting	02/28/14	Yes(12)	Yes(26)	9,372	10.6%	267,664	20.9%
Sotera Wireless	Software Dev.	02/28/14	Yes(13)	No	10,164	11.5%	275,259	21.5%

Cornerstone Court West
Pacific Municipal Consultants	Consulting	06/30/12	No	Yes(27)	4,457	10.3%	116,780	18.0%

Foothill Building
Invensys Systems	Technology	03/31/19	Yes(14)	No	116,817	76.4%	2,466,383	94.8%

Toshiba Building
Toshiba American Med. Sys.	Admin. Sup.	06/30/16	No	No	117,805	100%	1,757,140	100%

Empire Towers
Windsor Quality Food	Food Services	06/30/15	Yes(15)	No	52,459	16.2%	1,383,599	21.7%

Warner Center
Apollo Group	Education	11/14/16	Yes(16)	No	33,622	18.5%	847,274	19.3%

PROPERTY/ TENANT	INDUSTRY/ PRINCIPAL BUSINESS	LEASE EXPIRATION (1)	RENEWAL OPTION	TERMINATION OPTION	TOTAL LEASED SQUARE FEET	PERCENT OF RENTABLE SQUARE FEET	ANNUALIZED RENT (2)	PERCENT OF ANNUALIZED RENT
Carlton Plaza
Lewis, Marenstein, Wicke	Legal	06/30/11	Yes(17)	No	19,244	12.5%	609,355	14.7%
Marsh	Insurance	02/28/13	Yes(18)	No	26,379	17.1%	804,727	19.3%

Empire Towers IV
Jams, Inc.	Info. Svcs.	12/31/12	Yes(19)	No	7,962	10.5%	221,636	16.7%
National University	Education	08/31/17	Yes(20)	Yes(28)	12,902	17.0%	328,172	24.7%
Cushman & Wakefield	Real Estate	07/31/10	Yes(21)	Yes(29)	8,586	11.3%	216,367	16.3%

Walnut Creek Executive Center
Kaiser Fndn.	Healthcare	04/30/17	Yes(22)	No	48,254	11.4%	1,109,343	15.8%
Verizon	Comm.	09/30/12	Yes(23)	Yes(30)	128,795	30.5%	2,730,723	38.9%

(1)	Expiration dates assume no exercise of renewal, extension or termination options.
(2)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date.
(3)	Hawaii Insurance Consultants has an option to extend its term for two five-year periods, with base rent set at an agreed upon negotiated base rental rate of 95% of the fair market rental rate at the time of the extension for the first option and 100% of the fair market rental rate for the second option (each subject to periodic escalations if fair market rent so dictates).
(4)	Straub Clinic & Hospital has an option to extend its term for a one five-year period, with base rent set at an agreed upon negotiated base rental rate not to exceed 90% of the fair market rental rate at the time of the extension for the original office and storage space and 100% of the fair market rental rate for expansion space.
(5)	First Insurance Company of Hawaii has an option to extend its term for three 10-year periods, with base rent set at an agreed upon negotiated base rental rate of 95% of the fair market rental rate at the time of the extension (subject to periodic escalations if fair market rent so dictates).
(6)	Business Journal Publications has an option to extend its term for five years at 95% of the fair market rent at the time of extension.
(7)	State of Hawaii, Dept. of Human Services has an option to extend its term for four years and 11 months at mutually agreed rent.
(8)	Clifford Projects has an option to extend its term for five years at fair market rent.
(9)	The Arizona Department of Economic Security has an option to extend its term for five years at mutually agreed rent.
(10)	Information Systems Laboratories has an option to extend its term for five years at the higher of fair market rent (including all escalations) or a 3.5% increase above the tenant’s rent at expiration.
(11)	Fujitsu has an option to extend its term for five years at market rent.
(12)	Neustar Inc. has an option to extend its lease for 36 months at a market rate rent with nine months’ prior notice.
(13)	Sotera Wireless has an option to extend its lease for one additional period of 60 months at a market rate rent with notice by 5/31/13.
(14)	Invensys Systems has two options to extend its lease upon not less than 180 days notice at fair market rent, with rent for the first year of each option term at 95% of fair market rent.
(15)	Windsor Quality Food has one option to extend for five years upon 12 months prior written notice at fair market rent, but not less than 105% of base rent payable in the final year of the initial term.
(16)	Apollo Group has an option to extend its lease for one additional period of 60 months with nine months prior notice.
(17)	Lewis, Marenstein, Wicke & Lee has an option to extend its lease for one additional period of 36 months at market rent upon six months notice.
(18)	Marsh has an option to extend its lease for one additional period of 60 months at a rate of 100% of market rental rate upon nine months prior notice.
(19)	Jams Inc. has an option to extend its lease for 60 months at a market rate rent with 12 months prior notice.
(20)	National University has an option to extend its lease for 60 months at a market rate rent with 12 months prior notice.
(21)	Cushman & Wakefield has one option to extend for five years upon 12 months notice at 95% of fair market rent.
(22)	Kaiser has an option to extend its lease for two additional periods of 60 months each at a rate of 95% of market rental rate.
(23)	Verizon has two options to extend its lease at 95% of market rental rate. Each option may be for five or seven years at the tenant’s request and may be for only a portion of the space if such partial space comprises an entire building.
(24)	Hawaii Dept. of Human Services has the option to terminate any time after 4/1/11 upon 90 days’ notice or upon loss of funding or if agency is terminated or downsized, or if State office space becomes available.
(25)	The Arizona Department of Economic Security has an option to terminate upon 60 days’ written notice if the State of Arizona purchases, leases or constructs a structure, or if State funding is no longer available.
(26)	Neustar has a one-time option to terminate on 11/1/11 with nine months written notice and payment of termination fees.
(27)	Pacific Municipal Consultants has a one-time option to terminate at any time after 8/1/10 with seven months notice and payment of termination fees.
(28)	National University has a one-time option to terminate on 9/1/16 with six months notice and payment of termination fees.
(29)	Cushman & Wakefield has a conditional termination option to terminate if we lease space to CB Richard Ellis, Grubb & Ellis, Lee & Associates or Colliers Seeley.
(30)	Verizon has the option to terminate up to an aggregate of 64,000 rentable square feet to be exercised and effective as of March 31, 2008 and each March 31 thereafter through March 31, 2012. Terminated space must be full floors; no more than two full floors may be terminated at once. Nine months notice and payment of termination fees required.

Lease Distribution by Square Footage

The following table summarizes the lease distributions by square feet for our wholly-owned properties, as of June 30, 2010 on a pro forma basis including the GRE portfolio.

SQUARE FEET UNDER LEASE	NUMBER OF LEASES	LEASES AS A PERCENT OF TOTAL	RENTABLE SQUARE FEET	SQUARE FEET AS A PERCENT OF TOTAL	ANNUALIZED RENT (1)	ANNUALIZED RENT AS A PERCENT OF TOTAL
2,500 or less	491	60.32%	490,418	11.64%	$15,555,569	16.26%
2,501 — 10,000	218	26.78%	1,035,460	24.58%	30,409,623	31.80%
10,001 — 20,000	45	5.53%	591,720	14.05%	17,003,174	17.78%
20,001 — 40,000	15	1.84%	432,791	10.27%	12,010,343	12.56%
40,001 — 100,000	4	0.49%	235,858	5.60%	7,531,239	7.87%
Greater than 100,000	5	0.61%	579,451	13.75%	13,130,095	13.73%

Subtotal	778	95.58%	3,365,698	79.89%	95,640,043	100.00%
Available	—	0.00%	747,683	17.75%	—	0.00%
Signed Leases Not Commenced	19	2.33%	89,474	2.12%	—	0.00%
Building Management Use	17	2.09%	10,038	0.24%	—	0.00%

Wholly-Owned Properties Total	814	100.00%	4,212,893	100.00%	$95,640,043	100.00%

(1)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date.

Lease Expirations

The following table summarizes the lease expirations for leases in place for our wholly-owned properties for each of the ten calendar years beginning with 2010, on a pro forma basis including the GRE portfolio. As of June 30, 2010 on a pro forma basis, leases reflecting 1.6% of our total consolidated annualized rents were on a month-to-month basis. The information set forth in the table assumes that tenants exercise no renewal options or early termination rights.

YEAR OF LEASE EXPIRATION	NUMBER OF LEASES EXPIRING	RENTABLE SQUARE FEET	EXPIRING SQUARE FEET AS A PERCENT OF TOTAL	ANNUALIZED RENT (1)	ANNUALIZED RENT AS A PERCENT OF TOTAL	ANNUALIZED RENT PER LEASED SQUARE FOOT (2)	ANNUALIZED RENT AT EXPIRATION	ANNUALIZED RENT PER LEASED SQUARE FOOT AT EXPIRATION (3)
Available For Lease		747,683	17.75%
2010 (July 1-Dec. 31)	135	274,821	6.52%	$8,197,630	8.57%	$29.83	$8,234,527	$29.96
2011	183	496,936	11.80%	14,960,798	15.64%	30.11	15,124,270	30.44
2012	136	686,223	16.29%	19,393,770	20.28%	28.26	19,906,668	29.01
2013	115	522,701	12.41%	15,093,237	15.78%	28.88	15,962,076	30.54
2014	80	340,047	8.07%	9,946,945	10.40%	29.25	10,834,327	31.86
2015	56	319,278	7.58%	8,755,594	9.15%	27.42	9,524,357	29.83
2016	23	262,412	6.23%	5,892,226	6.16%	22.45	6,733,524	25.66
2017	8	108,003	2.56%	2,969,919	3.11%	27.50	3,254,589	30.13
2018	6	143,266	3.40%	5,351,298	5.60%	37.35	6,203,396	43.30
2019	9	160,771	3.82%	3,752,712	3.92%	23.34	4,396,488	27.35
Thereafter	27	51,240	1.22%	1,325,913	1.39%	25.88	1,473,465	28.76
Signed Leases Not Commenced	19	89,474	2.12%	—	—	—	—	—
Building Management Use	17	10,038	0.23%	—	0.00%	—	—	—

Total/Weighted Average	814	4,212,893	100.00%	$95,640,043	100.00%	$28.23	$101,647,687	$30.20

(1)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date.
(2)	Represents Annualized Rent divided by leased square feet.
(3)	Represents Annualized Rent at expiration divided by leased square feet.

Lease Terms

Generally, we are responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. However, a substantial portion of our leases are structured so that the tenant is required to reimburse the landlord for all, a portion of, or increases in, real estate taxes, special assessments, utilities, insurance, building maintenance and repairs, and other property operation and management costs. Such reimbursement provisions mitigate the risks related to rising costs. Our leases generally contain initial terms of three to five years, with extension options. Upon the expiration of leases at our properties, our objective is to negotiate leases that contain similar reimbursement provisions; however, the conditions in each of our markets could dictate different outcomes and may result in less favorable reimbursement provisions.

Historical Capital Expenditures Summary

The following table sets forth certain information regarding historical recurring capital expenditures at our wholly-owned properties through June 30, 2010.

	SIX MONTHS ENDED JUNE 30, 2010	YEAR ENDED DECEMBER 31,
		2009	2008 (1)
Recurring capital expenditures	$16,167	$186,723	$248,099
Total rentable square feet	2,265,339	2,265,339	2,265,339
Recurring capital expenditures per square foot	$0.01	$0.08	$0.11

(1)	Beginning at the completion of our formation transactions on March 19, 2008.

Due to the number of assets in our portfolio, recurring capital expenditures can vary year to year due to the nature of when physical improvements to the structures are needed.

Tenant Improvement Costs and Leasing Commissions

The following table sets forth certain information regarding tenant improvement and leasing commission costs for tenants at our wholly-owned properties through June 30, 2010.

	SIX MONTHS ENDED JUNE 30, 2010	YEAR ENDED DECEMBER 31,
		2009	2008 (1)
New Leases
Number of leases signed	29	77	44
Rentable square feet	90,591	207,418	133,242
Leasing commission costs per square foot	$2.45	$5.03	$6.02
Tenant improvement costs per square foot	$14.41	$34.88	$21.11
Tenant improvement costs per square foot per lease year	$3.52	$10.04	$5.10
Total combined leasing commission costs and tenant improvement costs per square foot	$16.86	$39.91	$27.13

Renewals
Number of leases	38	63	69
Rentable square feet	127,975	141,179	141,660
Leasing commission costs per square foot	$2.88	$2.10	$1.80
Tenant improvement costs per square foot	$3.93	$2.30	$3.99
Tenant improvement costs per square foot per lease year	$1.16	$0.74	$1.31
Total combined leasing commission costs and tenant improvement costs per square foot	$6.81	$4.40	$5.79

Total New Leases and Renewals
Number of leases signed	67	140	113
Rentable square feet	218,566	348,597	274,902
Leasing commission costs per square foot	$2.70	$3.85	$3.85
Tenant improvement costs per square foot	$8.27	$21.68	$12.29
Tenant improvement costs per square foot per lease year	$2.14	$6.27	$3.15
Total combined leasing commission costs and tenant improvement costs per square foot	$10.97	$25.53	$16.14

(1)	Beginning at the completion of our formation transactions on March 19, 2008.

Historical Percent Leased and Rental Rates

The following table sets forth certain information regarding historical percent leased and rental rates for our wholly-owned properties on an aggregate basis through June 30, 2010.

DATE	RENTABLE SQUARE FEET	PERCENT LEASED	ANNUALIZED RENT PER LEASED SQUARE FOOT
June 30, 2010	2,265,339	82%	$31.52
December 31, 2009	2,265,339	85%	$31.26
December 31, 2008	2,265,339	85%	$30.39

Historical Leasing Activity

The following table sets forth certain historical information regarding tenants that have signed leases at or prior to lease expiration at our wholly-owned properties through June 30, 2010.

	SIX MONTHS ENDED JUNE 30, 2010	YEAR ENDED DECEMBER 31,
		2009	2008 (1)
New Leases
Number of leases	29	77	44
Rentable square feet leased (at end of period)	90,591	207,418	133,242
New annualized base rent per square foot	$33.84	$32.16	$24.36

Renewals
Number of leases	38	63	69
Rentable square feet leased (at end of period)	127,975	141,179	141,660
New annualized base rent per square foot	$30.96	$26.16	$20.52

Total New Leases and Renewals
Number of leases	67	140	113
Rentable square feet leased (at end of period)	218,566	348,597	274,902
New annualized base rent per square foot	$32.16	$29.76	$22.44

(1)	Beginning at the completion of our formation transactions on March 19, 2008.

Ground Leased Properties

We hold long-term ground leasehold interests in our Clifford Center and Waterfront Plaza properties (as well as Bank of Hawaii Waikiki Center and a portion of the parking garage at U.S. Bank Center, each of which is ground leased to a joint venture in which we hold a minority interest). The Clifford Center ground lease expires May 31, 2035. The annual rental obligation is a combination of a base rent amount plus 3% of base rental income from tenants. On June 1, 2016 and 2026, the annual rental obligation will reset to an amount equal to the greater of (i) 6% of the fair market value of the land, and (ii) the ground lease rent payable during the prior period.

The Waterfront Plaza ground lease expires December 31, 2060. The annual rental obligation has fixed increases at five year intervals until it resets on January 1, 2036, 2041, 2046, 2051 and 2056 to an amount equal to the greater of (i) 8.0% of the fair market value of the land, and (ii) the ground lease rent payable during the prior period.

Depreciation

The following table contains additional information about depreciation of all of our wholly-owned properties, on a pro forma basis including the GRE portfolio, to the extent depreciation is taken. Generally, the value of the unimproved land component of our properties is not depreciable and therefore is not reflected in the table below. The average annualized depreciation rate is 2.57%.

	FEDERAL TAX BASIS (1)	LIFE CLAIMED	METHOD (2)
Existing Properties
Waterfront Plaza	$61,088,274	39 years	Straight line
Davies Pacific Center	45,640,920	39 years	Straight line
Pan Am Building	21,323,512	39 years	Straight line
First Insurance Center	31,112,540	39 years	Straight line
Pacific Business News Building	4,665,222	39 years	Straight line
Clifford Center	2,672,958	39 years	Straight line
	1,670,683	31.5 years	Straight line
City Square	28,694,438	39 years	Straight line
Sorrento Technology Center	2,194,782	39 years	Straight line

GRE Portfolio
Kearny Mesa Crossroads	$11,842,409	39 years	Straight line
Rio Vista Plaza	9,996,117	39 years	Straight line
Alta Sorrento	8,177,234	39 years	Straight line
Cornerstone Court West	3,499,261	39 years	Straight line
Foothill Building	13,814,465	39 years	Straight line
Toshiba Building	8,396,554	39 years	Straight line
Empire Towers	30,670,159	39 years	Straight line
Warner Center	11,513,595	39 years	Straight line
Carlton Plaza	19,778,377	39 years	Straight line
Empire Towers IV	7,822,593	39 years	Straight line
Glendale Office	22,491,640	39 years	Straight line
Walnut Creek Executive Center	26,049,487	39 years	Straight line

(1)	Estimated based upon the respective fair values of the components of the identified property, which are in turn based in part upon the estimated purchase price of the identified property. Final valuations require consummation of the acquisition, finalization of the purchase price therefor and final estimates of fair value. Accordingly, final valuations will require the use of significant assumptions and estimates.
(2)	Depreciation method and life claimed for each property and component thereof are determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

In addition, at June 30, 2010, we had depreciable building, land and tenant improvements with an aggregate tax basis of approximately $18.0 million and depreciable furniture, fixtures and equipment with an aggregate tax basis of approximately $1.8 million associated with our existing consolidated properties. Depreciation on the building, land and tenant improvements is computed on the straight line balance method over the claimed life of such property, which is 15 years. Depreciation on furniture, fixtures and equipment is computed on the double declining balance method over the claimed life of such property, which is either five or seven years. We also expect, upon completion of the acquisition of the GRE portfolio, that we will have additional depreciable land and tenant improvements of $24.5 million, which are expected to be depreciated on the straight line balance method over the claimed life of the property, which is expected to be 15 years.

Property Taxes

The following table contains additional information about property taxes for all of our wholly-owned properties including the GRE portfolio.

	PROPERTY TAXES
	2009	2009 TAX RATE (%)
Existing Properties
Waterfront Plaza	$1,541,141	1.24%
Davies Pacific Center	991,102	1.24%
Pan Am Building	630,445	1.24%
First Insurance Center	330,327	1.24%
Pacific Business News Building	144,187	1.24%
Clifford Center	178,904	1.24%
City Square	834,109	2.15%
Sorrento Technology Center	140,503	1.10%

GRE Portfolio
Kearny Mesa Crossroads	$286,389	1.10%
Rio Vista Plaza	257,963	1.10%
Alta Sorrento	234,191	1.10%
Cornerstone Court West	103,465	1.10%
Foothill Building	442,618	1.05%
Toshiba Building	134,044	1.04%
Empire Towers	638,564	1.03%
Warner Center	589,451	1.22%
Carlton Plaza	385,113	1.22%
Empire Towers IV	196,126	1.03%
Glendale Office	402,592	1.07%
Walnut Creek Executive Center	816,418	1.08%

Significant Properties

Set forth below is information with respect to Waterfront Plaza and Davies Pacific Center, each of which accounted for 10% or more of our total assets or gross revenues on a pro forma basis including the GRE portfolio as of, or for the year ended, December 31, 2009. The information in the following tables is as of June 30, 2010.

Waterfront Plaza

Waterfront Plaza is an institutional-quality office complex located on an 8.7-acre campus in Honolulu’s central business district. The property is comprised of seven five-story office structures, a 1,255-stall parking structure and the ground floor plaza, which includes restaurants, retail shops and services. Major tenants at Waterfront Plaza include Hawaii Insurance Consultants and AT&T. The following table provides information on these tenants.

PRIMARY TENANTS	INDUSTRY/ PRINCIPAL BUSINESS	LEASE EXPIRATION	RENEWAL OPTION		TOTAL LEASED SQUARE FEET	PERCENT OF RENTABLE SQUARE FEET	ANNUALIZED RENT
Hawaii Insurance Consultants	Insurance	12/31/12	Yes	(1)	79,159	14.8%	$3,212,376
AT&T Corp	Communication	06/30/15	No		26,160	6.4%	1,102,656

(1)	Hawaii Insurance Consultants has an option to extend its term for two five-year periods, with base rent set at an agreed upon negotiated base rental rate of 95% of the fair market rental rate at the time of the extension for the first option and 100% of the fair market rental rate for the second option (each subject to periodic escalations if fair market rent so dictates).

The following table sets forth certain information regarding historical percent leased and rental rates for Waterfront Plaza through June 30, 2010.

DATE	PERCENT LEASED	ANNUALIZED RENT PER LEASED SQUARE FOOT
June 30, 2010	96%	$37.12
December 31, 2009	94%	$37.12
December 31, 2008	86%	$33.95

The following table summarizes the lease expirations for leases in place at Waterfront Plaza for each of the ten calendar years beginning with 2010.

YEAR OF LEASE EXPIRATION	NUMBER OF LEASES EXPIRING	RENTABLE SQUARE FEET	EXPIRING SQUARE FEET AS A PERCENT OF TOTAL	ANNUALIZED RENT (1)	ANNUALIZED RENT AS A PERCENT OF TOTAL	ANNUALIZED RENT PER LEASED SQUARE FOOT (2)	ANNUALIZED RENT AT EXPIRATION	ANNUALIZED RENT PER LEASED SQUARE FOOT AT EXPIRATION (3)
Available For Lease		23,387	4.38%
2010 (July 1 to Dec. 31)	21	38,029	7.12%	$1,415,801	8.24%	$37.23	$1,407,269	$37.01
2011	8	49,256	9.22%	1,597,512	9.30%	32.43	1,607,520	32.64
2012	17	143,261	26.80%	5,769,012	33.58%	40.27	5,993,136	41.83
2013	9	38,527	7.21%	1,486,896	8.65%	38.59	1,524,324	39.57
2014	11	42,250	7.90%	1,525,104	8.88%	36.10	1,622,004	38.39
2015	4	43,554	8.15%	1,733,160	10.09%	39.79	1,801,320	41.36
2016	4	31,585	5.91%	1,136,148	6.61%	35.97	1,259,256	39.87
2017	3	20,733	3.88%	775,872	4.52%	37.42	864,228	41.68
2018	1	4,702	0.88%	221,832	1.29%	47.18	265,212	56.40
2019	4	29,106	5.45%	935,748	5.45%	32.15	1,008,360	34.64
Thereafter	3	21,238	3.97%	584,256	3.39%	27.51	733,188	34.52
Signed Leases Not Commenced	5	48,211	9.01%	—	0.00%	—	—	—
Building Management Use	1	636	0.12%	—	0.00%	—	—	—

Total/Weighted Average	91	534,475	100.00%	17,181,341	100.00%	$37.12	$18,085,817	$39.13

(1)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date.
(2)	Represents Annualized Rent divided by leased square feet.
(3)	Represents Annualized Rent at expiration divided by leased square feet.

Davies Pacific Center

Davies Pacific Center is a 353,224 square foot, 22-story office property with an attached seven-story garage and ground floor retail space located in Honolulu. The property is situated on 1.4 acres comprising a full city block at a main intersection of Honolulu’s central business district. Davies Pacific Center has no tenant occupying 10% or more of its rentable square feet. The following table sets forth certain information regarding historical percent leased and rental rates for Davies Pacific Center through June 30, 2010.

DATE	PERCENT LEASED	ANNUALIZED RENT PER LEASED SQUARE FOOT
June 30, 2010	83%	$36.50
December 31, 2009	86%	$35.12
December 31, 2008	87%	$35.93

The following table summarizes the lease expirations for leases in place at Davies Pacific Center for each of the ten calendar years beginning with 2010.

YEAR OF LEASE EXPIRATION	NUMBER OF LEASES EXPIRING	RENTABLE SQUARE FEET	EXPIRING SQUARE FEET AS A PERCENT OF TOTAL	ANNUALIZED RENT (1)	ANNUALIZED RENT AS A PERCENT OF TOTAL	ANNUALIZED RENT PER LEASED SQUARE FOOT (2)	ANNUALIZED RENT AT EXPIRATION	ANNUALIZED RENT PER LEASED SQUARE FOOT AT EXPIRATION (3)
Available For Lease		61,131	17.31%
2010 (July 1 to Dec. 31)	28	51,767	14.66%	$1,815,756	17.36%	$35.08	$1,863,936	$36.01
2011	29	98,146	27.79%	3,697,404	35.35%	37.67	3,785,544	38.57
2012	17	38,399	10.87%	1,476,660	14.12%	38.46	1,380,288	35.95
2013	14	24,108	6.83%	887,808	8.49%	36.83	930,516	38.60
2014	10	34,104	9.66%	1,166,100	11.15%	34.19	1,228,032	36.01
2015	9	24,971	7.07%	878,484	8.40%	35.18	936,336	37.50
2016	3	7,890	2.23%	276,168	2.64%	35.00	318,000	40.30
2017	—	—	0.00%	—	0.00%	—	—	—
2018	1	4,222	1.20%	207,192	1.98%	49.07	238,392	56.46
2019	—	—	0.00%	—	0.00%	—	—	—
Thereafter	9	2,929	0.82%	52,620	0.51%	17.97	51,240	17.49
Signed Leases Not Commenced	2	5,557	1.56%	—	0.00%	—	—	—
Building Management Use	—	—	0.00%	—	0.00%	—	—	—

Total/Weighted Average	122	353,224	100.00%	$10,458,192	100.00%	$36.50	$10,732,284	$37.46

(1)	Annualized Rent represents the monthly contractual rent under commenced leases as of June 30, 2010. This amount reflects total rent before abatements and includes contractual expense reimbursements, which may be estimated as of such date.
(2)	Represents Annualized Rent divided by leased square feet.
(3)	Represents Annualized Rent at expiration divided by leased square feet.

Underwriting and Due Diligence Process

Underwriting and Due Diligence

Due diligence provides the foundation for our real estate investment decisions. It is the process of discovering critical information needed to assess whether or not investment risk is suitable given our high standard of care relative to our investment objectives. Our risk mitigation commences with the negotiation of the purchase and sale agreement and the engagement of our seasoned transaction team. We perform a comprehensive analysis of the physical condition and economic performance of a property and run multiple sets of sensitivity analysis testing the reasonableness of assumptions in our acquisition modeling.

Our transaction team is led by senior acquisition executives supported internally by experienced transaction managers, financial analysts, in-house legal counsel and asset management, property management, leasing and treasury executives. External support is provided by outside counsel, property condition assessment/environmental firms, general contractors, architects, engineers, surveyors, insurance and property tax consultants, our auditors, financial advisory and investment banking firms and local real estate brokers.

Value Optimization Plan

Our Value Optimization Plan is jointly prepared by our leasing and asset management team as part of our due diligence process. This process is a crucial part of our acquisition underwriting which outlines what will physically be done to the property to enhance value post acquisition, the prime drivers that determine pricing relative to the competitive set and how and to whom our space will be marketed.

The VOP provides a description of a property’s competitive advantages in the marketplace and it is designed to assess the property’s issues and challenges. A comprehensive redevelopment and repositioning plan details the physical improvements to the buildings and tenant spaces, including preliminary cost and timing estimates. A pricing plan is developed on a space-by-space basis, taking into account the size, configuration, views, location off the elevator lobby, floor location, bay depth, column spacing, any retail orientation and other factors affecting valuation. The pricing plan contains an analysis of the top five competing buildings, a building pricing matrix and a space-specific pricing plan. A leasing and marketing plan — the who, what, where, when and why of marketing — is designed and implemented. This includes printed collateral materials, marketing list, advertising program, lease available signage, public relations campaign, broker interface plan, target tenant plan, occupancy through action initiatives and our proprietary HOOP.

Leasing Process

Leases are the cornerstone of cash flow from our properties. For that reason, lease strength, structure and integrity is crucial to the future of our properties. We take a disciplined and methodical approach to implementing our leasing strategy, relying upon the foundation of our internal and proprietary HOOP. HOOP is a set of proactive policies and procedures relating to marketing vacant space and retaining our existing tenants. HOOP’s goals are to maximize our portfolio occupancy, shorten down-time on vacancies, enhance rents, improve tenant retention rates, instill teamwork in our management and leasing professionals and manage compliance with the program’s high standards.

We recognize the role that third-party commercial real estate brokers play in the sourcing, pursuit, underwriting, and dissemination of market and transaction specific information. The philosophy of our leasing professionals is to align with top real estate brokers in each of our active markets, facilitating greater access to deal flow. We have spent years forging deep relationships with the brokerage community, and completed hundreds of lease transactions with brokers from leading brokerage houses. We continue to align our marketing efforts with top brokerage teams, aiding in the marketing of our vacant spaces through the implementation of creative and disciplined marketing programs.

We are focused on leveraging all means to market our properties, which maximizes our access to prospective tenants. Once a tenant prospect is identified and negotiations ensue, our leasing professionals and senior management take primary control of deal negotiations, document control and tenant interface, including an acute focus on obtaining direct dialogue and access to the tenant’s principal decision-makers. This “hands-on” philosophy and practice provides us with a greater likelihood of attracting quality prospective tenants and forging agreements that result in an institutionally acceptable lease document, resulting in a positive tenant relationship from the outset. Our understanding of the tenant population, which enhances our ability to identify, investigate, contact and control tenants, is paramount to our leasing strategy.

Property Management

We believe that conscientious management and attention to detail enable us to achieve our positioning, leasing and property management goals for each property, whether core or value-added. Our asset and property management team is structured with regionally based asset managers who are responsible for overseeing all property management functions for their area. Their local presence is a key to our effective management and tenant retention. These regional managers focus on creating and implementing property-specific VOPs that identify the property’s value creation opportunities in terms of physical improvement, operational efficiencies and leasing potential, and HOOPs that are designed to decrease downtime on vacancies, increase rental rates, improve tenant retentions and manage compliance with our high standards of operation.

Regulation

General

Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. The obligation to make readily achievable accommodations is an ongoing one, and continual assessment of the properties is required. Although we believe that our properties in the aggregate substantially comply with present requirements of the ADA, we have not conducted a comprehensive audit or investigation of all of our properties to determine compliance, and we are aware that some particular properties may currently not be in compliance with the ADA. If one or more of our currently owned properties or future properties is not in compliance with the ADA, then we would be required to incur additional costs to bring the property into compliance. Noncompliance could result in imposition of fines by the U.S. government or an award of damages and/or attorneys’ fees to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation at noncompliant properties could be very expensive.

Environmental Matters

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow funds using the property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of or exposure to materials containing asbestos, a substance known to be present in a number of our buildings. In addition, some of our properties may have been affected by contamination from past operations or from off-site sources. As a result, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although most of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify conditions that could pose potential environmental liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Unless required by applicable law or any of our lenders, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments. Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Insurance

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of our properties under a blanket insurance policy. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, the insurance coverage may not be sufficient to fully cover losses.

Our business operations in California, Honolulu and Phoenix are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, volcanoes, wind, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is enhanced by the concentration of our properties’ locations. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. In addition, our insurance policies include customary deductibles and limitations on recovery. As a result, we may be required to incur significant costs in the event of adverse weather conditions and natural disasters. We may discontinue earthquake or any other insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss.

Furthermore, we do not carry insurance for certain losses, including, but not limited to, losses caused by war or by certain environmental conditions, such as mold or asbestos. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, we may not have sufficient coverage against all losses that we may experience, including from adverse title claims. If we experience a loss that is uninsured or that exceeds policy limits, we could incur significant costs and lose the capital invested in the damaged or otherwise adversely affected properties as well as the anticipated future cash flows from those properties.

In addition, our properties may not be able to be rebuilt to their existing height or size or utility at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications or operate it in accordance with its current use, or we may be required to upgrade such property in connection with any rebuilding to meet current code requirements.

Competition

We compete with a number of developers, owners and operators of office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire or to entice new tenants to lease space in our properties. In that case, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.

Employment

Upon the completion of this offering and the concurrent transactions, we expect to have approximately 78 employees. We expect that none of these employees will be represented by a labor union.

Legal Proceedings

We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, are expected by us to have a material effect on our business, financial condition or results of operation if determined adversely to us.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Our board of directors is currently comprised of seven directors, a majority of whom are independent within the meaning of the listing standards of the NYSE. On                     , 2010, we amended our charter to declassify our board of directors. Following this charter amendment, each of our directors will be elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. The charter amendment did not cut short the existing three-year terms of any of our current directors.

Our bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than four or more than nine. All of our executive officers serve at the discretion of our board of directors. The following table sets forth certain information about our current directors, director nominees and executive officers:

Name	Age*	Company Position
Jay H. Shidler	64	Chairman of our Board of Directors
Thomas R. Hislop**	61	Director
Clay W. Hamlin**	65	Director
Michael W. Brennan**	53	Director
Robert L. Denton	58	Director
Paul M. Higbee	55	Director
***		Director Nominee
***		Director Nominee
***		Director Nominee
James R. Ingebritsen	48	President, Chief Executive Officer and Director
James R. Wolford	56	Chief Financial Officer
Matthew J. Root	44	Chief Investment Officer
Lawrence J. Taff	53	Executive Vice President
Michael C. Burer	34	Executive Vice President, Operations

*	At September 30, 2010.
**	This director has notified us that he is resigning effective upon the completion of this offering.
***	It is expected that this individual will become a director immediately upon the completion of this offering.

Biographical Summaries of Directors, Director Nominees and Executive Officers

The following are biographical summaries of the experience of our current directors, director nominees and executive officers.

Jay H. Shidler has been Chairman of our board of directors since March 2008. Mr. Shidler also served as our President and Chief Executive Officer on an interim basis from September 2009 through March 2010. Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm. Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. Mr. Shidler has founded and has been the initial investor in numerous public and private companies. In addition to the Company, these include three other public REITs — TriNet Corporate Realty Trust, Inc. (formerly NYSE: TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), and Corporate Office Properties Trust (NYSE: OFC). Mr. Shidler serves as Chairman of the board of trustees of Corporate Office Properties Trust. Mr. Shidler also served as Chairman of the board of directors of First Industrial Realty Trust, Inc. from 1993 through January 2009, and as a director until May 2010. From 1998 through 2005, Mr. Shidler also served as director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler was a founder. Mr. Shidler is an active supporter of a number of educational, cultural and charitable organizations. He received a bachelor’s degree in business administration from the University of Hawaii. In honor of Mr. Shidler, in 2006, the University of Hawaii renamed its business school the Shidler College of Business.

We believe that Mr. Shidler’s demonstrated board leadership, significant expertise in the field of real estate investment and finance and his experience with public REITs is invaluable to us, and highly qualifies him as a member of our board of directors.

Thomas R. Hislop served as Chairman of the board of directors and Chief Executive Officer of AZL, our predecessor, from 1990 until its reincorporation as Pacific Office Properties Trust, Inc. in March 2008, and has remained on our board of directors since March 2008. Mr. Hislop is a Managing Director of Wedbush Morgan Securities, Inc., a financial services and investment firm. Mr. Hislop served as Chief Executive Officer and a director of Peacock, Hislop, Staley and Given, Inc., or PHS&G, a full-service securities brokerage firm which he co-founded, from the time of its formation in 1989 through its acquisition by Wedbush Morgan Securities, Inc. in September 2008. From 1967 to 1989, Mr. Hislop served as Senior Vice President responsible for the municipal trading department at Young, Smith & Peacock, a securities brokerage firm. Mr. Hislop is a licensed mortgage broker and has been involved in numerous real estate lending transactions. Mr. Hislop received a bachelor’s degree in finance from Arizona State University.

We believe that Mr. Hislop’s background as a securities dealer, his experience in real estate lending transactions, and integral position as a founder and Chief Executive Officer of our predecessor adds insight and continuity to our board and highly qualifies him as a member of our board of directors.

Clay W. Hamlin, III has been a member of our board of directors since March 2008. Mr. Hamlin is Vice Chairman of the board of trustees of Corporate Office Properties Trust (NYSE: OFC), which he co-founded in 1997 and is the President of LBCW Investments, a private investment firm. Mr. Hamlin joined The Shidler Group in 1989 as Managing Partner of The Shidler Group’s Mid-Atlantic region, which was contributed to, and merged with, Royale Investments, Inc. to become Corporate Office Properties Trust in 1997. He served as Chief Executive Officer of Corporate Office Properties Trust from 1997 through April 2005, during which time the company grew from $193 million to $3.2 billion in total market capitalization. With over 30 years of experience as an owner and developer of commercial real estate, he has acquired and developed commercial real estate properties valued at over $3 billion. Mr. Hamlin is a certified public accountant and is also an attorney, having practiced both corporate and real estate law with several Philadelphia law firms, including Pepper, Hamilton & Scheetz LLP and Saul, Ewing, Remick & Saul LLP. Mr. Hamlin received his bachelor’s and master’s in business administration degrees from the Wharton School of the University of Pennsylvania and his juris doctor degree from Temple University Law School. Mr. Hamlin serves on the boards of several charitable and non-profit organizations.

We believe that Mr. Hamlin’s depth of experience in commercial real estate investment and ownership, experience with a successful REIT, including as Chief Executive Officer and director of Corporate Office Properties Trust, and his background as both a certified public accountant and an attorney, highly qualifies him as a member of our board of directors.

Michael W. Brennan has been a member of our board of directors since March 2008. Since January 2010, Mr. Brennan has served as Chairman of Brennan Investment Group, LLC, a group specializing in industrial properties. From 1999 to 2008, Mr. Brennan served as President, Chief Executive Officer and a member of the board of directors of First Industrial Realty Trust, Inc. (NYSE: FR) and from 1994, the year he co-founded First Industrial, to 1999, he served as its Chief Operating Officer and Chief Acquisitions Officer. Mr. Brennan joined The Shidler Group as its principal acquisitions executive in 1986 and was named partner of its Mid-West region in 1988. He began his career as an investment specialist with CB Commercial (now CB Richard Ellis Group, Inc.), a commercial real estate brokerage firm. Mr. Brennan has orchestrated more than $12 billion in industrial real estate transactions in the course of his 27-year career and is considered an industry expert, having appeared on CNBC, CNNfn and Bloomberg Television. In May 2009, Mr. Brennan was appointed Executive Director of the James A. Graaskamp School of Real Estate at the University of Wisconsin. From 2005 to 2009, Mr. Brennan served as a director of Strategic Hotels & Resorts, Inc. (NYSE: BEE). He also serves as a director of the Chicago Public Library Foundation. He holds a bachelor’s degree in finance from the University of Notre Dame.

We believe that Mr. Brennan’s vast experience in acquiring and operating commercial real estate, and experience with a public REIT, including as Chief Executive Officer and a director of First Industrial Realty Trust, Inc., adds valuable insight to our board and highly qualifies him as a member of our board of directors.

Robert L. Denton has been a member of our board of directors since March 2008. Mr. Denton is a Managing Partner with The Shidler Group and the resident principal in its New York office. Prior to joining The Shidler Group in 1994, Mr. Denton co-founded Providence Capital, Inc., a private investment bank. Providence Capital, Inc. was the successor company to First Pacific U.S. Securities Limited, a Hong Kong-domiciled broker-dealer that specialized in the sale of U.S. securities to Asian investors. Mr. Denton was responsible for that firm’s mergers and acquisitions business. First Pacific was merged into Jefferies & Company in 1987 and Mr. Denton became co-head of its mergers and acquisitions division. Prior to joining First Pacific in 1985, Mr. Denton was a principal with Booz Allen & Hamilton, Inc. where he provided strategy and acquisition advisory services to U.S. and international companies. He has completed numerous mergers and acquisitions transactions and consulting assignments during his career. Mr. Denton began his career as an auditor at Arthur Andersen & Company. Mr. Denton is a member of the board of trustees of Corporate Office Properties Trust (NYSE: OFC) and serves as a member of its Audit Committee and as Chairman of its Nominating and Corporate Governance Committee. Mr. Denton received a bachelor’s degree in economics from the University of Pennsylvania and received his master’s in business administration from the Wharton School of the University of Pennsylvania.

We believe that Mr. Denton’s background providing strategic advisory and management consulting services, his expertise in mergers and acquisitions, and his board and audit committee experience is a vital asset to our board and highly qualifies him as a member of our board of directors.

Paul M. Higbee has been a member of our board of directors since March 2008. Mr. Higbee is a partner of G.C. Andersen Partners, LLC, a merchant banking firm engaged in private equity investments and investment banking for middle-market companies. Mr. Higbee has over 30 years of experience in all facets of investment banking, having expertise in mergers, restructurings and financing in a wide range of industries. Prior to joining G.C. Andersen Partners in 2001, Mr. Higbee was a Managing Director of Deutsche Banc Alex. Brown, an investment banking and brokerage services firm, PaineWebber and Drexel Burnham Lambert. Mr. Higbee has served on the boards of several public and private companies, and currently serves as a director of Agricultural Waste Solutions, Inc., ComCam International and Risk Solutions International LLC. He previously served on the board of Capital Automotive REIT, a public REIT. Mr. Higbee received a bachelor’s degree in economics from Princeton University and a master’s in business administration from the Wharton School of the University of Pennsylvania.

We believe that Mr. Higbee’s board experience, finance background and his considerable expertise in mergers and financing adds significant value and diversity to our board, and highly qualifies him as a member of our board of directors.

James R. Ingebritsen has been our President and Chief Executive Officer, as well as a member of our board of directors, since March 2010. He previously served as our Executive Vice President, Capital Markets/Operations since February 2008. Mr. Ingebritsen joined The Shidler Group in 1987 where he came to head the Asset Management division of The Shidler Group’s southwest region including overseeing acquisitions, property management, leasing and the financial reporting staff. In 1996, he was named a partner and was responsible for the acquisition, financing and disposition of over $4 billion of commercial real estate. Mr. Ingebritsen has formed over 30 joint venture partnerships while structuring debt financing for each venture and acquisition. These assets constitute much of our current portfolio. Mr. Ingebritsen received a bachelor’s degree from the University of California San Diego and a master’s in business administration in Real Estate and Capital Markets from the University of California Berkeley, Haas School of Business.

We believe that Mr. Ingebritsen’s position as our President and Chief Executive Officer, in addition to his depth of skill and expertise in acquiring and operating office properties in our markets and in executing our investment strategies, highly qualifies him as a member of our board of directors.

James R. Wolford has been our Chief Financial Officer since April 2010. Prior to joining us, Mr. Wolford served for six years as Chief Financial Officer of Bixby Land Company, a private, diversified REIT with assets of over $1 billion. In that capacity, he led initiatives that significantly increased cash flow, including the company’s conversion to the more tax-efficient REIT structure, and negotiated approximately $750 million in debt financing to support the company’s growth strategy. Prior to that, Mr. Wolford was the financial officer for the Pacific Region of Apartment Investment & Management Co., where he oversaw the financing activities of more than $2.5 billion in assets. From 1985 to 2000, he served as chief financial officer of Bixby Ranch Company. Mr. Wolford has been a member of the board of trustees of CNI Charter Funds since 1999. Mr. Wolford began his career in 1980 at The Walt Disney Company as Director of Finance and Investor Relations. He received a bachelor’s degree and a master’s in business administration from the University of Southern California.

Matthew J. Root has been our Chief Investment Officer since January 2009. He has also been a partner of The Shidler Group since 1997, responsible for property acquisitions, leasing and dispositions. Prior to joining The Shidler Group, Mr. Root was Senior Asset Manager for American Assets, Inc. with responsibility for an office and retail portfolio in excess of 2.0 million square feet. Mr. Root started his career as a turnaround and restructuring specialist with the Lomas Santa Fe Group focusing on commercial properties in Southern California. Mr. Root received his bachelor’s degree from Louisiana State University.

Lawrence J. Taff has been our Executive Vice President since January 2009. Mr. Taff also served as our Chief Financial Officer on an interim basis from September 2009 to April 2010. Mr. Taff has been a partner of The Shidler Group since 1995, responsible for overseeing financial management and property operations in Hawaii. Mr. Taff began his career with Arthur Andersen LLP in 1980. Rising to the position of Tax Partner in 1993, he was responsible for real estate consulting as well as tax compliance and consulting. Mr. Taff received a bachelor’s degree in accounting from California Polytechnic University, Pomona and is a certified public accountant.

Michael C. Burer has been our Executive Vice President, Operations since April 2010. Prior to his appointment to his current position overseeing all property-level operations, including capital investment and leasing, across our portfolio, Mr. Burer served as Senior Vice President of Finance for The Shidler Group since March 2006. In that capacity, Mr. Burer managed the day-to-day operations of the accounting department and played an integral role in the acquisition, financing and disposition process. From March 2003 to March 2006, Mr. Burer served as controller of The Shidler Group. Prior to joining The Shidler Group in 2002, Mr. Burer was employed by Chesnut Properties, a real estate investment company located in San Diego. Mr. Burer received a bachelor’s degree in accounting from Boston College’s Carroll School of Management, a master’s in business administration from the University of San Diego School of Business, and a juris doctor degree from the University of San Diego School of Law. He is a licensed California attorney and a licensed real estate broker in California and Arizona.

Corporate Governance

We are committed to strong corporate governance and have a structure that we believe benefits our stockholders. Notable features of our corporate governance structure include:

•	our board of directors is not classified, with each of our directors subject to re-election annually;

•	the Chairman of our board of directors and our Chief Executive Officer roles are separate;

•	we have opted out of the business combination and control share acquisition statutes of the Maryland General Corporation Law; and

•	we do not have a stockholder rights plan.

Our day-to-day operations are managed by our executive officers under the ultimate oversight and direction of our board of directors. Our board of directors reviews management’s strategy, approves and implements governance policies, monitors its own performance and the performance of top management and provides oversight of financial reporting and legal compliance. Our board of directors has adopted corporate governance guidelines, which are available on our website at www.pacificofficeproperties.com and in print free of charge to any stockholder that requests it.

Our board of directors is currently comprised of seven directors, four of whom — Messrs. Hamlin, Brennan, Denton and Higbee — are “independent” directors under the listing standards of the NYSE. Such number represents a majority of the directors as is required under the listing standards of the NYSE. Upon the completion of this offering, Messrs.                     ,                      and                      will resign and                     ,                      and                      will be elected to fill the vacancies created by these resignations.                     ,                      and                      are all expected to qualify as “independent” directors under the NYSE listing standards. In accordance with our corporate governance guidelines, our non-management directors meet in executive session without the presence of management on a regularly scheduled basis and no less than three times a year. At least one such meeting includes only “independent” directors. The individual who serves as the presiding director at these executive sessions rotates among the chairs of the audit, compensation and nominating and corporate governance committees of our board of directors.

Board Leadership Structure and Role in Risk Oversight

In accordance with our bylaws, our board of directors elects the Chairman of our board of directors and our Chief Executive Officer, and each of these positions may be held by the same or separate persons. Our corporate governance guidelines do not include a policy on whether the role of the Chairman and Chief Executive Officer should be separate or, if not, whether a lead independent director is to be elected. From September 2009 through March 2010, Mr. Shidler, the Chairman of our board of directors, also served as our Chief Executive Officer on an interim basis following the departure of our former Chief Executive Officer. Historically, however, these positions have been held by two persons, and upon the election of Mr. Ingebritsen as our Chief Executive Officer in March 2010, these positions are again held by separate persons. We believe that separating these positions better allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in providing advice to and oversight of management and to establish the agenda and preside at meetings of the board of directors. We also believe that having board leadership independent of management helps ensure critical and independent thinking with respect to our strategy and performance. Our Chief Executive Officer is a member of our board of directors, which helps to ensure that management’s insight is directly available to the directors in their deliberations.

Our board of directors has an active role in overseeing management of our risks. The board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management. Pursuant to its charter, the audit committee of our board of directors is responsible for discussing guidelines and policies governing the process by which our executive officers assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. The audit committee also evaluates the policies implemented by management to assure the adequacy of internal control and the financial reporting process, and to monitor compliance with laws and regulations and our code of business conduct and ethics. It is also the responsibility of the audit committee to investigate employee misconduct or fraud.

Board Committees

Our board of directors has established four committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an investment committee. Each of the audit, compensation, and nominating and corporate governance committees consists solely of independent directors in accordance with NYSE and Securities and Exchange Commission, or SEC, standards.

Audit Committee

Upon completion of this offering, our audit committee will consist of three independent directors, each of whom is “financially literate” under the rules of the NYSE: Mr. Higbee,                      and                     . Mr. Higbee serves as chairman of the audit committee and as the “audit committee financial expert,” as defined in applicable SEC rules. The audit committee, among other purposes, serves to assist the board of directors in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement; and

•	our accounting and financial reporting processes, internal control systems and internal audit function.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of three independent directors:                    , who serves as chairman of the committee,                      and                     . The compensation committee, among other purposes, serves:

•	to establish and periodically review the adequacy of the compensation plans for our executive officers and other employees;

•	to review the performance of executive officers and adjust compensation arrangements as appropriate;

•	to establish compensation arrangements for our non-executive directors; and

•	to review and monitor management development and succession plans and activities.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of three independent directors,                     , who serves as chairman of the committee,                      and                     . The committee, among other purposes, serves:

•	to identify and recommend to our board of directors individuals qualified to serve as directors and on committees;

•	to advise our board of directors with respect to board composition, procedures and committees;

•	to advise our board of directors with respect to corporate governance principles and to develop and recommend a set of corporate governance guidelines; and

•	to lead our board of directors in its review of the performance of the board and our management team.

Investment Committee

Upon completion of this offering, our investment committee will consist of five directors: Mr. Shidler, who serves as chairman of the committee, and Mr. Ingebritsen,                     ,                      and                     . The investment committee, among other purposes, serves to:

•	oversee the implementation of our investment strategy, the principal goal of which is to enhance long-term stockholder value through increases in earnings, cash flow and net asset value;

•	review and approve, within parameters set by our board of directors, specific transactions; and

•	regularly apprise our board of directors of our progress and performance with respect to our investment strategy.

Code of Business Conduct and Ethics

Our directors, officers and employees are governed by our code of business conduct and ethics, which is available on our website at http://www.pacificofficeproperties.com and in print free of charge to any stockholder that requests it. Amendments to, or waivers from, a provision of the code of business conduct and ethics will be posted to our website promptly following the date of the amendment or waiver.

Director Compensation

Except as noted below, our directors are paid an annual director’s fee of $12,000, payable in quarterly installments. Mr. Higbee is paid an additional annual fee of $5,000 for his service as Chair of the Audit Committee. We also pay our directors a fee of $1,000 for each board of directors meeting attended and a fee of $250 for each committee meeting attended. Directors are entitled to reimbursement for reasonable out-of-pocket costs incurred in connection with their services as directors. Dallas E. Lucas, our former President and Chief Executive Officer, received no compensation for his services as a director.

Compensation of our directors for the fiscal year ending December 31, 2009 was as follows:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL
Jay H. Shidler	$17,000	—	—	—	—	—	$17,000
Dallas E. Lucas (2)	—	—	—	—	—	—	—
Thomas R. Hislop	$17,000	$39,999	—	—	—	—	$56,999
Clay W. Hamlin	$20,000	$39,999	—	—	—	—	$59,999
Michael W. Brennan	$18,250	$39,999	—	—	—	—	$58,249
Robert L. Denton	$20,000	$63,027	—	—	—	—	$83,027
Paul M. Higbee	$26,000	$39,999	—	—	—	—	$65,999

(1)	On May 21, 2008, the compensation committee approved the grant, to Messrs. Hislop, Hamlin, Brennan and Higbee, of 606 restricted stock units each, which we refer to as Director RSUs, under the Directors’ Stock Plan. The Director RSUs vested upon approval of the Directors’ Stock Plan by our stockholders at our annual meeting of stockholders in 2009. Upon approval by our stockholders, each Director RSU was exchanged for one share of our common stock.

On June 19, 2009, the compensation committee approved the grant, to Messrs. Hislop, Hamlin, Brennan, Denton and Higbee, of 1,053 Director RSUs with a vesting period of one year. Upon vesting, each Director RSU was exchanged for one share of our common stock. Also on June 19, 2009, the compensation committee approved the grant to Mr. Denton of an additional 606 Director RSUs that vested upon grant, entitling Mr. Denton to receive 606 shares of common stock.

As of December 31, 2009, Messrs. Hislop, Hamlin, Brennan, Denton and Higbee each held 1,053 unvested Director RSUs.

(2)	Mr. Lucas resigned from the board effective as of August 31, 2009 upon his departure as our President and Chief Executive Officer.

Executive Officer Compensation

Because we have been externally advised prior to the completion of this offering and the concurrent transactions, we have not paid any compensation to our executive officers for periods prior to the completion of this offering. Our executive officers were employees of our Advisor and were compensated by our Advisor. Upon the internalization of our management, which will be effective concurrently with the completion of this offering, our Operating Partnership will assume the employment agreements that our Advisor entered into with Mr. Ingebritsen, our President and Chief Executive Officer, and with Mr. Wolford, our Chief Financial Officer. In addition, we intend to adopt an equity compensation plan for the benefit of our executive officers and employees to be submitted to our stockholders for approval at our annual meeting of stockholders in 2011.

Employment Agreements with James R. Ingebritsen and James R. Wolford

Our Advisor entered into an employment agreement with Mr. Ingebritsen, our President and Chief Executive Officer, on March 29, 2010, and an employment agreement with Mr. Wolford, our Chief Financial Officer, on April 5, 2010. Mr. Ingebritsen’s and Mr. Wolford’s employment agreements are for two- and three-year terms, respectively. Mr. Ingebritsen’s agreement provides for an annual base salary of $375,000 and Mr. Wolford’s agreement provides for an annual base salary of $275,000. Under the employment agreements, each executive officer’s base salary may be adjusted upwards annually after the officer’s performance is reviewed by our compensation committee. Mr. Ingebritsen and Mr. Wolford are each eligible to receive an annual cash bonus based on objective performance criteria agreed upon between the executive officer and our compensation committee. Each executive officer’s bonus opportunity for any year is capped at the officer’s base salary for that year, except that for 2010, Mr. Ingebritsen is guaranteed an annual cash bonus of not less than $375,000, and Mr. Wolford is guaranteed an annual cash bonus of not less than $100,000 pro rated based on the number of days that Mr. Wolford was employed by our Advisor or us during 2010.

At the end of each calendar year during the term of their respective employment agreements, Mr. Ingebritsen and Mr. Wolford are each eligible to receive grants of restricted share units. Each restricted share unit represents the right to receive, at vesting, direct or indirect ownership of a single common unit of our Operating Partnership, although our compensation committee retains the right to settle each restricted share unit in cash. Each restricted share unit award will be scheduled to vest on the first anniversary of the date of grant. Any award of restricted share units will be made in the sole discretion of our compensation committee based on the executive officer’s and our achievement of mutually agreed upon performance criteria. At the end of each calendar year during the term, Mr. Ingebritsen is eligible to receive an annual award of up to 7,500 restricted share units, subject to increase in the compensation committee’s discretion, and Mr. Wolford is eligible to receive an annual award in the sole discretion of the compensation committee. However, Mr. Wolford’s award for 2010 will be not less than 2,500 restricted share units, pro rated based on the number of days that Mr. Wolford was employed by our Advisor or us during 2010. In addition, under each of these employment agreements, we have agreed to adopt a long-term incentive plan and present the plan for stockholder approval at the 2011 annual meeting. For each calendar year during the term of their respective employment agreements, Mr. Ingebritsen and Mr. Wolford are each also eligible to receive grants of restricted share units or other equity awards under the long-term incentive plan. Mr. Ingebritsen is eligible to receive an annual award under the plan if and to the extent that the value of his performance grant for that year does not exceed 200% of his base salary for that year, and Mr. Wolford is eligible to receive an annual award under the plan if and to the extent that the value of his performance grant for that year does not exceed 150% of his base salary for that year. On April 5, 2010, in connection with the commencement of his employment, Mr. Wolford received a grant of 2,500 restricted share units that is scheduled to vest on the first anniversary of the date of grant.

If Mr. Ingebritsen’s employment is terminated in certain circumstances that constitute “involuntary termination” or in certain circumstances in connection with a change of control of us, Mr. Ingebritsen will receive a $375,000 cash severance payment, continuation of medical and dental benefits for 12 months, an additional cash payment equal to the bonus paid for the previous year (or $375,000 if termination occurs in 2010) prorated based on the number of days elapsed in the year of termination and accelerated vesting of equity awards. Under Mr. Ingebritsen’s employment agreement, if he is terminated for cause or terminates his employment voluntarily, no severance is payable and the employment agreement provides that he will not solicit our employees for a one-year period commencing on the date of termination of employment. Under Mr. Ingebritsen’s employment agreement, “involuntary termination” is defined as a termination of Mr. Ingebritsen’s employment by us that is not a termination for cause. “Termination for cause” means a termination of Mr. Ingebritsen’s employment because of (i) willful or repeated failure to perform or substantially perform his duties under the agreement, or a material breach of his obligations under the agreement, including the restrictive covenants, which is not cured within 30 days, (ii) habitual substance abuse, (iii) commission of an act that disqualifies him from serving as an officer or director, (iv) conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving fraud, forgery, embezzlement, or moral turpitude, or (v) a determination by the board of directors that Mr. Ingebritsen has committed serious misconduct in an unethical, illegal or fraudulent manner.

If Mr. Wolford’s employment is terminated in certain circumstances that constitute “involuntary termination,” Mr. Wolford will receive a $300,000 cash severance payment, continuation of medical and dental benefits for 12 months, an additional cash payment equal to the bonus paid for the previous year, if any, prorated based on the number of days elapsed in the year of termination and accelerated vesting of equity awards. Under Mr. Wolford’s employment agreement, if he is terminated for cause or terminates his employment voluntarily without good reason, no severance is payable and the employment agreement provides that he will not solicit our employees for a one-year period commencing on the date of termination of employment. Under Mr. Wolford’s employment agreement, “involuntary termination” is defined as a termination of Mr. Wolford’s employment by us that is not a termination for cause or a termination by Mr. Wolford for good reason. “Termination for cause” means a termination of Mr. Wolford’s employment because of (i) willful or repeated failure to perform or substantially perform his duties under the agreement, or a material breach of his obligations under the agreement, including the restrictive covenants, which is not cured within 30 days, (ii) habitual substance abuse, (iii) commission of an act that disqualifies him from serving as an officer or director, or (iv) conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving fraud, forgery, embezzlement, or moral turpitude. Termination for “good reason” means Mr. Wolford terminates his employment in connection with (v) the removal of Mr. Wolford from the office of Chief Financial Officer, (w) the assignment of duties, responsibilities or reporting requirements that are materially inconsistent with Mr. Wolford’s position or that materially expand his duties, responsibilities or reporting requirements, except where we determine that such expansion is necessitated by industry-wide or company-wide conditions, (x) a material reduction in the annual base salary or annual bonus opportunity, (y) a material breach of the agreement by us, or (z) we intentionally direct Mr. Wolford to engage in unlawful conduct, subject to notice and cure periods.

Stock Incentive Plan

We do not currently have a stock incentive plan for the benefit of executive officers or employees. We intend to adopt an equity compensation plan for the benefit of our executive officers and employees to be submitted to our stockholders for approval at our annual meeting of stockholders in 2011. The Directors’ Stock Plan, which permits grants to members of our board of directors of incentive stock options, stock appreciation rights and stock awards, including grants of restricted stock units or other equity-based awards, was adopted by our board on May 21, 2008 and approved by stockholders at our annual meeting of stockholders in 2009. The Directors’ Stock Plan is administered by the compensation committee. A total of 13,060 restricted stock units have been granted under the Directors’ Stock Plan, of which 8,295 have vested, resulting in the issuance of 8,295 shares of common stock to certain of our directors. A total of 15,000 shares of our common stock may be issued under the Directors’ Stock Plan.

Indemnification of Directors and Officers

Our charter and our Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, which we refer to as the Operating Partnership Agreement, provide for indemnification of our directors and officers against liabilities to the fullest extent permitted by applicable law. If a director or officer is a party, or is threatened to be made a party, to any proceeding by reason of such director’s or officer’s status as a director or officer, we must indemnify such director or officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe his or her conduct was unlawful.

In the event of any amendment to the MGCL permitting us to provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended. Any amendment of our Operating Partnership Agreement related to the indemnification of our directors and officers will be prospective only and will not affect our existing indemnification obligations to our directors or officers.

Directors’ and Officers’ Insurance

We maintain a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses that they experience resulting from claims made against them arising from actions taken by them in their capacities as directors or officers, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the 180-day anniversary of the date of this prospectus (subject to potential extension or early termination), the sale of any shares under such plan would be subject to the lock-up agreement that the director or officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

Upon the completion of this offering, the compensation committee of our board of directors will consist of                     ,                      and                     . In 2009, none of our executive officers served as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS OF THE COMPANY AND

PARTNERS OF OUR OPERATING PARTNERSHIP

The following table sets forth certain information regarding beneficial ownership and voting power of all of our common stock, as of                     , 2010, by: (i) each person who we know to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all of our directors, director nominees and executive officers as a group. As of                     , 2010, none of our directors, director nominees or executive officers own any shares of Series A Senior Common Stock or Class B Common Stock.

The following table assumes that the one outstanding share of our Proportionate Voting Preferred Stock has been repurchased, which we intend to effect upon the completion of this offering.

Unless otherwise indicated, the address for each listed person is c/o Pacific Office Properties Trust, Inc., 10188 Telesis Court, Suite 222, San Diego, California 92121. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

	BENEFICIALLY OWNED PRIOR TO OFFERING (1)				BENEFICIALLY OWNED AFTER OFFERING (1)(2)				NUMBER OF LIMITED PARTNERSHIP UNITS REPRESENTING ECONOMIC INTERESTS (4)
NAME	NUMBER OF SHARES OF COMMON STOCK		PERCENT OF CLASS	PERCENT OF TOTAL VOTING POWER (3)	NUMBER OF SHARES OF COMMON STOCK		PERCENT OF CLASS	PERCENT OF TOTAL VOTING POWER (3)
Jay H. Shidler	74,735	(5)	19.1%			(5)			1,735,505
Thomas R. Hislop	2,429		*		2,429				—
Clay W. Hamlin	1,659		*		1,659				16,690
Michael W. Brennan	1,659		*		1,659				13,352
Robert L. Denton	1,659		*		1,659				127,124
Paul M. Higbee	1,659		*		1,659				—
Director Nominee***
Director Nominee***
Director Nominee***
James R. Ingebritsen	17,825	(6)	4.6%			(6)			450,695
James R. Wolford	—		—		—				—
Matthew J. Root	19,825	(7)	5.1%			(7)			450,695
Lawrence J. Taff	18,825		4.8%						448,141
Michael C. Burer	—		—		—				16,151
All directors, director nominees and executive officers as a group (14 persons)	140,275		35.9%						3,258,353
James C. Reynolds	47,701	(8)	12.2%			(8)			1,083,942

*	Less than 1%.
**	This director has notified us that he is resigning effective upon the completion of this offering.
***	It is expected that this individual will become a director immediately upon the completion of this offering.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes securities that a person has the right to acquire within 60 days.
(2)	Includes (i) shares to be issued in connection with the concurrent private placement to Messrs. Shidler, Ingebritsen, Root and Taff, (ii) shares to be issued in connection with the concurrent exchange of unsecured promissory notes issued by the Operating Partnership by each of Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds and (iii) shares issued to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds as payment for the $1.0 million termination fee due to our Advisor in connection with the internalization of our management. Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters’ over-allotment option.

(3)	Based on a total of shares of Series A Senior Common Stock, 390,305 shares of common stock and 10 shares of Class B Common Stock outstanding as of , 2010. In calculating the percentage of total voting power, the voting power of shares of common stock (one vote per share), Class B Common Stock (one vote per share) and Series A Senior Common Stock (one vote per share) has been aggregated.
(4)	The number of units reported reflects each listed person’s indirect economic interests in units of our Operating Partnership held by POP Venture, LLC, or Venture. Such interests are held by such listed person through indirect membership interests in Venture and for which such listed person, except for Mr. Shidler, exercises no investment power or voting power in our Operating Partnership.
(5)	Does not include (i) 1,357,617 shares of common stock represented by the common units held by Venture, which is controlled by Mr. Shidler, and for which the common units would be redeemable absent certain ownership restrictions applicable to Mr. Shidler in connection with our qualification as a REIT, or (ii) 3,259,752 shares of common stock represented by the preferred units held by Venture, which preferred units will be converted into common units upon the completion of this offering but following which may not be redeemed for shares of common stock for one year from the date of conversion. Pursuant to a Schedule 13D/A filed with the SEC on October 5, 2009, Mr. Shidler, Shidler LP and Shidler Equities Corp., a Hawaii corporation, have sole voting and sole dispositive power over 74,735 shares of common stock. The address for Mr. Shidler, Shidler LP and Shidler Equities Corp. is 841 Bishop Street Suite 1700, Honolulu, HI 96813.
(6)	This includes 8,825 shares of common stock held directly by JRI Equities, LLC, of which Mr. Ingebritsen is the managing member, and 9,000 shares of common stock held by a trust of which Mr. Ingebritsen is the trustee. Mr. Ingebritsen disclaims beneficial ownership of the 9,000 shares held by the trust. Mr. Ingebritsen’s minor children are the beneficiaries of the Ingebritsen Children Trust, an irrevocable trust that owns an additional 10,000 shares of common stock; Mr. Ingebritsen does not have investment or voting control over these shares.
(7)	This includes 9,825 shares of common stock held directly by MJR Equities, LLC, of which Mr. Root is the managing member, and 10,000 shares of common stock held by a trust of which Mr. Root is the trustee. Mr. Root disclaims beneficial ownership of the 10,000 shares held by this trust. Mr. Root’s minor children are the beneficiaries of the Root Family Investment Trust, an irrevocable trust that owns an additional 9,000 shares of common stock; Mr. Root does not have investment or voting control over these shares.
(8)	Information based on a Schedule 13G/A filed with the SEC on October 2, 2009, by Mr. Reynolds, Reynolds Partners, L.P., a Hawaii limited partnership referred to as Reynolds Partners, of which the general partner is JC Reynolds, LLC, a Hawaii limited liability company of which Mr. Reynolds is the managing member, and The James C. Reynolds Revocable Living Trust, under a Trust Agreement dated May 25, 1982 for The James C. Reynolds Revocable Living Trust, referred to as the Reynolds Trust, of which Mr. Reynolds is the trustee. According to the Schedule 13G/A, Mr. Reynolds has sole voting and sole dispositive power over 20,051 shares of common stock held by Reynolds Partners and 27,650 shares of common stock held by the Reynolds Trust.

STRUCTURE AND FORMATION TRANSACTIONS

On March 19, 2008, our predecessor, Arizona Land Income Corporation, or AZL, closed the transactions contemplated by a Master Formation and Contribution Agreement, dated October 3, 2006, as amended, which we refer to as the Master Agreement, between AZL and Venture. AZL also reincorporated in Maryland and changed its name to “Pacific Office Properties Trust, Inc.”

In connection with the transactions, AZL sold 100,000 shares of common stock to Venture designees for $50.00 per share, or $5,000,000 in the aggregate, and 18,000 shares of common stock to a Venture designee for $75.00 per share, or $1,350,000 in the aggregate, and contributed the proceeds from such sales, along with substantially all of its other assets and certain liabilities, to our Operating Partnership.

In exchange for its contribution to our Operating Partnership of its proceeds from the sale of common stock, along with substantially all of its other assets and certain liabilities, AZL received a general partnership interest in our Operating Partnership. Pursuant to the Master Agreement, Venture contributed to our Operating Partnership ownership interests in our initial portfolio of consolidated properties in exchange for 1,357,617 common units, 454,530 preferred units and $16,695,000 in promissory notes. These notes will be exchanged for shares of our common stock concurrently with the completion of this offering. See “Certain Related Party Relationships and Transactions — Related Party Financing Transactions.”

In connection with the transactions, Venture also granted us options to acquire managing ownership interests in five additional office properties. We exercised these options in multiple transactions. The acquisition of our managing ownership interest in a joint venture, which we refer to as POP San Diego I, holding four office properties (Torrey Hills Corporate Center, Palomar Heights Plaza, Palomar Heights Corporate Center and Scripps Ranch Center) comprising approximately 181,664 square feet located in San Diego, California was funded by issuing 39,653 common units on April 30, 2008 and 32,658 common units on June 19, 2008 that were valued at $65.589 per unit and $68.107 per unit, respectively. A total of 52,485 of these common units remain outstanding and represent an additional 52,485 common stock equivalents redeemable by the holders on a one-for-one basis for shares of our common stock or cash, as elected by a majority of our independent directors. For more detail of those transactions, see “Certain Related Party Relationships and Transactions.”

The total number of shares of common stock outstanding at                     , 2010, plus the total number of shares of common stock issuable upon redemption for shares of all common units and preferred units issued as of                     , 2010, equaled 5,060,159 shares of common stock and common stock equivalents.

On January 12, 2010, we commenced an ongoing public offering of up to                    shares of our Series A Senior Common Stock, which ranks senior to our common stock with respect to dividends and distribution of amounts upon liquidation. As of                     , 2010, there were              shares of Series A Senior Common Stock issued and outstanding. See “Description of Capital Stock” for more information regarding the terms of our Series A Senior Common Stock.

Concurrent with the completion of this offering, we intend to internalize our management by acquiring all of the outstanding stock of our Advisor for an aggregate purchase price of $25,000 payable in cash. We will pay a $1.0 million termination fee as provided for under the Advisory Agreement that we entered into on March 19, 2008 in connection with our formation transactions. This fee will be payable through the issuance of              shares of our common stock to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. These individuals have agreed that they will forego any potential rights to approximately $5.7 million of fees that could have accrued in their favor under our Advisory Agreement upon the completion of this offering (assuming no exercise of the underwriters’ over-allotment option), our acquisition of the GRE portfolio and our entry into the new credit facility. We will elect to treat Pacific Office Management as a taxable REIT subsidiary for federal income tax purposes. As a TRS, Pacific Office Management can provide non-customary REIT and other services to our tenants and engage in joint venture and other activities that we may not engage in directly without adversely affecting our qualification as a REIT. We anticipate that, immediately following this offering, Pacific Office Management will continue to provide property management and other management services to all of the joint venture properties in our portfolio, as well as two properties owned by affiliates of The Shidler Group, in consideration for fees payable under existing contracts for these services at what we believe to be market rates. Immediately following the concurrent transactions, we expect our Operating Partnership to have 78 employees, comprised of individuals who are currently employees of our Advisor, including all of our executive officers, and eight other individuals to be hired in connection with our pending acquisition of the GRE portfolio.

Corporate Structure

The following diagram depicts our ownership structure upon completion of this offering and the concurrent transactions and after giving effect to the one-for-ten reverse stock split of our common stock that we intend to complete immediately prior to the completion of this offering.

(1)	Includes ownership of shares of Series A Senior Common Stock with an aggregate liquidation preference of $ , as of , 2010.
(2)	Includes shares of our common stock beneficially owned by our directors and executive officers and 4,765 shares of our common stock issuable to our directors upon vesting of outstanding restricted stock unit awards.
(3)	Includes ownership of common units (assuming the conversion of all outstanding preferred units to common units upon the completion of this offering), which are exchangeable on a one-for-one basis for 4,617,369 shares of our common stock, subject to certain restrictions.

CERTAIN RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

Prior to the completion of this offering and the concurrent transactions, we have been externally advised by our Advisor, an entity owned and controlled by Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds. Mr. Shidler is the Chairman of our board of directors, each of Messrs. Ingebritsen, Root and Taff is an executive officer of ours, and Mr. Reynolds currently is the beneficial owner of more than 5% of our common stock. Pursuant to our Advisory Agreement with our Advisor, upon the termination of the Advisory Agreement in order to internalize management and become self-managed, we will be obligated to pay our Advisor an internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses.

Concurrent with the completion of this offering, we intend to internalize our management by acquiring all of the outstanding stock of our Advisor for an aggregate purchase price of $25,000 payable in cash. We will pay a $1.0 million termination fee as provided for under the Advisory Agreement that we entered into on March 19, 2008 in connection with our formation transactions. This fee will be payable through the issuance of              shares of our common stock to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. These individuals have agreed that they will forego any potential rights to approximately $5.7 million of fees that could have accrued in their favor under our Advisory Agreement upon the completion of this offering (assuming no exercise of the underwriters’ over-allotment option), our acquisition of the GRE portfolio and our entry into the new credit facility. We will elect to treat Pacific Office Management as a TRS for federal income tax purposes. As a TRS, Pacific Office Management can provide non-customary REIT and other services to our tenants and engage in joint venture and other activities that we may not engage in directly without adversely affecting our qualification as a REIT. We anticipate that, immediately following this offering, Pacific Office Management will continue to provide property management and other management services to all of the joint venture properties in our portfolio, as well as two properties owned by affiliates of The Shidler Group, in consideration for fees payable under existing contracts for these services at what we believe to be market rates.

Prior to the internalization of our management, we and Waterfront Partners OP, LLC, or Waterfront, have paid amounts to our Advisor and its related parties for services provided relating to property management, leasing, property transactions and debt placement. The fees paid are summarized in the table below for the indicated periods (in thousands):

	Pacific Office Properties Trust, Inc.		Combined Pacific Office PropertiesTrust, Inc. and Waterfront	Pacific Office Properties Trust, Inc.	Waterfront (1)
	For the Six Months Ended June 30, 2010	For the Year Ended December 31, 2009	For the Period from January 1, 2008 through December 31, 2008	For the Period from March 20, 2008 through December 31, 2008	For the Period from January 1, 2008 through March 19, 2008	For the Year Ended December 31, 2007
Property management fees (2)	$1,561	$3,327	$2,573	$2,410	$163	$851
Leasing commissions (3)	253	342	388	388	—	209
Corporate management fees	375	750	587	587	—	—
Interest	998	1,835	1,172	1,172	—	—
Construction management fees and other	36	82	111	108	3	13

Total	$3,223	$6,336	$4,831	$4,665	$166	$1,073

(1)	We include Waterfront because it is the entity that received the largest equity share in us upon formation and was designated as the accounting acquirer in our formation transactions.
(2)	Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.5% to 4.5%), plus the payroll costs of on-site employees.
(3)	Leasing commissions are capitalized as deferred leasing costs and are amortized over the life of the related lease.

We lease commercial office space to affiliated entities. The annual rents from these leases totaled $0.3 million for the six months ended June 30, 2010, $0.7 million for the year ended December 31, 2009 and $0.5 million for the year ended December 31, 2008.

Related Party Financing Transactions

On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting, pursuant to the Accounting Standards Codification, or ASC, section 323-30, Partnerships, Joint Ventures, and Limited Liability Entities, and ASC section 810-20, Control of Partnerships and Similar Entities. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza pursuant to ASC section 810-10, Consolidation. The difference between the initial cost of the investment in our joint ventures included in our consolidated balance sheet and the underlying equity in net assets of the respective joint ventures, referred to as the JV Basis Differential, attributable to Seville Plaza upon the effective date was approximately $40,000.

In a series of transactions occurring on April 30, 2008, May 30, 2008 and June 19, 2008, following the exercise of an option, referred to as the Option, granted to us by Venture and its affiliates as part of our formation transactions, we consummated the acquisition, through our Operating Partnership, of a 32.167% managing ownership interest in the POP San Diego I joint venture that holds four office properties (Torrey Hills Corporate Center, Palomar Heights Plaza, Palomar Heights Corporate Center and Scripps Ranch Center) comprising 181,664 rentable square feet located in the San Diego market. We acquired the ownership interest pursuant to the Option and assumed the rights and obligations of an affiliate under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $2.6 million. This acquisition price was funded by issuing 39,553 common units on April 30, 2008 which common units were valued at $65.589 per unit. We accounted for the issuance of our common units in accordance with ASC section 805-20, Identifiable Assets and Liabilities, and any Noncontrolling Interest. Upon acquisition, there was no JV Basis Differential attributable to the POP San Diego I joint venture, including the acquisition consummated on May 30, 2008 and June 19, 2008.

On April 30, 2008, we consummated with certain affiliates the acquisition, through our Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling 221,784 rentable square feet located in Phoenix, Arizona, called the Black Canyon Corporate Center. The acquisition price for the managing ownership interest in the Black Canyon Corporate Center was $1.0 million, payable in the form of a subordinated note issued by our Operating Partnership. The purchase price for the managing ownership interest in the Black Canyon Corporate Center was approximately equal to such affiliates’ cost of investment in the Black Canyon Corporate Center. The JV Basis Differential attributable to the Black Canyon Corporate Center upon acquisition was $0.1 million.

On May 23, 2008, we consummated with certain affiliates the acquisition through our Operating Partnership of a 7.5% managing ownership interest in a joint venture that owns a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space located in Phoenix, Arizona, called the U.S. Bank Center. The acquisition price for the managing ownership interest in the U.S. Bank Center was $1.2 million, payable in the form of a subordinated note issued by our Operating Partnership. The purchase price for the managing ownership interest in the U.S. Bank Center was approximately equal to such affiliates’ cost of investment in the U.S. Bank Center. The JV Basis Differential attributable to the U.S. Bank Center upon acquisition was $0.9 million.

On May 23, 2008, we consummated with certain affiliates the acquisition, through our Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling approximately 152,288 rentable square feet located in Honolulu, Hawaii, called the Bank of Hawaii Waikiki Center. The acquisition price for the managing ownership interest in the Bank of Hawaii Waikiki Center was $0.8 million, payable in the form of a subordinated note issued by our Operating Partnership. The purchase price for the managing ownership interest in the Bank of Hawaii Waikiki Center was approximately equal to such affiliates’ cost of investment in the Bank of Hawaii Waikiki Center. The JV Basis Differential attributable to the Bank of Hawaii Waikiki Center upon acquisition was $(0.1) million.

On May 30, 2008, the POP San Diego I joint venture consummated with certain affiliates the acquisition of the managing ownership interest in the Scripps Ranch Center. Pursuant to the terms of the Option, the POP San Diego I joint venture assumed the rights and obligations of such affiliate under the purchase agreement. The joint venture acquired the managing ownership interest in the Scripps Ranch Center for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage debt.

On June 19, 2008, the POP San Diego I joint venture acquired two commercial office buildings (Carlsbad Building B and Palomar Heights) totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I joint venture assumed the rights and obligations of an affiliate under the respective purchase agreements. The acquisition price for such buildings was approximately $19.2 million including assumption of approximately $12.7 million of mortgage debt and customary closing costs. The acquisition price was funded by issuing 32,658 common units on June 19, 2008, which common units were valued at $68.107 per unit.

On August 14, 2008, following the exercise of the Option, we consummated with certain affiliates the acquisition, through our Operating Partnership, of a 10% managing ownership interest in a joint venture, called the SoCal II joint venture, that owns a portfolio of 15 office and flex buildings totaling over 1,000,000 rentable square feet situated on seven properties (Via Frontera Business Park, Poway Flex, Carlsbad Corporate Center, Savi Tech Center, Yorba Linda Business Park, South Coast Executive Center and Gateway Corporate Center) in Los Angeles, Orange and San Diego counties in southern California. The acquisition price for the managing ownership interest was approximately $4.2 million, payable in the form of a subordinated note, referred to as the SoCal II Note, issued by our Operating Partnership to an affiliate. Interest on the SoCal II Note was deferred by the Operating Partnership in accordance with the terms of the note until it was exchanged on September 25, 2010 as described below. The purchase price for the managing ownership interest was approximately equal to such affiliates’ cost of investment in the SoCal II joint venture. The JV Basis Differential attributable to the SoCal II Joint Venture upon acquisition was $0.2 million.

On August 19, 2009, we entered into an interim financing agreement with Shidler LP. Upon execution, Shidler LP provided us with a principal sum of $3.0 million, bearing interest of 7.0% per annum. The maturity date of the note was ninety days following the date of the promissory note. We repaid the $3.0 million note on September 22, 2009, in addition to $0.02 million of accrued interest.

On September 23, 2009, our Operating Partnership entered into an exchange agreement with certain of our affiliates pursuant to which, on September 25, 2010, the SoCal II Note was cancelled and approximately $3.0 million of the debt was exchanged for shares of our common stock at a price per share of $38.20, which represented the volume-weighted average closing market price per share of the common stock on the NYSE Amex for the thirty trading days preceding the date of the exchange agreement. These shares and new promissory notes evidencing the remainder of the debt were issued to affiliates that held interests in the entity that had owned the SoCal II Note. Pursuant to the note exchange, Shidler LP was issued 32,385 shares of common stock and a new subordinated promissory note in the principal amount of approximately $0.6 million, Reynolds Partners was issued 20,051 shares of common stock and a new subordinated promissory note in the principal amount of approximately $0.5 million, and Mr. Taff and entities controlled by Mr. Ingebritsen and Mr. Root were each issued 8,825 shares of common stock and a new subordinated promissory note in the principal amount of approximately $0.2 million. Our Operating Partnership has deferred the payment of interest on the promissory notes issued in connection with note exchange since the date of issuance.

Since our formation in March 2008, the largest aggregate amount of principal outstanding with respect to the related-party debt resulting from our formation transactions was $24.0 million. In September 2008, we reduced our balance of unsecured debt to related parties by $0.2 million through a non-cash settlement in exchange for a reduction of related party receivables, and in September 2009, as discussed above, we exchanged approximately $3.0 million in principal and accrued interest on the SoCal II Note for shares of common stock. At June 30, 2010 and at December 31, 2009, $3.4 million and $2.6 million, respectively, of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the accompanying consolidated balance sheets.

As of June 30, 2010, promissory notes issued by our Operating Partnership to certain of our affiliates were outstanding with an aggregate principal amount of $21.1 million. Interests in these promissory notes are held by Messrs. Shidler, Reynolds, Ingebritsen, Root and Taff in the aggregate principal amounts of $6.7 million, $6.1 million, $2.6 million, $2.6 million and $1.9 million, respectively. The promissory notes are unsecured obligations of our Operating Partnership and accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to our Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. Other than $0.3 million of accrued interest on the SoCal II Note exchanged for shares of our common stock in September 2009 as described above, interest payments on the debt have been deferred by the Operating Partnership since the date of issuance. The promissory notes are scheduled to mature on various dates from March 19, 2013 to August 31, 2013. Pursuant to the terms of the notes, the respective maturity dates of each of the notes will accelerate upon the consummation of this offering. We have agreed with each of the holders of these promissory notes to exchange, concurrent with the completion of this offering, all principal and accrued interest outstanding under the notes (which totaled $24.5 million in the aggregate as of June 30, 2010) for shares of our common stock at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission.

Indemnification Agreements

The debt encumbering certain of our properties and, in the case of our Honolulu property known as “Clifford Center,” obligations under the ground lease, are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds. Our Operating Partnership has entered into certain indemnity agreements with Messrs. Shidler and Reynolds in order to indemnify each of them under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligation in each of these indemnity agreements is basically to defend, indemnify and hold harmless Mr. Shidler or Mr. Reynolds from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of Mr. Shidler or Mr. Reynolds following formation.

In addition, as security for our Operating Partnership’s credit agreement with First Hawaiian Bank, Shidler LP has pledged to First Hawaiian Bank a certificate of deposit in the principal amount of $25.0 million. As a condition to the pledge, our Operating Partnership and Shidler LP entered into an indemnification agreement pursuant to which our Operating Partnership agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the pledge. In addition, to the extent that all or any portion of the certificate of deposit is withdrawn by First Hawaiian Bank and applied to the payment of principal, interest and/or charges under the credit agreement, our Operating Partnership agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7% per annum from the date of the withdrawal until the date of repayment in full by our Operating Partnership to Shidler LP. Pursuant to the indemnification agreement, as amended, our Operating Partnership also agreed to pay to Shidler LP an annual fee of 2.0% of the entire $25.0 million principal amount of the certificate of deposit. As of August 31, 2010, a total of approximately $0.3 million had been paid or was payable to Shidler LP pursuant to the indemnification agreement.

We intend to repay in full and subsequently terminate our Operating Partnership’s credit agreement with First Hawaiian Bank with proceeds from this offering and the concurrent private placement, following which Shidler LP will be released from its pledge and the indemnification agreement will be terminated.

Affiliation with Dealer Manager of Series A Senior Common Stock Offering

On January 12, 2010, in connection with the ongoing offering of our Series A Senior Common Stock, we entered into a dealer manager agreement with Priority Capital Investments, LLC, referred to as Priority Capital, pursuant to which Priority Capital serves as our exclusive agent and principal distributor for the purpose of selling, on a best efforts basis, shares of our Series A Senior Common Stock. Priority Capital offers these shares through participating securities broker-dealers that it has retained. Currently, Priority Capital is 80% owned and controlled by Mr. Shidler. Mr. Shidler is currently negotiating the sale of his entire 80% ownership interest in Priority Capital to a party with whom we are not affiliated. We expect that Pacific Office Management will have an option to purchase the above-mentioned 80% ownership interest in Priority Capital for a price equal to tangible book value at any time prior to December 31, 2013. In addition, we expect that Priority Capital will agree not to offer securities issued by any other office-building focused real estate company through December 31, 2013.

Under the dealer manager agreement, we agreed to pay to Priority Capital selling commissions of 7% of the gross offering proceeds in the primary offering of our Series A Senior Common Stock, which commissions will be 100% reallowed to participating broker-dealers, and 3% of the gross offering proceeds from shares of Series A Senior Common Stock sold in the primary offering as compensation for acting as dealer manager and for expenses incurred in connection with marketing, and due diligence of, our Series A Senior Common Stock. We do not pay selling commissions or the dealer manager fee with respect to shares purchased pursuant to the dividend reinvestment plan relating to our Series A Senior Common Stock. Assuming that all shares of Series A Senior Common Stock are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees, we would be obligated to pay selling commissions in a maximum amount of $        million and dealer manager fees in a maximum amount of $        million. Subject to the cap on issuer expenses described below, we also agreed to reimburse Priority Capital for reimbursements it may make to participating broker-dealers for bona fide due diligence expenses presented on detailed and itemized invoices. The total amount of underwriting compensation, including selling commissions and dealer manager fees paid or reimbursed by us or any other source in connection with the offering of Series A Senior Common Stock, will not exceed 10% of the gross proceeds of our primary offering of Series A Senior Common Stock. As of August 31, 2010, we had paid Priority Capital selling commissions of $246,222, all of which were reallowed to participating broker-dealers, and $105,524 in dealer manager fees of which $23,594 was reallowed to participating broker dealers, and had reimbursed Priority Capital for $129,856 in bona fide due diligence expenses for which Priority Capital had reimbursed participating broker-dealers.

GRE Portfolio Option

On September 3, 2010, our Operating Partnership exercised an option granted to it by our Advisor to assume all of our Advisor’s rights and obligations under the two purchase and sale agreements relating to the acquisition of the GRE portfolio, which were originally entered into by our Advisor as purchaser. Upon the exercise of this option, we delivered $3.0 million into escrow to replace the deposits initially made by our Advisor, and our Advisor was refunded $3.0 million from escrow that it had previously funded. We paid no other consideration to our Advisor in connection with the exercise of the option.

Concurrent Private Placement

Concurrently with the completion of this offering, each of Messrs. Shidler, Ingebritsen, Root and Taff will purchase $            , $            , $             and $             in shares of common stock in a private placement at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. The proceeds will be contributed to our Operating Partnership in exchange for an increased general partnership interest.

Registration Rights Agreement

See “Conflicts of Interest — Registration Rights Agreement with Venture and other recipients of the partnership units of our Operating Partnership” for information about our Master Registration Rights Agreement.

CONFLICTS OF INTEREST

We are subject to various potential conflicts of interest arising out of our relationships with our affiliates. The conflicts of interest that may be material include:

•	conflicts resulting from the affiliation between us and the dealer manager in our ongoing offering of Series A Senior Common Stock;

•	conflicts with respect to our potential future sale of certain properties contributed in our formation transactions;

•	conflicts with respect to the grant of registration rights to certain of our affiliates;

•	conflicts related to indemnification agreements entered into with certain of our affiliates; and

•	conflicts resulting from potential competition with the Chairman of our board of directors.

The foregoing potential conflicts of interest are discussed below.

Affiliation with Dealer Manager of Series A Senior Common Stock Offering

The dealer manager of our ongoing offering of Series A Senior Common Stock, Priority Capital, is 80% owned and controlled by Mr. Shidler. Mr. Shidler is currently negotiating the sale of his entire 80% ownership interest in Priority Capital to a party with whom we are not affiliated. We expect that Pacific Office Management will have an option to purchase the above-mentioned 80% ownership interest in Priority Capital for a price equal to tangible book value at any time prior to December 31, 2013. In addition, we expect that Priority Capital will agree not to offer securities issued by any other office-building focused real estate company through December 31, 2013.

The fees paid to the dealer manager for the services provided to us in connection with that offering were initially determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services. For more information, see “Certain Related Party Relationships and Transactions — Affiliation with Dealer Manager of Series A Senior Common Stock Offering.”

Rights and Obligations of the Company and Venture under the Master Agreement and the Property Contribution Agreements

The properties that Venture contributed to us are subject to certain disposition restrictions under the Master Agreement and their respective property contribution agreements until March 19, 2018, which is ten years following the consummation of our formation transactions. In connection with this offering, Venture has agreed to amend these disposition restrictions so they remain with respect to only five restricted properties, namely Waterfront Plaza, Davies Pacific Center, Pan Am Building, First Insurance Center and Sorrento Technology Center, which collectively accounted for 46% of the annualized rent of our pro forma consolidated portfolio as of June 30, 2010. In addition, we have agreed that until March 19, 2018, we will not prepay or defease any mortgage debt secured by the contributed properties, other than in connection with a concurrent refinancing with non-recourse mortgage debt of an equal or greater amount and subject to certain other restrictions. Furthermore, if any disposition of the contributed properties or defeasance of debt with respect to any of the contributed properties is foreseeable, we are required to notify Venture in order to allow Venture an opportunity to provide input with respect to strategies to defer or mitigate the recognition of gain by Venture under the Code. In the event that the disposition by us of any of those restricted properties would be beneficial to us but would negatively impact the tax treatment of Venture, it is possible that our directors with a direct or financial interest in Venture, including Mr. Shidler, may experience a conflict of interest.

Registration Rights Agreement with Venture and other recipients of the partnership units of our

Operating Partnership

We agreed in a master registration rights agreement dated March 19, 2008, which we refer to, including any supplements to it, as the Master Registration Rights Agreement, to file a registration statement covering the resale of the shares of our common stock that were sold to certain of our founders and a Venture designee upon consummation of our formation transactions and the shares issuable upon redemption of our outstanding Operating Partnership units. A registration statement registering the shares of common stock issuable upon redemption of the outstanding common units was declared effective on April 9, 2010. Venture and the other parties to the Master Registration Rights Agreement agreed to defer the registration of the remaining 3,377,752 shares subject to the Master Registration Rights Agreement until the expiration of the 180-day lock-up period following the completion of this offering. We also agreed to file any reports and cooperate with the parties to the Master Registration Rights Agreement to enable such parties to sell such securities pursuant to Rule 144 under the Securities Act. We also granted Venture and certain of our affiliates rights to sell their shares of our common stock in subsequent offerings by us of our securities in an offering registered under the Securities Act.

In the Master Registration Rights Agreement, we retained certain rights to defer registration in circumstances where such registration would be detrimental to us. Because certain of our affiliates received registration rights, it is possible that any of our directors, officers or other affiliates with such rights or having a financial interest in Venture or its affiliates may experience a conflict of interest in circumstances where a registration would be advantageous to such persons, but detrimental to us.

Indemnification Agreements with Affiliates

The debt encumbering certain of our properties and, in the case of our Honolulu property known as “Clifford Center,” obligations under the ground lease, are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds. Our Operating Partnership has entered into certain indemnity agreements with Messrs. Shidler and Reynolds in order to indemnify each of them under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligation in each of these indemnity agreements is basically to defend, indemnify and hold harmless Mr. Shidler or Mr. Reynolds from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of Mr. Shidler or Mr. Reynolds following formation.

In addition, as security for our Operating Partnership’s credit agreement with First Hawaiian Bank, Shidler LP has pledged to First Hawaiian Bank a certificate of deposit in the principal amount of $25.0 million. As a condition to the pledge, our Operating Partnership and Shidler LP entered into an indemnification agreement pursuant to which our Operating Partnership agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the pledge. In addition, to the extent that all or any portion of the certificate of deposit is withdrawn by First Hawaiian Bank and applied to the payment of principal, interest and/or charges under the credit agreement, our Operating Partnership agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7% per annum from the date of the withdrawal until the date of repayment in full by our Operating Partnership to Shidler LP. Pursuant to the indemnification agreement, as amended, our Operating Partnership also agreed to pay to Shidler LP an annual fee of 2% of the entire $25.0 million principal amount of the certificate of deposit. We intend to repay in full and subsequently terminate our Operating Partnership’s credit agreement with First Hawaiian Bank with proceeds from this offering and the concurrent private placement, following which Shidler LP will be released from its pledge and the indemnification agreement will be terminated.

The terms of these agreements may be more favorable to our affiliates than would have been obtained on an arm’s-length basis, and may operate to the detriment of our stockholders.

Promissory Notes held by Affiliated Entities

As of June 30, 2010, promissory notes issued by our Operating Partnership to certain of our affiliates and related parties were outstanding with an aggregate principal amount of $21.1 million. Interests in these promissory notes are held by Messrs. Shidler, Reynolds, Ingebritsen, Root and Taff in the aggregate principal amounts of $6.7 million, $6.1 million, $2.6 million, $2.6 million and $1.9 million, respectively. The promissory notes are unsecured obligations of our Operating Partnership and accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to our Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. Other than $0.3 million of interest on the notes exchanged for shares of our common stock in September 2009, as described in “Certain Related Party Relationships and Transactions — Related Party Financing Transactions,” interest payments on the debt have been deferred by the Operating Partnership since the date of issuance. The promissory notes are scheduled to mature on various dates from March 19, 2013 to August 31, 2013. Pursuant to the terms of the notes, the respective maturity dates of each of the notes will accelerate upon the consummation of this offering. We have agreed with each of the holders of these promissory notes to exchange, concurrent with the completion of this offering, all principal and accrued interest outstanding under the notes (which totaled $24.5 million in the aggregate as of June 30, 2010) for shares of our common stock at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission.

Competition with the Chairman of our Board of Directors

We have entered into a Noncompetition Agreement with Mr. Shidler, the Chairman of our board of directors. The Noncompetition Agreement with Mr. Shidler prohibits, without our prior written consent, Mr. Shidler from investing in certain office properties in the counties of San Diego and Los Angeles, California, the city and county of Honolulu, Hawaii, the county of Maricopa, Arizona, and any other county during such time as we own an office property in such county. However, this covenant not to compete does not restrict:

•	investments in which Mr. Shidler obtained an interest prior to our formation transactions;

•

investments by Mr. Shidler in counties in which we do not own office property at the time of such investment (including investments by Mr. Shidler in our target market of San Francisco until such time that we own a property in that market);

•	activities of First Industrial Realty Trust, Inc., Corporate Office Properties Trust and their respective affiliates;

•	investment opportunities considered and rejected by us; and

•	investments by Mr. Shidler in any entity as long as Mr. Shidler does not own more than 4.9% of the entity and is not actively engaged in the management of such entity.

It is therefore possible, despite the limitations imposed by his Noncompetition Agreement, that a property in which Mr. Shidler or an affiliate of Mr. Shidler has an interest may compete with us in the future if we were to invest in a property similar in type and in close proximity to that property. Mr. Shidler currently owns five office properties in our target markets that do not compete with us.

Policies to Address Conflicts

To address the heightened risk of conflicts of interest presented by related party transactions, our board of directors has adopted a written policy and procedures to address these conflicts of interest. Pursuant to this policy, transactions required to be reported under Item 404(a) of Regulation S-K under the Exchange Act may be consummated or continue only if (i) the Audit Committee of our board of directors approves or ratifies the transaction and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our board of directors or (iii) the transaction involves compensation approved by the compensation committee of our board of directors.

In addition, our board of directors is subject to certain provisions of the MGCL that are designed to eliminate or minimize conflicts. Under the MGCL, a contract or other transaction between us and any of our directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board of directors, and our board of directors or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to our stockholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

CERTAIN PROVISIONS OF MARYLAND LAW AND

OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Board of Directors

Maryland law provides that each Maryland corporation must have at least one director, with the number specified in or fixed in accordance with the charter or bylaws of the corporation. Our charter provides for no fewer than four directors and no more than nine directors. Our board of directors is currently comprised of seven directors, a majority of whom are independent within the meaning of the listing standards of the NYSE.

On                     , 2010, we amended our charter to declassify our board of directors. Following this charter amendment, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. The charter amendment did not cut short the existing three-year terms of any of our current directors.

Cumulative Voting for Directors

Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast that number of votes for each share which equal the number of directors to be elected. The holder may allocate all votes represented by a share to a single candidate or may allocate those votes among as many candidates as he chooses. Thus, a stockholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors if voting is cumulative.

Maryland law provides that the charter may include a provision for cumulative voting in the election of directors and the terms on which cumulative voting rights may be exercised. Our charter does not provide for cumulative voting in the election of directors. Therefore, it will be more difficult for a stockholder with a significant minority percentage of outstanding shares to elect representatives to our board of directors.

Vacancies

Any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

Removal of Directors

Maryland law generally provides that, unless otherwise provided in the charter, the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors. Unless otherwise provided in the charter of the corporation, if the directors have been divided into classes, a director may not be removed without cause. Our charter provides that any director may be removed from office at any time, but only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast by the stockholders generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except for cause and by an affirmative vote, and filling the vacancies created by the removal with their own nominees.

Meetings of Stockholders — Stockholder Power to Call Special Meeting

Under Maryland law, a special meeting may be called by (i) the president; (ii) the board of directors; or (iii) any person designated in the charter or bylaws. Maryland law requires that special meetings of the stockholders be called by the secretary of the corporation upon the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting. However, unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, the secretary is not required to call a special meeting if the matter to be considered at the meeting is substantially the same as a matter voted on at a special meeting during the preceding 12 months. The charter or bylaws may increase or decrease the percentage of votes stockholders must possess to request a special meeting, provided that the percentage may not be greater than a majority of the votes entitled to be cast at the meeting. Under our bylaws, our secretary must call a special meeting only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting. Additionally, our bylaws allow for the Chairman of our board of directors, our President, or the board of directors pursuant to a resolution approved by the majority of the board of directors to call special meetings of stockholders.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Limitation of Liability and Indemnification Matters

Exculpation of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Indemnification of Directors and Officers

Under Maryland law, unless limited by the charter, indemnification is mandatory if a director or officer has been successful, on the merits or otherwise, in the defense of any proceeding arising from his service as a director or officer unless such indemnification is not otherwise permitted as described in the following sentence. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

In Maryland, reasonable expenses may be advanced to a director or to an officer, employee or agent who is not a director to the same extent that they may be advanced to a director unless limited by the charter. Advances to directors, officers, employees and agents prior to the final adjudication of a proceeding may be generally authorized in the corporation’s charter or bylaws, by action of the board of directors, or by contract. The director, officer, employee or agent must give to the corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by him or on his behalf providing that if it is ultimately determined that the standard of conduct has not been met, said director, officer, employee or agent will repay the amount advanced.

Our charter provides that we will indemnify each of our current and former directors and officers, including the advancement of expenses (without requiring a preliminary determination of the ultimate entitlement to indemnification), unless it is established under the MGCL that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) he actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful (but in the event of any amendment to the MGCL permitting us to provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended). Our charter also provides that we may indemnify, including the advancement of expenses (without requiring a preliminary determination of the ultimate entitlement to indemnification), our current and former employees and agents as may be authorized by the board of directors in the specific case and permitted by applicable law or our bylaws. However, we will not indemnify any indemnitee in connection with a proceeding initiated by such indemnitee unless such proceeding was authorized by the board of directors pursuant to a resolution approved by a majority of the directors then in office, or where such proceeding is to enforce rights to indemnification or in a contract approved by the board of directors pursuant to a resolution approved by a majority of directors then in office.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Advance Notice of Director Nominations and New Business

Maryland law provides that the corporation’s charter or bylaws may require any stockholder proposing a nominee for election as a director or any other matter for consideration at a meeting of the stockholders to provide advance notice of the nomination or proposal to the corporation before a date or within a period of time specified in the charter or bylaws.

Our bylaws provide that in order for director nominations or stockholder proposals to be properly brought before the meeting, the stockholder must have delivered timely notice to our secretary. Under our bylaws, to be timely, notice generally must have been delivered not earlier than the 150th day nor later than 5:00 p.m. Pacific Time on the 120 th day prior to the first anniversary of the date of mailing of the notice for the previous year’s annual meeting.

Amendment of our Charter and Bylaws

We have reserved the right to make any amendment from time to time to our charter, including any amendment altering the terms or contract rights, as expressly set forth in our charter, of any shares of outstanding stock. Except as otherwise provided in our charter and except for those amendments permitted to be made without stockholder approval under Maryland law, such as certain reverse stock splits, any amendment to our charter is valid only if approved by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Our charter provides that our board of directors may amend our charter from time to time without stockholder approval to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. Maryland law provides that the power to alter and repeal the bylaws is vested with the stockholders except to the extent the charter or the bylaws vest such power with the corporation’s board of directors. Our bylaws provide that the board of directors will have the exclusive power to adopt, alter, amend, restate or repeal our bylaws; however, no alteration, amendment or repeal of indemnification and advancement of expenses provisions of the bylaws may affect the right of any person entitled to indemnification arising, and in connection with conduct, prior to such alteration, amendment or repeal. Any adoption, alteration, amendment, restatement or repeal of the bylaws must be approved by a majority of the board of directors.

Anti-Takeover Measures

Business Combinations

Maryland law prohibits a business combination between a corporation and any interested stockholder or any affiliate of an interested stockholder for five years following the most recent date upon which the stockholder became an interested stockholder. A business combination includes a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Generally, an interested stockholder is anyone who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares owned by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. This approval requirement need not be met if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted from the business combination provisions of the MGCL, and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to, business combinations between us and any person that have been approved by a majority of our directors who are not affiliated with such person, unless our board in the future alters or repeals this resolution. As a result, any person may be able to enter into business combinations with us without compliance by our company with the five-year moratorium, supermajority vote requirements and the other provisions of the statute.

We can provide no assurance that our board of directors will not amend or rescind this resolution in the future. If this resolution is repealed, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock as to which the acquiring person, officers of the corporation and employees of the corporation who are directors of the corporation are entitled to exercise or direct the exercise of the voting power of the shares in the election of directors. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition, directly or indirectly, of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within fifty (50) days of such demand to consider the voting rights of the shares.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any special meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or the bylaws of the corporation.

Our bylaws state that the control share acquisition statute of the MGCL will not apply to any acquisition by any person of our stock. However, the exemption from the control share acquisition provision may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon a repeal, will apply to any prior or subsequent control share acquisition.

Title 3, Subtitle 8 of the MGCL

Subtitle 8 of Title 3 of the MGCL allows Maryland corporations with a class of equity securities registered under the Exchange Act to elect to be governed by all or any part of certain Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:

•	officers or employees of the corporation;

•	persons seeking to acquire control of the corporation;

•	directors, officers, affiliates or associates of any person seeking to acquire control; or

•	nominated or designated as directors by a person seeking to acquire control.

Subtitle 8 provides that a Maryland corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in its existing charter or bylaws:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the majority vote of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board the exclusive power to fix the number of directorships and require, unless called by the Chairman of our board of directors, our President or the board of directors, the request of stockholders entitled to cast a majority of all votes entitled to be cast to call a special meeting.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year.

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our charter provides that no person or entity, other than Mr. Shidler, certain of our founders or any individual as designated by our charter or our board of directors (referred to as excepted individuals), may own, directly or indirectly, more than 4.9% in economic value of the aggregate of the outstanding shares of our capital stock or 4.9% in economic value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock (including our outstanding shares of Class B Common Stock and Senior Common Stock). However, our charter authorizes our board of directors to increase or decrease the stock ownership limits from time to time provided that the new ownership limits would not allow five or fewer persons to beneficially own more than 49.9% in value of our outstanding capital stock. Pursuant to this authorization, our board of directors intends to adopt resolutions increasing each of the ownership limits to 9.8% effective upon the completion of this offering. The ownership exceptions previously given to the excepted individuals will be revoked upon completion of this offering. These ownership limits are not applicable to the acquisition of shares by an underwriter with the purpose of distributing such shares in a public offering.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code at any time during the taxable year, (2) transferring shares of our capital stock if such transfer would result in our stock being beneficially or constructively owned by fewer than 100 persons, (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests and (4) beneficially or constructively owning shares of our capital stock if such ownership would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to us (or, in the case of a proposed or attempted transaction, at least 15 days prior written notice) and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representations and undertakings as required by our charter or as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our qualification as a REIT.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner. We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. To the extent the prohibited owner would receive an amount for the shares that exceeds the amount that the prohibited owner would have been entitled to receive had the trustee sold the shares, the excess will be retained by the trustee.

All certificates representing shares of our capital stock and any written statement in lieu of a certificate if shares of our capital stock are uncertificated will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such other percentage, between 0.5% and 5%, as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our capital stock within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of our capital stock that the owner beneficially and constructively owns and a description of the manner in which the shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial and constructive ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder must provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Duties of Directors

Maryland law requires a director of a Maryland corporation to perform his duties as a director (including his duties as a member of a committee of the board on which he serves): (i) in good faith; (ii) in a manner he reasonably believes to be in the best interests of the corporation; and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Maryland law provides that a person who performs his duties in accordance with the above standard has no liability by reason of being or having been a director of a corporation. An act of a director is presumed to satisfy the standard.

In addition, the MGCL provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The MGCL provides that the duties of directors will not require them to:

•	accept, recommend or respond to any proposal by a person seeking to acquire control;

•	authorize the corporation to redeem any rights under, modify or render inapplicable a stockholder rights plan;

•	make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act;

•	elect to be subject or refrain from electing to be subject to any or all of the elective provisions of Title 3, Subtitle 8 of the MGCL; or

•

act or fail to act solely because of (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control or (ii) the amount or type of consideration that may be offered or paid to stockholders in an acquisition.

The MGCL also provides that an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under the MGCL to a higher duty or greater scrutiny than is applied to any other act of a director. This provision creates a Maryland rule that is less exacting than case law in many other jurisdictions which imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context and shifts the burden of proof to the board to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

Issuance of Additional Shares

Our charter allows the board of directors to authorize the issuance of shares of our stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of our stock of any class or series, whether now or hereafter authorized, for such consideration as the board deems advisable. Our shares of authorized and unissued common stock and preferred stock may (within the limits imposed by applicable law) be issued in one or more transactions, or could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of us. The board of directors may classify any unissued shares of preferred stock and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock of any class or series in one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the stock. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of our existing shares of our common stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of us.

We offer no assurances that the board of directors will not adopt further anti-takeover measures available under Maryland law (some of which may not require stockholder approval). Moreover, the availability of such measures under Maryland law, whether or not implemented, may have the effect of discouraging a future takeover attempt which a majority of our stockholders may deem to be in their best interests or in which stockholders may receive a premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such transactions may not have the opportunity to do so.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policy

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our Operating Partnership and its affiliates. We expect to continue to own and operate office properties within long-term growth markets that exhibit favorable demand characteristics such as population and job growth and a diverse economic base. We believe that owning office properties in our target markets will allow us to generate cash flow growth and attractive long-term returns for stockholders. We believe that we will be able to source properties through our network of brokers, owners and developers, some of which represent 30-year relationships with the Chairman of our board of directors.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership, if we determine that doing so would be the most effective means of raising capital. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, operating partnership units, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other debt or to new debt which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act.

Investment in Other Securities

We do not intend to make investments in real estate mortgages or securities, such as bonds, preferred stocks or common stock, including securities of companies primarily engaged in real estate activities, other than interests in property-owning joint ventures.

Dispositions

We may from time to time dispose of properties if, based upon management’s periodic review of our portfolio, our board of directors determines such action would be in our best interest.

Financing Policy

We intend to limit the outstanding principal amount of our consolidated debt to less than 50% of our total market capitalization. We also intend to limit the sum of the outstanding principal amount of our consolidated debt and the aggregate liquidation preference of our outstanding Senior Common Stock and any preferred securities to less than 55% of our total market capitalization. Upon the completion of this offering and the concurrent transactions, the outstanding principal amount of our consolidated debt will be equal to approximately             % of our total market capitalization. Upon the completion of this offering and the concurrent transactions, we will have minimal near-term consolidated debt maturities, with only approximately $10.9 million maturing on a pro forma basis before 2013. Our debt consists of, and we intend to continue to employ, primarily non-recourse, fixed-rate mortgage financing. We believe that we will have no long-term or rated debt other than our new credit facility and short-term “bridge financing” for acquisitions, which is unusual in the industry. Instead, the mortgage debt that we maintain for our consolidated and unconsolidated joint venture properties is typically property-specific debt that is non-recourse to our Operating Partnership, except for customary recourse carve-outs for borrower misconduct and environmental liabilities. The recourse liability for borrower misconduct and environmental liabilities was guaranteed by Mr. Reynolds or, with respect to one loan, Mr. Shidler. Our Operating Partnership has agreed to indemnify Messrs. Reynolds and Shidler to the extent of their guaranty liability. This debt strategy isolates mortgage liabilities in separate, stand-alone entities, allowing us to have only our property-specific equity investment at risk, except to the extent of the recourse carve-outs. In management’s judgment, it would be unlikely for us to incur any material liability under these indemnities that would have a material adverse effect on our financial condition, results of operations or cash flows.

Our charter and bylaws do not limit the amount or percentage of debt that we may incur nor do they restrict the form in which our debt will be taken (including recourse, non-recourse and cross-collateralized debt). Our board of directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

Leasing Policy

Historically, our properties have been leased to tenants on both a full service gross and net lease basis. A full service gross lease has a base year expense stop, whereby the tenant pays a stated amount of expenses as part of the rent payment, while future increases (above the base year stop) in property operating expenses are billed to the tenant based on the tenant’s proportionate square footage in the property. The increased property operating expenses billed are reflected in operating expense and amounts recovered from tenants are reflected as tenant recoveries in the statements of income. In a net lease, the tenant is responsible for all property taxes, insurance and operating expenses. As such, the base rent payment does not include operating expenses, but rather all such expenses are billed to the tenant. The full amount of the expenses for this lease type is reflected in operating expenses, and the reimbursement is reflected in tenant recoveries. We expect to emphasize net leases in the future, though we expect some leases will remain gross leased in the future due to tenant expectations and market customs.

Policies with Respect to Other Activities

We have authority to offer common stock, preferred stock, senior securities, other capital stock or ownership units of our Operating Partnership, in exchange for property, and to repurchase or otherwise acquire our common stock in the open market or otherwise, and we may engage in such activities in the future. Our board of directors has no present intention of causing us to repurchase any shares of our common stock. As long as our Operating Partnership is in existence, we expect that the proceeds of all equity capital raised by us will be contributed to our Operating Partnership in exchange for additional interests in our Operating Partnership, which will dilute the ownership interests of the limited partners in our Operating Partnership. As described in “The Operating Partnership Agreement,” we expect to issue common stock to holders of common units upon exercise of their redemption rights. We have not engaged in trading, underwriting or agency distribution or sale of securities of issuers other than our Operating Partnership and do not intend to do so. At all times we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or change in the Code (or the Treasury regulations) our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, other than a short-term loan to an affiliate in the principal amount of approximately $436,750, which was subsequently repaid in full, although we may in the future make loans to third parties, including without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. All of our existing policies will be subject to the interpretation or changes by our board of directors without the consent of our stockholders.

Reporting Policies

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

THE OPERATING PARTNERSHIP AGREEMENT

The following description is a summary of material provisions included in our Operating Partnership Agreement. For more detail, you should refer to the Operating Partnership Agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Pacific Office Properties, L.P., our Operating Partnership, was formed on January 28, 2008, as a Delaware limited partnership. The purpose of our Operating Partnership is (i) to conduct any business allowed by law so long as it does not impinge on our ability to be classified as a REIT and (ii) to partner with or acquire ownership interests in any entity that engages in similar business activities. As sole general partner of our Operating Partnership, under the terms of the Operating Partnership Agreement, we have full power and authority to do any and all acts necessary, appropriate and advisable to further and accomplish the purposes of our Operating Partnership. Such power and authority includes, among other things, entering into and performing contracts, borrowing money, acquiring, managing and developing real property and leasing, selling and disposing of real property.

Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the Operating Partnership Agreement to our Operating Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Our Operating Partnership may not act, or fail to act, in a way that could adversely affect our ability to qualify as a REIT, could subject us to any additional taxes under Section 857 or Section 4981 of the Code, could violate any law or regulation of any governmental body that has jurisdiction over us or our securities or could violate in any material respect an agreement into which we entered or a law or regulation to which we are subject or become subjected.

Limited Partnership Units

Ownership interests in the Operating Partnership are denominated in partnership units. Operating Partnership units representing limited partnership interests are currently comprised of common units and convertible preferred units. Venture, the holder of the outstanding preferred units, has agreed to elect to convert all of the preferred units to common units effective upon the completion of this offering.

We have the authority to issue additional types of units with such rights and preferences as we determine, including units with distribution rights or rights upon liquidation that are inferior or junior to the common units. We do not presently intend to apply for the listing of the common units on any exchange or automated quotation system.

General Partnership Interest

Our general partnership interest is currently denominated in Series A Senior Common Units and common units. If appropriate in the future, our general partnership interest may also be denominated in preferred or other ownership units of order to reflect our relative economic interest in the Operating Partnership. Our general partnership interest includes the right to participate in the distributions of the Operating Partnership in an amount equivalent to the per share dividend payable to holders of our Series A Senior Common Stock (a minimum of $0.725 per share per annum) per outstanding Series A Senior Common Unit, as well as the right to participate in the distributions of the Operating Partnership to common unitholders in a percentage equal to the quotient obtained by dividing (a) the number of shares of our common stock and Class B Common Stock outstanding by (b) the sum of shares of our common stock and Class B Common Stock outstanding plus the number of shares of our common stock for which the outstanding common units of the Operating Partnership may be redeemed. The number of common units that we hold corresponds to the number of shares of our common stock and Class B Common Stock outstanding, and the number of Series A Senior Common Units that we hold corresponds to the number of shares of our Series A Senior Common Stock outstanding.

Reverse Unit Split

In connection with the one-for-ten reverse stock split of our common stock that we intend to complete immediately prior to the completion of this offering, we also intend to amend the Operating Partnership Agreement to effectuate a reverse split of the common units and preferred units at a ratio of one-for-ten effective concurrently with the reverse stock split.

Transferability of Interests

We may not withdraw as the general partner of our Operating Partnership nor transfer all or any portion of our interest in our Operating Partnership without the consent of the limited partners of our Operating Partnership, which consent may be given or withheld in the sole and absolute discretion of such limited partners, unless the transfer of all or any portion of our interest in our Operating Partnership is made, at the time of the transfer, to a “qualified REIT subsidiary,” as defined in Section 856(i)(2) of the Code, of ours. If we transfer all of our interest in our Operating Partnership to such a qualified REIT subsidiary of ours, then such qualified REIT subsidiary will automatically become the sole general partner of our Operating Partnership. Except for limited situations provided in the Operating Partnership Agreement, no limited partner of our Operating Partnership may transfer all or any portion of its interest in our Operating Partnership without our consent, which consent may be withheld in our sole and absolute discretion.

Capital Contribution

After we pay the costs associated with this offering, we expect to contribute the net proceeds of this offering to our Operating Partnership as a capital contribution in return for an increased general partnership interest.

The Operating Partnership Agreement provides that if we decide that our Operating Partnership needs additional funds at any time in excess of funds available to it, we may (i) borrow funds from a third party lender on behalf of our Operating Partnership, (ii) accept additional capital contributions from any limited partners and issue additional partnership units to such limited partners on behalf of our Operating Partnership, or (iii) loan funds to our Operating Partnership. In addition, we are authorized to cause our Operating Partnership to issue additional partnership units for less than fair market value, so long as we conclude in good faith that such issuance is in our and our Operating Partnership’s best interests.

Operations

Pursuant to the Operating Partnership Agreement, we possess all management powers over the business and affairs of our Operating Partnership and no limited partner will have any right to participate in or exercise control or management power over the business and affairs of our Operating Partnership. We are required to operate and manage our Operating Partnership in a manner that will permit us to be classified as a REIT at all times, avoid the imposition of federal income and excise taxes on us and ensure that our Operating Partnership will not be classified as a “publicly-traded partnership” for purposes of Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by our Operating Partnership, our Operating Partnership pays all of our administrative costs and expenses, including the following:

•	expenses relating to the ownership of interests in and management and operation of, or for the benefit of, our Operating Partnership;

•

compensation of officers and employees, including payments under compensation plans of ours that may provide for stock units, or phantom stock, pursuant to which our employees will receive payments based upon dividends on or the value of our common stock;

•	director fees and expenses;

•	all amounts due under any services, management, development or advisory agreement; and

•	all costs and expenses of ours associated with being a public company, including costs of filings with the SEC, reports and other distributions to our stockholders.

These reimbursements are in addition to any reimbursement to us as a result of indemnification provided under the Operating Partnership Agreement.

Redemption Rights

Subject to certain limitations and exceptions, the limited partners of our Operating Partnership, other than Venture, have the right to cause our Operating Partnership to redeem all or a portion of their common units for shares of our common stock or cash, as elected by a majority of our independent directors, by providing us with a notice of redemption that shall become binding on the business day following the fifth business day after our receipt of such notice of redemption. Subject to certain limitations and exceptions, the common units held by Venture are redeemable for shares of our common stock or a new class of common units, as elected by a majority of our independent directors. Such new class of common units will not have redemption rights.

Notwithstanding any of the foregoing, no limited partner will have the right to cause our Operating Partnership to redeem common units that would violate the ownership limits under our charter, as amended.

Distributions

The Operating Partnership Agreement provides that we, as the general partner, have the exclusive right and authority to declare and cause our Operating Partnership to make distributions as and when we deem it appropriate. Once we have paid ourselves any amount necessary for us to pay our operating expenses in order for us to maintain existence, and after we have declared it appropriate to issue a distribution, the distributions will first be made to us in respect of the Series A Senior Common Units, then to holders of preferred units of our Operating Partnership, and then to holders of non-preferred units of our Operating Partnership, including holders of common units. In no event may a holder of our Operating Partnership units receive a distribution with respect to a partnership unit for a quarter or a shorter period if such holder is entitled to receive a distribution for such quarter or shorter period with respect to a share of our stock for which such Operating Partnership unit has been redeemed or exchanged.

If our Operating Partnership should ever liquidate pursuant to the terms in the Operating Partnership Agreement, our Operating Partnership would continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and partners. Upon such an event, we would be responsible for overseeing the winding up and dissolution of our Operating Partnership. The net proceeds from such a liquidation, after payment of, or adequate provision for, debts and liabilities of our Operating Partnership, including any partner loans, any remaining assets of our Operating Partnership will be distributed to the holders of partnership units in accordance with the designations and preferences associated with such units. We will not receive any additional compensation for any services performed in any winding up or dissolution process for our Operating Partnership.

Allocations

Profits and losses of our Operating Partnership will generally first be allocated among the partners of our Operating Partnership to take into account any preferences as to dividends and liquidation proceeds, and any remaining profits and losses generally will be allocated pro rata among the holders of common partnership interests in the Operating Partnership. All allocations are subject to compliance with provisions of the Code applicable to REITs and other tax laws.

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause our Operating Partnership to issue additional partnership interests, in the form of partnership units, to the partners of the Operating Partnership, including us and our affiliates, or other persons, and to admit such persons as additional limited partners, for such consideration and on such terms and conditions as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

No additional partnership units may be issued to us as general partner unless:

•	the additional partnership units are issued to all partners in proportion to their respective percentage interests with respect to the class of partnership units so issued;

•

the additional partnership units are issued in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights such that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights of the additional partnership units issued to us, and we contribute to our Operating Partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•	the additional partnership units are issued upon the conversion, redemption or exchange of debt, partnership units or other securities issued by the Operating Partnership.

Mergers

We may not engage in a consolidation, merger, combination or other transaction pursuant to which common units are converted or changed into or exchanged for partnership interests and/or other securities of another operating partnership in an UPREIT or similar structure without the affirmative vote of the holders of at least a majority of the percentage interests (excluding the general partner’s interest), voting together as a single class, unless upon the consummation of any such transaction, the holders of common units will receive shares of stock or beneficial interest or other equity securities of the parent REIT of such operating partnership with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of our common stock.

Amendment of Operating Partnership Agreement

Amendments to the Operating Partnership Agreement may be proposed by us, as general partner, or by limited partners holding more than 50% of the shares of common stock that would be obtained by exchanging all of the partnership units outstanding at such time that are exchangeable by their terms for shares of common stock. In general, the Operating Partnership Agreement may be amended only with the approval of the general partner and the consent of the limited partners holding more than 50% of the shares of common stock that would be obtained by exchanging all of the partnership units outstanding at such time that are exchangeable by their terms for shares of common stock. However, as general partner, we have the power, without the consent of the limited partners, to amend the Operating Partnership Agreement as may be required:

•	to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

•	to reflect the admission, substitution or withdrawal of partners or the termination of the Operating Partnership in accordance with the Operating Partnership Agreement;

•	to cure any ambiguity, correct or supplement any provision in the Operating Partnership Agreement not inconsistent with law or with other provisions of the Operating Partnership Agreement;

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•

to reflect such changes as are reasonably necessary for us to maintain or restore our status as a REIT or to satisfy the requirements for qualification as a REIT, or to reflect the transfer of all or any part of a partnership interest between us as general partner and any qualified REIT subsidiary or TRS;

•	to modify the manner in which capital accounts are computed; and

•	to issue additional partnership interests as permitted by the Operating Partnership Agreement.

Amendments to the Operating Partnership Agreement that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the rights of any partner to receive distributions or alter the allocations of any partner, except as permitted under the Operating Partnership Agreement;

•	alter or modify the redemption rights of a limited partner, except as permitted under the Operating Partnership Agreement; or

•	permit the removal of the general partner without its consent must be approved by each partner that would be adversely affected by the amendment, unless the amendment affects all partners holding the same class or series of partnership units on a uniform or pro rata basis, in which event the amendment must be approved by a majority of the partnership units of such class or series.

Term

Our Operating Partnership will continue until it is cancelled pursuant to the provisions of dissolution, liquidation and termination under the Operating Partnership Agreement, which include, among other things, our withdrawal from the Operating Partnership with no successor appointed by the remaining limited partners within ninety days, an entry of a decree of judicial dissolution of our Operating Partnership and bankruptcy of our Operating Partnership.

Tax Matters

Pursuant to the Operating Partnership Agreement, the general partner is the tax matters partner of our Operating Partnership. Accordingly, through our role as the general partner of the Operating Partnership, we have authority to make tax elections under the Code on behalf of our Operating Partnership, and to take such other actions as permitted under the Operating Partnership Agreement.

DESCRIPTION OF CAPITAL STOCK

The following summary description of the capital stock of the Company is qualified in its entirety by reference to our charter and bylaws, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

We are authorized to issue             shares of stock, par value $0.0001 per share, consisting of 599,999,900 shares of common stock, 100 shares of Class B Common Stock, 40,000,000 shares of Series A Senior Common Stock,              shares of Series B Senior Common Stock,              shares of Series C Senior Common Stock and 100,000,000 shares of preferred stock. The aggregate par value of all authorized shares of stock is $            . Our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Our board of directors may reclassify any unissued shares of our common stock in one or more classes or series of stock. It may also classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any class or series in one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations on dividends or other distributions, qualifications or terms or conditions of redemption of the stock. Except as may be provided by the board of directors in setting the terms of classified shares of stock or as may otherwise be provided by contract approved by our board of directors, no holder of shares of stock has any preemptive right to purchase or subscribe for any additional shares of our stock or securities. Additionally, under the MGCL, our board of directors may authorize the amendment of our charter, with the approval of a majority of our board of directors and without stockholder approval, to effect a reverse stock split that results in a combination of shares of stock at a ratio of not more than ten shares of stock into one share of stock in any 12-month period.

Classes of Common Stock

Common Stock

Voting Rights. Shares of our common stock, Class B Common Stock and Senior Common Stock vote together as a single class and each share is entitled to one vote on each matter submitted to a vote at a meeting of our stockholders. Generally, all matters to be voted on by stockholders at a meeting of stockholders duly called and at which a quorum is present must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by the holders of all shares of common stock, Class B Common Stock and Senior Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

Liquidation Distributions. The common stock ranks junior to the Senior Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up.

Dividends. Holders of common stock are entitled to receive such distributions as authorized from time to time by our board of directors and declared by us out of legally available funds, subject to any preferential rights of other classes of stock, including the Senior Common Stock.

Class B Common Stock

In the event of our liquidation, the holders of our Class B Common Stock are not entitled to any portion of our assets that are allocated to holders of our common stock. The Class B Common Stock is otherwise identical to the common stock, including with respect to voting rights and payment of dividends.

Senior Common Stock — General

Voting Rights. Holders of our Senior Common Stock have the right to vote on all matters presented to stockholders as a single class with holders of our common stock and Class B Common Stock, as described above. In all matters in which Senior Common stockholders may vote, including any written consent, each share will be entitled to one vote. Holders of each series of our Senior Common Stock also have the right to vote as a separate class on amendments to the terms of such series of Senior Common Stock, other than amendments required to cure any ambiguity, comply with legal requirements applicable to the Company (such as maintaining qualification as a REIT) or correct or supplement any provision in the terms of such series of Senior Common Stock in a manner not inconsistent with law or with other provisions of the terms of such series of Senior Common Stock.

Liquidation Preference. The Senior Common Stock ranks senior to the common stock and Class B Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. It has a $10.00 per share (plus all accrued and unpaid dividends) liquidation preference.

Series A Senior Common Stock

Status. On January 12, 2010, we commenced an ongoing public offering of up to                    shares of our Series A Senior Common Stock. As of                     , 2010,             shares of Series A Senior Common Stock were issued and outstanding.

Dividends. Subject to the preferential rights of any series of our preferred stock that may be issued in the future, holders of Series A Senior Common Stock are entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for payment of dividends, cumulative cash dividends in an amount per share of Series A Senior Common Stock equal to a minimum of $0.725 per share per annum, payable $0.06041667 per share per month. Should the dividend payable on the common stock exceed its current rate of $2.00 per share per annum, the Series A Senior Common Stock dividend would increase by 2.5% of the amount by which the common stock dividend exceeds the reference dividend.

Exchange Option. Holders of shares of Series A Senior Common Stock have the right, after the fifth anniversary of the issuance of such shares, to exchange any or all of such shares of Series A Senior Common Stock for our common stock. The exchange ratio is calculated using a value for our common stock based on the average of the trailing 30-day closing price of our common stock on the date the shares are submitted for exchange, but in no event less than $10.00 per share, and a value for the Series A Senior Common Stock of $10.00 per share.

Call Protection. After January 12, 2015, the outstanding shares of Series A Senior Common Stock will be callable for cash at our option, in whole or in part, at a redemption price of $10.20 per share, plus any accrued and unpaid dividends. The Series A Senior Common Stock may only be redeemed prior to January 12, 2015 in certain limited circumstances relating to maintaining our ability to qualify as a REIT, or pursuant to our share repurchase program.

Series B Senior Common Stock

We are authorized to issue             shares of Series B Senior Common Stock. As of the date of this prospectus, no shares of Series B Senior Common Stock have been issued.

Stock Exchange Listing. If issued, we will agree to apply to list the shares of Series B Senior Common Stock on an established stock exchange prior to the sixth anniversary of the initial effective date of the initial registration statement relating to a registered offering of Series B Senior Common Stock, but in no event earlier than the fifth anniversary of such initial effective date.

Dividends. Subject to the preferential rights of any series of our preferred stock that may be issued in the future, holders of Series B Senior Common Stock will be entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for payment of dividends, cumulative cash dividends at an annualized rate per share equal to the interest rate that Bank of America N.A. pays on a $100,000, 90-day certificate of deposit, plus 3.00%. The dividend rate for each three-month period will be prospectively adjusted on January 1, April 1, July 1, and October 1 of each year. However, in no event shall the dividend paid be less than $0.05000000 per share per month, nor more than $0.06250000 per share per month.

In the event that the shares of the Series B Senior Common Stock are not listed on an established stock exchange by the sixth anniversary of the initial effective date of the initial registration statement relating to a registered offering of Series B Senior Common Stock, the above referenced dividend will be increased to $0.75 per share per annum, payable $0.06250000 per share per month.

Call Protection. After the fifth anniversary of the initial effective date of the initial registration statement relating to a registered offering of Series B Senior Common Stock, the outstanding shares of Series B Senior Common Stock will be callable at our option. We may call these shares for either cash or in exchange for our common stock, in whole or in part, at a redemption price of $10.00 per share, plus any accrued and unpaid dividends. In the event that we call these shares in exchange for our common stock, the exchange ratio will be calculated using a value for our common stock based on the average of the trailing 30-day closing price of our common stock prior to the date the shares were called.

Series C Senior Common Stock

We are authorized to issue             shares of Series C Senior Common Stock. As of the date of this prospectus, no shares of Series C Senior Common Stock have been issued.

Stock Exchange Listing. If issued, we will agree to apply to list the shares of Series C Senior Common Stock on an established stock exchange prior to the sixth anniversary of the initial effective date of the initial registration statement relating to a registered offering of Series C Senior Common Stock, but in no event earlier than the fifth anniversary of such initial effective date.

Dividends. Subject to the preferential rights of any series of our preferred stock that may be issued in the future, holders of Series C Senior Common Stock will be entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for payment of dividends, cumulative cash dividends in an amount per share of Series C Senior Common Stock equal to $0.650 per share per annum, payable $0.05416666 per share per month.

In the event that the shares of the Series C Senior Common Stock are not listed on an established stock exchange by the sixth anniversary of the initial effective date of the initial registration statement relating to a registered offering of Series C Senior Common Stock, the above referenced dividend will be increased to $0.75 per share per annum, payable $0.06250000 per share per month.

Call Protection. After the fifth anniversary of the initial effective date of the initial registration statement relating to a registered offering of Series C Senior Common Stock, the outstanding shares of Series C Senior Common Stock will be callable at our option. We may call these shares for either cash or in exchange for our common stock, in whole or in part, at a redemption price of $10.00 per share, plus any accrued and unpaid dividends. In the event that we call these shares in exchange for our common stock, the exchange ratio will be calculated using a value for our common stock based on the average of the trailing 30-day closing price of our common stock prior to the date the shares were called.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue preferred stock in one or more series and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations on dividends or other distributions, qualifications or terms or conditions of redemption thereof (any or all of which may be greater than the rights of our common stock, Class B Common Stock or Senior Common Stock). The board of directors, without stockholder approval, can issue shares of preferred stock with conversion, voting and other rights which could adversely affect the rights of the holders of shares of common stock.

At June 30, 2010, we had one outstanding share of Proportionate Voting Preferred Stock held by our Advisor. We intend to repurchase the Proportionate Voting Preferred Stock upon the completion of this offering.

Restrictions on Size of Holdings of Shares

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our charter provides that no person or entity, other than Mr. Shidler, certain of our founders or any individual as designated by our charter or our board of directors (referred to as excepted individuals), may own, directly or indirectly, more than 4.9% in economic value of the aggregate of the outstanding shares of our capital stock or 4.9% in economic value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock (including our outstanding shares of Class B Common Stock and Senior Common Stock). However, our charter authorizes our board of directors to increase or decrease the stock ownership limits from time to time provided that the new ownership limits would not allow five or fewer persons to beneficially own more than 49.9% in value of our outstanding capital stock. Pursuant to this authorization, our board of directors intends to adopt resolutions increasing each of the ownership limits to 9.8% effective upon the completion of this offering. See “Certain Provisions of Maryland Law and our Charter and Bylaws — Anti-Takeover Measures — Restrictions on Ownership and Transfer.”

Anti-Takeover Measures

Certain provisions of our charter and our bylaws and of Maryland law may have the effect of delaying, deferring or preventing a change of control of us. These provisions are described in “Certain Provisions of Maryland Law and our Charter and Bylaws.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is currently Computershare Trust Company, N.A.

Listing

Our common stock is currently traded on the NYSE Amex under the symbol “PCE.” We intend to apply for listing of our common stock on the NYSE under the symbol “PCE.”

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering and the concurrent transactions, we will have outstanding             shares of our common stock (             shares if the underwriters’ over-allotment option is exercised in full). In addition, upon the completion of this offering, 4,669,854 shares of our common stock may be issued upon redemption of outstanding common units of our Operating Partnership (including 3,259,752 common units into which the outstanding preferred units of our Operating Partnership will be converted upon the completion of this offering, but which may not be redeemed for shares of common stock for one year from the date of conversion).

Of these shares, the             shares sold in this offering (             shares if the underwriters’ over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter, except for any shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act, or Rule 144. Shares of common stock held by our affiliates and our officers and directors are “restricted securities” as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if an exemption from registration is available, including the exemption provided by Rule 144, which is summarized below. Upon the completion of this offering and the concurrent transactions,             shares of our common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act.

For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Certain Provisions of Maryland Law and our Charter and Bylaws — Anti-Takeover Measures — Restrictions on Ownership and Transfer.”

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of shares of our common stock then outstanding; or

•	the average weekly trading volume of shares of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Resale Registration Statement and Registration Rights Agreement

We have an effective registration statement relating to the resale of the 1,410,102 shares of our common stock issuable upon redemption of the outstanding common units of our Operating Partnership. We have entered into a registration rights agreement with Venture, the holder of the outstanding preferred units of our Operating Partnership, and certain holders of our common stock which obligates us to file a registration statement relating to the resale of the 118,000 shares of our common stock issued in our formation transactions and the 3,259,752 shares of our common stock which may ultimately be issued upon redemption of the common units into which the outstanding preferred units will be converted upon the completion of this offering. We also agreed to file any reports and cooperate with the parties to the registration rights agreement to enable such parties to sell such securities pursuant to Rule 144. Furthermore, we granted Venture and certain of our affiliates rights to sell their shares of our common stock in subsequent offerings by us of our securities in an offering registered under the Securities Act.

Grants Under 2008 Directors’ Stock Plan

We have granted a total of 13,060 restricted stock units under the Directors’ Stock Plan, of which 8,295 have vested, resulting in the issuance of 8,295 shares of our common stock to certain of our directors. A total of 4,765 shares of our common stock are issuable upon the vesting of outstanding restricted stock units granted to certain directors under this plan and 1,940 shares are issuable in the future under the plan. The 8,295 shares of our common stock that have been issued pursuant to the Directors’ Stock Plan, and all additional shares that may be issued in the future under the plan, are and initially will be held by our directors. Each of our directors is deemed to be an affiliate of ours under federal securities laws, and accordingly any sales by our directors of shares of our common stock issued under the Directors’ Stock Plan must comply with the manner of sale provisions, notice requirements and the availability of current public information requirement under Rule 144 or be registered on an effective registration statement. Although we have an effective registration statement on Form S-8 covering shares issued under the Directors’ Stock Plan, this registration statement does not cover resales of plan shares by directors, and thus all resales of plan shares by directors must comply with the applicable provisions of Rule 144.

Exchangeability of Series A Senior Common Stock for Common Stock

On January 12, 2010, we commenced an ongoing public offering of shares of our Series A Senior Common Stock in which up to                    newly issued shares of our Series A Senior Common Stock may be sold. As of                          , 2010, there were              shares of Series A Senior Common Stock issued and outstanding. Following the fifth anniversary of the date of the original issuance of each share of Series A Senior Common Stock, each share of Series A Senior Common Stock will become exchangeable, at the holder’s option, for shares of common stock. The exchange ratio will be calculated using a value for our common stock based on the average of the trailing 30-day closing price of our common stock on the date the shares are submitted for exchange (but in no event less than $10.00 per share) and a value for the Series A Senior Common Stock of $10.00 per share. Accordingly, if all                    shares of Series A Senior Common Stock are sold, up to                    shares of common stock may be issued in exchange for such shares. Any shares of our common stock issuable upon exchange of our Series A Senior Common Stock will be freely transferable by non-affiliates without restriction, subject to the restrictions on ownership and transfer set forth in our charter.

Lock-Up Agreements

We and our executive officers, directors, director nominees and Mr. Reynolds have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable for shares of common stock, including, without limitation, common units in our Operating Partnership, but excluding Senior Common Stock, for a period of 180 days after the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc.

However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. waive, in writing, such an extension.

FEDERAL INCOME TAX CONSIDERATIONS

The following sections summarize the material federal income tax issues that you may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, this discussion addresses only common stock held as a capital asset. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, REITs, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Stockholders” below), persons subject to the alternative minimum tax, persons that are, or that hold their stock through, partnerships or other pass-through entities, U.S. stockholders whose functional currency is not the U.S. dollar, persons that hold stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for federal income tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Stockholders” below). This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and only to the extent specifically provided in this prospectus certain excise taxes potentially applicable to REITs.

This summary is based upon the provisions of the Code, the regulations of the U.S. Department of Treasury, or the Treasury, promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of purchasing, owning and disposing of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Pacific Office Properties Trust, Inc.

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We elected to be taxed as a REIT under the federal income tax laws when we filed our 1988 federal income tax return. We have operated in a manner intended to qualify as a REIT, and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with, and prior to the issuance of any securities pursuant to this prospectus, we expect to receive an opinion of our tax counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, that (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to our taxable years ended December 31, 2003 through December 31, 2009; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code, and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years. It must be emphasized that the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management and affiliated entities as well as the management of our predecessor, AZL, regarding our organization, assets, and present and future conduct of our business operations, including a representation that we and our predecessor, AZL, exercised ordinary business care and prudence in attempting to satisfy the asset test requirements of the REIT provisions of the Code in connection with our investments in money market funds and/or our investments in local government securities (as discussed in “Risk Factors” above). We believe that we and our predecessor, AZL, exercised ordinary business care and prudence in attempting to satisfy the REIT asset tests, and, accordingly, we believe any noncompliance with the REIT asset tests resulting from these investments was due to reasonable cause and not willful neglect. Additionally, we believe that we have complied with the other requirements of the mitigation provisions of the Internal Revenue Code with respect to such potential noncompliance with the asset tests, and, therefore, our qualification as a REIT should not be affected. However, the Internal Revenue Service, or IRS, is not bound by our determination, and no assurance can be provided that the IRS will not assert that we failed to comply with the REIT asset tests as a result of these investments and that such failures were not due to reasonable cause.

In addition, our ability to comply with the REIT asset requirements also depends, in part, upon the fair market value of assets that we own directly or indirectly. Such values may not be susceptible for precise determination, and accordingly, no assurance can be given that we have met or will continue to meet such requirements. You should be aware that opinions of counsel are not binding on the IRS or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our stock, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Barack Ferrazzano Kirschbaum & Nagelberg LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a C corporation. However, we will be subject to federal tax in the following circumstances:

•

we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our stockholders;

•

we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•

if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “— Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•

if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•

if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•

if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s stockholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)), and we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our stock or ownership certificates;

6.	not more than 50% in value of our outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (referred to as the 5/50 Rule);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our equity securities so that, among other purposes, we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of our equity securities are described in “Certain Provisions of Maryland Law and our Charter and Bylaws — Anti-Takeover Measures — Ownership Limitations and Restrictions on Transfer.”

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income for tax purposes any dividends that we pay). A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A failure to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition.

Our ability to satisfy the share ownership requirements depends in part on the relative values of our common stock, our other outstanding stock and any other classes of stock that might be issued in the future. Although we believe that the stockholder ownership limitations contained in our charter will enable us to meet such requirements, no assurance can be given that such values will not be successfully challenged by the IRS so as to cause us to fail the REIT ownership requirements.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We expect to control our Operating Partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries

We will own an interest in one or more taxable REIT subsidiaries, including our Advisor, and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below but may not exceed 25% of the REIT’s total assets. See “— Asset Tests.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT:

1.	At least 75% of our gross income (excluding gross income from prohibited transactions, certain real estate liability hedges and, after July 30, 2008, certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets, and dividends or other distributions on and gain from the sale of shares in other REITs; and

2.	At least 95% of our gross income (excluding gross income from prohibited transactions, certain real estate liability hedges and, after July 30, 2008, certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income

Our Operating Partnership’s primary source of income derives from leasing properties. There are various limitations on whether rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules.

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If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” Our Operating Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements unless we determine in our discretion that such arrangements will not jeopardize our status as a REIT.

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Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our stock owns 10% or more of a tenant from whom our Operating Partnership receives rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant are determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and our Operating Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. Our Operating Partnership will use its best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT. We lease commercial office space to affiliated entities. We believe any related party rents from these entities are not material and therefore do not jeopardize our status as a REIT.

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In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. We do not currently have any taxable REIT subsidiaries, but if in the future we rent space to any taxable REIT subsidiary we intend to meet these conditions, unless we determine in our discretion that the rent received from such taxable REIT subsidiary is not material and will not jeopardize our status as a REIT.

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If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” In general, our Operating Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property would be less than 15% of total rent from that lease. If our Operating Partnership leases personal property in connection with a future lease, it intends to satisfy the 15% test described above.

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In general, if our Operating Partnership furnishes or renders services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom our Operating Partnership does not derive revenue or through a taxable REIT subsidiary, the income received from the tenants may not be deemed “rents from real property.” Our Operating Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, our Operating Partnership may render directly a de minimis amount of “non-customary”

services to the tenants of a property without disqualifying the income as “rents from real property,” as long as its income from the services does not exceed 1% of its income from the related property. Our Operating Partnership has not provided noncustomary services to leased properties other than through an independent contractor. In the future, our Operating Partnership intends that any services provided will not cause rents to be disqualified as rents from real property.

Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

On an ongoing basis, we will use our best efforts not to cause our Operating Partnership to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

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rent any property to a related party tenant (taking into account the applicable constructive ownership rules and the exception for taxable REIT subsidiaries), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT;

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derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

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perform services considered to be provided for the convenience of the tenant that generate rents exceeding 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom we derive no revenue, through a taxable REIT subsidiary, or if the provision of such services will not jeopardize our status as a REIT.

Because the Code provisions applicable to REITs are complex, however, we may fail to meet one or more of the foregoing.

Tax on Income from Property Acquired in Foreclosure

We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

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that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

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the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

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the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

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the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Tax on Prohibited Transactions

A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. With respect to prohibited transactions occurring after July 30, 2008, any foreign currency gain (as defined in Section 988(b)(1) of the Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Code) will be taken into account in determining the amount of income subject to the 100% penalty tax. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (including those held by our Operating Partnership and its subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the two-year period preceding the date of sale that exceed 30% of the net selling price of the property and (iii) during the taxable year the property is disposed of, we must not have made more than seven property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. If the sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income. For sales on or prior to July 30, 2008, the 2-year periods referenced in (i) and (ii) above were 4 years, and the 10% fair market value test described in the alternative in (iii) above did not apply. No assurance can be given that we will comply with the safe-harbor provision and will not own property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries

A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arm’s-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary.

Hedging Transactions

Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts) which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests, but only to the extent that the transaction hedges debt incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test.

Real estate liability hedging transactions entered into on or before July 30, 2008, however, will likely generate nonqualifying income for purposes of the 75% gross income test, and foreign currency hedges entered into on or before July 30, 2008 will likely generate nonqualifying income for purposes of both the 75% and 95% gross income tests. Moreover, income from any hedging transaction not described above will likely continue to be treated as nonqualifying for both the 75% and 95% gross income test.

Relief from Consequences of Failing to Meet Income Tests

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “— Taxation of Pacific Office Properties Trust, Inc.,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

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At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables), government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that the properties qualify as real estate assets.

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“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property and an option to acquire real property (or a leasehold of real property).

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Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

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For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities, which does not include our equity ownership of other REITs, our Operating Partnership or any taxable REIT subsidiary or qualified REIT subsidiary, may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, our Operating Partnership, any qualified REIT subsidiary or any taxable REIT subsidiary) (the “10% asset test”), (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 25% of the value of our total assets and (D) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income.

We intend to select future investments so as to comply with the asset tests.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests

If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10.0 million and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, and (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered. If we meet this mitigation provision, then we would owe a penalty tax equal to the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

In connection with our formation transactions, we received a representation from our predecessor, AZL, that it qualified as a REIT under the provisions of the Code. However, during 2009 we became aware that, prior to the consummation of our formation transactions, AZL historically invested excess cash from time to time in money market funds that, in turn, were invested exclusively or primarily in short-term federal government securities. Additionally, during 2009 we became aware that AZL made two investments in local government obligations. Our predecessor, AZL, with no objection from outside advisors, treated these investments as qualifying assets for purposes of the 75% asset test. However, if these investments were not qualifying assets for purposes of the 75% asset test, then AZL would not have satisfied the REIT asset tests for certain quarters, in part, because they would have exceeded 5% of the gross value of AZL’s assets. If these investments resulted in AZL’s noncompliance with the REIT asset tests, however, we and our predecessor, AZL, would retain qualification as a REIT pursuant to certain mitigation provisions of the Code, which provide that so long as any noncompliance was due to reasonable cause and not due to willful neglect, and certain other requirements are met, qualification as a REIT may be retained but a penalty tax would be owed. Any potential noncompliance with the asset tests would be due to reasonable cause and not due to willful neglect so long as we exercised ordinary business care and prudence in attempting to satisfy such tests. Based on our review of the circumstances surrounding the investments, we believe that we exercised ordinary business care and prudence in attempting to satisfy the REIT asset tests, including the 5% asset test, and accordingly, that any noncompliance was due to reasonable cause and not due to willful neglect. Additionally, we believe that we have complied with the other requirements of the mitigation provisions of the Code with respect to such potential noncompliance with the asset tests (and have paid the appropriate penalty tax), and, therefore, our qualification, and that of our predecessor, AZL, as a REIT should not be affected. The IRS is not bound by our determination, however, and no assurance can be provided that the IRS will not assert that AZL failed to comply with the REIT asset tests as a result of the money market fund investments and the local government securities investments and that such failures were not due to reasonable cause. If the IRS were to successfully challenge this position, then it could determine that we and AZL failed to qualify as a REIT in one or more of our taxable years. See “— Failure to Qualify.”

We intend to monitor compliance with the foregoing REIT asset requirements on an ongoing basis. The values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our stockholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to stockholders of record as determined in one of such months, and pay the distribution during January of the following taxable year or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

Under a recently issued revenue procedure, the IRS will allow us to treat a stock distribution to our stockholders declared on or after January 1, 2008 and on or before December 31, 2012 (for taxable years ending on or before December 31, 2011) under a stock-or-cash election that meets specified conditions, including a minimum 10% cash distribution component, as a distribution qualifying for the dividends paid deduction.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to stockholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Stockholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions

If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders and we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual stockholders who satisfy certain holding period requirements for tax years through 2010. Furthermore, subject to certain limitations of the Code, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Tax Aspects of Our Investments in our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of our Operating Partnership’s income and to deduct our distributive share of our Operating Partnership’s losses only if our Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly-traded partnership.” Under the check-the-box regulations, a domestic unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that our Operating Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest and dividends (the “90% Passive Income Exception”).

Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

We believe that our Operating Partnership qualified for the Private Placement Exclusion since inception and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future our Operating Partnership might not qualify for the Private Placement Exclusion.

If our Operating Partnership is considered a publicly-traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, our Operating Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that our Operating Partnership will qualify for either (i) another safe harbor in the PTP Regulations or (ii) the 90% Passive Income Exception, although no assurance can be given in this regard.

If, however, for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “— Requirements for REIT Qualification — Income Tests” and “— Requirements for REIT Qualification — Asset Tests.” In addition, any change in our Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for REIT Qualification — Distribution Requirements.” Further, items of income and deduction of our Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, our Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Operating Partnership’s taxable income.

Income Taxation of our Operating Partnership and its Partners

The partners of our Operating Partnership are subject to taxation. Our Operating Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of our Operating Partnership’s income, gains, losses, deductions and credits for any taxable year of our Operating Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from our Operating Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our Operating Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since its formation. Consequently, our Operating Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who contribute property to our Operating Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference (to the extent not previously taken into account) will generally be allocated to the contributing partners, including us, and other partners will generally be allocated only their share of capital gains attributable to appreciation, if any, occurring after such contribution. This will tend to eliminate the Book-Tax Difference over the life of our Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of our Operating Partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale.

A Book-Tax Difference may also arise as a result of the revaluation of property owned by our Operating Partnership in connection with certain types of transactions, including in connection with certain non-pro rata contributions or distributions of assets by our Operating Partnership in exchange for interests in our Operating Partnership. In the event of such a revaluation, the partners (including us) who were partners in our Operating Partnership immediately prior to the revaluation will be required to take any Book-Tax Difference created as a result of such revaluation into account in substantially the same manner as under the Section 704(c) rules discussed above. This would result in us being allocated income, gain, loss and deduction for tax purposes in amounts different than the economic or book income allocated to us by our Operating Partnership.

The application of Section 704(c) to our Operating Partnership may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Requirements for REIT Qualification — Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed or revalued assets at their agreed values.

Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of our Operating Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to or revalued by our Operating Partnership. Our Operating Partnership generally has elected to use the “traditional method with ceiling rule” for allocating Code Section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in us being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurs, a larger portion of stockholder distributions will be taxable income as opposed to the return of capital that might arise if another method were used. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to or revalued by our Operating Partnership in the future.

Basis in Partnership Interest

Our adjusted tax basis in our partnership interest in our Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by

•	our allocable share of our Operating Partnership’s income, and

•	our allocable share of debt of our Operating Partnership; and

•	reduced, but not below zero, by

•	our allocable share of our Operating Partnership’s loss,

•	the amount of cash and the basis of any property distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of our Operating Partnership.

If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in our Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the debt of our Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our interest in our Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will generally constitute long-term capital gain.

Sale of our Operating Partnership’s Property

Generally, any gain realized by our Operating Partnership on the sale of property held by our Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by our Operating Partnership on the disposition of contributed properties will be allocated first to the partners of our Operating Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The contributing partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution (to the extent not previously taken into account). Any remaining gain recognized by our Operating Partnership on the disposition of the contributed properties, and any gain recognized by our Operating Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership.

Our share of any gain realized by our Operating Partnership on the sale of any property held by our Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of our Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Requirements for REIT Qualification — Income Tests.” We, however, do not presently intend to allow our Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our Operating Partnership’s trade or business.

Taxation of Taxable U.S. Stockholders

As used in this prospectus, the term “taxable U.S. stockholder” means a taxable beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect to be treated as a U.S. person.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Dividends and Other Taxable U.S. Stockholder Distributions

As long as we qualify as a REIT, a taxable U.S. stockholder must take into account distributions on our common stock out of our current or accumulated earnings and profits (that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. stockholders generally will not qualify for the 15% tax rate (applicable to tax years through 2010) for “qualified dividend income.”

In determining the extent to which a distribution constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our Senior Common Stock and then to distributions with respect to our common stock. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of our Senior Common Stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of our Senior Common Stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common stock.

A taxable U.S. stockholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. stockholder has held its common stock. See “— Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. stockholder’s stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. stockholder’s adjusted basis in its stock, the taxable U.S. stockholder will recognize long-term capital gain (or short-term capital gain if the stock has been held for one year or less), assuming the stock is a capital asset in the hands of the taxable U.S. stockholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a taxable U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Stockholders on the Disposition of our Stock

In general, a taxable U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the taxable U.S. stockholder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a taxable U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. stockholder treats as long-term capital gain. All or a portion of any loss a taxable U.S. stockholder realizes upon a taxable disposition of our stock may be disallowed if the taxable U.S. stockholder purchases substantially identical stock within the 61-day period beginning 30 days before and ending 30 days after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate stockholders at the lower or higher rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Redemption of Common Stock

The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our common stock can only be determined on the basis of particular facts as to each holder at the time of redemption. As stated above, in general a taxable U.S. stockholder will recognize capital gain or loss measured by the difference between the amount received upon the redemption and such holder’s adjusted tax basis in the common stock redeemed (provided the stock is held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our stock under Section 302(b)(3) of the

Code, (ii) is “substantially disproportionate” with respect to the holder’s interest in our stock under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account such holder’s ownership of our common stock, Senior Common Stock and any other options (including stock purchase rights) to acquire any of the foregoing. The holder of Senior Common Stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

A taxable U.S. stockholder intending to rely on any of these tests at the time of redemption should consult the holder’s own tax advisor to determine their application to the holder’s particular situation. If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the common stock will be treated as a distribution on the common stock. If the redemption is taxed as a dividend, the taxable U.S. stockholder’s adjusted tax basis in the stock will be transferred to any other shares of our stock held by the holder. If the holder of common stock owns none of our other stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

The Treasury is considering other methods for basis recovery, and new regulations addressing this treatment were proposed. There can be no assurance, however, that the proposed regulations will be adopted or that they will be adopted in the form currently proposed, and the existing methods for recovering adjusted tax basis continue to apply. We urge you to consult your tax advisor concerning the treatment of a cash redemption of our common stock.

Passive Activity and Investment Income Limitations

Distributions from us and gain from the disposition of common stock will not be treated as passive activity income and, therefore, taxable U.S. stockholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment income limitation.

Current Tax Rates

The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 15% for taxable years beginning on or before December 31, 2010. The tax rate on “qualified dividend income” is the same as the maximum capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, with respect to non-corporate taxpayers, the 15% rate does generally apply to:

•	a stockholder’s long-term capital gain, if any, recognized on the disposition of our common stock;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including any taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.

Without legislation, for non-corporate taxpayers the maximum tax rate on long-term capital gains will increase to 20% in 2011, and qualified dividend income will no longer be taxed at a preferential rate compared to ordinary income.

Medicare Tax on Unearned Income

Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

New Legislation Relating to Foreign Accounts

Under newly enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock. See “— Taxation of Non-U.S. Stockholders — New Legislation Relating to Foreign Accounts.”

Information Reporting and Backup Withholding

Taxable U.S. stockholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common stock unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder (other than an exempt recipient) may be subject to backup withholding (currently at the rate of 28%) with respect to dividends unless such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a stockholder’s regular U.S. federal income tax liability or refunded by the IRS.

Taxation of Tax-Exempt U.S. Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of stock with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our stock. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than

10% of our stock is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our stock only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock).

Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements. As used in this prospectus, the term “non-U.S. stockholder” means any beneficial owner of our common stock (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. stockholder or exempt organization.

Ordinary Dividends

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of “U.S. real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. If a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, however, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a non-U.S. corporation unless the rate is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless (i) a lower treaty rate applies and the non-U.S. stockholder timely provides an IRS Form W-8BEN to us evidencing eligibility for that reduced rate, (ii) the non-U.S. stockholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income or (iii) the non-U.S. stockholder holds stock through a “qualified intermediary” that has elected to perform any necessary withholding itself.

Return of Capital

A non-U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on an ordinary dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital Gain Dividends

Provided that a particular class of our stock is “regularly traded” on an established securities market in the United States, and the non-U.S. stockholder does not own more than 5% of the stock of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to that stock that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

If the foregoing exceptions do not apply, for example because the non-U.S. stockholder owns more than 5% of the relevant class of our common stock, the non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. stockholder) it is not subject to withholding under FIRPTA. Instead, we must make up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. stockholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Stock.”

Sale of Stock

A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of our common stock as long as we are a domestically controlled REIT. A “domestically controlled” REIT is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We anticipate that we are, and will continue to be, a domestically controlled REIT but there is no assurance that we will continue to be so. In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of a class of our outstanding stock at all times during a specified testing period will not incur tax under FIRPTA on a sale of such stock if the stock is “regularly traded” on an established securities market. If neither of these exceptions were to apply, (i) the gain on the sale of the stock would be taxed under FIRPTA, in which case a non-U.S. stockholder would be required to file a U.S. federal income tax return and would be taxed in the same manner as taxable U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and (ii) if the sold stock was not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the stock may be required to withhold and remit to the IRS 10% of the purchase price. Additionally, a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax on gains from the sale of stock taxed under FIRPTA.

A non-U.S. stockholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as taxable U.S. stockholders with respect to such gain or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. stockholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales

In general, special wash sale rules apply if a stockholder owning more than 5% of our common stock avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our common stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our common stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. stockholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. stockholders.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. stockholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 28%) and additional information reporting will generally not apply to distributions to a non-U.S. stockholder provided that the non-U.S. stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by U.S. persons or if it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of stock effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. Backup withholding is not an additional tax and may be credited against a non-U.S. stockholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Consequences — State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

ERISA CONSIDERATIONS

The following is a summary of material considerations associated with an investment in our shares by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), plans, individual retirement accounts (IRAs) and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-US or other laws or regulations that are similar to such provisions of ERISA or the Code, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). This summary is based on provisions of ERISA and the Code, as of the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed in this prospectus. Any such changes may apply to transactions entered into prior to the date of their enactment. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances and a prospective investor is advised to consult its own legal advisor.

Each fiduciary of a Plan subject to Title I of ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Code, such as an IRA (each, a “Benefit Plan”), seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such Plan, consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the Plan has been satisfied; and

•	whether the investment will produce an unacceptable amount of UBTI to the Plan (see “Federal Income Tax Considerations — Taxation of Tax-Exempt U.S. Stockholders”).

Under ERISA, a Plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of Plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of Plan administration;

•	to invest Plan assets prudently;

•	to diversify the investments of the Plan so as to minimize the risk of large losses, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the Plan;

•	to ensure that Plan investments are made in accordance with Plan documents; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that, with certain exceptions, the assets of a Plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the Plan.

Prohibited Transactions

Generally, both ERISA and the Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan assets. The specified parties are referred to as

“parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Benefit Plan, as well as employer sponsors of the Benefit Plan, fiduciaries and other individuals or entities affiliated with the foregoing. A person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to Plan assets or provides investment advice for a fee with respect to Plan assets. Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold Plan assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Benefit Plans. Whether or not we are deemed to hold Plan assets, if we or our affiliates are affiliated with a Benefit Plan investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to below, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. ERISA Section 3(42) generally provides that “plan assets” means plan assets as defined in regulations issued by the Department of Labor. Those regulations provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (Plan Assets Regulation). Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.

Concurrent with the completion of this offering, we intend to internalize management. In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each such Benefit Plan, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If our management were treated as fiduciaries with respect to any Benefit Plan, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plans with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, our management and possibly other fiduciaries of a Benefit Plan who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Plan any profits they realized as a result of the transaction or breach and make good to the Plan any losses incurred by the Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will be treated as assets of a Benefit Plan investing therein unless the entity satisfies one of the exceptions to the general rule. We believe that we will satisfy one or more of the exceptions described below.

Exception for “Publicly-Offered Securities”

If a Benefit Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act, and be part of a class of securities registered under the Exchange Act within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and are part of a class that is registered under the Exchange Act. In addition, we have in excess of 100 independent stockholders.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•

any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•

any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor;

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment; and

•	any limitation or restriction on transfer or assignment which is not created or imposed by us or any person acting for or on behalf of us.

We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Asset Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT.

If our common stock is held by 100 or more independent stockholders, and assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

Exception for Insignificant Participation by Benefit Plan Investors

The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Benefit Plan if equity participation in the entity by employee benefit plans, including Benefit Plans, is not significant. The Plan Asset Regulation provides that equity participation in an entity by Benefit Plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by Benefit Plan investors. The term “Benefit Plan investors” is defined for this purpose under ERISA Section 3(42) and includes any employee benefit plan subject to Part 4 of Title I of ERISA, any plan subject Section 4975 of the Code, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since we do expect to have equity participation by “Benefit Plan investors” that may be in excess of 25%, which would be deemed to be significant, as defined above.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered security” exception of the Plan Assets Regulation, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2010 we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                              additional shares. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $              per share. The underwriters and selling group members may allow a discount of $              per share on sales to other broker/dealers. After the public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We estimate that our out of pocket expenses for this offering will be approximately $                                .

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, common units in our Operating Partnership, but excluding Senior Common Stock or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus, except for the issuance of common units or shares of common stock upon the vesting of restricted stock or share units outstanding on the date of this prospectus and except for the issuance of Senior Common Stock. We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly any shares of Senior Common Stock or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. for a period of 30 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. waive, in writing, such an extension.

Our executive officers, directors, director nominees and Mr. Reynolds have agreed with the underwriters that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, common units in our Operating Partnership, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. waive, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is currently listed on the NYSE Amex under the symbol “PCE.” We intend to list the shares of common stock on the NYSE under the symbol “PCE”.

In connection with the listing of the common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of              beneficial owners.

In connection with this offering, we are negotiating an agreement with affiliates of certain of the underwriters of this offering to provide us with a three-year, $125.0 million secured revolving credit facility. We expect to enter into our new credit facility concurrently with the completion of this offering and the concurrent transactions. The closing of the facility is contingent on the satisfaction of customary conditions.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus and Registration Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements and Exemptions,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the common stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or on (416) 593-3684.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock we are offering in this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland. Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois, will review the statements relating to certain federal income tax matters above under the caption “Federal Income Tax Considerations” and is expected to pass upon our qualification as a REIT for federal income tax purposes, as well as certain other legal matters in connection with this offering. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Pacific Office Properties Trust, Inc. as of December 31, 2009, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pacific Office Properties Trust, Inc. as of December 31, 2008 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined statement of revenues and certain expenses of the GRE portfolio for the year ended December 31, 2009 have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to the fact that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of revenue and expenses of the GRE portfolio.

Unless otherwise indicated, all statistical and economic market data included in this prospectus, including information relating to the economic conditions within our target markets contained in “Prospectus Summary” and “Market Background and Opportunity” is derived from market information prepared for us by Rosen Consulting Group, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on Rosen Consulting Group’s authority as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock, please review the registration statement, exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in its entirety by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0030 for additional information on the operation of the Public

Reference Room. You can also access documents that are incorporated by reference into this prospectus at our website, www.pacificofficeproperties.com. The contents of our website are not incorporated by reference in, or otherwise a part of, this prospectus.

The SEC allows us to incorporate by reference certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 23, 2010;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2010, in connection with our 2010 Annual Meeting of Stockholders held on May 11, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 7, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 12, 2010;

•	Preliminary Information Statement on Schedule 14C filed with the SEC on September 28, 2010; and

•	Current Reports on Form 8-K filed with the SEC on September 29, 2010, September 10, 2010, July 7, 2010, May 26, 2010, May 17, 2010, May 4, 2010, April 1, 2010, March 9, 2010 and January 5, 2010.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write us at Pacific Office Properties Trust, Inc., 10188 Telesis Court, Suite 222, San Diego, California 92121, or call (858) 882-9500. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Pacific Office Properties Trust, Inc.:
Pro Forma Combined Financial Statements (unaudited):
Pro Forma Combined Balance Sheet as of June 30, 2010	F-3
Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 2010	F-4
Pro Forma Combined Statement of Operations for the Year Ended December 31, 2009	F-5
Notes to Pro Forma Combined Financial Statements	F-6

Historical Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009	F-15
Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2010 and June 30, 2009 (unaudited)	F-16
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2010 and June 30, 2009 (unaudited)	F-17
Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2010 and June 30, 2009 (unaudited)	F-18
Notes to Condensed Consolidated Financial Statements (unaudited)	F-19
Report of Independent Registered Public Accounting Firm — Ernst & Young LLP	F-46
Report of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP	F-47
Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008	F-48
Combined Consolidated Statements of Operations for the Years Ended December 31, 2009 and December 31, 2008	F-49

Consolidated Statements of Equity (Cumulative Deficit) for the Year Ended December  31, 2009,
and for the Period From March 20, 2008 through December 31, 2008, and for Waterfront, for the Period From January 1, 2008 through March 19, 2008

F-50
Combined Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and December 31, 2008	F-51
Notes to Combined Consolidated Financial Statements	F-52
Schedule III—Consolidated Real Estate and Accumulated Depreciation as of December 31, 2009	F-87

GRE Portfolio:
Report of Independent Auditors	F-88
Combined Statements of Revenues and Certain Expenses for the Six Months Ended June 30, 2010 (unaudited) and the Year Ended December 31, 2009	F-89
Notes to Combined Statements of Revenue and Certain Expenses for the Six Months Ended June 30, 2010 (unaudited) and the Year Ended December 31, 2009	F-90

F-i

Pacific Office Properties Trust, Inc.

Pro Forma Combined Financial Statements

(Unaudited)

The unaudited pro forma combined financial statements of Pacific Office Properties Trust, Inc. (the “Company,” “we,” “our” or “us”) as of, and for the six months ended, June 30, 2010 and for the year ended December 31, 2009 are derived from the consolidated financial statements of Pacific Office Properties Trust, Inc. and the combined statements of revenues and certain expenses for the GRE portfolio (as defined below). The unaudited pro forma combined financial statements of the Company are presented as if this offering, the concurrent private offering, the acquisition of the GRE portfolio, the internalization, the repayment of mortgage and other loans and the other transactions (each as defined and described below) had occurred on June 30, 2010 for the pro forma combined balance sheet as of June 30, 2010, and on January 1, 2009 for the pro forma combined statements of operations for the six months ended June 30, 2010 and for the year ended December 31, 2009. These unaudited pro forma combined financial statements give effect to these transactions and actions, all of which are expected to occur prior to, or concurrently with, this offering, and which are collectively referred to as the concurrent transactions.

These unaudited pro forma combined financial statements should be read in conjunction with our historical financial statements and related notes thereto, and other financial information and analysis, including management’s discussion and analysis of financial condition and results of operations and the combined statements of revenues and certain expenses for the GRE portfolio included elsewhere in this prospectus. The adjustments to our pro forma combined financial statements are based on available information and assumptions that we consider reasonable. These unaudited pro forma combined financial statements are presented for informational purposes only, and do not purport to (1) represent our financial position that would have actually occurred had this offering and the concurrent transactions occurred on June 30, 2010 for the pro forma combined balance sheet, (2) represent the results of our operations that would have actually occurred had this offering and the concurrent transactions occurred on January 1, 2009 for the pro forma combined statements of operations, or (3) project or be indicative of our financial position or results of operations as of any future date or for any future period.

In this offering, we have estimated that after underwriting discounts, commissions and offering expenses, we will have net proceeds of approximately $329.3 million. The pro forma financial information gives effect to the sale of                  shares of common stock in this offering, based on an assumed public offering price of $                 per share.

In addition to this offering, Messrs. Shidler, Ingebritsen, Root and Taff will purchase $12.0 million in shares of our common stock in a private placement (the “concurrent private offering”) at a price per share equal to the public offering price, without payment by us of any underwriting discount or commission. The pro forma financial information gives effect to the sale of                  shares at an assumed public offering price per share of $                .

We expect to consummate the acquisition of (referred to as the “acquisition of the GRE portfolio”) 12 office properties consisting of 31 buildings located primarily in southern California containing approximately 1.95 million rentable square feet (the “GRE portfolio”). We have entered into definitive agreements to consummate the acquisition of the GRE portfolio, which is subject to the satisfaction of certain conditions. See “Risk Factors.”

Also concurrent with this offering, we intend to internalize our management company (the “internalization”) by paying the $1.0 million termination fee required pursuant to the advisory agreement with Pacific Office Management, Inc. (our “Advisor” or “Pacific Office Management”). This fee will be paid through the issuance of              shares of our common stock to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds at a price per share

Pacific Office Properties Trust, Inc.

Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

equal to the public offering price and without payment by us of any underwriting discount or commission. We will also acquire all of the outstanding stock of Pacific Office Management for $25,000 to be paid in cash. For this purpose, we have agreed to enter into a stock purchase agreement with all of the stockholders of the Advisor, Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds. We will elect to treat Pacific Office Management as a taxable REIT subsidiary for federal income tax purposes.

With a portion of the proceeds from this Offering, we intend to repay in full certain indebtedness (collectively referred to as the “repayment of mortgage and other loans”). We intend to repay in full matured mortgage and mezzanine indebtedness of $66.1 million (including principal and related accrued interest) secured by our City Square and Pacific Business News Building properties. We also expect to repay in full our existing line of credit facility and to prepay mortgage indebtedness in an aggregate amount of $50.3 million.

Prior to the completion of the foregoing transactions, we expect to consummate a one-for-ten reverse stock split of our common stock and the preferred and common units of our Operating Partnership, Pacific Office Properties, L.P. Concurrent with the foregoing transactions, we expect the following (collectively, together with the reverse splits described in the preceding sentence, the “other transactions”) to occur:

•	the repurchase of our proportionate voting preferred stock for $100;

•

the conversion of 454,530 preferred units in our Operating Partnership to 3,259,752 common units in our Operating Partnership (giving effect to the reverse splits of units in the Operating Partnership);

•	the exchange of outstanding unsecured notes payable described below; and

•	the entry into the new credit facility defined and described below.

We have agreed with Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds to exchange, concurrent with the completion of this offering (the “concurrent exchange”), all principal and accrued but unpaid interest outstanding under unsecured promissory notes issued by our Operating Partnership ($24.5 million in the aggregate as of June 30, 2010), for shares of our common stock at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. The pro forma financial information gives effect to the sale of                  shares at an assumed public offering price per share of $                .

Concurrent with this offering, we expect to enter into a three-year $125.0 million secured revolving credit facility (the “new credit facility”) that we are currently negotiating with affiliates of our underwriters to finance future acquisitions and for working capital requirements. We anticipate closing costs of $1.13 million in connection with our entry into the new credit facility.

Pacific Office Properties Trust, Inc.

Pro Forma Combined Balance Sheet

As of June 30, 2010

(Unaudited and in thousands)

	Pacific Office Properties Trust, Inc.	Proceeds from Offering and Concurrent Private Placement	Acquisition of GRE portfolio	Internalization	Repayment of Mortgage and Other Loans	Other Transactions	Pro Forma Combined Total
	(A)	(B)	(C)	(D)	(E)	(F)
ASSETS
Investments in real estate, net	$380,702	$—	$271,911	$—	$—	$—	$652,613
Cash and cash equivalents	3,845	341,300	(221,732)	(25)	(118,148)	(1,125)	4,115
Restricted cash	7,067	—	1,292	—	—	—	8,359
Rents and other receivables, net	6,584	—	—	—	—	—	6,584
Intangible assets, net	30,241	—	36,589	25	—	—	66,855
Acquired above-market leases	460	—	5,234	—	—	—	5,694
Other assets, net	6,213	—	1,116	—	—	1,125	8,454
Goodwill	62,019	—	—	—	—	—	62,019
Investment in unconsolidated joint ventures	9,898	—	—	—	—	—	9,898

Total assets	$507,029	$341,300	$94,410	$—	$(118,148)	$—	$824,591

LIABILITIES AND EQUITY
Mortgage and other loans, net	$413,793	$—	$79,580	$—	$(116,429)	$—	$376,944
Unsecured notes payable to related parties	21,104	—	—	—	—	(21,104)	—
Accounts payable and other liabilities	23,831	—	—	—	—	(3,401)	20,430
Acquired below-market leases	8,944	—	7,834	—	—	—	16,778

Total liabilities	467,672	—	87,414	—	(116,429)	(24,505)	414,152

Equity:
Preferred Stock	—	—	—	—	—	—	—
Series A Senior Common Stock	594	—	—	—	—	—	594
Common Stock	185		—	—	—
Class B Common Stock	—	—	—	—	—	—	—
Additional paid-in capital	100		8,039	1,000	—
Cumulative deficit	(135,201)	—	(1,043)	(1,000)	(1,719)	—	(138,963)

Total stockholders’ equity	(134,322)	341,300	6,996	—	(1,719)	24,505	236,760
Non-controlling interests
Preferred unitholders in the Operating Partnership	127,268	—	—	—	—	(127,268)	—
Common unitholders in the Operating Partnership	46,411	—	—	—	—	127,268	173,679

Total equity	39,357	341,300	6,996	—	(1,719)	24,505	409,439

Total liabilities and equity	$507,029	$341,300	$94,410	$—	$(118,148)	$—	$824,591

Pacific Office Properties Trust, Inc.

Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2010

(Unaudited and in thousands, except share and per share data)

	Pacific Office Properties Trust, Inc.	Acquisition of GRE portfolio	Internalization	Other Transactions				Other Pro Forma Adjustments		Pro Forma Combined Total
	(AA)	(BB)	(CC)
Revenue:
Rental	$20,745	$17,682	$—		$—			$(167)	(CC)		$38,260
Tenant reimbursements	11,418	1,425	—		—			—			12,843
Parking	4,068	173	—		—			—			4,241
Property management and other services	—	—	2,793		—			(1,388)	(CC)		1,405
Other	176	79	1		—			—			256

Total revenue	36,407	19,359	2,794		—			(1,555)			57,005

Expenses:
Rental property operating	19,717	8,133	—		—			—			27,850
General and administrative	1,404	—	5,334		—			(1,555)	(CC)		5,183
Depreciation and amortization	11,529	10,029	—		—			—			21,558
Interest	13,447	2,201	—		—			(3,278)	(DD)		12,370

Total expenses	46,097	20,363	5,334		—			(4,833)			66,961

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	(9,690)	(1,004)	(2,540)		—			3,278			(9,956)
Equity in net earnings of unconsolidated joint ventures	44	—	—		—			—			44

Net loss	$(9,646)	$(1,004)	$(2,540)		$—			$3,278			$(9,912)
											—
Net loss attributable to non-controlling interests:
Preferred unitholders in the Operating Partnership	(1,136)	—	—		1,136	(EE	)	—			—
Common unitholders in the Operating Partnership	8,496	—	—			(EE	)	—

	7,360	—	—					—
Dividends on Series A Senior Common Stock	(4)										(4)

Net loss attributable to common stockholders	$(2,290)	$(1,004)	$(2,540)	$				$3,278		$

Pro forma net loss per share of common stock — basic and diluted										$		(FF)

Pro forma weighted average number of shares of common stock outstanding —basic and diluted												(FF)

Pacific Office Properties Trust, Inc.

Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2009

(Unaudited and in thousands, except share and per share data)

	Pacific Office Properties Trust, Inc.	Acquisition of GRE portfolio	Internalization	Other Transactions			Other Pro Forma Adjustments		Pro Forma Combined Total
	(AA)	(BB)	(CC)
Revenue:
Rental	$42,462	$38,541	$—		$—		$(331)	(CC)		$80,672
Tenant reimbursements	21,662	3,354	—		—		—			25,016
Parking	8,150	287	—		—		—			8,437
Property management and other services	—	—	6,102		—		(3,363)	(CC)		2,739
Other	365	237	—		—		—			602

Total revenue	72,639	42,419	6,102		—		(3,694)			117,466

Expenses:
Rental property operating	39,480	17,541	—		—		—			57,021
General and administrative	2,649	—	10,735		—		(3,694)	(CC)		9,690
Depreciation and amortization	27,240	20,057	—		—		—			47,297
Interest	27,051	4,465	—		—		(5,997)	(DD)		25,519
Loss on extinguishment of debt	171	—	—		—		—			171

Total expenses	96,591	42,063	10,735		—		(9,691)			139,698
Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	(23,952)	356	(4,633)		—		5,997			(22,232)
Equity in net earnings of unconsolidated joint ventures	313		—		—		—			313
Non-operating income	434	—	1		—		—			435

Net loss	$(23,205)	$356	$(4,632)		—		$5,997			(21,484)
Fair value adjustment of Preferred Units	(58,645)	—	—		58,645	(EE)	—			—
Net loss attributable to non-controlling interests:
Preferred unitholders in the Operating Partnership	(2,268)	—	—		2,268	(EE)	—			—
Common unitholders in the Operating Partnership	68,506	—	—			(EE)	—

	66,238	—	—				—

Net loss attributable to common stockholders	$(15,612)	$356	$(4,632)	$			$5,997		$

Pro forma net loss per share of common stock — basic and diluted									$		(FF)

Pro forma weighted average number of shares of common stock outstanding — basic and diluted											(FF)

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements

(Unaudited)

1. Adjustments to the Pro Forma Combined Balance Sheet

The adjustments to the pro forma combined balance sheet as of June 30, 2010 are as follows:

(A)	Represents the historical consolidated balance sheet of Pacific Office Properties Trust, Inc. as of June 30, 2010. The financial statements of Pacific Office Properties Trust, Inc., as of, and for the six months ended, June 30, 2010 are included elsewhere in this prospectus. Pro forma combined balance sheet information presents the unamortized balances of acquired above-market leases and acquired below-market leases separately as an asset and a liability, respectively. Historical consolidated balance sheet information combines these balances and presents them as a net acquired below-market liability. Our acquired above- and below-market leases at June 30, 2010 are summarized as follows (in thousands):

Acquired above-market leases
Gross amount	$2,208
Accumulated amortization	(1,748)

Net balance	460

Acquired below-market leases
Gross amount	$15,406
Accumulated amortization	(6,462)

Net balance	8,944

(B)	Reflects net proceeds of approximately $341.3 million (assuming the underwriters’ over-allotment option is not exercised) from the sale of shares of common stock in this offering, based on an assumed public offering price of $ per share, net of underwriting discounts, commissions and offering expenses, and the sale of shares of common stock in the concurrent private placement.

All costs related to this offering will be written off against the Company’s additional paid in capital.

(in thousands)
Gross proceeds from this offering	$355,000
Less:
Underwriting discounts, commissions and offering expenses	(25,700)

Net proceeds from offering	329,300
Proceeds from concurrent private placement	12,000

Available proceeds	$341,300

(C)	Reflects the combined balance sheets of the GRE portfolio as of June 30, 2010. We expect to acquire these properties concurrently with this offering. In connection with the acquisition of the GRE portfolio, we are party to two purchase and sale contracts to acquire a portfolio of 12 office properties consisting of 31 buildings located primarily in southern California. The aggregate purchase price for the portfolio is $305.9 million consisting of $218.3 million in cash, the assumption of approximately $79.6 million in existing non-recourse mortgage indebtedness secured by six of the properties and the issuance of shares of our common stock valued at $8.0 million ( shares based on our assumed public offering price of $ per share) issued at a price per share equal to the public offering price of this offering.

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

The acquisition of the GRE portfolio will be accounted for as an acquisition under the purchase method of accounting and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of acquisition. The fair values of these assets and liabilities have been allocated in accordance with Accounting Standards Codification (“ASC”) section 805-10, Business Combinations. The fair values of the tangible assets acquired are determined on an as-if-vacant basis. The as-if-vacant fair value of tangible assets will be allocated to land, building and improvements, tenant improvements and furniture and fixtures based on our own market knowledge and published market data, including current rental rates, expected downtime to lease up vacant space, tenant improvement construction costs, leasing commissions and recent sales on a per square foot basis for comparable properties in our submarkets. The estimated fair value of intangible assets consisting of acquired in-place at-market leases are the costs we would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions and legal costs that would be incurred to lease these properties to their occupancy levels. Additionally, we evaluate the time period over which such occupancy levels would be achieved and include an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period, generally six months. Above-market and below-market in-place lease values are recorded as an asset or liability based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease for above-market leases and the remaining non-cancelable term plus the term of any below-market fixed rate renewal options (bargain renewal options) for below-market leases. The fair value of the debt assumed was determined using current market interest rates for comparable debt financings. The allocation of fair value shown in the table below is based on the Company’s preliminary estimates and is subject to change based on the final determination of the fair value of the assets acquired and liabilities assumed:

(in thousands)
Consideration paid for GRE portfolio
Issuance of common stock	$8,039
Cash consideration	218,281
Debt assumed	79,580

Total consideration paid for GRE portfolio	$305,900

Allocation of consideration paid for GRE portfolio
Investments in real estate, net	$271,911
Intangible assets	36,589
Acquired above-market leases	5,234
Acquired below-market leases	(7,834)

Total allocation of consideration paid for GRE portfolio	$305,900

All costs incurred by the Company in connection with the acquisition of the GRE portfolio are expensed during the period incurred. The Company expects the total acquisition costs to be approximately $1.0 million. This amount is included as an increase to cumulative deficit on the pro forma balance sheet, but excluded from the pro forma income statement because it is non-recurring in nature.

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

In connection with the debt to be assumed with the acquisition of the GRE portfolio, the Company expects to incur approximately $1.1 million in financing costs. These costs are reflected as an increase to other assets on the pro forma balance sheet and are expensed through the pro forma income statement using an amortization period of three years. In addition, the Company will be obligated to fund tax and insurance reserves totaling approximately $1.3 million, which is reflected as an increase to restricted cash on the pro forma balance sheet.

(D)	Reflects the balance sheet of our Advisor as of June 30, 2010. In connection the acquisition of our Advisor we have agreed to enter into a Stock Purchase Agreement to acquire all of the capital stock of the Advisor from Jay H. Shidler, James R. Ingebritsen, Matthew J. Root, Lawrence J. Taff and James C. Reynolds for $25,000 in cash. The acquisition will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC Section 805-10, “Business Combinations” and recorded at the estimated fair value of the acquired assets and assumed liabilities. Pro forma adjustments are necessary to reflect the initial allocation of the estimated fair value of the acquired assets and liabilities assumed. The allocation of fair value is based on the Company’s preliminary estimates and is subject to change based on the final determination of the fair value of the assets acquired and liabilities assumed.

Prior to this acquisition in order to effectuate the internalization, we are required to pay a termination fee of $1.0 million as provided for pursuant to the advisory agreement. This amount is excluded from the pro forma income statement as discussed in (CC) below because it is non-recurring in nature. This fee will be paid through the issuance of              shares of our common stock to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds at a per share price equal to the public offering price and without payment by us of any underwriting discount or commission. Following our acquisition, we will elect to treat Pacific Office Management as a taxable REIT subsidiary for federal income tax purposes. We anticipate that, immediately following this offering, our Advisor will continue to provide property management and other management services to all of the joint venture properties in our portfolio, as well as two properties owned by affiliates of The Shidler Group, in consideration for fees payable under existing contracts for these services.

(E)	We will contribute the net proceeds of this offering and the concurrent private placement to our Operating Partnership in exchange for an increase in our general partnership interest. Our Operating Partnership plans to use substantially all of the net proceeds from this offering to consummate the acquisition of the GRE portfolio (see (C) above) and to repay existing matured debt and to prepay existing and assumed debt. The following table presents a detailed breakdown of the existing debt as of June 30, 2010 that is expected to be repaid and prepaid in the repayment of mortgage and other loans (in thousands).

Outstanding Principal
Pacific Business News Building	$11,601
City Square	27,500
City Square	27,017
Clifford Center	3,364
Alta Sorrento	12,700
Empire Towers IV	10,400
Warner Center (partial prepayment)	7,500
FHB Credit Facility	16,347

Total	$116,429

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

In connection with the repayment of mortgage and other loans, the Company expects to incur approximately $1.7 million in prepayment and default penalties. These costs are reflected as an increase to cumulative deficit on the pro forma balance sheet, but excluded from the pro forma income statement because they are non-recurring in nature.

(F)	In connection with this offering and the other transactions described herein, the following additional transactions will also occur:

Reverse Stock Split

We expect to complete a one-for-ten reverse stock split of our common stock concurrent with the completion of this offering.

Reverse Preferred and Common Unit Split

To maintain the one-for-one exchange ratio of common units for common stock, we expect to amend our Operating Partnership Agreement to effectuate a one-for-ten reverse split of the common units. The amendment will also effectuate a one-for-ten reverse split of the preferred units to maintain the existing conversion ratio of the preferred units for common units.

Repurchase of Proportionate Voting Preferred Stock

On March 19, 2008, we issued to Pacific Office Management one share of proportionate voting preferred stock entitling the Advisor to vote on all matters for which our stockholders are entitled to vote. We expect to repurchase the proportionate voting preferred stock for $100 concurrent with the completion of this offering.

Conversion of Preferred Units to Common Units in the Operating Partnership

Under our Operating Partnership’s partnership agreement, upon the completion of this offering, each of our preferred units will become convertible into 7.1717 common units. POP Venture, LLC, the holder of the preferred units, has agreed to elect to convert all of the preferred units to common units effective upon the completion of this offering. As a result, a total of 454,530 preferred units (post-reverse unit split) will be extinguished and a total of 3,259,752 common units (post-reverse unit split) will be issued. These common units will be exchangeable on a one-for-one basis for shares of our common stock beginning on the first anniversary of their issuance.

Exchange of Unsecured Notes Payable to Related Parties

We have agreed with Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds, who hold our outstanding unsecured promissory notes issued by our Operating Partnership, to exchange, concurrent with the completion of this offering (the “concurrent exchange”), all principal and accrued but unpaid interest outstanding under the notes, which was $21.1 million and $3.4 million, respectively, as of June 30, 2010, for shares of our common stock at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. The pro forma financial information gives effect to the sale of              shares at an assumed public offering price per share of $            .

New Credit Facility

We have received a proposal of terms from an affiliate of the underwriters for a new secured, revolving credit facility. The facility would have a maximum draw amount of $125.0 million. The term of the loan would be three years. We anticipate incurring approximately $1.1 million in closing costs related to the new credit facility. The costs are reflected as an increase in other assets on the pro forma balance sheet and expensed through the pro forma income statements using an amortization period of three years, which is the term of the loan.

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

2. Adjustments to the Pro Forma Combined Statement of Operations

(AA)	Represents the historical consolidated income statement of Pacific Office Properties Trust, Inc. for the six months ended June 30, 2010 and the year ended December 31, 2009. The financial statements of Pacific Office Properties Trust, Inc. as of, and for the six months ended, June 30, 2010 and as of, and for the year ended, December 31, 2009 are included elsewhere in this prospectus.

(BB)	Reflects the acquisition of the GRE portfolio as of January 1, 2009. The acquisition of the GRE portfolio will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC Section 805-10, “Business Combinations,” and recorded at the estimated fair value of the acquired assets and assumed liabilities. Adjustments for revenues represent the impact of the amortization of in-place lease intangibles in accordance with ASC 805-10, for each property, as if the property was acquired on January 1, 2009. Depreciation and amortization represent the additional depreciation expense and amortization of intangibles as a result of these purchase accounting adjustments. Depreciation and amortization amounts were determined based on management’s evaluation of the estimated useful lives of the properties and intangibles. In utilizing these useful lives for determining the pro forma adjustments, management considered the length of time the property had been in existence, the maintenance history as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life. Interest expense represents the interest expense of the assumed debt at a rate of interest determined to be market for similar indebtedness calculated on the balance at its fair value, with the above or below market component of such fair value amortized over the remaining term of such indebtedness.

All costs incurred by the Company in connection with the acquisition of the GRE portfolio are expensed during the period incurred. The Company expects the total acquisition costs to be approximately $1.0 million. This amount is excluded from the pro forma income statement because it is non-recurring in nature.

The tables below show the combined operating results for the acquired properties for the six-month period ended June 30, 2010 and for the year ended December 31, 2009:

	For the six months ended June 30, 2010
	(in thousands)
Revenue:
Rental	$17,682	(1)
Tenant reimbursements	1,425
Parking	173
Other	79

Total revenue	19,359

Expenses:
Rental property operating	8,133
Depreciation and amortization	10,029	(2)
Interest	2,201

Total expenses	20,363

Net income (loss)	$(1,004)

(1)	Rental revenues for the six months ended June 30, 2010 include $(499) of (above-) below-market lease intangible amortization. The straight-line rent adjustment for the six months ended June 30, 2010 was $1,655.
(2)	Depreciation and amortization are based on the fair values and useful lives of the tangible and intangible assets, respectively, of the acquired properties on the date of acquisition.

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

	For the year ended December 31, 2009
	(in thousands)
Revenue:
Rental	$38,541	(1)
Tenant reimbursements	3,354
Parking	287
Other	237

Total revenue	42,419

Expenses:
Rental property operating	17,541
Depreciation and amortization	20,057	(2)
Interest	4,465

Total expenses	42,063

Net income	$356

(1)	Rental revenues for the year ended December 31, 2009 include $(515) of (above-) below-market lease intangible amortization. The straight-line rent adjustment for the year ended December 31, 2009 was $3,063.
(2)	Depreciation and amortization are based on the fair values and useful lives of the tangible and intangible assets, respectively, of the acquired properties on the date of acquisition.

(CC)	Reflects the consummation of the internalization as discussed in (D) above, as of January 1, 2009. The internalization will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC Section 805-10, “Business Combinations.”

Prior to this acquisition in order to effectuate the internalization, we are required to pay a termination fee of $1.0 million as provided for pursuant to the advisory agreement. This amount is excluded from the pro forma income statement because it is non-recurring in nature. This fee will be paid through the issuance of              shares of our common stock to Messrs. Shidler, Ingebritsen, Root, Taff and Reynolds at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission.

Our Advisor has informed us that its operating costs for performing advisory services for us exceeded the advisory fees received. We therefore expect our operating costs, specifically general and administrative costs, to increase following the internalization. We expect that our general and administrative costs will increase by $3.8 million and $7.0 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively, reflecting the unaudited historical costs of the Advisor less certain fees that are eliminated after consummation of the internalization as intercompany transactions as described below. Intercompany property management and other various leasing fees in connection with services delivered by our Advisor to us of $1.0 million and $2.6 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively, are eliminated upon consolidation. In addition, intercompany rental expense of $0.2 million and $0.3 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively, are eliminated upon consolidation. The advisory fees of $0.4 million and $0.8 million for the six months ended June 30, 2010 and for the year ended December 31, 2009 are also eliminated due to the internalization.

Pursuant to the Code, we will elect to treat the newly acquired corporate subsidiary as a taxable REIT subsidiary (“TRS”). In general, a TRS may perform non-customary services for our tenants, hold assets that we cannot hold directly and generally engage in any real estate or non-real estate

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

related business. A TRS is subject to corporate federal income tax. The TRS incurred losses for the six months ended June 30, 2010 and the year ended December 31, 2009, and therefore no pro forma tax expense adjustments were required for the respective periods.

(DD)	The following table presents the net pro forma effect on our interest expense related to the debt assumed in connection with the acquisition of the GRE portfolio for the six months ended June 30, 2010 and the year ended December 31, 2009:

	Six months ended June 30, 2010		Year ended December 31, 2009
	Pro forma interest expense	Historical interest expense reported	Pro forma interest expense	Historical interest expense reported
	(in thousands)
FHB Credit Facility	$—	$287	$—	$286	(1)
Existing mortgage debt	10,339	13,160	21,396	26,765	(2)
Assumed debt from the GRE portfolio	1,353	—	2,769	—	(3)
Amortization of loan fees	365	—	729	—	(4)
Unused line fees for new credit facility	313	—	625	—	(5)

Total interest expense	$12,370	$13,447	$25,519	$27,051	(6)

(1)	Amounts borrowed under the FHB Credit Facility (the existing line of credit) bear interest at a fluctuating annual rate equal to the effective rate of interest paid by the lender on time certificates of deposit, plus 1.0%.
(2)	Pro forma interest expense excludes historical interest expense related to existing consolidated debt to be repaid with the proceeds of this offering. Detailed information about these loans follows:

	Outstanding Principal	Interest Rate	Note
Pacific Business News Building	$11,601	6.98%	Default rate of 11.98% since April 2010
City Square	27,500	5.58%	Default rate of 10.58% since September 2010
City Square	27,017	LIBOR + 2.35%	Default rate of LIBOR plus 7.35% since September 2010
Clifford Center	3,364	6.00%
FHB credit facility	16,347	1.85%

(3)	In connection with the acquisition of the GRE portfolio, a portion of the purchase price will include the assumption of approximately $79.6 million in existing debt. This debt incurs fixed interest rates ranging from of 5.04% to 6.0%. The pro forma interest expense excludes interest expense related to loans we intend to repay with the proceeds of this offering. Detailed information about these loans is as follows:

	Outstanding Principal	Interest Rate
Alta Sorrento	$12,700	5.73%
Empire Towers IV	10,400	5.48%
Warner Center (partial prepayment)	7,500	5.31%

(4)	In connection with the entrance into the new credit facility, we will incur fees of approximately $1.1 million that will be amortized over the initial term of the loan, which is three years. In connection with the assumption of debt from the GRE portfolio, we will incur fees of approximately $1.1 million that will be amortized over the weighted average remaining term of the loans of three years.
(5)	Pro forma interest expense reflects expected fees of 0.50% on undrawn amounts under the new credit facility.
(6)	In the event that borrowings under the FHB Credit Facility were the maximum amount of $25,000 and this full amount was repaid instead of Warner Center (partial prepayment) in the principal amount of $7,500 and Empire Towers IV in the principal amount of $1,153, then pro forma interest expense would be $12,601 and $25,980 for the six months ended June 30, 2010 and the 12 months ended December 31, 2009 instead of $12,370 and $25,519, respectively.

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

(EE)	The conversion of the preferred units to common units in the Operating Partnership is assumed to have occurred on January 1, 2009. As a result of the conversion of the preferred units to common units, all of the earnings (losses) of the Operating Partnership are attributable to the common unit holders. The conversion of the preferred units to common units and the issuance of additional shares of common stock results in a change in the relative ownership percentages in the Operating Partnership by the Company (General Partner) and the non-controlling interests (Limited Partners). The change in the relative ownership in the Operating Partnership between the Company and the non-controlling interests changes the allocation of earnings (losses) attributable to the Company and the non-controlling interests. Before the conversion of the preferred units to common units, and the issuance of common shares in connection with this offering, the concurrent private placement, the concurrent exchange, the internalization and the acquisition of the GRE portfolio, the weighted average ownership percentages of the Company and non-controlling interests in the Operating Partnership were 21.23% and 78.77% for the six months ended June 30, 2010, respectively, and 18.56% and 81.44% for the year ended December 31, 2009, respectively. The conversion of the preferred units into common units also results in the elimination of the accrual for preferred unit dividends of $1.2 million and $2.3 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, and the elimination of a $58.6 million adjustment related to the fair value of preferred units, that was reported in the historical net loss for the year ended December 31, 2009. Below is a comparison of the non-controlling interest calculation for the pro forma income statements using the pro forma ownership structure versus the historical ownership structure.

	Six months ended June 30, 2010			Year ended December 31, 2009
	Effective ownership - pro forma		Effective ownership - historical	Effective ownership - pro forma		Effective ownership - historical
	(in thousands)
Pro forma net loss		$(9,912)	$(9,912)		$(21,484)	$(21,484)
Fair value adjustment of preferred units		—	—		—	(58,645	)(1)
Dividends on Series A Senior Common Stock		(4)	(4)		—	—	(2)
Net loss attributable to non-controlling interests:
Preferred unitholders in the Operating Partnership		—	(1,136)		—	(2,268	)(3)
Common unitholders in the Operating Partnership			8,706			67,103	(4)

			7,570			64,835

Net loss attributable to common stockholders	$		$(2,346)	$		$(15,294	)(5)

(1)	The elimination of a fair value adjustment of $58.6 million, related to the preferred units, for the purposes of the combined pro forma statement of operations, is included in earnings (losses) for the year ended December 31, 2009, because the preferred units are assumed to have converted into common units and are therefore not subject to fair value adjustments for the purposes of this calculation.
(2)	The issuance of shares of Series A Senior Common Stock commenced during the second quarter of calendar year 2010.
(3)	The conversion of the preferred units into common units also results in the elimination of the accrual for preferred unit dividends of $1.2 million and $2.3 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.
(4)	Calculation of pro forma effective ownership percentages are based on an assumed common unit price of $ . Based on this assumed share price, after the conversion of the preferred units to common units, and the issuance of common stock in connection with this offering, the concurrent private placement, the concurrent exchange, the internalization and the acquisition of the GRE portfolio, the effective ownership by the Company and non-controlling interests in the Operating Partnership were % and % for the six months ended June 30, 2010, respectively, and % and % for the year ended December 31, 2009, respectively.
(5)	The conversion of the preferred units into common units, and the issuance of shares of common stock in connection with this offering, the concurrent private placement, the concurrent exchange, the internalization and the acquisition of the GRE portfolio result in a higher effective ownership by the Company in the Operating Partnership for the respective periods, and therefore a greater share of the losses are attributable to the Company for the respective periods.

Pacific Office Properties Trust, Inc.

Notes to Pro Forma Combined Financial Statements—(Continued)

(Unaudited)

(FF)	Pro forma loss per share — basic and diluted are calculated by dividing pro forma consolidated net loss allocable to common stockholders by the weighted average number of shares of common stock outstanding for the respective periods in addition to the number of shares of common stock issued in connection with this offering, the concurrent private placement, the concurrent exchange, the internalization and the acquisition of the GRE portfolio. The shares issued in connection with the offering, concurrent private placement, the concurrent exchange, the internalization and the acquisition of the GRE portfolio are assumed to be issued as of January 1, 2009.

All share and per share information set forth in these pro forma financial statements have been adjusted to reflect the one-for-ten reverse stock split of our common stock, and all Operating Partnership unit and per unit information set forth in these pro forma financial statements have been adjusted to reflect the one-for-ten reverse unit split of the common units and preferred units.

	For the six months ended June 30, 2010 (1)(2)		For the year ended December 31, 2009 (1)(2)
Weighted average number of common shares outstanding before this offering-basic and diluted		385,314		325,901
Number of shares issued in this offering
Number of shares issued in the concurrent private placement
Number of shares issued in the concurrent exchange
Number of shares issued in connection with the internalization
Number of shares issued in connection with the acquisition of the GRE portfolio

Weighted average number of common shares outstanding after this offering — basic and diluted

Net loss attributable to common stockholders	$		$

Pro forma loss per common share — basic and diluted	$		$

(1)	Adjusted for the effect of the one-for-ten reverse stock split.
(2)	As of June 30, 2010, approximately 4,765 unvested restricted stock units, and 66,783 shares of Senior Common Stock, were excluded from the calculation of pro forma diluted earnings per share because they were anti-dilutive due to the pro forma net loss position. As of December 31, 2009, 5,265 unvested restricted stock units were excluded from the calculation of pro forma diluted earnings per share because they were anti-dilutive due to the pro forma net loss position. No shares of Senior Common Stock were outstanding as of December 31, 2009.

Pacific Office Properties Trust, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Investments in real estate, net	$380,702	$382,950
Cash and cash equivalents	3,845	2,354
Restricted cash	7,067	7,348
Rents and other receivables, net	6,584	6,471
Intangible assets, net	30,241	33,228
Other assets, net	6,213	5,055
Goodwill	62,019	62,019
Investment in unconsolidated joint ventures	9,898	10,911

Total assets	$506,569	$510,336

LIABILITIES AND EQUITY
Mortgage and other loans, net	$413,793	$406,439
Unsecured notes payable to related parties	21,104	21,104
Accounts payable and other liabilities	23,831	22,000
Acquired below market leases, net	8,484	9,512

Total liabilities	467,212	459,055

Commitments and contingencies
Equity:
Preferred Stock, $0.0001 par value, 100,000,000 shares authorized, one share of Proportionate Voting Preferred Stock issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Senior Common Stock, $0.0001 par value (liquidation preference $10 per share), 40,000,000 shares authorized, 66,783 shares issued and outstanding at June 30, 2010; 0 shares authorized, issued and outstanding at December 31, 2009	594	—
Listed Common Stock, $0.0001 par value, 599,999,900 shares authorized, 390,305 shares issued and outstanding at June 30, 2010; 239,999,900 shares authorized, 385,042 shares issued and outstanding at December 31, 2009	185	185
Class B Common Stock, $0.0001 par value, 100 shares authorized, 10 shares issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Additional paid-in capital	100	—
Cumulative deficit	(135,201)	(132,511)

Total stockholders’ equity	(134,322)	(132,326)
Non-controlling interests:
Preferred unitholders in the Operating Partnership	127,268	127,268
Common unitholders in the Operating Partnership	46,411	56,339

Total equity	39,357	51,281

Total liabilities and equity	$506,569	$510,336

See accompanying notes to condensed consolidated financial statements.

Pacific Office Properties Trust, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,
	2010	2009
Revenue:
Rental	$10,336	$10,607
Tenant reimbursements	6,010	5,299
Parking	2,046	2,011
Other	81	102

Total revenue	18,473	18,019

Expenses:
Rental property operating	10,098	9,660
General and administrative	797	497
Depreciation and amortization	5,757	7,030
Interest	6,844	6,806

Total expenses	23,496	23,993

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	(5,023)	(5,974)
Equity in net earnings of unconsolidated joint ventures	33	163
Non-operating income	—	1

Net loss	(4,990)	(5,810)
Net (income) loss attributable to non-controlling interests:
Preferred unitholders in the Operating Partnership	(565)	(565)
Common unitholders in the Operating Partnership	4,377	5,259

	3,812	4,694
Dividends on Senior Common Stock	(4)	—

Net loss attributable to common stockholders	$(1,182)	$(1,116)

Net loss per common share — basic and diluted	$(3.07)	$(3.68)

Weighted average number of common shares outstanding — basic and diluted	385,573	303,412

See accompanying notes to condensed consolidated financial statements.

Pacific Office Properties Trust, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the six months ended June 30,
	2010	2009
Revenue:
Rental	$20,745	$21,513
Tenant reimbursements	11,418	11,021
Parking	4,068	4,068
Other	176	187

Total revenue	36,407	36,789

Expenses:
Rental property operating	19,717	19,575
General and administrative	1,404	1,646
Depreciation and amortization	11,529	13,557
Interest	13,447	13,525

Total expenses	46,097	48,303

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	(9,690)	(11,514)
Equity in net earnings of unconsolidated joint ventures	44	217
Non-operating income	—	4

Net loss	(9,646)	(11,293)
Net (income) loss attributable to non-controlling interests:
Preferred unitholders in the Operating Partnership	(1,136)	(1,136)
Common unitholders in the Operating Partnership	8,496	10,257

	7,360	9,121
Dividends on Senior Common Stock	(4)	—

Net loss attributable to common stockholders	$(2,290)	$(2,172)

Net loss per common share — basic and diluted	$(5.94)	$(7.16)

Weighted average number of common shares outstanding — basic and diluted	385,314	303,263

See accompanying notes to condensed consolidated financial statements.

Pacific Office Properties Trust, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands and unaudited)

	For the six months ended June 30,
	2010	2009
Operating activities
Net loss	$(9,646)	$(11,293)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	11,529	13,557
Interest amortization	671	793
Share based compensation	100	90
Below market lease amortization, net	(1,028)	(1,239)
Equity in net earnings of unconsolidated joint ventures	(44)	(217)
Net operating distributions received from unconsolidated joint ventures	119	119
Bad debt expense	249	742
Changes in operating assets and liabilities:
Restricted cash used for operating activities	(252)	2,341
Rents and other receivables	(362)	(129)
Other assets	(940)	(509)
Accounts payable and other liabilities	1,095	3,610

Net cash provided by operating activities	$1,491	$7,865
Investing activities
Acquisition and improvement of real estate	(4,625)	(3,060)
Capital distributions from unconsolidated joint ventures	938	1,312
Payment of leasing commissions	(798)	(377)
Decrease (increase) in restricted cash used for capital expenditures	533	(247)

Net cash used in investing activities	$(3,952)	$(2,372)
Financing activities
Repayment of mortgage notes payable	(248)	(606)
Borrowings from revolving credit facility	7,400	811
Proceeds from sale of Senior Common Stock, net	594	—
Deferred financing costs	—	(123)
Deferred offering costs	(687)	(351)
Security deposits	(142)	(50)
Senior Common Stock dividends	(1)	—
Listed Common Stock dividends	(398)	(308)
Distributions to non-controlling interests — Preferred unitholders	(1,136)	(1,136)
Distributions to non-controlling interests — Common unitholders	(1,430)	(1,430)

Net cash provided by (used in) financing activities	$3,952	$(3,193)

Increase in cash and cash equivalents	1,491	2,300
Balance at beginning of period	2,354	3,384

Balance at end of period	$3,845	$5,684

Supplemental cash flow information
Interest paid	$12,112	$11,530

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Accrued capital expenditures	$864	$572

See accompanying notes to condensed consolidated financial statements.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Ownership

Pacific Office Properties

The terms “Pacific Office Properties,” “us,” “we,” and “our” as used herein refer to Pacific Office Properties Trust, Inc. (the “Company”) and its subsidiaries and joint ventures. Through our controlling interest in Pacific Office Properties, L.P. (the “UPREIT” or the “Operating Partnership”), of which we are the sole general partner, and the subsidiaries of the Operating Partnership, we own and operate office properties in selected submarkets of long term growth markets in Honolulu and the western United States, including southern California and the greater Phoenix metropolitan area. We operate as a real estate investment trust (“REIT”) for federal income tax purposes. We are externally advised by Pacific Office Management, Inc., a Delaware corporation (the “Advisor”), an entity owned and controlled by Jay H. Shidler, our Chairman of the Board, and certain related parties of The Shidler Group, which is a business name utilized by a number of affiliates controlled by Jay H. Shidler. The Advisor is responsible for our day-to-day operation and management. See Note 12 for a detailed discussion of the Advisor’s role.

Through our Operating Partnership, as of June 30, 2010, we owned whole interests in eight fee simple and leasehold office properties and we owned ownership interests in seven joint ventures (including managing ownership interests in six of those seven) holding 16 office properties, comprising approximately 4.7 million square feet of leasable area in Honolulu, southern California and the greater Phoenix metropolitan areas (the “Property Portfolio”). Our property statistics as of June 30, 2010, were as follows:

	Number of		Property Portfolio Sq. Ft.
	Properties	Buildings
Wholly-owned properties	8	11	2,265,339
Unconsolidated joint venture properties	16	34	2,417,359

Total	24	45	4,682,698

Transactions

On March 19, 2008 (the “Effective Date”), Arizona Land Income Corporation, an Arizona corporation (“AZL”), and POP Venture, LLC, a Delaware limited liability company (“Venture”), consummated the transactions (the “Transactions”) contemplated by a Master Formation and Contribution Agreement, dated as of October 3, 2006, as amended (the “Master Agreement”). As part of the Transactions, AZL merged with and into the Company, its wholly owned subsidiary, with the Company being the surviving corporation. Substantially all of the assets and liabilities of AZL and substantially all of the commercial real estate assets and liabilities of Venture, which included eight office properties and a 7.5% joint venture interest in one office property (the “Contributed Properties”), were contributed to a newly formed Delaware limited partnership, the Operating Partnership, in which the Company became the sole general partner and Venture became a limited partner with corresponding 18.2% and 81.8% common ownership interests, respectively.

1A. Reverse Stock Split and Unit Splits

On October 1, 2010, the Company’s Board of Directors approved an amendment to its charter that provides for a one-for-ten reverse stock split of the Company’s Listed Common Stock and Class B Common Stock. The Company’s Senior Common Stock is unaffected by the amendment. The Company’s Board of Director’s also authorized an amendment to the Operating Partnership Agreement to provide for a one-for-ten reverse stock split

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

of all Operating Partnership Common and Preferred Units. This transaction is referred to as the “Reverse Stock and Unit Split” and will be effective upon filing the amendment to the Company’s charter with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”, which is expected to occur on                     , 2010).

All information in these financial statements has been retroactively adjusted to give effect to, and all share, unit, per share and per unit amounts have been retroactively adjusted to give effect to, the Reverse Stock and Unit Split.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and related disclosures included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial information in accordance with GAAP.

The financial statements of the Company for all periods presented herein have not been audited by an independent registered public accounting firm. Further, the interim results of operations for the aforementioned periods are not necessarily indicative of the results of operations that might be expected for a given fiscal year.

The accompanying condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in this prospectus.

Certain amounts in the condensed consolidated financial statements for prior periods have been reclassified to conform to the current period presentation with no corresponding net effect on the previously reported consolidated results of operations and financial position of the Company. Our consolidated statement of cash flows has been adjusted to separate restricted cash amounts related to operating activities (i.e. tax and insurance reserves) from restricted cash amounts related to investing activities (i.e. capital expenditures).

Principles of Consolidation

The accompanying condensed consolidated financial statements include the account balances and transactions of consolidated subsidiaries, which are wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in Unconsolidated Joint Ventures

Our investments in joint ventures are accounted for under the equity method of accounting because we exercise significant influence over, but do not control, our joint ventures. Our joint venture partners have substantive participating rights, including approval of and participation in setting operating budgets. Accordingly, we have determined that the equity method of accounting is appropriate for our investments in joint ventures.

Investments in unconsolidated joint ventures are initially recorded at cost and are subsequently adjusted for our proportionate equity in the net income or net loss of the joint ventures, contributions made to, or distributions

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

received from, the joint ventures and other adjustments. We record distributions of operating profit from our investments as part of cash flows from operating activities and distributions related to a capital transaction, such as a refinancing transaction or sale, as investing activities in the condensed consolidated statements of cash flows. A description of our impairment policy is set forth in this Note 2.

The difference between the initial cost of the investment in our joint ventures included in our condensed consolidated balance sheet and the underlying equity in net assets of the respective joint ventures (“JV Basis Differential”) is amortized as an adjustment to equity in net income or net loss of the joint ventures in our condensed consolidated statement of operations over the estimated useful lives of the underlying assets of the respective joint ventures.

Income Taxes

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. Also, at least 95% of gross income in any year must be derived from qualifying sources. We intend to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income that we distribute currently to our stockholders. However, we may be subject to certain state and local taxes on our income and property, and to federal income and excise taxes on our undistributed taxable income, if any. Management believes that it has distributed and will continue to distribute a sufficient majority of its taxable income in the form of dividends and distributions to its stockholders and unit holders. Accordingly, no provision for income taxes has been recognized by the Company.

Pursuant to the Code, we may elect to treat certain of our newly created corporate subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS may perform non-customary services for our tenants, hold assets that we cannot hold directly and generally engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income tax. As of June 30, 2010, none of our subsidiaries were considered a TRS.

Earnings per Share

We present both basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period.

Diluted EPS is computed by dividing net income available to common stockholders for the period by the weighted average number of common shares that would have been outstanding for the period, assuming the issuance of common shares for all potentially dilutive common shares outstanding during such period.

Real Estate Properties

Acquisitions

We account for acquisitions utilizing the acquisition method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition.

Investments in real estate properties are stated at cost, less accumulated depreciation and amortization. A portion of certain assets comprising the Contributed Properties are stated at their historical net cost basis in an

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

amount attributable to the ownership interests in the Contributed Properties owned by Jay H. Shidler. Additions to land, buildings and improvements, furniture, fixtures and equipment and construction in progress are recorded at cost. Beginning January 1, 2009, transaction costs related to acquisitions are expensed.

Costs associated with developing space for its intended use are capitalized and amortized over their estimated useful lives, commencing at the earlier of the lease execution date or the lease commencement date.

Estimates of future cash flows and other valuation techniques are used to allocate the acquisition cost of acquired properties among land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place at-market leases, acquired above- and below-market leases, and acquired above- and below-market ground leases.

The fair values of real estate assets acquired are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land, and where applicable, buildings, tenant improvements and equipment based on comparable sales and other relevant information obtained in connection with the acquisition of the property.

Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above and below-market lease amounts are reflected in “Acquired below market leases, net” in the condensed consolidated balance sheets. Capitalized above-market lease amounts are amortized as a decrease to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are amortized as an increase in rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance, net of the security deposit, of the related intangible is written off.

The aggregate value of other acquired intangible assets consists of acquired in-place leases. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place lease (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease. The value assigned to acquired in-place leases is amortized over the remaining lives of the related leases.

We record the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit on an annual basis, during the fourth quarter of each calendar year, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. An impairment loss for an asset group is allocated to the long-lived assets of the group on a pro-rata basis using the relative carrying amounts of those assets, except that the loss allocated to an individual long-lived asset shall not reduce the carrying amount of that asset below its fair value. A description of our testing policy is set forth in this Note 2.

In connection with the Transactions, we received a representation from our predecessor, AZL, that it qualified as a REIT under the provisions of the Code. However, during 2009 we became aware that, prior to the consummation of the Transactions, AZL historically invested excess cash from time to time in money market

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

funds that, in turn, were invested primarily in short-term federal government securities. Additionally, during 2009 we became aware that AZL made two investments in local government obligations. Our predecessor, AZL, with no objection from outside advisors, treated these investments as qualifying assets for purposes of the 75% gross asset test. However, if these investments were not qualifying assets for purposes of the 75% gross asset test, then AZL may not have satisfied the REIT gross asset tests for certain quarters, in part, because they may have exceeded 5% of the gross value of AZL’s assets. These investments resulted in AZL’s noncompliance with the REIT gross asset tests, however, we and our predecessor, AZL, would retain qualification as a REIT pursuant to certain mitigation provisions of the Code. The Code provides that so long as any noncompliance was due to reasonable cause and not due to willful neglect, and certain other requirements are met, qualification as a REIT may be retained but a penalty tax would be owed. Any potential noncompliance with the gross asset tests would be due to reasonable cause and not due to willful neglect so long as ordinary business care and prudence were exercised in attempting to satisfy such tests. Based on our review of the circumstances surrounding the investments, we believe that any noncompliance was due to reasonable cause and not due to willful neglect. Additionally, we believe that we have complied with the other requirements of the mitigation provisions of the Code with respect to such potential noncompliance with the gross asset tests (and have paid the appropriate penalty tax), and, therefore, our qualification, and that of our predecessor, AZL, as a REIT should not be affected. The Internal Revenue Service is not bound by our determination, however, and no assurance can be provided that the Internal Revenue Service will not assert that AZL failed to comply with the REIT gross asset tests as a result of the money market fund investments and the local government securities investments and that such failures were not due to reasonable cause. If the Internal Revenue Service were to successfully challenge this position, then it could determine that we and AZL failed to qualify as a REIT in one or more of our taxable years. As a result, we recorded an adjustment to and finalized the purchase price allocation we previously recorded upon consummation of the Transactions. This adjustment resulted in an increase to goodwill by approximately $0.5 million in our consolidated balance sheet at December 31, 2009.

Mortgage and Other Loans

Mortgage and other loans assumed upon acquisition of related real estate properties are stated at estimated fair value upon their respective dates of assumption, net of unamortized discounts or premiums to their outstanding contractual balances.

Amortization of discount and the accretion of premiums on mortgage and other loans assumed upon acquisition of related real estate properties are recognized from the date of assumption through their contractual maturity date using the straight-line method, which approximates the effective interest method.

Depreciation and Amortization

Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives which range from 18 to 42 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years. Properties that are acquired that are subject to ground leases are depreciated over the remaining life of the related leases as of the date of assumption of the lease.

Revenue Recognition

All of our tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, minimum rental income is recognized on a straight-line basis over the terms of the related

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

leases. Straight-line rent receivable represents rental revenue recognized on a straight-line basis in excess of billed rents and this amount is included in “Rents and other receivables, net” on the accompanying condensed consolidated balance sheets. Reimbursements from tenants for real estate taxes, excise taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred.

We have leased space to certain tenants under non-cancelable operating leases, which provide for percentage rents based upon tenant revenues. Percentage rental income is recorded in rental revenues in the condensed consolidated statements of operations.

Rental revenue from parking operations and month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

Lease termination fees, net of the write-off of associated intangible assets and liabilities and straight-line rent balances which are included in other revenues of the accompanying condensed consolidated statements of operations, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

Other revenue on the accompanying consolidated statements of operations generally includes income incidental to our operations and is recognized when earned.

Cash and Cash Equivalents

We consider all short-term cash investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash is excluded from cash and cash equivalents for the purpose of preparing our condensed consolidated statements of cash flows.

We maintain cash balances in various financial institutions. At times, the amounts of cash held in financial institutions may exceed the maximum amount insured by the Federal Deposit Insurance Corporation. We do not believe that we are exposed to any significant credit risk on our cash and cash equivalents.

Restricted Cash

Restricted cash includes escrow accounts for real property taxes, insurance, capital expenditures and tenant improvements, debt service and leasing costs held by lenders.

Impairment

We assess the potential for impairment of our long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. We determine whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate or intangible carrying value is reduced to fair value and impairment loss is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Based upon such periodic assessments, no indications of impairment were identified for the periods presented in the accompanying condensed consolidated statements of operations.

Goodwill is reviewed for impairment on an annual basis during the fourth quarter of each calendar year, or more frequently if circumstances indicate that a possible impairment has occurred. The assessment of impairment

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

involves a two-step process whereby an initial assessment for potential impairment is performed, followed by a measurement of the amount of impairment, if any. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the “reporting unit” level. A reporting unit is the operating segment, or a business that is one level below the operating segment if discrete financial information is prepared and regularly reviewed by management at that level. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the market-based earning multiples of the unit’s peer companies or expected future cash flows. If the carrying value of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. An impairment is recognized as a charge against income equal to the excess of the carrying value of goodwill over its implied value on the date of the impairment. As of June 30, 2010, the fair value of the reporting units calculated using a discounted cash flow analysis currently exceeds their carrying values thus no goodwill impairment charges are necessary.

Impairment of Investments in Unconsolidated Joint Ventures

Our investment in unconsolidated joint ventures is subject to a periodic impairment review and is considered to be impaired when a decline in fair value is judged to be other-than-temporary. An investment in an unconsolidated joint venture that we identify as having an indicator of impairment is subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write down the investment to its estimated fair value. We did not recognize an impairment loss on our investment in unconsolidated joint ventures during the three and six months ended June 30, 2010 and 2009, respectively.

Repairs, Maintenance and Major Improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are generally capitalized and depreciated over the remaining useful life of the asset. Various lenders have required us to maintain reserve accounts for the funding of future repairs and capital expenditures, and the balances of these accounts are classified as restricted cash on the accompanying condensed consolidated balance sheets.

Tenant Receivables

Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for doubtful accounts. An allowance for doubtful accounts is made when collection of the full amounts is no longer considered probable. Tenant receivables are included in “Rents and other receivables, net”, in the accompanying condensed consolidated balance sheets. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent. We take into consideration factors to evaluate the level of reserve necessary, including historical termination, default activity and current economic conditions. At June 30, 2010, the balance of the allowance for doubtful accounts was $0.8 million, compared to $1.1 million at December 31, 2009.

Preferred Units

Preferred Units have fixed rights to distributions at an annual rate of 2% of their liquidation preference of $250 per Preferred Unit. Accordingly, income or loss of the Operating Partnership is allocated among the general partner interest and limited partner common interests after taking into consideration distribution rights allocable to the Preferred Units. As a result of changes to the redemption features on December 30, 2009, we recorded an increase in the recorded amount of the Preferred Units to their current fair value. See Note 11 for additional detail.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Deferred Loan Fees

Deferred loan fees include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt. Deferred loan fees are included in other assets, net in the accompanying consolidated balance sheets. Amortization of deferred loan fees is included in interest in the accompanying consolidated statements of operations.

Equity Offering Costs

Costs from potential equity offerings are reflected in other assets, net, in the accompanying consolidated balance sheets and will be reclassified as a reduction in additional paid-in capital upon successful completion of the offering, if any. Costs include legal, accounting, marketing and other professional fees associated with the offerings. If an equity offering is abandoned or delayed for more than 90 days, the costs recorded on the balance sheet will be expensed.

Leasing Commissions

Leasing commissions are capitalized and amortized on a straight-line basis over the life of the related lease, and are reflected in intangible assets, net, in the accompanying consolidated balance sheets. The payment of leasing commissions is included in cash used in investing activities on the accompanying condensed consolidated statement of cash flows because we believe that paying leasing commissions for good tenants is a prudent investment in increasing the value of our income-producing assets.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Stock-Based Compensation

All share-based payments to employees, including directors, are recognized in the consolidated statement of operations based on their fair values. We recognize share-based compensation in accordance with FASB ASC 718, “Compensation — Stock Compensation”. In accordance with FASB ASC 718, we determine the fair value of the share-based compensation grants on the respective grant dates, and recognize to expense the fair value of the grants over the employees’ or directors’ requisite service periods, which are generally the vesting periods. If the grants vest immediately, we expense the fair value of the grant in full on the grant date. The fair value of the share-based payment awards are generally based on the Company’s Listed Common Stock price on the date of grant. See Note 13 for a more detailed discussion.

Non-controlling Interests

We account for non-controlling interests in accordance with FASB ASC 810 “Consolidation”. In accordance with FASB ASC 810 we report non-controlling interests in subsidiaries within equity in the consolidated financial statements, but separate from the parent stockholders’ equity. Net income attributable to non-controlling interests is presented as a reduction from net income in calculating net income available to common stockholders on the statement of operations. Acquisitions or dispositions of non-controlling interests

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

that do not result in a change of control are accounted for as equity transactions. In addition, FASB ASC 810 requires that a parent company recognize a gain or loss in net income when a subsidiary is deconsolidated upon a change in control. In accordance with FASB ASC 480-10, “Distinguishing Liabilities from Equity”, non-controlling interests that are determined to be redeemable are carried at their redemption value as of the balance sheet date and reported as temporary equity. The Company periodically evaluates individual non-controlling interests for the ability to continue to recognize the non-controlling interest as permanent equity in the consolidated balance sheets. Any non-controlling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made, the resulting adjustment is recorded in the consolidated statement of operations.

Segments

We own and operate office properties in the western United States. We have concentrated initially on two long-term growth submarkets, Honolulu and the western United States mainland (in particular, southern California and the greater Phoenix metropolitan area). We consider each of our properties to be an operating segment. We aggregate the operating segments into two geographic segments on the basis of how the properties are managed and how our chief operating decision maker allocates resources and their similar economic characteristics. See Note 14 for additional details.

Recent Accounting Pronouncements

There were no new recent pronouncements which impacted our financial position and results of operations.

3. Investments in Real Estate, net

Our investments in real estate, net, at June 30, 2010, and at December 31, 2009, are summarized as follows (in thousands):

	June 30, 2010	December 31, 2009
Land and land improvements	$76,054	$76,054
Building and building improvements	310,735	310,507
Tenant improvements	31,229	27,707
Construction in progress	4,633	3,311
Furniture, fixtures and equipment	1,402	1,401

Investments in real estate	424,053	418,980
Less: accumulated depreciation	(43,351)	(36,030)

Investments in real estate, net	$380,702	$382,950

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Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

4. Intangible Assets and Acquired Above and Below Market Lease Liabilities

Our identifiable intangible assets and acquired above- and below-market leases, net at June 30, 2010, and at December 31, 2009, are summarized as follows (in thousands):

	June 30, 2010	December 31, 2009
Acquired leasing commissions
Gross amount	$9,534	$8,857
Accumulated amortization	(4,891)	(4,212)

Net balance	$4,643	$4,645

Acquired leases in place
Gross amount	$16,794	$17,171
Accumulated amortization	(11,405)	(10,234)

Net balance	$5,389	$6,937

Acquired tenant relationship costs
Gross amount	$19,581	$19,581
Accumulated amortization	(5,659)	(4,419)

Net balance	$13,922	$15,162

Acquired other intangibles
Gross amount	$7,723	$7,767
Accumulated amortization	(1,436)	(1,283)

Net balance	$6,287	$6,484

Intangible assets, net	$30,241	$33,228

Acquired below-market leases
Gross amount	$15,406	$15,571
Accumulated amortization	(6,462)	(5,447)

Net balance	8,944	10,124

Acquired above-market leases
Gross amount	$2,208	$2,218
Accumulated amortization	(1,748)	(1,606)

Net balance	460	612

Acquired below-market leases, net	$8,484	$9,512

5. Investment in Unconsolidated Joint Ventures

We own interests in seven joint ventures (including managing ownership interests in six of those seven), consisting of 16 office properties, including 34 office buildings, comprising approximately 2.4 million rentable square feet. Our ownership interest percentages in these joint ventures range from 5.0% to 32.2%. In exchange for our managing ownership interest and related equity investment in these joint ventures, we are entitled to fees, preferential allocations of earnings and cash flows from each respective joint venture.

At June 30, 2010 and December 31, 2009, the JV Basis Differential, net, was approximately $1.5 million, respectively, and is included in investments in unconsolidated joint ventures in our consolidated balance sheet.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

For the three and six months ended June 30, 2010 and 2009, the amount of JV Basis Differential amortization expense was not significant.

The following tables summarize financial information for our unconsolidated joint ventures (in thousands):

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009
Revenues:
Rental	$11,342	$9,433	$22,903	$18,742
Other	2,577	2,027	4,826	4,192

Total revenues	13,919	11,460	27,729	22,934

Expenses:
Rental operating	5,392	4,934	10,860	9,699
Depreciation and amortization	5,860	4,211	11,858	8,956
Interest	6,409	3,967	12,039	7,905

Total expenses	17,661	13,112	34,757	26,560

Net loss	$(3,742)	$(1,652)	$(7,028)	$(3,626)

Equity in net earnings of unconsolidated joint venture	$33	$163	$44	$217

	As of June 30, 2010	As of December 31, 2009
Investment in real estate, net	$385,754	$400,700
Other assets	68,421	61,225

Total assets	$454,175	$461,925

Mortgage and other loans	$366,044	$366,543
Other liabilities	16,790	14,856

Total liabilities	$382,834	$381,399

Investment in unconsolidated joint ventures	$9,898	$10,911

6. Other Assets, net

Other assets, net consist of the following (in thousands):

	June 30, 2010	December 31, 2009
Deferred loan fees, net of accumulated amortization of $1.3 million and $1.2 million at June 30, 2010 and December 31, 2009, respectively	$1,730	$2,008
Equity offering costs	2,529	1,842
Prepaid expenses	1,954	1,204
Other	—	1

Total other assets, net	$6,213	$5,055

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

7. Accounts Payable and Other Liabilities

Accounts payable and other liabilities consist of the following (in thousands):

	June 30, 2010	December 31, 2009
Accounts payable	$1,001	$597
Interest payable	3,458	2,644
Deferred revenue	1,936	2,039
Security deposits	2,640	2,782
Deferred straight-line ground rent	7,666	6,620
Related party payable (Note 12)	1,256	1,113
Accrued expenses	5,254	5,599
Asset retirement obligations	620	606

Total accounts payable and other liabilities	$23,831	$22,000

8. Mortgage and Other Loans

A summary of our mortgage and other loans, net of discount or premium, at June 30, 2010 and December 31, 2009 is as follows (in thousands):

Property	Outstanding Principal Balance, Net at		Interest Rate	Maturity Date
	June 30, 2010	December 31, 2009
Pacific Business News Building	$11,602	$11,666	6.98%(a)	4/6/2010	(a)
City Square	27,482	27,414	5.58%	9/1/2010	(b)
City Square	27,017	27,017	LIBOR + 2.35%(c)	9/1/2010	(b)
Clifford Center	3,365	3,501	6.00%	8/15/2011	(d)
First Insurance Center	37,485	37,439	5.74%	1/1/2016
First Insurance Center	13,809	13,791	5.40%	1/6/2016
Sorrento Technology Center	11,579	11,625	5.75%	1/11/2016
Pan Am Building	59,966	59,964	6.17%	8/11/2016
Waterfront Plaza	100,000	100,000	6.37%	9/11/2016
Waterfront Plaza	11,000	11,000	6.37%	9/11/2016
Davies Pacific Center	94,141	94,075	5.86%	11/11/2016

Subtotal	397,446	397,492
Revolving line of credit (e)	16,347	8,947	1.85%	12/31/2013

Total	$413,793	$406,439

(a)	The loan secured by the Pacific Business News Building has matured and we have not repaid the principal balance. As a result, interest is being incurred at the default rate of 11.98%. The Company is currently in negotiations with the lender.
(b)	The Company is currently in discussions with the servicer for this loan regarding an agreement to extend the maturity date of the loan and to make certain other modifications to the terms of the loan.
(c)	The Company has an interest rate cap on this loan for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010, commensurate with the maturity date of this loan.
(d)	The terms of the Clifford Center loan provide the Company with the option to extend the maturity date to August 15, 2014 subject to a nominal fee, which the Company expects to exercise.

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Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(e)	The revolving line of credit matures on December 31, 2013. Amounts borrowed under the FHB Credit Facility bear interest at a fluctuating annual rate equal to the effective rate of interest paid by the lender on time certificates of deposit, plus 1.00%. See “Revolving Line of Credit” below.

The lenders’ collateral for notes payable, with the exception of the Clifford Center note payable, is the property and, in some instances, cash reserve accounts, ownership interests in the underlying entity owning the real property, leasehold interests in certain ground leases, rights under certain service agreements, and letters of credit posted by certain related parties of the Company. The lenders’ collateral for the Clifford Center note payable is the leasehold property as well as guarantees from affiliates of the Company.

At June 30, 2010, the Operating Partnership was subject to a $0.6 million recourse commitment that it provided on behalf of POP San Diego I joint venture in connection with certain of that joint venture’s mortgage loans. The contractual provisions of these mortgage loans provide for the full release of this recourse commitment upon the satisfaction of certain conditions within our control. We believe that the subject conditions will be satisfied by management prior to, or during, the third quarter ending September 30, 2010, and will therefore result in the immediate and full release of the Operating Partnership from this recourse commitment. As such, we have not recorded this as a liability because the probability for recourse is remote.

The scheduled maturities for our mortgages and other loans for the periods succeeding June 30, 2010 are as follows (in thousands and includes scheduled principal paydowns):

July 1, 2010 to December 31, 2010	$66,329
2011	3,375
2012	157
2013	16,515
2014	179
Thereafter	329,015

Total	$415,570

Revolving Line of Credit

On September 2, 2009, we entered into a Credit Agreement (the “FHB Credit Facility”) with First Hawaiian Bank (the “Lender”). The FHB Credit Facility initially provided us with a revolving line of credit in the principal sum of $10 million. On December 31, 2009, we amended the FHB Credit Facility to increase the maximum principal amount available for borrowing under the revolving line of credit to $15 million. On May 25, 2010, we entered into an amendment with the Lender to increase the maximum principal amount available for borrowing thereunder from $15 million to $25 million and to extend the maturity date from September 2, 2011 to December 31, 2013. Amounts borrowed under the FHB Credit Facility bear interest at a fluctuating annual rate equal to the effective rate of interest paid by the Lender on time certificates of deposit, plus 1.00%. We are permitted to use the proceeds of the line of credit for working capital and general corporate purposes, consistent with our real estate operations and for such other purposes as the Lender may approve. As of June 30, 2010 and December 31, 2009, we had outstanding borrowings of $16.3 million and $8.9 million, respectively, under the FHB Credit Facility.

As security for the FHB Credit Facility, as amended, Shidler Equities, L.P., a Hawaii limited partnership controlled by Mr. Shidler (“Shidler LP”), has pledged to the Lender a certificate of deposit in the principal amount of $25.0 million. As a condition to this pledge, the Operating Partnership and Shidler LP entered into an indemnification agreement pursuant to which the Operating Partnership agreed to indemnify Shidler LP from any

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

losses, damages, costs and expenses incurred by Shidler LP in connection with the pledge. In addition, to the extent that all or any portion of the certificate of deposit is withdrawn by the Lender and applied to the payment of principal, interest and/or charges under the FHB Credit Facility, the Operating Partnership agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7.0% per annum from the date of the withdrawal until the date of repayment in full by the Operating Partnership to Shidler LP. Pursuant to this indemnification agreement, as amended, the Operating Partnership also agreed to pay to Shidler LP an annual fee of 2.0% of the entire $25.0 million principal amount of the certificate of deposit.

The FHB Credit Facility contains various customary covenants, including covenants relating to disclosure of financial and other information to the Lender, maintenance and performance of our material contracts, our maintenance of adequate insurance, payment of the Lender’s fees and expenses, and other customary terms and conditions.

9. Unsecured Notes Payable to Related Parties

At June 30, 2010 and December 31, 2009, we had promissory notes payable by the Operating Partnership to certain affiliates in the aggregate principal amount of $21.1 million, respectively, which were originally issued to fund certain capital improvements upon the completion of the Transactions and upon the exercise of an option granted to us by Venture and its affiliates as part of the Transactions. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Maturity accelerates upon the occurrence of a) an underwritten public offering of at least $75 million of our common stock; b) the sale of substantially all the assets of the Company; or c) the merger of the Company with another entity. The promissory notes are unsecured obligations of the Operating Partnership.

On September 23, 2009, the Operating Partnership entered into an Exchange Agreement (the “Exchange Agreement”) with certain of our affiliates (collectively, the “Transferors”). Pursuant to the terms and conditions of the Exchange Agreement, on September 25, 2009, certain unsecured subordinated promissory notes, in the aggregate outstanding amount (including principal and accrued interest) of approximately $3.0 million, issued by the Operating Partnership to the Transferors were exchanged for 78,910 shares of our common stock. The price per share of the Company’s common stock issued pursuant to the Exchange Agreement was $38.20, which represented the volume-weighted average closing market price per share of the Company’s common stock on the NYSE Amex for the thirty trading days preceding the date of the Exchange Agreement.

For the period from March 20, 2008 through June 30, 2010, interest payments on the unsecured notes payable to related parties have been deferred with the exception of $0.3 million which was related to the notes exchanged pursuant to the Exchange Agreement. At June 30, 2010 and at December 31, 2009, $3.4 million and $2.6 million, respectively, of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the accompanying consolidated balance sheets.

10. Commitments and Contingencies

Minimum Future Ground Rents

We have ground lease agreements for both Clifford Center and Waterfront Plaza. The Clifford Center property ground lease expires May 31, 2035. The annual rental obligation is a combination of a base rent amount plus 3% of base rental income from tenants. On June 1, 2016 and 2026, the annual rental obligation will reset to

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

an amount equal to 6% of the fair market value of the land. However, the ground rent cannot be less than the rent for the prior period. For the period prior to June 1, 2016, only the base rent component is included in the minimum future payments. For the periods succeeding May 31, 2016, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.

The Waterfront Plaza ground lease expires December 31, 2060. The annual rental obligation has fixed increases at 5-year intervals until it resets on January 1, 2036, 2041, 2046, 2051, and 2056 to an amount equal to 8.0% of the fair market value of the land. However, the ground lease rent cannot be less than the rent for the prior period. For the periods succeeding December 31, 2035, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.

Contingencies

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance, subject to deductibles and other customary limitations on recoveries. We believe that the ultimate settlement of these actions will not have a material adverse effect on our consolidated financial position and results of operations or cash flows.

Concentration of Credit Risk

Our operating properties are located in Honolulu, San Diego, Los Angeles, Orange County and Phoenix. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the markets in which the tenants operate. No single tenant accounts for 10% or more of our total annualized base rents. We perform ongoing credit evaluations of our tenants for potential credit losses.

Financial instruments that subject us to credit risk consist primarily of cash, accounts receivable, deferred rents receivable and an interest rate contract. We maintain our cash and cash equivalents and restricted cash on deposit with what management believes are relatively stable financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to the maximum amount; and, to date, we have not experienced any losses on our invested cash. Restricted cash held by lenders is held by those lenders in accounts maintained at major financial institutions.

Conditional Asset Retirement Obligations

We record a liability for a conditional asset retirement obligation, defined as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control, when the fair value of the obligation can be reasonably estimated. Depending on the age of the construction, certain properties in our portfolio may contain non-friable asbestos. If these properties undergo major renovations or are demolished, certain environmental regulations are in place, which specify the manner in which the asbestos, if present, must be handled and disposed. Based on our evaluation of the physical condition and attributes of certain of our properties acquired in the Transactions, we recorded conditional asset retirement obligations related to asbestos removal. As of June 30, 2010 and December 31, 2009, the liability in our condensed consolidated balance sheets for conditional asset retirement obligations was $0.3 million for both periods. The accretion expense for the three and six months ended June 30, 2010 and 2009 was not significant.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Clifford Center Ground Lease

We are subject to a surrender clause under the Clifford Center property ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land if we have not complied with certain other provisions of the ground lease. These provisions require us to: (1) only make significant improvements or alterations to the building under the supervision of a licensed architect and/or structural engineer with lessor’s written approval; (2) comply with the Americans with Disabilities Act of 1990; and (3) comply with all federal, state, and local laws regarding the handling and use of hazardous materials. The requirement to remove the improvements is contingent, first, on our failure to comply with the terms of the lease and, second, upon the cost of compliance with the lease exceeding the estimated value of the improvements. To our knowledge, we are in substantial compliance with the Americans with Disabilities Act of 1990, all work is supervised by licensed professionals, and we are not aware of any violations of laws regarding the handling or use of hazardous materials at the Clifford Center property. If we fail to satisfy any of these requirements in the future, the obligation is subject to the lessor’s decision to require the improvements to be removed. We intend to satisfy the requirements of the agreement.

Waterfront Plaza Ground Lease

We are subject to a surrender clause under the Waterfront Plaza ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land, contingent on the lessor’s decision at the time the ground lease expires on December 31, 2060. Accordingly, as of June 30, 2010 and December 31, 2009, the liability in our condensed consolidated balance sheets for this asset retirement obligation was $0.3 million for both periods. The accretion expense was not significant for the three and six months ended June 30, 2010 and 2009, respectively.

Environmental Matters

We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to the properties that would have a material effect on our financial condition, results of operations, and cash flow. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability other than our conditional asset retirement obligations that we believe would require additional disclosure or the recording of a loss contingency.

Purchase Commitments

We are required by certain leases and loan agreements to complete tenant and building improvements. As of June 30, 2010, this amount is projected to be $11.6 million, of which $1.1 million will be funded through reserves currently classified as restricted cash. We anticipate that our reserves, as well as other sources of liquidity, including existing cash on hand, our cash flows from operations, financing and investing activities will be sufficient to fund our capital expenditures.

Tax Protection Arrangements

A sale of any of the Contributed Properties that would not provide continued tax deferral to Venture is prohibited under the Master Agreement and the contribution agreements for such properties for ten years after the Effective Date. In addition, we have agreed that, during such ten-year period, we will not prepay or defease any

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

mortgage indebtedness of such properties, other than in connection with a concurrent refinancing with non-recourse mortgage debt of an equal or greater amount and subject to certain other restrictions. Furthermore, if any such sale or defeasance is foreseeable, we are required to notify Venture and to cooperate with it in considering strategies to defer or mitigate the recognition of gain under the Code by any of the equity interest holders of the recipient of the Operating Partnership units.

11. Equity and Earnings per Share

On October 1, 2010, the Company’s Board of Directors approved an amendment to its charter that provides for a one-for-ten reverse stock split of the Company’s Listed Common Stock and Class B Common Stock. The Company’s Senior Common Stock is unaffected by the amendment. The Company’s Board of Director’s also authorized an amendment to the Operating Partnership Agreement to provide for a one-for-ten reverse stock split of all Operating Partnership Common and Preferred units. This transaction is referred to as the “Reverse Stock and Unit Split” and will be effective upon filing the amendment to the Company’s charter with the SDAT, which is expected to occur on                     , 2010.

Total Equity

The changes in total equity for the period from December 31, 2009 to June 30, 2010 are shown below (in thousands):

	Pacific Office Properties Trust, Inc.	Non-controlling interests	Total
Balance at December 31, 2009	$(132,326)	$183,607	$51,281
Net loss	(2,286)	(7,360)	(9,646)
Stock compensation	100	—	100
Senior common stock issued	594	—	594
Dividends and distributions	(404)	(2,568)	(2,972)

Balance at June 30, 2010	$(134,322)	$173,679	$39,357

Stockholders’ Equity

Our common stock listed on NYSE Amex (the “Listed Common Stock”) and Class B Common Stock are identical in all respects, except that in the event of liquidation the Class B Common Stock will not be entitled to any portion of our net assets, which will be allocated and distributed to the holders of the common stock. Shares of our Listed Common Stock and Class B Common Stock vote together as a single class and each share is entitled to one vote on each matter to be voted upon by our stockholders. Dividends on the Listed Common Stock and Class B Common Stock are payable at the discretion of our Board of Directors.

On January 12, 2010, we commenced a registered continuous public offering of up to 40,000,000 shares of our Senior Common Stock, which ranks senior to our Listed Common Stock and Class B Common Stock with respect to dividends and distribution of amounts upon liquidation. It has a $10.00 per share (plus accrued and unpaid dividends) liquidation preference. Subject to the preferential rights of any future series of preferred shares, holders of Senior Common Stock will be entitled to receive, when and as declared by the Company’s Board of Directors, cumulative cash dividends in an amount per share equal to a minimum of $0.725 per share per annum, payable monthly. Should the dividend payable on the Listed Common Stock exceed its current rate of $2.00 per share per annum, the Senior Common Stock dividend would increase by 2.5% of the amount by which

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

the Listed Common Stock dividend exceeds $2.00 per share per annum. Holders of Senior Common Stock have the right to vote on all matters presented to stockholders as a single class with holders of the Listed Common Stock, the Class B Common Stock and the Company’s outstanding share of Proportionate Voting Preferred Stock (as discussed below). Each share of the Company’s common stock (including the Listed Common Stock, the Class B Common Stock and the Senior Common Stock) is entitled to one vote on each matter to be voted upon by the Company’s stockholders. Shares of Senior Common Stock may be exchanged, at the option of the holder, for shares of Listed Common Stock after the fifth anniversary of the issuance of such shares of Senior Common Stock. The exchange ratio to be calculated using a value for our Listed Common Stock based on the average of the trailing 30-day closing price of the Listed Common Stock on the date the shares are submitted for exchange, but in no event less than $10.00 per share, and a value for the Senior Common Stock of $10.00 per share. As of June 30, 2010, we have 66,783 shares of our Senior Common Stock issued and outstanding.

Our Advisor has determined that the aggregate fair market value of our equity classes junior to the Senior Common Stock (calculated as described in the prospectus for the offering of Senior Common Stock) exceeds $100 million, and accordingly, that the estimated fair market value of the Senior Common Stock is its liquidation preference of $10.00 per share plus any accrued and unpaid dividends.

Non-controlling Interests

Non-controlling interests include the interests in the Operating Partnership that are not owned by the Company, which amounted to all of the Preferred Units and 78.56% of the Common Units outstanding as of June 30, 2010. During the three and six months ended June 30, 2010, no Common Units or Preferred Units were redeemed or issued. As of June 30, 2010, 4,689,679 shares of our Listed Common Stock were reserved for issuance upon redemption of outstanding Common Units and Preferred Units.

The partnership interests of the Operating Partnership are divided into (i) the general partnership interest and (ii) the limited partnership interests, consisting of Common Units and Preferred Units. The general partnership interest ownership percentage is determined by dividing the number of Listed Common Stock divided by the total number of Listed Common Stock plus the Common Units outstanding.

Upon initial issuance in March 2008, each Preferred Unit was convertible into 7.1717 Common Units, but no earlier than the later of (i) March 19, 2010, and (ii) the date we consummate an underwritten public offering (of at least $75 million) of our common stock. Upon conversion of the Preferred Units to Common Units, the Common Units were redeemable by the holders on a one-for-one basis for shares of our Listed Common Stock or cash, as elected by the Company, but no earlier than one year after the date of their conversion from Preferred Units to Common Units. The Preferred Units have fixed rights to annual distributions at an annual rate of 2% of their liquidation preference of $250 per Preferred Unit and priority over Common Units in the event of a liquidation of the Operating Partnership. At June 30, 2010, the cumulative unpaid distributions attributable to Preferred Units were $0.6 million.

On December 30, 2009, we amended certain provisions of the Partnership Agreement relating to the redemption rights of the Common Units and Preferred Units. The Common Units issued on the Effective Date were reclassified as Class B Common Units, which are redeemable by the holder on a one-for-one basis for shares of Listed Common Stock or a new class of Common Units, designated Class C Common Units, which have no redemption rights, as elected by a majority of our independent directors. All other outstanding Common Units were reclassified as Class A Common Units, which are redeemable by the holders on a one-for-one basis for shares of Listed Common Stock or cash, as elected by a majority of our independent directors. If converted, the Preferred Units will convert into Class B Common Units. Furthermore, the Preferred Unit put option was

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

modified by eliminating the various alternative currencies possible upon exercise of the put and permitting only the issuance of new preferred units in settlement of an exercised put. The modification of the terms of the Preferred Units was more than inconsequential and therefore triggered a revaluation of the Preferred Units to their fair value on the modification date. As a result of the amendments to the Partnership Agreement, the Non-Controlling Interests attributable to the Common Units and Preferred Units were reclassified from mezzanine equity to permanent equity on the consolidated balance sheet. Simultaneously, the excess of market value over carrying value for the Preferred Units was booked as a fair value adjustment of Preferred Units on the consolidated statement of operations.

Common Units of all classes and Preferred Units of the Operating Partnership do not have any right to vote on any matters presented to our stockholders. As part of the Transactions, we issued to the Advisor one share of Proportionate Voting Preferred Stock (the “Proportionate Voting Preferred Stock”), which entitles the Advisor to vote on all matters on which the common stockholders are entitled to vote. The number of votes that the Advisor is entitled to cast equals the total number of shares of Listed Common Stock issuable upon redemption for shares of the Common Units and Preferred Units issued in connection with the Transactions. This number will decrease to the extent that these Operating Partnership units are repurchased for shares of Listed Common Stock in the future. The number will not increase in the event of future unit issuances by the Operating Partnership. The Advisor has agreed to vote the Proportional Voting Preferred Stock as directed by Venture, the holder of these Operating Partnership units. As of June 30, 2010, that share of Proportionate Voting Preferred Stock represented 92.1% of our voting power. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation. The Company has the option to repurchase the Proportionate Voting Preferred Stock at the Company’s election if the Advisory Agreement is terminated and the Company becomes self-advised.

As of June 30, 2010, Venture owned 4,617,369 shares of our Listed Common Stock assuming that all Operating Partnership units were fully redeemed for shares on such date, notwithstanding the restrictions on redemption noted above. Assuming the immediate redemption of all the Operating Partnership units held by Venture, Venture and its related parties control approximately 93.6% and 95.7% of the total economic interest and voting power, respectively, in the Company.

Loss per Share

We present both basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing net loss available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during each period. Net income or loss in the Operating Partnership is allocated in accordance with the Partnership Agreement among our general partner and limited partner Common Unit holders in accordance with their ownership percentages in the Operating Partnership of 21.23% and 78.77%, respectively, after taking into consideration the priority distributions allocated to the limited partner preferred unit holders in the Operating Partnership.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

The following is the basic and diluted loss per share/unit (in thousands, except share and per share amounts):

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
Net loss attributable to common share/unit holders — basic and diluted (1)	$(1,182)	$(1,116)	$(2,290)	$(2,172)

Weighted average number of common shares	385,573	303,412	385,314	303,263
Potentially dilutive common shares (2)	—	—	—	—

Weighted average number of common shares/units outstanding — basic and diluted	385,573	303,412	385,314	303,263

Net loss per share — basic and diluted	$(3.07)	$(3.68)	$(5.94)	$(7.16)

(1)	For the three and six months ended June 30, 2010 and June 30, 2009, net loss attributable to common stockholders includes $0.6 million of priority allocation to Preferred Unit holders each, respectively, which is included in non-controlling interests in the condensed consolidated statements of operations.
(2)	As of June 30, 2010, approximately 4,765 nonvested restricted stock units, 3,259,752 shares of Listed Common Stock which may be issued upon redemption of Preferred Units, and 66,783 shares of Senior Common Stock, were excluded from the calculation of diluted earnings per share because they were anti-dilutive due to our net loss position. As of June 30, 2009, 5,265 nonvested restricted stock units and 3,259,752 shares of Listed Common Stock which may be issued upon redemption of Preferred Units were excluded from the calculation of diluted earnings per share because they were anti-dilutive due to our net loss position. Refer to “Equity” section of this footnote for the redemption and conversion terms and conditions of the Preferred Units and Senior Common Stock.

Dividends and Distributions

Our Board of Directors declared, and we paid, quarterly cash dividends of $0.50 per share of Listed Common Stock and Class B Common Stock for each of the six month periods ended June 30, 2010 and June 30, 2009, respectively, which equals an annualized rate of $2.00 per share for both years, respectively.

Our Board of Directors declared, and we paid, quarterly cash distributions of $0.50 per Common Unit for each of the six month periods ended June 30, 2010 and June 30, 2009, respectively, which equals an annualized rate of $2.00 per share for both years, respectively.

Our Board of Directors declared, and we paid, quarterly cash distributions of $1.25 per Preferred Unit for each of the six month periods ended June 30, 2010 and June 30, 2009, which equals an annualized rate of $5.00 per share for both years, respectively.

Our Board of Directors declared daily dividends on the Senior Common Stock, payable to holders of record of the Senior Common Stock as of the close of business on each day of the period commencing April 22, 2010 through June 30, 2010, in an amount equal to an annualized rate of 7.25%. Dividends declared on the Senior Common Stock for the months of April 2010, May 2010 and June 2010 were paid on May 17, 2010, June 15, 2010 and July 15, 2010, respectively.

Dividends declared on the Listed Common Stock, Class B Common Stock and Senior Common Stock are included in retained deficit in the accompanying condensed consolidated balance sheets. Distributions on Common Units and Preferred Units are included in non-controlling interests in the accompanying condensed consolidated balance sheets.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

12. Related Party Transactions

We are externally advised by our Advisor, an entity owned and controlled by Mr. Shidler and by its directors and officers, certain of whom are also our executive officers and who own substantial beneficial interests in our Company. Pursuant to our Advisory Agreement, our Advisor is entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of our total property portfolio (less accumulated depreciation and amortization), but in no event less than $1.5 million per annum. Although we are responsible for all direct expenses incurred by us for certain services for which we are the primary service obligee, our Advisor bears the cost and is not reimbursed by us for any expenses incurred by it in the course of performing operational advisory services for us, which expenses include, but are not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies. The corporate management fee is subject to reduction of up to $750,000 based upon the amounts of the direct costs that we bear. Additionally, our Advisor and its affiliates are entitled to receive property management fees of 2.5% to 4.5% of the rental cash receipts collected by the properties, leasing fees consistent with the prevailing market as well as property transaction fees in an amount equal to 1% of the contract price of any acquired or disposed property; however, such property management fees, leasing fees, and property transaction fees must be consistent with prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located.

The Advisor is also entitled to certain fees related to any placement of debt or equity that we may undertake, including (i) 0.50% of the total amount of co-investment equity capital procured, (ii) 0.50% of the total gross offering proceeds including, but not limited to, the issuance or placement of equity securities and the issuance of Operating Partnership units, and (iii) 0.50% of the principal amount of any new indebtedness related to properties that we wholly own, and on properties owned in a joint venture with co-investment partners or entity-level financings, as well as on amounts available on our credit facilities and on the principal amount of indebtedness we may issue.

The Advisory Agreement terminates on March 19, 2018. Prior to that date, however, we retain the right to terminate the Advisory Agreement upon 30 days prior written notice at any time for any reason. In the event we decide to terminate the Advisory Agreement in order to internalize management and become self-managed, we would be obligated to pay the Advisor an internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses. Further, the Advisor retains the right to terminate the Advisory Agreement upon 30 days prior written notice in the event we default in the performance or observance of any material provision of the Advisory Agreement.

During the three and six months ended June 30, 2010 and 2009, we incurred $0.2 million and $0.4 million, net, respectively, in corporate management fees attributable to the Advisor which have been included in general and administrative expenses in the accompanying condensed consolidated statements of operations. Other than as indicated below, no other amounts were incurred under the Advisory Agreement during the three and six months ended June 30, 2010 and 2009. Included in accounts payable and other liabilities in our condensed consolidated balance sheets at June 30, 2010 and December 31, 2009, was $1.3 million and $1.2 million, respectively, of amounts payable to related parties which primarily consist of rental revenues received by us subsequent to the date of the Transactions, but that related to the Contributed Properties prior to the date of the Transactions.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

We paid amounts to our Advisor and its related parties for services provided relating to property management, leasing, property transactions and debt placement. The fees paid are summarized in the table below for the indicated periods (in thousands):

	For the three months ended June 30, 2010	For the three months ended June 30, 2009	For the six months ended June 30, 2010	For the six months ended June 30, 2009
Property management fees to affiliates of Advisor (1)	$794	$944	$1,561	$1,780
Leasing commissions (2)	26	100	253	159
Corporate management fees to Advisor	188	187	375	375
Interest	515	443	998	880
Construction management fees and other	21	28	36	34

Total	$1,544	$1,702	$3,223	$3,228

(1)	Property management fees are calculated as a percentage of the rental cash receipts collected by the properties under management (ranging from 2.5% to 4.5%), plus the payroll costs of on-site employees.
(2)	Leasing commissions are capitalized as deferred leasing costs and are amortized over the life of the related lease.

We lease commercial office space to affiliated entities. The rents from these leases totaled $0.2 million each for the three months ended June 30, 2010 and 2009. The rents from these leases totaled $0.3 million each for the six months ended June 30, 2010 and 2009.

In connection with our Senior Common Stock offering, we paid dealer manager commissions to an affiliate of the Advisor, Priority Capital Group. The commissions paid to Priority Capital Group, which is calculated as a base of 2% of the gross proceeds from sales of the Senior Common Stock, totaled approximately $13 thousand for the three and six months ended June 30, 2010.

Related Party Financing Transactions

On August 19, 2009, we entered into an interim financing agreement with Shidler LP. Upon execution, Shidler LP provided us with a principal sum of $3.0 million, bearing interest of 7.0% per annum. The maturity date of the note was ninety days following the date of the promissory note. We repaid the $3.0 million note on September 22, 2009, which included an insignificant amount of interest.

On September 2, 2009, as security for the FHB Credit Facility, Shidler LP pledged to the Lender (the “Shidler LP Pledge”) a certificate of deposit in the principal amount of $10.0 million (the “Certificate of Deposit”). As a condition to the Shidler LP Pledge, our Operating Partnership and Shidler LP entered into an Indemnification Agreement, effective as of September 2, 2009 (the “Indemnification Agreement”), pursuant to which we agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the Shidler LP Pledge. In addition, to the extent that all or any portion of the Certificate of Deposit is withdrawn by the Lender and applied to the payment of principal, interest and/or charges under the FHB Credit Facility, we agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7.0% per annum from the date of the withdrawal until the date of repayment in full to Shidler LP. Pursuant to the Indemnification Agreement, we also agreed to pay to Shidler LP an annual fee of 2.0% of the entire principal amount of the Certificate of Deposit. As of December 30, 2009, the amount of the security was increased to $15.0 million and subsequently further increased to $25.0 million on May 25, 2010. See Note 8 for more discussion on the FHB Credit Facility.

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

On May 17, 2010, the Operating Partnership entered into an amendment to its indemnity agreement dated as of March 19, 2008 with James C. Reynolds. Pursuant to the original agreement, the Operating Partnership agreed to indemnify Mr. Reynolds with respect to all of his obligations under certain guaranties provided by Mr. Reynolds to lenders of indebtedness encumbering properties contributed to the Operating Partnership on the Effective Date in connection with the Transactions. Pursuant to the amendment, the Operating Partnership agreed to indemnify Mr. Reynolds with respect to guaranties provided by him with respect to indebtedness encumbering certain additional properties acquired after the Effective Date. Mr. Reynolds is the beneficial owner of approximately 12% of our Listed Common Stock, and is a director and stockholder of our Advisor.

At June 30, 2010 and December 31, 2009, $3.4 million and $2.6 million of accrued interest attributable to unsecured notes payable to related parties, respectively, is included in accounts payable and other liabilities in the accompanying consolidated balance sheets. See Note 9 for a detailed discussion on these notes payable.

13. Share-Based Payments

On May 21, 2008, the Board of Directors of the Company adopted the 2008 Directors’ Stock Plan, as amended and restated (the “2008 Directors’ Plan”), subject to stockholder approval. The Company reserved 15,000 shares of the Company’s common stock under the 2008 Directors’ Plan for the issuance of stock options, restricted stock awards, stock appreciation rights and performance awards. The 2008 Directors’ Plan was approved by our stockholders at our annual meeting of stockholders on May 12, 2009.

On May 21, 2008, the Company issued restricted stock awards representing 2,424 shares under the 2008 Directors’ Plan, which awards vested on the date of the Company’s 2009 annual meeting. The grant date fair value of each restricted stock unit was $66.00, which was the closing stock price on May 21, 2008.

On June 19, 2009, the Company issued a restricted stock unit award representing 606 shares under the 2008 Directors’ Plan, which vested immediately upon issuance. On June 19, 2009, the Company also issued restricted stock units representing 5,265 shares under the 2008 Directors’ Plan, which awards vested on the first anniversary of the grant date. The grant date fair value of each restricted stock unit was $38.00, which was the Company’s closing stock price on June 19, 2009. As of June 30, 2010, all of our share-based payments to directors in 2008 and 2009 have vested.

On June 16, 2010, the Company issued restricted stock units representing 4,765 shares under the 2008 Directors’ Plan, which awards vest on the first anniversary of the grant date. The grant date fair value of each restricted stock unit was $42.00, which was the Company’s closing stock price on June 16, 2010.

In connection with these grants, the Company recorded $50 thousand of stock-based compensation expense for the three months ended June 30, 2010 and 2009. The Company recorded $100 thousand and $90 thousand of stock-based compensation expense for the six months ended June 30, 2010 and 2009, respectively. These amounts are included in general and administrative expenses in the accompanying condensed consolidated statement of operations.

14. Segment Reporting

We are primarily focused on acquiring, owning and operating office properties in selected submarkets of long term growth markets in Honolulu and the western United States, including southern California and the greater Phoenix metropolitan area. We are aggregating our operations by geographic region into two reportable segments (Honolulu and the Western United States mainland) based on the similar economic characteristics of the properties located in each of these regions. The products at all our properties include primarily rental of office

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

space and other tenant services, including parking and storage space rental. We also have certain corporate level income and expenses related to our credit facility and legal, accounting, finance and management activities, which are not considered separate operating segments.

The following tables summarize the statements of operations by region of our wholly-owned consolidated properties for the three and six months ended June 30, 2010 and 2009 (in thousands):

	For the three months ended June 30, 2010
	Honolulu	Western U.S.	Corporate	Total
Revenue:
Rental	$7,227	$3,106	$3	$10,336
Tenant reimbursements	5,668	342	—	6,010
Parking	1,804	242	—	2,046
Other	25	7	49	81

Total revenue	14,724	3,697	52	18,473
Expenses:
Rental property operating	8,203	1,895	—	10,098
General and administrative	—	—	797	797
Depreciation and amortization	3,947	1,810	—	5,757
Interest	5,409	829	606	6,844

Total expenses	17,559	4,534	1,403	23,496

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	$(2,835)	$(837)	$(1,351)	$(5,023)

Equity in net earnings of unconsolidated joint ventures				33
Net loss attributable to non-controlling interests				3,812
Dividends on Senior Common Stock				(4)

Net loss attributable to common stockholders				$(1,182)

	For the six months ended June 30, 2010
	Honolulu	Western U.S.	Corporate	Total
Revenue:
Rental	$14,477	$6,261	$7	$20,745
Tenant reimbursements	10,841	577	—	11,418
Parking	3,585	483	—	4,068
Other	63	14	99	176

Total revenue	28,966	7,335	106	36,407
Expenses:
Rental property operating	16,207	3,510	—	19,717
General and administrative	—	—	1,404	1,404
Depreciation and amortization	7,908	3,621	—	11,529
Interest	10,633	1,652	1,162	13,447

Total expenses	34,748	8,783	2,566	46,097

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	$(5,782)	$(1,448)	$(2,460)	$(9,690)

Equity in net earnings of unconsolidated joint ventures				44
Net loss attributable to non-controlling interests				7,360
Dividends on Senior Common Stock				(4)

Net loss attributable to common stockholders				$(2,290)

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

	For the three months ended June 30, 2010
	Honolulu	Western U.S.	Corporate	Total
Revenue:
Rental	$7,393	$3,211	$3	$10,607
Tenant reimbursements	4,983	316	—	5,299
Parking	1,770	241	—	2,011
Other	38	14	50	102

Total revenue	14,184	3,782	53	18,019
Expenses:
Rental property operating	7,764	1,896	—	9,660
General and administrative	—	—	497	497
Depreciation and amortization	5,138	1,892	—	7,030
Interest	5,286	843	677	6,806

Total expenses	18,188	4,631	1,174	23,993

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	$(4,004)	$(849)	$(1,121)	$(5,974)

Equity in net earnings of unconsolidated joint ventures				163
Non-operating income				1
Net loss attributable to non-controlling interests				4,694

Net loss attributable to common stockholders				$(1,116)

	For the six months ended June 30, 2010
	Honolulu	Western U.S.	Corporate	Total
Revenue:
Rental	$14,989	$6,517	$7	$21,513
Tenant reimbursements	10,418	603	—	11,021
Parking	3,577	491	—	4,068
Other	63	24	100	187

Total revenue	29,047	7,635	107	36,789
Expenses:
Rental property operating	15,629	3,946	—	19,575
General and administrative	—	—	1,646	1,646
Depreciation and amortization	9,736	3,821	—	13,557
Interest	10,516	1,679	1,330	13,525

Total expenses	35,881	9,446	2,976	48,303

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	$(6,834)	$(1,811)	$(2,869)	$(11,514)

Equity in net earnings of unconsolidated joint ventures				217
Non-operating income				4
Net loss attributable to non-controlling interests				9,121

Net loss attributable to common stockholders				$(2,172)

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

The following table summarizes total assets, goodwill and capital expenditures, by region, of our wholly-owned consolidated properties as of June 30, 2010 and December 31, 2009 (in thousands):

	Honolulu	Western U.S.	Corporate	Total
Total assets:
June 30, 2010	$370,778	$121,843	$13,948	$506,569

December 31, 2009	$372,403	$124,454	$13,479	$510,336

Total goodwill:
June 30, 2010	$40,416	$21,603	$—	$62,019

December 31, 2009	$40,416	$21,603	$—	$62,019

Capital expenditures
For the three months ended:
June 30, 2010	$3,138	$24	$—	$3,162

June 30, 2009	$2,110	$78	$—	$2,188

For the six months ended:
June 30, 2010	$5,441	$57	$—	$5,498

June 30, 2009	$2,828	$240	$—	$3,068

15. Fair Value of Financial Instruments

We are required to disclose fair value information about all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. We measure and disclose the estimated fair value of financial assets and liabilities utilizing a fair value hierarchy that distinguishes between data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions. This hierarchy consists of three broad levels as follows: 1) using quoted prices in active markets for identical assets or liabilities, 2) “significant other observable inputs” and 3) “significant unobservable inputs.” “Significant other observable inputs” can include quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. “Significant unobservable inputs” are typically based on an entity’s own assumptions, since there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. The fair market value of debt is determined using the trading price of public debt or a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, optionality and risk profile, including the Company’s non-performance risk. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments. We calculate the fair value of our mortgage and other loans, and unsecured notes payable by using “significant other observable inputs” such as available market information and discounted cash flows analyses based on borrowing

Pacific Office Properties Trust, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

rates we believe we could obtain with similar terms and maturities. Because the valuations of our financial instruments are based on these types of estimates, the actual fair value of our financial instruments may differ materially if our estimates do not prove to be accurate. Additionally, the use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The carrying value of the FHB Credit Facility approximates its fair value.

At June 30, 2010, the carrying value and estimated fair value of the mortgage and other loans were $413.8 million and $401.1 million, respectively. At December 31, 2009, the carrying value and estimated fair value of the mortgage and other loans were $406.4 million and $376.8 million, respectively. At June 30, 2010, the carrying value and estimated fair value of the unsecured notes payable to related parties were $21.1 million and $24.5 million, respectively. At December 31, 2009, the carrying value and estimated fair value of the unsecured notes payable to related parties were $21.1 million and $23.1 million, respectively.

16. Subsequent Events

On June 30, 2010, the Company entered into a purchase and sale agreement, effective as of June 28, 2010, pursuant to which the Company agreed to purchase a one-building office property located in San Diego, California that has approximately 200,000 square feet of gross leasable area for a cash purchase price of approximately $68.8 million. The building is 100% leased to a publicly-traded company. The closing date is currently scheduled to be September 13, 2010, subject to customary closing conditions. The closing date may be extended at the Company’s election to a date no later than December 1, 2010 subject to the payment of additional amounts into escrow and certain other conditions set forth in the agreement. Following the completion of due diligence on August 13, 2010, the Company is only entitled to a return of the amounts paid into escrow in the event of the seller’s default or failure to satisfy closing conditions. There is no assurance that the Company will acquire the property because the proposed acquisition is subject to a variety of factors, including customary closing conditions.

Our Board of Directors has declared daily dividends on the Senior Common Stock, payable to holders of record of the Senior Common Stock as of the close of business on each day of the period commencing July 1, 2010 through September 30, 2010, in an amount equal to an annualized rate of 7.25%. Dividends declared on the Senior Common Stock for the months of July 2010, August 2010 and September 2010 are to be paid on August 16, 2010, September 15, 2010 and October 15, 2010, respectively.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Pacific Office Properties Trust, Inc.

We have audited the accompanying consolidated balance sheet of Pacific Office Properties Trust, Inc., (the Company) as of December 31, 2009, and the related combined consolidated statements of operations, equity and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the year ended December 31, 2008 were audited by other auditors whose reports, dated March 27, 2009, and which were restated on November 23, 2009, both expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Office Properties Trust, Inc. at December 31, 2009, and the related combined consolidated results of its operations and its cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

Los Angeles, California

March 22, 2010, except for the retrospective changes for the reverse stock and unit split described in Notes 1A and 12, as to which the date is                     , 2010.

The foregoing report is in the form that will be signed upon completion of the reverse stock and unit split described in Notes 1A and 12 to the consolidated financial statements.

/s/ Ernst & Young LLP

Los Angeles, California

October 1, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Pacific Office Properties Trust, Inc.:

The one-for-ten reverse stock split of Pacific Office Properties Trust, Inc.’s common stock described in Note 1A to the consolidated financial statements has not been consummated at October 1, 2010. When it has been consummated, we will be in a position to furnish the following report:

“In our opinion, the accompanying consolidated balance sheet as of December 31, 2008, the related consolidated statements of operations and of cash flows for the year then ended and the related consolidated statements of equity (cumulative deficit) for the periods from January 1, 2008 to March 19, 2008 and from March 20, 2008 to December 31, 2008 present fairly, in all material respects, the financial position of Pacific Office Properties Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and the results of their operations and their cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.”

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 27, 2009

except for the effects of the change in accounting for noncontrolling interests and redeemable securities discussed in Note 2, as to which the date is November 23, 2009.

Pacific Office Properties Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	DECEMBER 31, 2009	DECEMBER 31, 2008
ASSETS
Investments in real estate, net	$382,950	$392,657
Cash and cash equivalents	3,195	4,463
Restricted cash	6,507	7,267
Rents and other receivables, net	6,471	6,342
Intangible assets, net	33,228	41,379
Other assets, net	5,055	4,680
Goodwill	62,019	61,519
Investment in unconsolidated joint ventures	10,911	11,590

Total assets	$510,336	$529,897

LIABILITIES AND EQUITY
Mortgage and other loans, net	$406,439	$400,108
Unsecured notes payable to related parties	21,104	23,776
Accounts payable and other liabilities	22,000	17,088
Acquired below market leases, net	9,512	11,817

Total liabilities	459,055	452,789

Commitments and contingencies

Non-controlling interests	—	133,250

Equity:
Preferred stock, $0.0001 par value, 100,000,000 shares authorized, one share of Proportionate Voting Preferred Stock issued and outstanding at December 31, 2009 and December 31, 2008	—	—
Common Stock, $0.0001 par value, 239,999,900 shares authorized, 385,042 shares issued and outstanding at December 31, 2009; 200,000,000 shares authorized, 303,102 shares issued and outstanding at December 31, 2008	185	185
Class B Common Stock, $0.0001 par value, 100 shares authorized, 10 shares issued and outstanding at December 31, 2009; 200,000 shares authorized, 10 shares issued and outstanding at December 31, 2008	—	—
Additional paid-in capital	—	—
Cumulative deficit	(132,511)	(56,327)

Total stockholders’ equity	(132,326)	(56,142)
Non-controlling interests	183,607	—

Total equity	51,281	(56,142)

Total liabilities and equity	$510,336	$529,897

See accompanying notes to combined consolidated financial statements.

Pacific Office Properties Trust, Inc.

Combined Consolidated Statements of Operations

(in thousands, except share and per share data)

	FOR THE YEAR ENDED DECEMBER 31,
	2009	2008 (1)
Revenue:
Rental	$42,462	$37,447
Tenant reimbursements	21,662	19,375
Parking	8,150	6,890
Other	365	394

Total revenue	72,639	64,106

Expenses:
Rental property operating	39,480	37,714
General and administrative	2,649	18,577
Depreciation and amortization	27,240	22,295
Interest	27,051	22,932
Loss on extinguishment of debt	171	—
Other	—	143

Total expenses	96,591	101,661

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	(23,952)	(37,555)
Equity in net earnings of unconsolidated joint ventures	313	93
Non-operating income	434	85

Net loss	(23,205)	(37,377)
Fair value adjustment of Preferred Units (Note 12)	(58,645)	—
Net loss attributable to non-controlling interests	66,237	29,557

Net loss attributable to common stockholders	$(15,613)	$(7,820)

Net loss per common share — basic and diluted	$(47.91)	(2)

Weighted average number of common shares outstanding — basic and diluted	325,901	(2)

(1)	Amounts reflected in 2008 represent the sum of the consolidated results of operations of Waterfront and the Company (the “Combined Entity”) for the period from January 1, 2008 through December 31, 2008.
(2)	Refer to Note 12 for our Earnings per Share calculation for the Combined Entity.

See accompanying notes to combined consolidated financial statements.

Pacific Office Properties Trust, Inc.

Consolidated Statements of Equity (Cumulative Deficit)

	PACIFIC OFFICE PROPERTIES TRUST, INC.		WATERFRONT
	YEAR ENDED DECEMBER 31, 2009	FOR THE PERIOD FROM MARCH 20, 2008 THROUGH DECEMBER 31, 2008	FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MARCH 19, 2008
	(In thousands, except share and unit data)
Common Units:
Balance at beginning of period	1,429,927		349,462
Issuance of Common Units	—		—

Balance at end of period:	1,429,927		349,462

Preferred Units:
Balance at beginning of period	454,530		—
Issuance of Preferred Units	—		—

Balance at end of period:	454,530		—

Shares of Common Stock:
Balance at beginning of period	303,113	185,113	—
Issuance of common stock	81,940	118,000	—

Balance at end of period:	385,053	303,113	—

Common Stock:
Balance at beginning of period	$185	$—	$—
AZL stock converted to PCE stock	—	185	—
Issuance of common stock	—	—	—

Balance at end of period:	$185	$185

Additional Paid-in Capital:
Balance at beginning of period	$—	$—	$—
AZL stock converted to PCE stock	—	9,255	—
Basis adjustment	309	—	—
Fair value measurement of Common Units	(3,514)	(15,698)	—
Issuance of common stock	3,014	6,350	—
Stock compensation	191	93	—

Balance at end of period:	$—	$—	$—

Cumulative Deficit:
Balance at beginning of period	$(56,327)	$(37,738)	$(36,767)
Reclassify Waterfront deficit to non-controlling interests	—	37,738	—
Net loss	(15,613)	(6,741)	(971)
Fair value measurement of Common Units	(59,880)	(49,283)	—
Distributions	(691)	(303)	—

Balance at end of period:	$(132,511)	$(56,327)	$(37,738)

Total Stockholders’ Equity (Cumulative Deficit):
Balance at beginning of period	$(56,142)	$(37,738)	$(36,767)
Reclassify Waterfront deficit to non-controlling interests	—	37,738	—
AZL stock converted to PCE stock	—	9,440	—
Basis adjustment	309	—	—
Net loss	(15,613)	(6,741)	(971)
Issuance of common stock	3,014	6,350	—
Distributions	(691)	(303)	—
Fair value measurement of Common Units	(63,394)	(64,981)	—
Stock compensation	191	93	—

Balance at end of period:	$(132,326)	$(56,142)	$(37,738)

Non-Controlling Interests:
Balance at beginning of period	$—	$—	$—
Reclassification from Temporary Equity to Permanent Equity	133,250	—	—
Net loss	(66,237)	—	—
Basis adjustment	(309)	—	—
Fair value measurement of Common Units	63,394	—	—
Fair value measurement of Preferred Units	58,645	—	—
Distributions	(5,136)	—	—

Balance at end of period:	$183,607	$—	$—

Total Equity:	$51,281	$(56,142)	$(37,738)

See accompanying notes to combined consolidated financial statements.

Pacific Office Properties Trust, Inc.

Combined Consolidated Statements of Cash Flows

(in thousands)

	FOR THE YEAR ENDED DECEMBER 31. 2009	FOR THE YEAR ENDED DECEMBER 31. 2008
Operating activities
Net loss	$(23,205)	$(37,377)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	27,240	22,295
Interest amortization	1,392	985
Share based compensation charge attributable to the Transaction	0	16,194
Write-off of tax penalty accrual	(423)	—
Other share based compensation	191	93
Loss from extinguishment of debt	171	—
Below market lease amortization, net	(2,305)	(2,439)
Equity in net earnings of unconsolidated joint ventures	(313)	(92)
Net operating distributions received from unconsolidated joint ventures	238	178
Bad debt expense	712	937
Other	0	368
Changes in operating assets and liabilities:
Rents and other receivables	(841)	(1,941)
Other assets	479	1,021
Accounts payable and other liabilities	2,523	1,932

Net cash provided by operating activities	5,859	2,154

Investing activities
Acquisition and improvement of real estate	(5,982)	(8,541)
Investment in unconsolidated joint venture	(1,468)	—
Capital distributions from equity investees	2,221	866
Payment of leasing commissions	(1,011)	(789)
Cash held by properties upon Effective Date	—	6,470
Deferred acquisition costs and other	—	(4,059)
Decrease (increase) in restricted cash	760	(2,797)

Net cash used in investing activities	(5,480)	(8,850)

Financing activities
Proceeds from issuance of equity securities	—	6,350
Repayment of mortgage notes payable	(404)	(252)
Proceeds from mortgage notes payable	405	—
Repayments of revolving credit facility	(3,000)	(10,000)
Borrowings from revolving credit facility	8,947	13,000
Payment of deferred financing costs	(151)	(1,339)
Offering costs	(1,842)	—
Security deposits	224	116
Distributions	(693)	(152)
Distributions to non-controlling interests	(5,133)	(1,925)
Equity contributions	—	4,167
Equity distributions	—	(1,425)

Net cash (used in) provided by financing activities	(1,647)	8,540

(Decrease) increase in cash and cash equivalents	(1,268)	1,844
Balance at beginning of period	4,463	2,619

Balance at end of period	$3,195	$4,463

Supplemental cash flow information
Interest paid	$23,640	$22,804

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Exchange of unsecured notes payable to related parties for common units	$3,014	$—

Assets, net, acquired on the Effective Date	$—	$386,132

Liabilities, net, assumed on the Effective Date	$—	$305,047

Issuance of unsecured notes payable to related parties to acquire managing interests in joint ventures	$—	$7,285

Issuance of common units to acquire managing joint venture interests	$—	$4,824

Accrued capital expenditures	$794	$857

(1)	Amounts reflected in 2008 represent the sum of the consolidated cash flows of the Combined Entity for the period from January 1, 2008 through December 31, 2008.

See accompanying notes to combined consolidated financial statements.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements

(audited)

1. Organization and Ownership

Pacific Office Properties

The terms “Pacific Office Properties,” “us,” “we,” and “our” as used in this prospectus refer to Pacific Office Properties Trust, Inc. (the “Company”) and its subsidiaries and joint ventures. Through our controlling interest in Pacific Office Properties, L.P. (the “UPREIT” or the “Operating Partnership”), of which we are the sole general partner, and the subsidiaries of the Operating Partnership, we own and operate office properties in selected submarkets of long term growth markets in Honolulu and the western United States, including southern California and the greater Phoenix metropolitan area. We operate as a real estate investment trust (“REIT”) for federal income tax purposes. We are externally advised by Pacific Office Management, Inc., a Delaware corporation (the “Advisor”), an entity owned and controlled by Jay H. Shidler, our Chairman of the Board, and certain related parties of The Shidler Group, which is a business name utilized by a number of affiliates controlled by Jay H. Shidler. The Advisor is responsible for our day-to-day operation and management.

Through our Operating Partnership, as of December 31, 2009, we owned whole interests in eight fee simple and leasehold office properties and we owned ownership interests in seven joint ventures (including management ownership interests in six of those seven) holding 16 office properties, comprising approximately 4.7 million square feet of leasable area in Honolulu, southern California and the greater Phoenix metropolitan areas (the “Property Portfolio”). As of December 31, 2009, the portion of our Property Portfolio, which was effectively owned by us (representing the leasable square feet of our wholly-owned properties and our respective ownership interests in our unconsolidated joint venture properties) (the “Effective Portfolio”), comprised approximately 2.5 million leasable square feet. Our property statistics as of December 31, 2009, were as follows:

	Number of		Property Portfolio Sq. Ft.	Effective Portfolio Sq. Ft.
	Properties	Buildings
Wholly-owned properties	8	11	2,265,339	2,265,339
Unconsolidated joint ventures properties	16	34	2,417,359	279,223

Total	24	45	4,682,698	2,544,562

References to square footage, acreage, occupancy or number of buildings made within the notes to the combined consolidated financial statements are unaudited.

Transactions

On March 19, 2008 (the “Effective Date”), Arizona Land Income Corporation, an Arizona corporation (“AZL”), and POP Venture, LLC, a Delaware limited liability company (“Venture”), consummated the transactions (the “Transactions”) contemplated by a Master Formation and Contribution Agreement, dated as of October 3, 2006, as amended (the “Master Agreement”). As part of the Transactions, AZL merged with and into the Company, its wholly owned subsidiary, with the Company being the surviving corporation. Substantially all of the assets and liabilities of AZL and substantially all of the commercial real estate assets and liabilities of Venture, which included eight office properties and a 7.5% joint venture interest in one office property (the “Contributed Properties”), were contributed to a newly formed Delaware limited partnership, the Operating Partnership, in which the Company became the sole general partner and Venture became a limited partner with corresponding 18.2% and 81.8% common ownership interests, respectively.

For financial accounting purposes, Waterfront Partners OP, LLC (“Waterfront”), which had the largest interest in Venture, was designated as the acquiring entity in the business combination. Accordingly, the

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

historical financial statements for the year ended December 31, 2008 includes the sum of the results of operations of Waterfront for the period January 1, 2008 through March 19, 2008 and the Company for the period March 20, 2008 through December 31, 2008. Additional explanatory notations are contained herein to distinguish the historical financial information of Waterfront from that of the Company.

The agreed upon gross asset value of the Contributed Properties, including related intangible assets, was $563.0 million. The aggregate net asset value of the Contributed Properties, including related intangible assets, was $151.5 million on the Effective Date. In exchange for its contribution to the Operating Partnership, Venture received 1,357,616 common limited partner unit interests (“Common Units”) and 454,530 convertible preferred limited partner unit interests (“Preferred Units”) in the Operating Partnership. The assets of AZL contributed into the Operating Partnership primarily consisted of cash and cash equivalents, investments in marketable securities, other assets and related liabilities having an aggregate net asset value of approximately $3.03 million on the Effective Date.

The Common Units received by Venture represented 28.99% of the total estimated fair value of the Common and Preferred Units issued in the Transactions and were valued using an estimated fair value per share of $27.90 per share. The Preferred Units represented 71.01% of the total estimated fair value of the units issued in the Transactions. The contractual terms and provisions of the Preferred Units included a beneficial conversion feature because it provided the holders with a security whose market price was in excess of the carrying value of the corresponding Common Units at the date of their issuance, March 19, 2008. See Note 12 for a detailed discussion of our equity securities.

As part of the Transactions, we issued to the Advisor one share of Proportionate Voting Preferred Stock (the “Proportionate Voting Preferred Stock”), which entitles the Advisor to vote on any matters presented to our stockholders, and which represents that number of votes equal to the total number of shares of common stock issuable upon redemption of the Common Units and Preferred Units that were issued in connection with the Transactions. As of December 31, 2009, that share of Proportionate Voting Preferred Stock represented approximately 92.3% of our voting power. This number will decrease to the extent that these Operating Partnership units are redeemed for shares of common stock in the future, but will not increase in the event of future unit issuances by the Operating Partnership. Venture, as the holder of these Operating Partnership units, has a contractual right to require the Advisor to vote the Proportionate Voting Preferred Stock as directed by Venture.

As of December 31, 2009, Venture owned 4,617,369 shares of our common stock assuming that all Operating Partnership units were fully redeemed for shares on such date, notwithstanding the prohibition on redemption for at least two years after the Transactions in the case of the Common Units, and for at least three years, in the case of the Preferred Units and the change of the redemption features that occurred on December 30, 2009 (see Note 12 for additional detail). Assuming the immediate redemption of all the Operating Partnership units held by Venture, Venture and its related parties control approximately 93.8% and 95.9% of the total economic interest and voting power, respectively, in the Company.

As part of the Transactions, we issued promissory notes payable by the Operating Partnership to certain members of Venture in the aggregate principal amount of $16.7 million in consideration for such members’ contribution of certain properties. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the interest payments for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Maturity

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

accelerates upon the occurrence of a) a qualified public offering, as defined under the Master Agreement; b) the sale of substantially all the assets of the Company; or c) the merger of the Company with another entity. The promissory notes are unsecured obligations of the Operating Partnership.

As part of the Transactions, we issued one hundred thousand shares of our common stock to related party designees of Venture for $50.00 per share in cash and 18,000 shares of our common stock to an unrelated third party designee of Venture for $75.00 per share in cash. We contributed the proceeds received from these common stock issuances, along with substantially all of our assets and liabilities, to the Operating Partnership on the Effective Date.

Since the Effective Date substantially all of our operations have been carried out through the Operating Partnership and its subsidiaries.

In accordance with the partnership agreement of the Operating Partnership (the “Partnership Agreement”), we allocate all distributions and profits and losses in proportion to the percentage ownership interests of the respective partners. As the sole general partner of the Operating Partnership, we are required to take such reasonable efforts, as determined by us in our sole discretion, to cause the Operating Partnership to make sufficient distributions to avoid any federal income or excise tax at the company level and to maintain our status as a REIT for federal income tax purposes.

Advisor

We are externally advised by the Advisor, an entity owned and controlled by our founder, The Shidler Group. The Advisor manages, operates and administers the Company’s day-to-day operations, business and affairs pursuant to an Amended and Restated Advisory Agreement dated as of March 3, 2009 (as amended, the “Advisory Agreement”). See Note 13 for a detailed discussion of the Advisor’s role and the Advisory Agreement.

1A. Reverse Stock and Unit Splits

On October 1, 2010, the Company’s Board of Directors approved an amendment to its charter that provides for a one-for-ten reverse stock split of the Company’s Listed Common Stock and Class B Common Stock. The Company’s Board of Director’s also authorized an amendment to the Operating Partnership Agreement to provide for a one-for-ten reverse stock split of all Operating Partnership Common and Preferred Units. This transaction is referred to as the “Reverse Stock and Unit Split” and will be effective upon filing the amendment to the Company’s charter with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”, which is expected to occur on                     , 2010).

All information in these financial statements has been retroactively adjusted to give effect to, and all share, unit, per share and per unit amounts have been retroactively adjusted to give effect to, the Reverse Stock and Unit Split.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined consolidated financial statements and related disclosures included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

As further described in Note 1, Waterfront was designated as the acquiring entity in the business combination for accounting purposes. Accordingly, the historical financial statements for the year ended December 31, 2008 includes the sum of the results of operations of Waterfront for the period January 1, 2008 through March 19, 2008 and the Company for the period March 20, 2008 through December 31, 2008. Explanatory notations have been made where appropriate herein to distinguish the historical financial information of Waterfront from that of the Company.

Certain amounts in the combined consolidated financial statements for prior periods have been reclassified to conform to the current period presentation with no corresponding net effect on the previously reported consolidated results of operations, or financial position of the Company.

Principles of Consolidation

The accompanying combined consolidated financial statements include the account balances and transactions of consolidated subsidiaries, which are wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in Unconsolidated Joint Ventures

Our investments in joint ventures that are not variable interest entities are accounted for under the equity method of accounting because we exercise significant influence over, but do not control, our joint ventures. Our joint venture partners have substantive participating rights, including approval of and participation in setting operating budgets. Accordingly, we have determined that the equity method of accounting is appropriate for our investments in joint ventures. We have determined that one of our joint ventures is a variable interest entity. We are not deemed to be the primary beneficiary of that variable interest entity.

Investments in unconsolidated joint ventures are initially recorded at cost and are subsequently adjusted for our proportionate equity in the net income or net loss of the joint ventures, contributions made to, or distributions received from, the joint ventures and other adjustments. We record distributions of operating profit from our investments as part of cash flows from operating activities and distributions related to a capital transaction, such as a refinancing transaction or sale, as investing activities in the combined consolidated statements of cash flows. A description of our impairment policy is set forth in this Note 2.

The difference between the initial cost of the investment in our joint ventures included in our consolidated balance sheet and the underlying equity in net assets of the respective joint ventures (“JV Basis Differential”) is amortized as an adjustment to equity in net income or net loss of the joint ventures in our combined consolidated statement of operations over the estimated useful lives of the underlying assets of the respective joint ventures.

Income Taxes

We have elected to be taxed as a REIT under the Internal Revenue Code (“Code”). To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. Also, at least 95% of gross income in any year must be derived from qualifying sources. We intend to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income that we distribute currently to our stockholders. However, we may be subject to certain state and local taxes on our income and property, and to federal income and excise taxes on our undistributed taxable income, if any.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Management believes that it has distributed and will continue to distribute a sufficient majority of its taxable income in the form of dividends and distributions to its stockholders and unit holders. Accordingly, no provision for income taxes has been recognized by the Company.

Pursuant to the Code, we may elect to treat certain of our newly created corporate subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS may perform non-customary services for our tenants, hold assets that we cannot hold directly and generally engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income tax. As of December 31, 2009 and December 31, 2008, none of our subsidiaries was considered a TRS.

Earnings per Share

Pacific Office Properties Trust, Inc.

We present both basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period.

Diluted EPS is computed by dividing net income available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during such period.

Waterfront

We computed net loss per Common Unit for the periods prior to the Transactions by increasing the historical net loss of Waterfront by the 2% cumulative distributions payable on the Preferred Units received by the former owners of Waterfront and dividing that total by the weighted average number of Common Units received by the former owners of Waterfront. We did not include the dilution impact of Preferred Units because the units are contingently convertible and the probability that the contingency will be satisfied is currently not determinable.

Real Estate Properties

Acquisitions

We account for acquisitions utilizing the acquisition method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition.

Investments in real estate are stated at cost, less accumulated depreciation and amortization, except for the assets of Waterfront and certain assets comprising the Contributed Properties. The assets of Waterfront are stated at their historical net cost basis as Waterfront was designated as the acquiring entity in the business combination for accounting purposes. A portion of certain assets comprising the Contributed Properties are stated at their historical net cost basis in an amount attributable to the ownership interests in the Contributed Properties owned by the controlling owner of Waterfront. Additions to land, buildings and improvements, furniture, fixtures and equipment and construction in progress are recorded at cost.

Costs associated with developing space for its intended use are capitalized and amortized over their estimated useful lives, commencing at the earlier of the lease execution date or the lease commencement date.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Estimates of future cash flows and other valuation techniques are used to allocate the acquisition cost of acquired properties among land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place at-market leases, acquired above- and below-market leases, and acquired above- and below-market ground leases.

The fair values of real estate assets acquired are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land, and where applicable, buildings, tenant improvements and equipment based on comparable sales and other relevant information obtained in connection with the acquisition of the property.

Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above and below-market lease amounts are reflected in “Acquired below market leases, net” in the consolidated balance sheets. Capitalized above-market lease amounts are amortized as a decrease to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are amortized as an increase in rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance, net of the security deposit, of the related intangible is written off.

The aggregate value of other acquired intangible assets consists of acquired in-place leases. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place lease (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease. The value assigned to acquired in-place leases is amortized over the remaining lives of the related leases.

We record the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit on an annual basis, during the fourth quarter of each calendar year, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. An impairment loss for an asset group is allocated to the long-lived assets of the group on a pro-rata basis using the relative carrying amounts of those assets, except that the loss allocated to an individual long-lived asset shall not reduce the carrying amount of that asset below its fair value. A description of our testing policy is set forth in this Note 2.

In connection with the Transactions, we received a representation from our predecessor, AZL, that it qualified as a REIT under the provisions of the Code. However, during 2009 we became aware that AZL historically invested excess cash from time to time in money market funds that, in turn, were invested exclusively or primarily in short-term federal government securities. Additionally, during 2009 we became aware that AZL made two investments in local government obligations. Our predecessor, AZL, with no objection from outside advisors, treated these investments as qualifying assets for purposes of the 75% gross asset test. However, if these investments were not qualifying assets for purposes of the 75% gross asset test, then AZL may not have satisfied the REIT gross asset tests for certain quarters, in part, because they may have exceeded 5% of the gross value of AZL’s assets. If these investments resulted in AZL’s noncompliance with the REIT gross asset tests,

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

however, we and our predecessor, AZL, would retain qualification as a REIT pursuant to certain mitigation provisions of the Code, which provide that so long as any noncompliance was due to reasonable cause and not due to willful neglect, and certain other requirements are met, qualification as a REIT may be retained but a penalty tax would be owed. Any potential noncompliance with the gross asset tests would be due to reasonable cause and not due to willful neglect so long as ordinary business care and prudence were exercised in attempting to satisfy such tests. Based on our review of the circumstances surrounding the investments, we believe that any noncompliance was due to reasonable cause and not due to willful neglect. Additionally, we believe that we have complied with the other requirements of the mitigation provisions of the Code with respect to such potential noncompliance with the gross asset tests (and have paid the appropriate penalty tax), and, therefore, our qualification, and that of our predecessor, AZL, as a REIT should not be affected. The Internal Revenue Service is not bound by our determination, however, and no assurance can be provided that the Internal Revenue Service will not assert that AZL failed to comply with the REIT gross asset tests as a result of the money market fund investments and the local government securities investments and that such failures were not due to reasonable cause. If the Internal Revenue Service were to successfully challenge this position, then it could determine that we and AZL failed to qualify as a REIT in one or more of our taxable years. As a result, we recorded an adjustment to and finalized the purchase price allocation we previously recorded upon consummation of the Transactions. This adjustment resulted in an increase to goodwill by approximately $0.5 million in our consolidated balance sheet at December 31, 2009. During 2009, we paid $0.07 million in fees and penalties and recognized the remaining amount as non-operating income.

Mortgage and Other Loans

Mortgage and other loans assumed upon acquisition of related real estate properties are stated at estimated fair value upon their respective dates of assumption, net of unamortized discounts or premiums to their outstanding contractual balances.

Amortization of discount and the accretion of premiums on mortgage and other loans assumed upon acquisition of related real estate properties are recognized from the date of assumption through their contractual maturity date using the straight line method, which approximates the effective interest method.

Depreciation and Amortization

Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives which range from 18 to 42 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years. Properties that are acquired that are subject to ground leases are depreciated over the lesser of the useful life or the remaining life of the related leases as of the date of assumption of the lease.

Pro Forma Financial Information

The following unaudited supplemental pro forma information is presented for the year ended December 31, 2008, as if the Transactions and our acquisition of interests in investments in unconsolidated joint ventures had occurred on January 1, 2008.

Pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the Transactions and our acquisition of interests in

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

investments in unconsolidated joint ventures been consummated when indicated, nor does it purport to represent the results of the operations for future periods (in thousands except per share data):

Year Ended December 31, 2008
Pro forma revenue	$75,440

Pro forma net loss — basic and diluted	$(8,156)

Pro forma net loss per share — basic and diluted	$(2.69)

The revenues and expenses attributable to the Contributed Properties are included in the Company’s historical results of operations from the Effective Date. We recognized a one-time non-cash compensation charge in the amount of $16.2 million during the first quarter of 2008. See Note 14 for a more detailed discussion.

Revenue Recognition

All of our tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, minimum rental income is recognized on a straight-line basis over the terms of the related leases. Straight line rent receivable represents rental revenue recognized on a straight-line basis in excess of billed rents and this amount is included in “Rents and other receivables, net” on the accompanying consolidated balance sheets. Reimbursements from tenants for real estate taxes, excise taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred.

We have leased space to certain tenants under non-cancelable operating leases, which provide for percentage rents based upon tenant revenues. Percentage rental income is recorded in rental revenues in the combined consolidated statements of operations.

Rental revenue from parking operations and month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

Lease termination fees, net of the write-off of associated intangible assets and liabilities and straight-line rent balances which are included in other revenues on the accompanying combined consolidated statements of operations, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

Other revenue on the accompanying combined consolidated statements of operations generally includes income incidental to our operations and is recognized when earned.

Cash and Cash Equivalents

We consider all short-term cash investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash is excluded from cash and cash equivalents for the purpose of preparing our combined consolidated statements of cash flows.

We maintain cash balances in various financial institutions. At times, the amounts of cash held in financial institutions may exceed the maximum amount insured by the Federal Deposit Insurance Corporation. We do not believe that we are exposed to any significant credit risk on our cash and cash equivalents.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Restricted Cash

Restricted cash includes escrow accounts for real property taxes, insurance, capital expenditures and tenant improvements, debt service and leasing costs held by lenders.

Impairment

We assess the potential for impairment of our long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. We determine whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate or intangible carrying value is reduced to fair value and impairment loss is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Based upon such periodic assessments, no impairment was identified for the periods presented in the accompanying combined consolidated statements of operations.

Goodwill is reviewed for impairment on an annual basis during the fourth quarter of each calendar year, or more frequently if circumstances indicate that a possible impairment has occurred. The assessment of impairment involves a two-step process whereby an initial assessment for potential impairment is performed, followed by a measurement of the amount of impairment, if any. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the “reporting unit” level. A reporting unit is the operating segment, or a business that is one level below the operating segment if discrete financial information is prepared and regularly reviewed by management at that level. GAAP allows for impairment analysis done at the segment level when reporting units share similar economic characteristics. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the market-based earning multiples of the unit’s peer companies or expected future cash flows. If the carrying value of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. An impairment is recognized as a charge against income equal to the excess of the carrying value of goodwill over its implied value on the date of the impairment. The factors that may cause an impairment in goodwill include, but may not be limited to, a sustained decline in our stock price and the occurrence, or sustained existence, of adverse economic conditions. The impairment analysis performed as of December 31, 2009 resulted in no impairment.

Impairment of Investments in Unconsolidated Joint Ventures

Our investment in unconsolidated joint ventures is subject to a periodic impairment review and is considered to be impaired when a decline in fair value is judged to be other-than-temporary. An investment in an unconsolidated joint venture that we identify as having an indicator of impairment is subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write down the investment to its estimated fair value. We did not recognize an impairment loss on our investment in unconsolidated joint ventures during the years ended December 31, 2009 and December 31, 2008.

Repairs, Maintenance and Major Improvements

The costs of ordinary repairs and maintenance are included when incurred in rental property operating expenses in the accompanying combined consolidated statements of operations. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Various lenders have required us to maintain reserve accounts for the funding of future repairs and capital expenditures, and the balances of these accounts are classified as restricted cash on the accompanying consolidated balance sheets.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Tenant Receivables

Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for doubtful accounts. An allowance for doubtful accounts is made when collection of the full amounts is no longer considered probable. Tenant receivables are included in “Rents and other receivables, net”, in the accompanying consolidated balance sheets. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent. We take into consideration factors including historical termination, default activity and current economic conditions to evaluate the level of reserve necessary. At December 31, 2009, the balance of the allowance for doubtful accounts was $1.1 million, compared to $0.8 million at December 31, 2008.

Preferred Units

Preferred Units have fixed rights to distributions at an annual rate of 2% of their liquidation preference of $250 per Preferred Unit. Accordingly, income or loss of the Operating Partnership is allocated among the general partner interest and limited partner common interests after taking into consideration distribution rights allocable to the Preferred Units. As a result of changes to the redemption features on December 30, 2009, we recorded an increase in the recorded amount of the Preferred Units to their current fair value. See Note 12 for additional detail.

Deferred Loan Fees

Deferred loan fees include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using a method that approximates the interest method. Deferred loan fees are included in other assets, net in the accompanying consolidated balance sheets. Amortization of deferred loan fees is included in interest in the accompanying combined consolidated statements of operations.

Equity Offering Costs

Costs from potential equity offerings are reflected in other assets, net in the accompanying consolidated balance sheets and will be reclassified as a reduction in additional paid-in capital upon successful completion of the offering, if any.

Leasing Commissions

Leasing commissions are capitalized and amortized on a straight line basis over the life of the related lease. The payment of leasing commissions is included in cash used in investing activities on the accompanying combined consolidated statement of cash flows because we believe that paying leasing commissions for good tenants is a prudent investment in increasing the value of our income-producing assets.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Stock-Based Compensation

All share-based payments to employees, including directors, are recognized in the combined consolidated statement of operations based on their fair values. See Note 14 for a more detailed discussion.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Segments

We own and operate office properties in the western United States. We have concentrated initially on two long-term growth submarkets, Honolulu and the western United States mainland (in particular, southern California and the greater Phoenix metropolitan area). We consider each of our properties to be an operating segment. We aggregate the operating segments into two geographic segments on the basis of how the properties are managed and how our chief operating decision maker allocates resources and their similar economic characteristics.

Recent Accounting Pronouncements

Pronouncements Affecting Fair Value Measurement

In September 2006, the FASB issued guidance for using fair value to measure assets and liabilities. We adopted this guidance for the valuation of financial assets and liabilities in 2008 and the valuation of non-financial assets and liabilities as of January 1, 2009. Our adoption of this guidance did not have a material impact on our consolidated results of operations, financial position or cash flow, as our derivative value is not significant.

In April 2009, the FASB issued guidance requiring disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. Our adoption of this guidance on April 1, 2009 resulted in additional disclosures but did not have a material impact on our consolidated financial position, results of operations or cash flows.

Pronouncements Affecting Future Property Acquisitions

In December 2007, the FASB issued guidance broadening the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations. Under this pronouncement, acquisition-related costs must be expensed rather than capitalized as part of the basis of the acquired business. Companies are also required to enhance disclosure to improve the ability of financial statement users to evaluate the nature and financial effects of business combinations. We adopted the guidance on January 1, 2009 and believe that such adoption could materially impact our future consolidated financial results to the extent that we acquire significant amounts of real estate or real estate related businesses, as related acquisition costs will be expensed as incurred compared to the current practice of capitalizing such costs and amortizing them over the estimated useful life of the assets or real estate related businesses acquired.

In April 2009, the FASB issued guidance to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. Assets and liabilities arising from contingencies are recognized at fair value on the acquisition date. We adopted this guidance on July 1, 2009 and will apply it prospectively to business combinations completed on or after that date. The impact of the adoption will depend on the nature of acquisitions completed after July 1, 2009.

Pronouncements Pertaining to our Investment in Unconsolidated Joint Ventures

In November 2008, the FASB provided guidance for the accounting of contingent consideration, recognition of other-than-temporary impairment (OTTI) of an equity method investee, and change in level of ownership or degree of influence. The accounting of contingent consideration might result in the recording of a liability with an increase to the corresponding investment balance. The investor must recognize its share of the investee’s impairment charges. A gain or loss to the investor resulting from a change in level of ownership or influence

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

must be recognized in earnings of the investor. We adopted the guidance on January 1, 2009 and it did not have an impact on our consolidated financial position, results of operations or cash flows. In the event that we acquire a controlling interest in our existing investments in unconsolidated joint ventures, we believe that the adoption of this guidance could materially impact our future consolidated financial results.

In June 2009, the FASB issued guidance which requires us to perform an on-going reassessment of whether our enterprise is the primary beneficiary of a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (i) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. This guidance is effective for us beginning January 1, 2010 and the adoption of this standard on our consolidated financial statements will not have an impact on our consolidated financial position, results of operations or cash flows.

Pronouncements Pertaining to the Non-controlling Interests in our Operating Partnership

In December 2007, the FASB issued guidance which requires a non-controlling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the non-controlling interest to be identified in the combined consolidated financial statements. We must also be consistent in the manner of reporting changes in the parent’s ownership interest and the guidance requires fair value measurement of any non-controlling equity investment retained in a deconsolidation. We adopted the guidance on January 1, 2009.

Concurrently with the adoption of the guidance regarding non-controlling interests, we also adopted guidance which required us to present the Common Units and Preferred Units of the UPREIT in the mezzanine section of our consolidated balance sheets because the decision to redeem for cash or Company shares is not solely within the control of the Company. Because some of the Company’s directors also own Common Units and Preferred Units indirectly through Venture, combined with the existence of the Proportionate Voting Preferred Stock, we have determined that there are hypothetical situations where the holders of the Common Units and Preferred Units could control the method of redemption (cash or Company shares) and therefore these partnership units required mezzanine presentation in our consolidated balance sheet at December 31, 2008. In addition, we were required to measure our outstanding Common Units at redemption value because the units are considered redeemable for shares or cash outside the control of the Company after March 19, 2010. Our Preferred Units did not require redemption value measurement because these units were not considered redeemable until the later of (i) March 19, 2010, and (ii) the date we consummate an underwritten public offering (of at least $75 million) of our common stock. In the capital market environment at the time, management did not consider the completion of the public stock offering probable at the time. Furthermore, in the event that we acquire a controlling interest in our existing investments in unconsolidated joint ventures, we believe that the adoption of this guidance could materially impact our future consolidated financial results, as our existing investments would be adjusted to fair value at the date of acquisition of the controlling interest. See Note 12 for additional information regarding non-controlling interests.

Pronouncement Affecting Treatment of Nonvested Share-Based Payments in Net Loss Available to Common Stockholders per Share

In June 2008, the FASB issued guidance that requires that share-based payment awards that are not fully vested and contain non-forfeitable rights to receive dividends or dividend equivalents declared on our common

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

stock be treated as participating securities in the computation of EPS pursuant to the two-class method. Dividend equivalents corresponding to the cash dividends declared on our common stock are forfeitable for unvested restricted stock unit awards granted to our board of directors, as described in Note 14, “Share-Based Payments”. We applied this guidance retrospectively to all periods presented for fiscal years beginning after December 15, 2008, which for us means January 1, 2009. The adoption of this guidance did not have an impact on our consolidated financial position, results of operations and cash flows.

Pronouncements Resulting in Modified Disclosures in the Financial Statements

In May 2009, the FASB established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. We adopted this guidance during the quarter ended June 30, 2009 and it resulted in additional disclosure but did not have a material impact on our financial statements. In February 2010, the guidance was amended, eliminating the requirement to disclose the date through which subsequent events were evaluated.

In June 2009, the FASB Accounting Standards Codification was established as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. The guidance does not change GAAP but changed how we reference GAAP in our consolidated financial statements beginning with the Form 10-Q for the period ended September 30, 2009.

3. Investments in Real Estate

Our investments in real estate, net, at December 31, 2009, and at December 31, 2008, are summarized as follows (in thousands):

	December 31, 2009	December 31, 2008
Land and land improvements	$76,054	$76,008
Building and building improvements	310,507	308,125
Tenant improvements	27,707	24,489
Furniture, fixtures and equipment	1,401	1,210
Construction in progress	3,311	4,082

Investments in real estate	418,980	413,914
Less: accumulated depreciation	(36,030)	(21,257)

Investments in real estate, net	$382,950	$392,657

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Acquisitions of Consolidated Properties

See Transactions in Note 1 for a discussion of the properties acquired on March 19, 2008.

The following table summarizes the allocations of estimated fair values of the assets acquired and liabilities assumed as of the Effective Date (in thousands):

Investments in real estate, net	$337,162
Rents and other receivables, net	2,502
Intangible assets, net	44,087
Other assets, net	2,381

Assets, net, acquired on the Effective Date	386,132

Accounts payable and other liabilities	4,595
Mortgage and other collateralized loans, net	286,060
Acquired below market leases, net	14,392

Liabilities, net, assumed on the Effective Date	305,047

Net assets acquired	$81,085

4. Intangible Assets and Acquired Below-Market Leases Liabilities

Our identifiable intangible assets and acquired above- and below-market leases, net at December 31 2009, and at December 31, 2008, are summarized as follows (in thousands):

	December 31, 2009	December 31, 2008
Acquired leasing commissions
Gross amount	$8,857	$8,316
Accumulated amortization	(4,212)	(2,950)

Net balance	$4,645	$5,366

Acquired leases in place
Gross amount	$17,171	$18,109
Accumulated amortization	(10,234)	(6,724)

Net balance	$6,937	$11,385

Acquired tenant relationship costs
Gross amount	$19,581	$19,588
Accumulated amortization	(4,419)	(1,941)

Net balance	$15,162	$17,647

Acquired other intangibles
Gross amount	$7,767	$7,879
Accumulated amortization	(1,283)	(898)

Net balance	$6,484	$6,981

Intangible assets, net	$33,228	$41,379

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

	December 31, 2009	December 31, 2008
Acquired below-market leases
Gross amount	$15,571	$16,608
Accumulated amortization	(5,447)	(3,755)

Net balance	10,124	12,853

Acquired above-market leases
Gross amount	$2,218	$2,449
Accumulated amortization	(1,606)	(1,413)

Net balance	612	1,036

Acquired below-market leases, net	$9,512	$11,817

The following table summarizes the estimated net amortization of intangible assets and net below market lease accretion at December 31, 2009 for the next five years:

	2010	2011	2012	2013	2014	Thereafter	Total	Amortization Period (In years)
	(in thousands)
Leasing Commissions	$1,523	$1,122	$851	$431	$278	$440	$4,645	2.7
Other Intangibles	360	273	219	176	167	5,289	6,484	18.4
Leases in Place	2,790	1,760	1,033	429	242	683	6,937	2.6
Tenant Relationship Costs	2,480	2,480	2,479	2,337	2,916	2,470	15,162	3.7

Intangible Assets, net	$7,153	$5,635	$4,582	3,373	$3,603	$8,882	$33,228

Net below market lease accretion	$1,947	$1,551	$1,058	$588	$443	$3,925	$9,512	6.1

As shown in the following table, we recognized accretion, net of amortization, of acquired below/above market leases. The accretion of acquired below-market leases and the amortization of acquired above-market leases, respectively, are included in rental revenues in the accompanying combined consolidated statements of operations.

We recognized amortization of acquired intangible assets, including acquired leasing commissions, acquired leases in place, acquired legal and marketing costs, acquired tenant relationship costs, and acquired other intangibles. The amortization of acquired intangible assets is included in depreciation and amortization in the accompanying combined consolidated statements of operations (in thousands).

	Year Ended December 31, 2009	Year Ended December 31, 2008
Total acquired below/above- market lease accretion	$2,306	$2,439

Total intangibles amortization expense	$9,243	$9,176

5. Investment in Unconsolidated Joint Ventures

We own interests in seven joint ventures (including managing ownership interests in six of those seven), consisting of 16 office properties, including 34 office buildings, comprising approximately 2.4 million rentable

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

square feet. Our ownership interest percentages in these joint ventures range from approximately 5.0% to 32.2%. In exchange for our managing ownership interest and related equity investment in these joint ventures, we are entitled to fees, preferential allocations of earnings and cash flows from each respective joint venture. We are also entitled to incentive interests in excess of our ownership percentages ranging from approximately 21.4% to 36.0%, subject to returns on invested capital.

At December 31, 2009, the JV Basis Differential, net, was approximately $1.5 million and is included in investments in unconsolidated joint ventures in our consolidated balance sheet. For the year ended December 31, 2009, we recognized approximately $0.04 million of amortization expense attributable to the JV Basis Differential, which is included in equity in net earnings of unconsolidated joint ventures in our combined consolidated statement of operations. At December 31, 2008, the JV Basis Differential, net, was approximately $1.1 million and is included in investments in unconsolidated joint ventures in our consolidated balance sheet. For the year ended December 31, 2008, amortization expense attributable to the JV Basis Differential was not significant.

The following tables summarize financial information for our unconsolidated joint ventures (in thousands):

	Year ended December 31, 2009	Year ended December 31, 2008
Revenues:
Rental	$37,569	$37,187
Other	8,098	8,595

Total revenues	45,667	45,782

Expenses:
Rental operating expenses	19,697	19,382
Depreciation and amortization	18,259	19,642
Interest	16,884	17,341

Total expenses	54,840	56,365

Net loss	$(9,173)	$(10,583)

Equity in net income (loss) of unconsolidated joint ventures	$313	$93

	As of December 31, 2009	As of December 31, 2008
Investment in real estate, net	$400,700	$336,409
Other assets	61,225	61,591

Total assets	$461,925	$398,000

Mortgage and other collateralized loans	$366,543	$314,324
Other liabilities	14,856	18,139

Total liabilities	$381,399	$332,463

Investment in unconsolidated joint ventures	$10,911	$11,590

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Acquisitions of Unconsolidated Joint Ventures

2009 Acquisitions

On December 29, 2009, we consummated the acquisition from an institutional investor, through the Operating Partnership, of a 5% ownership interest in a joint venture that owns a commercial office campus with five buildings totaling 356,504 rentable square feet, located in San Diego, California. We paid $1.5 million in cash for our 5% interest. The Company has an option to increase its ownership percentage to 20%, which expires on April 29, 2010.

2008 Acquisitions

On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza. The JV Basis Differential attributable to Seville Plaza upon the Effective Date was $0.04 million.

In a series of transactions occurring on April 30, 2008, May 30, 2008 and June 19, 2008, following exercise of an option granted to us by Venture and its affiliates as part of the Transactions (the “Option”), we consummated the acquisition, through the Operating Partnership, of a 32.167% managing ownership interest in the POP San Diego I Joint Venture that owns a portfolio of seven commercial office buildings totaling 181,664 rentable square feet located throughout San Diego, California and Carlsbad, California. We acquired the managing ownership interest pursuant to the Option and assumed the rights and obligations of an affiliate of The Shidler Group (a “Shidler Affiliate”) under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $2.6 million. This acquisition price was funded by issuing 39,553 Common Units on April 30, 2008 which Common Units were valued at $65.589 per unit. Upon acquisition, there was no JV Basis Differential attributable to the POP San Diego I Joint Venture, including with respect to the acquisitions consummated on May 30, 2008 and June 19, 2008.

On April 30, 2008, following the exercise of the Option, we consummated the acquisition from certain Shidler Affiliates, through the Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling 221,784 rentable square feet located in Phoenix, Arizona (the “Black Canyon Corporate Center”). The acquisition price for the managing ownership interest in the Black Canyon Corporate Center was $1.0 million, payable in the form of a subordinated note issued by the Operating Partnership to a Shidler Affiliate. The purchase price for the managing ownership interest in the Black Canyon Corporate Center was approximately equal to the Shidler Affiliates’ cost of investment in the Black Canyon Corporate Center. The JV Basis Differential attributable to the Black Canyon Corporate Center upon acquisition was $0.08 million.

On May 23, 2008, following the exercise of the Option, we consummated the acquisition from certain Shidler Affiliates, through the Operating Partnership, of a 7.5% managing ownership interest in a joint venture that owns a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space, located in Phoenix, Arizona (the “U.S. Bank Center”). The acquisition price for the managing ownership interest in the U.S. Bank Center was $1.2 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the U.S. Bank Center was approximately equal to the Shidler Affiliates’ cost of investment in the U.S. Bank Center. The JV Basis Differential attributable to the U.S. Bank Center upon acquisition was $0.89 million.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

On May 23, 2008, following the exercise of the Option, we consummated the acquisition from certain Shidler Affiliates, through the Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling 152,288 rentable square feet, located in Honolulu, Hawaii (the “Bank of Hawaii Waikiki Center”; which was formerly known as Kalakaua Business Center). The acquisition price for the managing ownership interest in the Bank of Hawaii Waikiki Center was $0.79 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Bank of Hawaii Waikiki Center was approximately equal to the Shidler Affiliates’ cost of investment in the Bank of Hawaii Waikiki Center. The JV Basis Differential attributable to the Bank of Hawaii Waikiki Center upon acquisition was $(0.09) million.

On May 30, 2008, the POP San Diego I Joint Venture consummated the acquisition from certain Shidler Affiliates of the managing ownership interest in the Scripps Ranch Business Park. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate to acquire the managing ownership interest in the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage indebtedness.

On June 19, 2008, the POP San Diego I Joint Venture acquired two commercial office buildings totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate, under the respective purchase agreements. The acquisition price for such buildings was approximately $19.2 million, including assumption of approximately $12.7 million of mortgage debt and customary closing costs. The acquisition price was funded by issuing 32,658 Common Units on June 19, 2008, which Common Units were valued at $68.107 per unit.

On August 14, 2008, following exercise of the Option, we consummated the acquisition from certain Shidler Affiliates, through the Operating Partnership, of a 10% managing ownership interest in a joint venture (the “SoCal II Joint Venture”) that owns a portfolio of fifteen office and flex buildings totaling over 1,000,000 rentable square feet, situated on seven properties in Los Angeles, Orange and San Diego counties in Southern California. The acquisition price for the managing ownership interest was approximately $4.2 million, payable in the form of a subordinated note issued by the Operating Partnership to a Shidler Affiliate. The purchase price for the managing ownership interest was approximately equal to the Shidler Affiliates’ cost of investment in the SoCal II Joint Venture. The JV Basis Differential attributable to the SoCal II Joint Venture upon acquisition was $0.2 million.

We account for our investment in joint ventures under the equity method of accounting.

6. Other Assets

Other assets consist of the following (in thousands):

	December 31, 2009	December 31, 2008
Deferred loan fees, net of accumulated amortization of $1.2 million and $0.8 million at December 31, 2009 and December 31, 2008, respectively	$2,008	$3,447
Prepaid expenses	1,204	1,232
Equity offering costs	1,842	—
Other	1	1

Total other assets, net	$5,055	$4,680

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

7. Minimum Future Lease Rentals

Future minimum base rentals on non-cancelable office leases for the years succeeding December 31, 2009 are as follows (in thousands):

Year
2010	$35,749
2011	30,738
2012	24,527
2013	13,387
2014	9,688
Thereafter	23,560

Total future minimum base rental revenue	$137,649

The above future minimum base rental revenue excludes tenant reimbursements, amortization of deferred rent receivables and above/below-market lease intangibles. Some leases are subject to termination options. In general, these leases provide for termination payments should the termination options be exercised. The preceding table is prepared assuming such options are not exercised. Lease termination fee revenues were not significant for all periods presented.

We and our predecessor have leased space to certain tenants under non-cancelable operating leases, which provide for percentage rents based upon tenant revenues. Percentage rental income is recorded in rental revenues in the combined consolidated statements of operations. We and our predecessor recorded $0.1 million and $0.1 million of percentage rental income during the years ended December 31, 2009 and 2008, respectively.

8. Accounts Payable and Other Liabilities

Accounts payable and other liabilities consist of the following (in thousands):

	December 31, 2009	December 31, 2008
Accounts payable	$597	$1,276
Interest payable	2,644	1,353
Deferred revenue	2,039	1,278
Security deposits	2,782	2,558
Deferred straight-line ground rent	6,620	2,811
Related party payable (Note 13 )	1,113	1,060
Accrued expenses	5,599	6,281
Asset retirement obligations	606	471

Total accounts payable and other liabilities	$22,000	$17,088

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

9. Mortgage and Other Loans

A summary of our mortgage and other loans, net, at December 31, 2009 is as follows (in thousands):

PROPERTY	OUTSTANDING PRINCIPAL BALANCE	UNAMORTIZED PREMIUM (DISCOUNT)	NET	INTEREST RATE AT DECEMBER 31, 2009	MATURITY DATE		AMORTIZATION
Clifford Center	$3,501	$—	$3,501	6.00%	8/15/2011	(a)	132 months
Davies Pacific
Center	95,000	(925)	94,075	5.86%	11/11/2016		Interest Only
First Insurance
Center	38,000	(561)	37,439	5.74%	1/1/2016		Interest Only
First Insurance
Center	14,000	(209)	13,791	5.40%	1/6/2016		Interest Only
Pacific
Business
News Building	11,653	13	11,666	6.98%	4/6/2010		360 months
Pan Am
Building	60,000	(36)	59,964	6.17%	8/11/2016		Interest Only
Waterfront
Plaza	100,000	—	100,000	6.37%	9/11/2016		Interest Only
Waterfront
Plaza	11,000	—	11,000	6.37%	9/11/2016		Interest Only
City Square	27,500	(86)	27,414	5.58%	9/1/2010		Interest Only
City Square (b)	27,017	—	27,017	LIBOR + 2.35%	9/1/2010		Interest Only
Sorrento
Techonology
Center	11,800	(175)	11,625	5.75%	1/11/2016		Interest Only

Subtotal	$399,471	$(1,979)	$397,492
Revolving line of credit (c)	8,947	—	8,947	1.85%	9/2/2011		Interest Only

Total	$408,418	$(1,979)	$406,439

(a)	The terms of the Clifford Center note payable provide the Company with the option to extend the maturity date to August 15, 2014 subject to a nominal fee, which the Company expects to exercise.
(b)	With regard to the City Square note payable with an outstanding balance of $27.0 million at December 31, 2009, the Company has an interest rate cap on this loan for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010, commensurate with the maturity date of this note payable.
(c)	The revolving line of credit matures on September 2, 2011. Amounts borrowed under the FHB Credit Facility will bear interest at a fluctuating annual rate equal to the effective rate of interest paid by the Lender on time certificates of deposit, plus 1.00%. See “Revolving Line of Credit” below.

The lenders’ collateral for notes payable, with the exception of the Clifford Center note payable, is the property and, in some instances, cash reserve accounts, ownership interests in the underlying entity owning the real property, leasehold interests in certain ground leases, rights under certain service agreements, and letters of credit posted by certain related parties of the Company. The lenders’ collateral for the Clifford Center note payable is the leasehold property as well as guarantees from affiliates of the Company, for which the Operating Partnership indemnifies the guarantors.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

At December 31, 2009, the Operating Partnership was subject to a $0.5 million recourse commitment that it provided on behalf of POP San Diego I joint venture in connection with certain of that joint venture’s mortgage loans. The contractual provisions of these mortgage loans provide for the full release of this recourse commitment upon the satisfaction of certain conditions within our control. We believe that the subject conditions will be satisfied by management prior to, or during, the second quarter ending June 30, 2010, and will therefore result in the immediate and full release of the Operating Partnership from this recourse commitment. As such, we have not recorded this as a liability because the probability for recourse is remote.

The scheduled maturities for our mortgages and other loans for the periods succeeding December 31, 2009 are as follows (in thousands and includes schedule principal paydowns):

2010	$66,445
2011	12,173
2012	—
2013	—
2014	—
Thereafter	329,800

Total	$408,418

Revolving Line of Credit

On September 2, 2009, we entered into a Credit Agreement (the “FHB Credit Facility”) with First Hawaiian Bank (the “Lender”). The FHB Credit Facility initially provided us with a revolving line of credit in the principal sum of $10 million. On December 31, 2009, we amended the FHB Credit Facility to increase the maximum principal amount available for borrowing under the revolving line of credit to $15 million. Amounts borrowed under the FHB Credit Facility will bear interest at a fluctuating annual rate equal to the effective rate of interest paid by the Lender on time certificates of deposit, plus 1.00%. We are permitted to use the proceeds of the line of credit for working capital and general corporate purposes, consistent with our real estate operations and for such other purposes as the Lender may approve. As of December 31, 2009, we had outstanding borrowings of $8.9 million under the FHB Credit Facility.

The FHB Credit Facility matures on September 2, 2011. As security for the FHB Credit Facility, as amended, Shidler Equities, L.P., a Hawaii limited partnership controlled by Mr. Shidler (“Shidler LP”), has pledged to FHB a certificate of deposit in the principal amount of $15 million. As a condition to this pledge, the Operating Partnership and Shidler LP entered into an indemnification agreement pursuant to which the Operating Partnership agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the pledge. In addition, to the extent that all or any portion of the certificate of deposit is withdrawn by FHB and applied to the payment of principal, interest and/or charges under the FHB Credit Facility, the Operating Partnership agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7.00% per annum from the date of the withdrawal until the date of repayment in full by the Operating Partnership to Shidler LP. Pursuant to this indemnification agreement, as amended, the Operating Partnership also agreed to pay to Shidler LP an annual fee of 2.00% of the entire $15 million principal amount of the certificate of deposit.

The FHB Credit Facility contains various customary covenants, including covenants relating to disclosure of financial and other information to the Lender, maintenance and performance of our material contracts, our maintenance of adequate insurance, payment of the Lender’s fees and expenses, and other customary terms and conditions.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

We entered into a Credit Agreement dated as of August 25, 2008 (the “KeyBank Credit Facility”) with KeyBank National Association (“KeyBank”) and KeyBanc Capital Markets. As of December 31, 2008, we had outstanding borrowings of $3.0 million under the KeyBank Credit Facility.

On September 3, 2009, we entered into a Termination and Release Agreement (the “Termination Agreement”) with KeyBank terminating the KeyBank Credit Facility. In connection with the Termination Agreement, we paid to KeyBank on September 3, 2009 a total payoff amount of approximately $2.8 million, representing the total principal amount owed together with all accrued and unpaid contractual interest and fees, less a prorated amount of certain fees paid by us in connection with the origination of the KeyBank Credit Facility. KeyBank has released all claims to the assets held as security for the KeyBank Credit Facility, and KeyBank and the Company have provided each other with a general release of all claims arising in connection with the KeyBank Credit Facility or any of the related loan documents.

10. Unsecured Notes Payable to Related Parties

At December 31, 2009 and 2008, we had promissory notes payable by the Operating Partnership to certain affiliates in the aggregate principal amount of $21.1 million and $23.8 million, respectively, which were originally issued upon the exercise of the Option. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Maturity accelerates upon the occurrence of a) a qualified public offering, as defined under the Master Agreement; b) the sale of substantially all the assets of the Company; or c) the merger of the Company with another entity. The promissory notes are unsecured obligations of the Operating Partnership.

On September 23, 2009, the Operating Partnership entered into an Exchange Agreement (the “Exchange Agreement”) with certain of our affiliates (collectively, the “Transferors”). Pursuant to the terms and conditions of the Exchange Agreement, on September 25, 2009, certain unsecured subordinated promissory notes, in the aggregate outstanding amount (including principal and accrued interest) of approximately $3.0 million, issued by the Operating Partnership to the Transferors were exchanged for 78,911 shares of common stock, par value $0.0001 per share, of the Company. The price per share of the Company’s common stock issued pursuant to the Exchange Agreement was $38.20, which represented the volume-weighted average closing market price per share of the Company’s common stock on the NYSE Amex for the thirty trading days preceding the date of the Exchange Agreement.

For the period from March 20, 2008 through December 31, 2009, interest payments on the unsecured notes payable to related parties have been deferred with the exception of $0.3 million which was related to the notes exchanged pursuant to the Exchange Agreement. At December 31, 2009 and at December 31, 2008, $2.6 million and $1.2 million, respectively, of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the accompanying consolidated balance sheets.

11. Commitments and Contingencies

Minimum Future Ground Rents

We have ground lease agreements for both Clifford Center and Waterfront Plaza. The Clifford Center property ground lease expires May 31, 2035. The annual rental obligation is a combination of a base rent amount plus 3% of base rental income from tenants. On June 1, 2016 and 2026, the annual rental obligation will reset to

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

an amount equal to 6% of the fair market value of the land. However, the ground rent cannot be less than the rent for the prior period. For the period prior to June 1, 2016, only the base rent component is included in the minimum future payments. For the periods succeeding May 31, 2016, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.

The Waterfront Plaza ground lease expires December 31, 2060. The annual rental obligation has fixed increases at 5-year intervals until it resets on January 1, 2036, 2041, 2046, 2051, and 2056 to an amount equal to 8.0% of the fair market value of the land. However, the ground lease rent cannot be less than the rent for the prior period. For the periods succeeding December 31, 2035, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.

Ground lease rent expense, including minimum rent and percentage rent, recorded during the years ended December 31, 2009 and 2008 was $4.5 million and $3.9 million, respectively.

The following table indicates our future minimum ground lease payments for the years succeeding December 31, 2009 (in thousands):

Year
2010	$2,430
2011	2,440
2012	2,451
2013	2,463
2014	2,474
Thereafter	215,803

Total future minimum ground lease payments	$228,061

Contingencies

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance, subject to deductibles and other customary limitations on recoveries. We believe that the ultimate settlement of these actions will not have a material adverse effect on our consolidated financial position and results of operations or cash flows.

Concentration of Credit Risk

Our operating properties are located in Honolulu, San Diego, Los Angeles, Orange County and Phoenix. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the markets in which the tenants operate. No single tenant accounts for 10% or more of our total annualized base rents. We perform ongoing credit evaluations of our tenants for potential credit losses.

Financial instruments that subject us to credit risk consist primarily of cash, accounts receivable, deferred rents receivable and an interest rate contract. We maintain our cash and cash equivalents and restricted cash on deposit with what management believes are relatively stable financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to the maximum amount; and, to date, we have not experienced any losses on our invested cash. Restricted cash held by lenders is held by those lenders in accounts maintained at major financial institutions.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Conditional Asset Retirement Obligations

We record a liability for a conditional asset retirement obligation, defined as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control, when the fair value of the obligation can be reasonably estimated. Depending on the age of the construction, certain properties in our portfolio may contain non-friable asbestos. If these properties undergo major renovations or are demolished, certain environmental regulations are in place, which specify the manner in which the asbestos, if present, must be handled and disposed. Based on our evaluation of the physical condition and attributes of certain of our properties acquired in the Transactions, we recorded conditional asset retirement obligations related to asbestos removal. As of December 31, 2009 and December 31, 2008, the liability in our consolidated balance sheets for conditional asset retirement obligations related to asbestos removal was $0.3 million for both periods. The accretion expense related to asbestos removal was $0.02 million for each of the years ended December 31, 2009 and 2008.

Clifford Center Ground Lease

We are subject to a surrender clause under the Clifford Center property ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land if we have not complied with certain other provisions of the ground lease. These provisions require us to: (1) only make significant improvements or alterations to the building under the supervision of a licensed architect and/or structural engineer with lessor’s written approval; (2) comply with the Americans with Disabilities Act of 1990; and (3) comply with all federal, state, and local laws regarding the handling and use of hazardous materials. The requirement to remove the improvements is contingent, first, on our failure to comply with the terms of the lease and, second, upon the cost of compliance with the lease exceeding the estimated value of the improvements. To our knowledge, we are in substantial compliance with the Americans with Disabilities Act of 1990, all work is supervised by licensed professionals, and we are not aware of any violations of laws regarding the handling or use of hazardous materials at the Clifford Center property. If we fail to satisfy any of these requirements in the future, the obligation is subject to the lessor’s decision to require the improvements to be removed. We believe that it is improbable that there will ever be an obligation to retire the Clifford Center improvements pursuant to this provision.

Waterfront Plaza Ground Lease

We are subject to a surrender clause under the Waterfront Plaza ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land, contingent on the lessor’s decision at the time the ground lease expires on December 31, 2060. Accordingly, as of December 31, 2009 and December 31, 2008, the liability in our consolidated balance sheets for this asset retirement obligation was $0.3 million for both periods. The accretion expense was $0.02 million and $0.06 million for the years ended December 31, 2009 and December 31, 2008, respectively.

Restaurant Row Theatre Venture Lease Termination

We entered into a Termination of Lease Agreement on October 29, 2007 with a tenant that had been leasing 21,541 square feet at the Waterfront Property under a long term lease since 1993, at rates that we believe were below market rates. The total termination fee paid to the tenant under the Termination of Lease Agreement was $2.5 million, $0.3 million of which we deposited in escrow upon executing the Termination of Lease Agreement. The remaining balance due at termination of $2.2 million was included in accounts payable and other liabilities

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

on the accompanying consolidated balance sheets at December 31, 2008. On July 13, 2009, we exercised our option to terminate the lease and paid the balance of the lease termination fee into escrow. The tenant vacated the space on August 7, 2009, and the lease termination fee was paid to the tenant out of escrow. We have no further liabilities related to this lease termination.

Environmental Matters

We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to the properties that would have a material effect on our financial condition, results of operations, and cash flow. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability other than our conditional asset retirement obligations that we believe would require additional disclosure or the recording of a loss contingency.

Purchase Commitments

We are required by certain leases and loan agreements to complete tenant and building improvements. As of December 31, 2009, this amount is projected to be $12.2 million, of which $1.7 million will be funded through reserves currently classified as restricted cash. We anticipate that our reserves, as well as other sources of liquidity, including existing cash on hand, our cash flows from operations, financing and investing activities will be sufficient to fund our capital expenditures.

Tax Protection Arrangements

A sale of any of the Contributed Properties that would not provide continued tax deferral to Venture is prohibited under the Master Agreement and the contribution agreements for such properties for ten years after the Effective Date. In addition, we have agreed that, during such ten-year period, we will not prepay or defease any mortgage indebtedness of such properties, other than in connection with a concurrent refinancing with non-recourse mortgage debt of an equal or greater amount and subject to certain other restrictions. Furthermore, if any such sale or defeasance is foreseeable, we are required to notify Venture and to cooperate with it in considering strategies to defer or mitigate the recognition of gain under the Code by any of the equity interest holders of the recipient of the Operating Partnership units.

12. Description of Equity Securities and Calculation of Non-Controlling Interests and Earnings per Share/ Earnings per Unit

On October 1, 2010, the Company’s Board of Directors approved an amendment to its charter that provides for a one-for-ten reverse stock split of the Company’s Listed Common Stock and Class B Common Stock. The Company’s Board of Director’s also authorized an amendment to the Operating Partnership Agreement to provide for a one-for-ten reverse stock split of all Operating Partnership Common and Preferred units. This transaction is referred to as the “Reverse Stock and Unit Split” and will be effective upon filing the amendment to the Company’s charter with the SDAT, which is expected to occur on                         , 2010.

The partnership interests of the Operating Partnership are divided into (i) the general partnership interest and (ii) the limited partnership interests, consisting of Common Units and Preferred Units. The general partnership interest may be expressed as a number of Common Units, Preferred Units or any other Operating Partnership unit. The general partnership interest is denominated as a number of Common Units equal to the number of shares of common stock and Class B Common Stock outstanding.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

Upon initial issuance in March 2008, each Preferred Unit was convertible into 7.1717 Common Units, but no earlier than the later of (i) March 19, 2010, and (ii) the date we consummate an underwritten public offering (of at least $75 million) of our common stock. Upon conversion of the Preferred Units to Common Units, the Common Units were redeemable by the holders on a one-for-one basis for shares of our common stock or cash, as elected by the Company, but no earlier than one year after the date of their conversion from Preferred Units to Common Units. The Preferred Units had fixed rights to annual distributions at an annual rate of 2% of their liquidation preference of $250 per Preferred Unit and priority over Common Units in the event of a liquidation of the Operating Partnership. At December 31, 2009, the cumulative unpaid distributions attributable to Preferred Units were $0.6 million.

On December 30, 2009, we amended certain provisions of the Partnership Agreement relating the redemption rights of the Common Units and Preferred Units. The Common Units issued on the Effective Date were reclassified as Class B Common Units, which are redeemable by the holder on a one-for-one basis for shares of common stock or a new class of C Common Units, which have no redemption rights, as elected by a majority of our independent directors. All other outstanding Common Units were reclassified as Class A Common Units, which are redeemable by the holders on a one-for-one basis for shares of common stock or cash, as elected by a majority of our independent directors. If converted, the Preferred Units will convert into Class B Common Units. Furthermore, the Preferred Unit put option was modified by eliminating the various alternative currencies possible upon exercise of the put and permitting only the issuance of new preferred units in settlement of an exercised put. The modification of the terms of the Preferred Units was more than inconsequential and therefore triggered a revaluation of the Preferred Units to their fair value on the modification date. As a result of the amendments to the Partnership Agreement, the Non-Controlling Interests attributable to the Common Units and Preferred Units were reclassified from mezzanine equity to permanent equity on the consolidated balance sheet. Simultaneously, the excess of market value over carrying value for the Preferred Units was booked as Fair value adjustment of Preferred Units on the combined consolidated statement of operations.

Common Units of all classes and Preferred Units of the Operating Partnership do not have any right to vote on any matters presented to our stockholders. However, Venture, has the contractual right to require the Advisor to vote the Proportionate Voting Preferred Stock as directed by Venture. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation. The Proportionate Voting Preferred Stock entitles the Advisor to vote on all matters for which the common stockholders are entitled to vote. The number of votes that the Advisor is entitled to cast at the direction of Venture, as the Operating Partnership unit holder, equals the total number of common shares issuable upon redemption for shares of the Common Units and Preferred Units issued in connection with the Transactions. This number will decrease to the extent that these Operating Partnership units are redeemed for shares of common stock in the future. The number will not increase in the event of future unit issuances by the Operating Partnership. The Company has the option to redeem the Proportionate Voting Preferred Stock at the Company’s election if the Advisory Agreement is terminated and the Company becomes self-advised.

Our common stock and Class B Common Stock are identical in all respects, except that in the event of liquidation the Class B Common Stock will not be entitled to any portion of our net assets, which will be allocated and distributed to the holders of the common stock. Shares of our common stock and Class B Common Stock vote together as a single class and each share is entitled to one vote on each matter to be voted upon by our stockholders. Dividends on the common stock and Class B Common Stock are payable at the discretion of our Board of Directors.

Non-controlling interests include the interests in the Operating Partnership that are not owned by the Company, which amounted to 78.78% of the Common Units and all of the Preferred Units outstanding as of

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

December 31, 2009. During the year ended December 31, 2009, no Common Units or Preferred Units were redeemed or issued. As of December 31, 2009, 4,689,679 shares of our common stock were reserved for issuance upon redemption of outstanding Common Units and Preferred Units.

We present both basic and diluted earnings per share. Basic EPS is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing net loss available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during each period. Net income or loss in the Operating Partnership is allocated in accordance with the Partnership Agreement among our general partner and limited partner Common Unit holders in accordance with their ownership percentages in the Operating Partnership of 21.22% and 78.78%, respectively, after taking into consideration the priority distributions allocated to the limited partner preferred unit holders in the Operating Partnership.

Loss per Share/Loss per Unit

The following is the basic and diluted loss per share/unit (in thousands, except share/unit and per share/unit amounts):

	Pacific Office Properties Trust, Inc.	Total	Pacific Office Properties Trust, Inc.	Waterfront
	For the year ended December 31, 2009	Year ended December 31, 2008	For the period from March 20, 2008 through December 31, 2008	For the period from January 1, 2008 through March 19, 2008
Net loss attributable to common share/unit holders —basic and diluted (1)	$(15,613)	$(7,820)	$(6,741)	$(1,079)

Weighted average number of common shares	325,901		303,113
Potentially dilutive common shares (2)
Restricted Stock Units (RSU)	—		—

Weighted average number of common shares/units outstanding — basic and diluted	325,901		303,113

Net loss per share — basic and diluted	$(47.91)		$(22.24)

Weighted average number of units outstanding — basic and diluted				349,462

Net loss per unit — basic and diluted (3)				$(3.09)

Notes:

(1)	For the year ended December 31, 2009, net loss attributable to common stockholders includes $58.6 million of priority allocation to preferred unit holders, which is included in non-controlling interests in the combined consolidated statements of operations. For the period from March 20, 2008 through December 31, 2008, net loss attributable to common stockholders includes $1.8 million of priority allocation to preferred unit holders, which is included in non-controlling interests in the combined consolidated statements of operations. For the period from January 1, 2008 through March 19, 2008, net loss attributable to common stockholders included $0.1 million of priority allocation to preferred unit holders.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

(2)	For the year ended December 31, 2009, the potentially dilutive effect of 5,265 restricted stock units was not included in the net loss per share calculation as their effect is anti-dilutive. For the year ended December 31, 2008, the potentially dilutive effect of 2,424 restricted stock units was not included in the net loss per share calculation as their effect is anti-dilutive.
(3)	We computed net loss per Common Unit for the period prior to the Transactions by increasing the historical net loss of Waterfront by the 2% cumulative distributions payable on the Preferred Units received by the former owners of Waterfront and dividing that total by the weighted average number of Common Units received by the former owners of Waterfront. We did not include the dilution impact of Preferred Units because the units are contingently convertible and the probability that the contingency will be satisfied is currently not determinable.

Dividends and Distributions

During fiscal year 2008, we declared cash dividends of $0.50 per share for each of the third and fourth quarters of 2008, which were paid on October 15, 2008 and January 15, 2009 to our common stockholders of record as of September 30, 2008 and December 31, 2008, respectively. Commensurate with our declaration of these dividends, we declared cash distributions in the amount of $0.50 per Common Unit and 2% cumulative unpaid and current distributions per Preferred Unit, which were paid on October 15, 2008 and January 15, 2009 to holders of record as of September 30, 2008 and December 31, 2008, respectively.

During fiscal year 2009, we declared quarterly cash dividends of $0.50 per share, which were paid on April 15, July 15, October 15, 2009 and January 15, 2010 to our common stockholders of record as of March 31, June 30, September 30, 2009 and December 31, 2009, respectively. Commensurate with our declaration of these quarterly cash dividends, we also declared quarterly cash distributions of $0.50 per Common Unit and $1.25 per Preferred Unit, which were paid on April 15, July 15, October 15, 2009 and January 15, 2010 to holders of record as of March 31, June 30, September 30, 2009 and December 31, 2009, respectively.

Amounts accumulated for distribution to stockholders and UPREIT unit holders are invested primarily in interest-bearing accounts which are consistent with our intention to maintain our qualification as a REIT. At December 31, 2009, the cumulative unpaid distributions attributable to Preferred Units were $0.57 million, which were paid on January 15, 2010.

Dividends declared are included in retained deficit in the accompanying consolidated balance sheets. Distributions on Common and Preferred Units are included in non-controlling interests in the accompanying consolidated balance sheets.

13. Related Party Transactions

We are externally advised by the Advisor, an entity owned and controlled by Mr. Shidler and by its directors and officers, certain of whom are also our executive officers and who own substantial beneficial interests in our Company. The Advisor manages, operates and administers the Company’s day-to-day operations, business and affairs pursuant to the Advisory Agreement. The Advisor is entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of our total property portfolio less accumulated depreciation and amortization, but in no event less than $1.5 million per annum. Although we are responsible for all direct expenses incurred by us for certain services for which we are the primary service obligee, our Advisor bears the cost and is not reimbursed by us for any expenses incurred by it in the course of performing operational advisory services for us, which expenses include, but are not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies. The corporate management fee is subject to reduction of up to $750,000 based upon the amounts of the direct costs that we bear. Additionally, the Advisor and its affiliates are entitled to receive real property management fees of 2.5% to 4.5% of the rental cash receipts collected by the properties, leasing fees consistent with the prevailing market as well as property

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

transaction management fees in an amount equal to 1% of the contract price of any acquired or disposed property; however, such property management fees, leasing fees, and property transaction fees must be consistent with prevailing market rates for similar services provided on an arm’s-length basis in the area in which the subject property is located.

The Advisor is also entitled to certain fees related to any placement of debt or equity that we may undertake, including (i) 0.50% of the total amount of co-investment equity capital procured, (ii) 0.50% of the total gross offering proceeds including, but not limited to, the issuance or placement of equity securities and the issuance of Operating Partnership units, and (iii) 0.50% of the principal amount of any new indebtedness related to properties that we wholly own, and on properties owned in a joint venture with co-investment partners or entity-level financings, as well as on amounts available on our credit facilities and on the principal amount of indebtedness we may issue.

The Advisory Agreement terminates on March 19, 2018. Prior to that date, however, we retain the right to terminate the Advisory Agreement upon 30 days written notice. In the event we decide to terminate the Advisory Agreement in order to internalize management and become self-managed, we would be obligated to pay the Advisor an internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses. Further, the Advisor retains the right to terminate the Advisory Agreement upon 30 days prior written notice in the event we default in the performance or observance of any material provision of the Advisory Agreement.

During the year ended December 31, 2009, we incurred $0.8 million, net, in corporate management fees attributable to the Advisor which have been included in general and administrative expenses in the combined consolidated statements of operations. During the year ended December 31, 2008, we incurred $0.6 million, net, in corporate management fees attributable to the Advisor. Other than as indicated below, no other amounts were incurred under the Advisory Agreement during the year ended December 31, 2009. Included in accounts payable and other liabilities in our consolidated balance sheets at December 31, 2009 and December 31, 2008, was $1.2 million and $1.1 million, respectively, of amounts payable to related parties which primarily consist of rental revenues received by us subsequent to the date of the Transactions, but that related to the Contributed Properties prior to the Effective Date.

We and Waterfront paid amounts to our Advisor and its related parties for services provided relating to property management, leasing, property transactions and debt placement. The fees paid are summarized in the table below for the indicated periods (in thousands):

	For the year ended December 31, 2009	For the year ended December 31, 2008
Property management fees to affiliates of Advisor (1)	$3,327	$2,573
Leasing commissions (2)	342	388
Corporate management fees to Advisor	750	587
Interest	1,835	1,172
Construction management fees and other	82	111

Total	$6,336	$4,831

(1)	Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.5% to 4.5%), plus the payroll costs of on-site employees.
(2)	Leasing commissions are capitalized as deferred leasing costs and are amortized over the life of the related lease.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

We lease commercial office space to affiliated entities. The annual rents from these leases totaled $0.7 million and $0.5 million for the years ended December 31, 2009 and December 31, 2008, respectively.

During 2008, following exercise of the Option, we consummated the acquisition of managing ownership interests in five joint ventures. Additionally, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement, which caused the method of accounting to change to the equity method. Please see Note 5 for further discussion on our acquisitions of unconsolidated joint ventures.

Related Party Financing Transactions

On August 19, 2009, we entered into an interim financing agreement with Shidler LP. Upon execution, Shidler LP provided us with a principal sum of $3.0 million, bearing interest of 7.0% per annum. The maturity date of the note was ninety days following the date of the promissory note. We repaid the $3.0 million note on September 22, 2009, in addition to $0.02 million of accrued interest.

On September 2, 2009, as security for the FHB Credit Facility, Shidler LP pledged to the Lender (the “Shidler LP Pledge”) a certificate of deposit in the principal amount of $10 million (the “Certificate of Deposit”). As a condition to the Shidler LP Pledge, our Operating Partnership and Shidler LP entered into an Indemnification Agreement, effective as of September 2, 2009 (the “Indemnification Agreement”), pursuant to which we agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the Shidler LP Pledge. In addition, to the extent that all or any portion of the Certificate of Deposit is withdrawn by the Lender and applied to the payment of principal, interest and/or charges under the FHB Credit Facility, we agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7.0% per annum from the date of the withdrawal until the date of repayment in full to Shidler LP. Pursuant to the Indemnification Agreement, we also agreed to pay to Shidler LP an annual fee of 2.0% of the entire $10.0 million principal amount of the Certificate of Deposit. As of December 30, 2009, the amount of the security was increased to $15.0 million. As of December 31, 2009, we have $0.05 million of accrued interest attributable to the Shidler LP Pledge included in accounts payable and other liabilities in the accompanying consolidated balance sheets. See Note 9 for more discussion on the FHB Credit Facility.

At December 31, 2009 and December 31, 2008, $2.6 million and $1.2 million of accrued interest attributable to unsecured notes payable to related parties, respectively, is included in accounts payable and other liabilities in the accompanying consolidated balance sheets. See Note 10 for a detailed discussion on these notes payable.

14. Share-Based Payments

On May 21, 2008, the Board of Directors of the Company adopted the 2008 Directors’ Stock Plan, as amended and restated (the “2008 Directors’ Plan”), subject to stockholder approval. The Company reserved 15,000 shares of the Company’s common stock under the 2008 Directors’ Plan for the issuance of stock options, restricted stock awards, stock appreciation rights and performance awards. The 2008 Directors’ Plan was approved by our stockholders at our annual meeting of stockholders on May 12, 2009.

On May 21, 2008, the Company issued restricted stock unit awards representing 2,424 shares under the 2008 Directors’ Plan, which awards vested upon receipt of stockholder approval at the Company’s 2009 annual meeting. The grant date fair value of each restricted stock unit was $66.00, which was the closing stock price on May 21, 2008. On June 19, 2009, the Company issued a restricted stock unit award representing 606 shares under

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

the 2008 Directors’ Plan, which vested immediately upon issuance. The grant date fair value of each such restricted stock unit was $38.00, which was the closing stock price on June 19, 2009. Accordingly, the Company recognized $0.2 million and $0.1 million of compensation expense attributable to the 2008 Directors’ Plan during the years ended December 31, 2009 and 2008, respectively. These amounts are included in general and administrative expenses in the accompanying combined consolidated statement of operations for the years then ended. As of December 31, 2009, all of our share-based payments to directors in 2008 are vested.

On June 19, 2009, the Company issued restricted stock units representing 5,265 shares under the 2008 Directors’ Plan, which awards vest on the first anniversary of the grant date. The grant date fair value of each such restricted stock unit was $38.00, which was the Company’s closing stock price on June 19, 2009.

Upon the Effective Date and in connection with the Transactions, certain employees and officers of the Advisor and the Company were granted fully vested indirect ownership interests in the Operating Partnership with an estimated fair value upon the Effective Date of $16.2 million. Accordingly, the Company recognized a one-time non-cash compensation charge in the amount of $16.2 million for the year ended December 31, 2008. This amount has been included in general and administrative expenses on the combined consolidated statements of operations for the year ended December 31, 2008.

15. Segment Reporting

We are primarily focused on acquiring, owning and operating office properties in selected submarkets of long term growth markets in Honolulu and the western United States, including southern California and the greater Phoenix metropolitan area. We are aggregating our operations by geographic region into two reportable segments (Honolulu and the Western United States mainland) based on the similar economic characteristics of the properties located in each of these regions. The products at all our properties include primarily rental of office space and other tenant services, including parking and storage space rental. We also have certain corporate level income and expenses related to our credit facility and legal, accounting, finance and management activities, which are not considered separate operating segments.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

The following tables summarize the statements of operations by region of our wholly-owned consolidated properties for the years ended December 31, 2009 and 2008 (in thousands):

	For the year ended December 31, 2009
	Honolulu	Western U.S.	Corporate	Total
Revenue:
Rental	$29,605	$12,842	$15	$42,462
Tenant reimbursements	20,510	1,152	—	21,662
Parking	7,165	985	—	8,150
Other	123	45	197	365

Total revenue	57,403	15,024	212	72,639
Expenses:
Rental property operating	31,659	7,821	—	39,480
General and administrative	—	—	2,649	2,649
Depreciation and amortization	19,667	7,573	—	27,240
Interest	21,196	3,367	2,488	27,051
Loss on extinguishment of debt	—	—	171	171

Total expenses	72,522	18,761	5,308	96,591

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	$(15,119)	$(3,737)	$(5,096)	$(23,952)

Equity in net earnings of unconsolidated joint ventures				313
Non-operating income				434
Fair value adjustment of Preferred Units				(58,645)
Net loss attributable to non-controlling interests				66,237

Net loss attributable to common stockholders				$(15,613)

	For the year ended December 31, 2008
	Honolulu	Western U.S.	Corporate	Total
Revenue:
Rental	$26,550	$10,885	$12	$37,447
Tenant reimbursements	18,400	975	—	19,375
Parking	6,065	825	—	6,890
Other	190	85	119	394

Total revenue	51,205	12,770	131	64,106
Expenses:
Rental property operating	31,201	6,513	—	37,714
General and administrative	—	—	18,577	18,577
Depreciation and amortization	15,613	6,682	—	22,295
Interest	18,326	3,146	1,460	22,932
Other	108	35	—	143

Total expenses	65,248	16,376	20,037	101,661

Loss before equity in net earnings of unconsolidated joint ventures and non-operating income	$(14,043)	$(3,606)	$(19,906)	$(37,555)

Equity in net earnings of unconsolidated joint ventures				93
Non-operating income				85
Net loss attributable to non-controlling interests				29,557

Net loss attributable to common stockholders				$(7,820)

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

The following table summarizes total assets, goodwill and capital expenditures, by region, of our wholly-owned consolidated properties as of December 31, 2009 and December 31, 2008 (in thousands):

	Honolulu	Western U.S.	Corporate	Total
As of December 31, 2009:
Total assets	$372,403	$124,454	$13,479	$510,336

Goodwill	$40,416	$21,603	$—	$62,019

Capital expenditures	$5,700	$1,005	$—	$6,705

As of December 31, 2008:
Total assets	$383,966	$130,062	$15,869	$529,897

Goodwill	$48,549	$13,470	$—	$61,519

Capital expenditures	$7,000	$1,514	$—	$8,514

16. Fair Value of Financial Instruments

We are required to disclose fair value information about all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. We measure and disclose the estimated fair value of financial assets and liabilities utilizing a fair value hierarchy that distinguishes between data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions. This hierarchy consists of three broad levels as follows: 1) using quoted prices in active markets for identical assets or liabilities, 2) “significant other observable inputs” and 3) “significant unobservable inputs.” “Significant other observable inputs” can include quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. “Significant unobservable inputs” are typically based on an entity’s own assumptions, since there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. The fair market value of debt is determined using the trading price of public debt or a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, optionality and risk profile, including the Company’s non-performance risk. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments. We calculate the fair value of our mortgage and other loans, and unsecured notes payable by using “significant other observable inputs” such as available market information and discounted cash flows analyses based on borrowing rates we believe we could obtain with similar terms and maturities. Because the valuations of our financial instruments are based on these types of estimates, the actual fair value of our financial instruments may differ materially if our estimates do not prove to be accurate. Additionally, the use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The carrying value of the FHB Credit Facility approximates its fair value.

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

At December 31, 2009, the carrying value and estimated fair value of the mortgage and other loans were $406.4 million and $376.8 million, respectively. At December 31, 2008, the carrying value and estimated fair value of the mortgage and other loans were $400.1 million and $390.4 million, respectively. At December 31, 2009, the carrying value and estimated fair value of the unsecured notes payable to related parties were $21.1 million and $23.1 million, respectively. At December 31, 2008, the carrying value and estimated fair value of the unsecured notes payable to related parties were $23.8 million and $24.6 million, respectively.

17. Quarterly Financial Information (unaudited)

The table below reflects the selected quarterly information for the years ended December 31, 2009 and 2008:

	December 31, 2009		September 30, 2009	June 30, 2009	March 31, 2009
	(In thousands, except common share information)
Total revenue	$18,106		$17,744	$18,019	$18,770
Net loss	$(5,808)		$(6,104)	$(5,810)	$(5,483)
Net loss attributable to common stockholders	$(12,200	) (1)	$(1,241)	$(1,116)	$(1,056)
Net loss per common share — basic and diluted	$(31.68	) (1)	$(3.99)	$(3.68)	$(3.48)

Weighted average number of common shares outstanding — basic and diluted	385,052		311,289	303,412	303,112

	Pacific Office Properties Trust, Inc.				Waterfront
	Three Months Ended			March 20, 2008 to March 31, 2008 (2)
	December 31, 2008	September 30, 2008	June 30, 2008		January 1, 2008 to March 19, 2008
	(In thousands, except common share information)
Total revenue	$19,765	$18,599	$18,254	$2,326	$5,162
Loss before non-controlling interests	$(6,157)	$(6,221)	$(7,106)	$(16,922)	$(971)
Net loss	$(1,077)	$(1,188)	$(1,374)	$(3,102)	$(971)
Net loss per common share — basic and diluted	$(3.55)	$(3.92)	$(4.53)	$(10.23)

Weighted average number of common shares outstanding — basic and diluted	303,112	303,112	303,112	303,112

(1)	Includes a one-time non-cash, fair value adjustment of preferred units of approximately $58.6 million.
(2)	Amounts have been updated to reflect the deconsolidation of a property, in which we own 7.5% managing interest, which was consolidated in the financial statements reported in our Form 10-Q for the quarter ended March 31, 2008. On April 1, 2008, the partnership agreement was modified which provided substantive participating rights to the non-managing member.

18. Subsequent Events

On January 5, 2010, the Company filed with the Maryland State Department of Assessments and Taxation (i) articles of amendment to its charter increasing the number of authorized shares of common stock by 400,000,000 shares and (ii) classifying and designating 40,000,000 shares of common stock as a series of “Senior Common Stock” and establishing the terms of such series. The Senior Common Stock ranks senior to the Company’s common stock and Class B Common Stock with respect to payments of dividends and distribution of

Pacific Office Properties Trust, Inc.

Notes to Combined Consolidated Financial Statements—(Continued)

(audited)

amounts upon liquidation, dissolution or winding up. It has a $10.00 per share (plus accrued and unpaid dividends) liquidation preference. Subject to the preferential rights of any future series of preferred shares, holders of Senior Common Stock will be entitled to receive, when and as declared by the Company’s Board of Directors, cumulative cash dividends in an amount per share equal to a minimum of $0.725 per share per annum, payable monthly. Should the dividend payable on the Company’s common stock exceed its current rate of $2.00 per share per annum, the Senior Common Stock dividend would increase by 2.5% of the amount by which the common stock dividend exceeds $2.00 per share per annum. Holders of Senior Common Stock have the right to vote on all matters presented to stockholders as a single class with holders of the Listed Common Stock, the Class B Common Stock and the Proportionate Voting Preferred Stock. Each share of Senior Common Stock is entitled to one vote on each matter to be voted upon by our stockholders. Shares of Senior Common Stock may be exchanged, at the option of the holder, for shares of common stock after the fifth anniversary of the issuance of such shares of Senior Common Stock.

On January 12, 2010, the Securities and Exchange Commission (the “SEC”) declared effective the Company’s registration statement on Form S-11 providing for the issuance and sale of up to 40,000,000 shares of Senior Common Stock at a price of $10.00 per share. The Senior Common Stock is being sold in a continuous offering through an affiliated dealer-manager on a “best efforts” basis. The Company does not intend to list the Senior Common Stock on any exchange. The Company intends to use substantially all of the net proceeds from the offering to acquire office properties, either directly or through joint ventures with institutional investors, to make other real estate-related investments and to fund other capital needs such as repayment of debt and other property and corporate expenses.

On March 11, 2010, our Board of Directors declared a cash dividend of $0.50 per share of our common stock for the first quarter of 2010. The dividend will be paid on April 15, 2010 to stockholders of record as of March 31, 2010. Commensurate with our declaration of this cash dividend, we also declared cash distributions of $0.50 per Common Unit and $1.25 per Preferred Unit of the Operating Partnership, which will be paid on April 15, 2010 to holders of record as of March 31, 2010.

PACIFIC OFFICE PROPERTIES TRUST, INC.

SCHEDULE III

CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION

(dollars in thousands)

Office Property Name	Location	Encum- brances	Initial Costs		Costs Capitalized Subsequent to Acquisition	Gross Amounts at Which Carried at December 31, 2009			Accum- ulated Depre- ciation	Date Built (2)		Date Acquired	Depre- ciable Life (Years)

			Land	Bldg. and Imp. (1)		Land	Bldg. and Imp. (1)	Total
Clifford Center	Hawaii	$3,501	$50	$8,279	$990	$50	$9,268	$9,318	$1,051	1964		2008	5-39
Pacific Business News Building	Hawaii	11,653	5,414	5,911	1,565	5,472	7,417\732	12,889	832	1964		2008	5-39
Davies Pacific Center	Hawaii	95,000	15,587	83,181	3,274	15,587	86,453	102,040	6,725	1972		2008	3-34
Pan Am Building	Hawaii	60,000	17,700	52,027	1,415	17,700	53,442	71,142	4,343	1969		2008	4-42
City Square	Arizona	54,517	20,208	61,099	2,326	20,208	63,425	83,633	6,979	1961/’65/’71		2008	2-40
Sorrento Technology Center	California	11,800	5,872	7,711	15	5,872	7,726	13,598	835	1984		2008	5-35
First Insurance Center	Hawaii	52,000	10,588	43,482	1,144	10,588	44,629	55,217	2,542	1983		2008	5-41
Waterfront	Hawaii	111,000	—	63,068	8,393	—	71,087	71,087	12,723	1988/2006	(3)	2004	5-42
AZL Land	Arizona	—	56	—	—	56	—	56	—			2008

Total		$399,471	$75,475	$324,758	$19,122	$75,533	$343,447	$418,980	$36,030

(1)	Includes building and improvements; land improvements; tenant improvements, furniture, fixtures and equipment; and construction in progress.
(2)	Represents the year in which the property was first placed in service.
(3)	Year built/renovated.

	Pacific Office Properties Trust, Inc.	Pacific Office Properties Trust, Inc.	Waterfront
	From January 1, 2009 through December 31, 2009	From March 20, 2008 through December 31, 2008	From January 1, 2008 through March 19, 2008
		(in thousands)
Real Estate Properties:
Balance, beginning of period	$413,914	$68,062	$68,373
Additions and improvements	6,708	346,168
Write off of property	(1,642)	(316)	(311)

Balance, end of period	$418,980	$413,914	$68,062

Accumulated depreciation:
Balance, beginning of period	$21,257	$9,015	$8,786
Depreciation	15,861	12,379	229
Write off of property	(1,088)	(137)	—

Balance, end of period	$36,030	$21,257	$9,015

Report of Independent Auditors

Members and Partners

GRE Portfolio:

We have audited the accompanying combined statement of revenue and certain expenses (as described in note 1) of the GRE Portfolio (the Portfolio), for the year ended December 31, 2009. This combined statement of revenue and certain expenses is the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on the combined statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenue and certain expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenue and certain expenses presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses of the Portfolio was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission as described in note 1, and is not intended to be a complete presentation of the combined revenue and expenses of the Portfolio.

In our opinion, the combined statement of revenue and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in note 1, of the GRE Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

Boston, Massachusetts

September 10, 2010

GRE PORTFOLIO

Combined Statements of Revenues and Certain Expenses

(in thousands)

	Six-month period ended June 30, 2010 (Unaudited)	Year ended December 31, 2009
Revenue:
Rental	$17,903	$37,705
Tenant reimbursements	1,425	3,354
Parking	173	287
Other	79	237

	19,580	41,583

Certain expenses:
Property operating costs	3,452	7,562
Utilities	2,016	4,405
Real estate taxes and insurance	2,665	5,574
Interest	2,201	4,465

	10,334	22,006

Revenue in excess of certain expenses	$9,246	$19,577

See accompanying notes to combined statements of revenue and certain expenses.

GRE PORTFOLIO

Notes to Combined Statements of Revenue and Certain Expenses

For the Six-month period ended June 30, 2010 (unaudited) and the year ended December 31, 2009

(1) Basis of Presentation

The accompanying combined statements of revenue and certain expenses include the revenue and certain expenses of the GRE Portfolio (the Portfolio). The Portfolio consists of 12 office properties located in California: Glendale Office in Glendale, Empire Towers in Ontario, Cornerstone Court West in San Diego, Kearny Mesa Crossroads in San Diego, Rio Vista Plaza in San Diego, Walnut Creek Executive Center in Walnut Creek, Carlton Plaza in Woodland Hills, Toshiba Building in Tustin, Warner Center in Los Angeles, Empire Towers IV in Ontario, Foothill in Lake Forest, and Alta Sorrento in San Diego.

The Portfolio is not a legal entity, but rather a combination of limited liability company and partnership interests under common management, and are owned by real estate investment vehicles sponsored and managed by the same manager (Portfolio Manager). Pacific Office Management, Inc. (the Buyer) plans to acquire the Portfolio. The accompanying combined statements of revenue and certain expenses include the accounts of the Portfolio and are prepared on an accrual basis of accounting.

The accompanying combined statements of revenue and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission (Commission) for the acquisition of one or more real estate properties which in aggregate are significant and, accordingly, are not representative of the actual results of operations for the periods presented. The Portfolio is considered a group of related properties as the individual properties are under common management of the Portfolio Manager. Therefore, a combined statement of revenue and certain expenses is presented. The combined statements of revenue and certain expenses exclude the following expenses that are not comparable to the proposed future operations of the Portfolio: interest on mortgage loans not to be assumed by the Buyer, asset management fees, depreciation and amortization and other costs not directly related to the proposed future operations of the Portfolio. Additionally there has been no adjustment to the real estate tax expense for any potential change to the tax assessment as a result of the proposed transaction.

The Portfolio Manager is not aware of any material factors relating to the Portfolio, other than those described in the combined statements of revenue and certain expenses that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies

(a) Revenue Recognition

Rental revenue is reported on a straight-line basis over the term of the respective leases. The base contractual rental revenue is approximately $16.5 million (unaudited) and $36.0 million for the six-month period ended June 30, 2010 and for the year ended December 31, 2009, respectively. Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period the expenses are incurred.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statements of revenue and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

GRE PORTFOLIO

Notes to Combined Statements of Revenue and Certain Expenses—(Continued)

For the Six-month period ended June 30, 2010 (unaudited) and the year ended December 31, 2009

(c) Unaudited Information

The combined statements of revenue and certain expenses for the six-month period ended June 30, 2010 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of revenue and certain expenses in accordance with the Commission’s Rule 3-14 as described in Note 1, for this period. All such adjustments are of a normal recurring nature.

(3) Minimum Future Lease Rentals

Future minimum rentals to be received under noncancelable agreements in effect as of December 31, 2009 are as follows:

Year ended December 31 (in thousands):
2010	$33,167
2011	28,974
2012	21,787
2013	14,002
2014	8,175
Thereafter	9,612

$115,717

(4) Interest on Mortgage Loans to be Assumed by the Buyer

Interest incurred on mortgage loans that the Buyer plans to assume as part of the purchase transaction include (in thousands):

Property	Six-month period ended June 30, 2010 (unaudited)	Year ended December 31, 2009	Outstanding mortgage balance as of December 31, 2009	Fixed interest rate	Maturity date
Foothill	$617	$1,259	$21,673	5.69%	May 1, 2015
Carlton Plaza	422	865	16,773	5.04	August 1, 2013
Alta Sorrento	364	728	12,700	5.73	February 10, 2012
Warner Center	332	670	12,450	5.31	March 1, 2012
Empire Towers IV	285	570	10,400	5.48	April 10, 2012
Toshiba Building	181	373	6,038	6.00	October 11, 2012

	$2,201	$4,465	$80,034

Each loan is secured by a mortgage on a specific property of the Portfolio and is subject to prepayment penalties.

(5) Subsequent Events

The Portfolio Manager has evaluated subsequent events related to the Portfolio for recognition or disclosure through September 10, 2010, which is the date the combined statements of revenue and certain expenses was available to be issued and determined that there are no material subsequent events that would require disclosure.

Poway Flex
112,000 Rentable Sq. Ft. Joint Venture Property
San Diego, CA

Scripps Ranch Center
47,248 Rentable Sq. Ft. Joint Venture Property
San Diego, CA

Carlsbad Corporate Center
121,528 Rentable Sq. Ft. Joint Venture Property
San Diego, CA

CITY NATIONAL BANK

Empire Towers
323,109 Rentable Sq. Ft., GRE Portfolio
Los Angeles, CA

Foothill Building
152,880 Rentable Sq. Ft., GRE Portfolio
Orange County, CA

Walnut Creek Executive Park

Walnut Creek Executive Center
422,114 Rentable Sq. Ft., GRE Portfolio
Walnut Creek, CA

Rio Vista Plaza
108,552 Rentable Sq. Ft., GRE Portfolio
San Diego, CA

Palomar Heights Plaza
45,538 Rentable Sq. Ft. Joint Venture Property
San Diego, CA

Yorba Linda Business Park
166,042 Rentable Sq. Ft. Joint Venture Property
Orange County, CA

22715

Savi Tech Center
372,327 Rentable Sq. Ft. Joint Venture Property
Orange County, CA

500

Glendale Office
153,029 Rentable Sq. Ft., GRE Portfolio
Los Angeles, CA

Pan Am Building
209,889 Rentable Sq. Ft. Existing Property
Honolulu, HI

Clifford Center
72,415 Rentable Sq. Ft. Existing Property
Honolulu, HI

First Insurance Center
202,992 Rentable Sq. Ft. Existing Property
Honolulu, HI

Gateway Corporate Center
85,216 Rentable Sq. Ft. Joint Venture Property
Los Angeles, CA

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby.

Payable by Registrant
SEC registration fee		$29,109
FINRA filing fee		41,325
Blue Sky fees and expenses		*
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be furnished by amendment.

Item 32.	Sales to Special Parties

Not applicable.

Item 33.	Recent Sales of Unregistered Securities

All share and per share information set forth in this section has been adjusted to reflect the one-for-ten reverse stock split of our common stock that we intend to complete immediately prior to the completion of this offering.

As part of our formation transactions, on March 19, 2008, we sold an aggregate of 118,000 shares of our common stock to designees of Venture for an aggregate purchase price of $6,350,000. As part of this sale, 100,000 shares of common stock were issued to an individual and five entities, including an entity controlled by Jay H. Shidler, at a price of $50.00 per share, or $5,000,000 in the aggregate, and 18,000 shares of common stock were issued to a single entity at a price of $75.00 per share, or $1,350,000 in the aggregate. The issuance of the shares of common stock was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, as the offering was made only to qualifying investors and on terms negotiated as an integral part of our formation transactions.

We also granted to Venture an option to purchase up to 50,000 shares of common stock at a price of $75.00 per share, which option was exercisable for three months following March 19, 2008. The issuance of the option was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, as the offering was made to a qualifying investor and on terms negotiated as an integral part of our formation transactions. Venture did not exercise this option.

On March 19, 2008, we also issued to Pacific Office Management, Inc., our external advisor prior to the completion of this offering, in return for $100, one share of Proportionate Voting Preferred Stock entitling it to vote on all matters for which our stockholders are entitled to vote. The issuance of the share of Proportionate Voting Preferred Stock was effected pursuant to the exemption from registration provided by Section 4(2) of the

Securities Act, and Rule 506 promulgated thereunder, as the offering was made to a qualifying investor and on terms negotiated as an integral part of our formation transactions. We intend to repurchase the Proportionate Voting Preferred Stock upon the completion of this offering.

On September 25, 2009, we issued an aggregate of 78,911 shares of common stock in exchange for unsecured promissory notes of the Operating Partnership in an aggregate amount of approximately $3.0 million. These shares were issued without registration pursuant to the exemption provided by Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, as the offering was made to qualifying investors.

Item 34.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Under Maryland law, unless limited by the charter, indemnification is mandatory if a director or officer has been successful, on the merits or otherwise, in the defense of any proceeding arising from his service as a director or officer unless such indemnification is not otherwise permitted as described in the following sentence. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

In Maryland, reasonable expenses may be advanced to a director or to an officer, employee or agent who is not a director to the same extent that they may be advanced to a director unless limited by the charter. Advances to directors, officers, employees and agents prior to the final adjudication of a proceeding may be generally authorized in the corporation’s charter or bylaws, by action of the board of directors or by contract. The director, officer, employee or agent must give to the corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by him or on his behalf providing that if it is ultimately determined that the standard of conduct has not been met, said director, officer, employee or agent will repay the amount advanced.

Our charter provides that we will indemnify each of our current and former directors and officers, including the advancement of expenses (without requiring a preliminary determination of the ultimate entitlement to indemnification), unless it is established under the MGCL that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) he actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful (but in the event of any amendment to the MGCL permitting us to provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended). Our charter also provides that we may indemnify, including the advancement of expenses (without requiring a preliminary determination of the ultimate entitlement to indemnification), our current and former employees and agents as may be authorized by the board of directors in the specific case and permitted by applicable law or our bylaws. However, we will not indemnify any indemnitee in connection with a proceeding initiated by such indemnitee unless such proceeding was authorized by the board of directors pursuant to a resolution approved by a majority of the directors then in office, or where such proceeding is to enforce rights to indemnification or in a contract approved by the board of directors pursuant to a resolution approved by a majority of directors then in office.

Item 35.	Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements

See Index to Consolidated Financial Statements and the related notes thereto.

(b) Exhibits

The list of exhibits filed with or incorporated by reference in this registration statement is set forth below.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of the Company (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (File No. 001-09900) and incorporated herein by reference).

3.2	Articles Supplementary of the Company dated November 20, 2009 (previously filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (File No. 001-09900) and incorporated herein by reference).

3.3	Articles of Amendment of the Company dated November 20, 2009 (previously filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (File No. 001-09900) and incorporated herein by reference).

3.4	Articles of Amendment of the Company dated January 5, 2010 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 5, 2010 (File No. 001-09900) and incorporated herein by reference).

3.5	Articles Supplementary of Board of Directors Reclassifying and Designating a series of common stock as Senior Common Stock, dated March 4, 2010 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed March 9, 2010 (File No. 001-09900) and incorporated herein by reference).

3.6	Certificate of Correction to Articles Supplementary, dated April 30, 2010 (previously filed as Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (File No. 001-09900) and incorporated herein by reference).

3.7*	Articles of Amendment of the Company.

3.8*	Articles Supplementary of Board of Directors classifying and designating Series B Senior Common Stock.

Exhibit No.	Description

3.9*	Articles Supplementary of Board of Directors classifying and designating Series C Senior Common Stock.

3.10	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed March 25, 2008 (File No. 001-09900) and incorporated herein by reference).

5.1*	Opinion of Venable LLP, as to the legality of the securities being registered.

8.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, as to tax matters.

10.1	Advisory and Servicing Agreement between ALI Advisor, Inc. and the Company dated June 13, 1988 (previously filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-KSB filed March 31, 2005 (File No. 001-09900) and incorporated herein by reference).

10.2	Indemnification Agreement dated May 12, 1992 between the Company and Robert Blackwell (previously filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-KSB filed March 31, 2005 (File No. 001-09900) and incorporated herein by reference).

10.3	Indemnification Agreement dated October 1, 1991 between the Company and Burton Freireich (previously filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-KSB filed March 31, 2005 (File No. 001-09900) and incorporated herein by reference).

10.4	Master Formation and Contribution Agreement dated October 3, 2006 between the Company and POP Venture, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 3, 2006 (File No. 001-09900) and incorporated herein by reference).

10.5	Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement, dated November 2, 2006, between the Company and POP Venture, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 6, 2006 (File No. 001-09900) and incorporated herein by reference).

10.6	Second Amendment to Master Formation and Contribution Agreement, dated December 7, 2006, between the Company and POP Venture, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 11, 2006 (File No. 001-09900) and incorporated herein by reference).

10.7	Third Amendment to Master Formation and Contribution Agreement, dated December 7, 2006, between the Company and POP Venture, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 29, 2007 (File No. 001-09900) and incorporated herein by reference).

10.8	Fourth Amendment to Master Formation and Contribution Agreement, dated November 9, 2007, between the Company and POP Venture, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 13, 2007 (File No. 001-09900) and incorporated herein by reference).

10.9	Master Amendment to Contribution Agreements, dated November 9, 2007, between the Company and POP Venture, LLC (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 13, 2007 (File No. 001-09900) and incorporated herein by reference).

10.10	Form of Contribution Agreement, dated November 2, 2006, between the Company and POP Venture, LLC (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 6, 2006 (File No. 001-09900) and incorporated herein by reference).

Exhibit No.	Description

10.11	Noncompetition Agreement, dated as of March 19, 2008, between Pacific Office Properties, L.P. and Jay H. Shidler (previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed March 25, 2008 (File No. 001-09900) and incorporated herein by reference).

10.12	Form of Indemnity Agreement, dated as of March 19, 2008 (previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed March 25, 2008 (File No. 001-09900) and incorporated herein by reference).

10.13	Purchase and Contribution Agreement and Joint Escrow Instructions dated as of February 27, 2008 between Buie Carlsbad LLC and Shidler West Investment Partners, LP (previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-09900) and incorporated herein by reference).

10.14	Membership Interest Purchase Agreement dated as of April 30, 2008 by and among the Pacific Office Properties, L.P., and STIRR Black Canyon, LLC, and POP/BC Mezzanine, L.L.C. (previously filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-09900) and incorporated herein by reference).

10.15	Membership Interest Purchase Agreement dated as of May 23, 2008 by and among the Pacific Office Properties, L.P., STIRR USB Towers, LLC and POP/USB Partners, LLC (previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-09900) and incorporated herein by reference).

10.16	Membership Interest Purchase Agreement dated as of May 23, 2008 by and among the Pacific Office Properties, L.P., STIRR 2155 Kalakaua, LLC and 2155 Mezzanine, LLC (previously filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-09900) and incorporated herein by reference).

10.17	Form of Promissory Note (previously filed as Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-09900) and incorporated herein by reference).

10.18	Membership Interest Purchase Agreement dated as of August 14, 2008, by and between STIRR SoCal Portfolio II, LLC and Pacific Office Properties, L.P. (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 20, 2008 (File No. 001-09900) and incorporated herein by reference).

10.19	Master Registration Rights Agreement dated as of March 19, 2008, of Pacific Office Properties Trust, Inc. (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed March 25, 2008 (File No. 001-09900) and incorporated herein by reference).

10.20	Credit Agreement dated as of August 25, 2008, by and among Pacific Office Properties, L.P., Keybank National Association, and Keybank Capital Markets (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 29, 2008 (File No. 001-09900) and incorporated herein by reference).

10.21	Amended and Restated Advisory Agreement dated as of March 3, 2009, by and among the Company, Pacific Office Properties, L.P., and Pacific Office Management, Inc. (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 9, 2009 (File No. 001-09900) and incorporated herein by reference).

10.22	First Amendment to Amended and Restated Advisory Agreement dated as of September 25, 2009, by and among the Company, Pacific Office Properties, L.P., and Pacific Office Management, Inc. (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed September 28, 2009 (File No. 001-09900) and incorporated herein by reference).

Exhibit No.	Description

10.23	Pacific Office Properties Trust, Inc. 2008 Directors’ Stock Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 1, 2009 (File No. 001-09900) and incorporated herein by reference).

10.24	Form of Restricted Stock Unit Award Agreement under the Company’s 2008 Directors’ Stock Plan (previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (File No. 001-09900) and incorporated herein by reference).

10.25	Exchange Agreement, dated as of September 23, 2009, by and among Pacific Office Properties, L.P., Shidler Equities, L.P., Reynolds Partners, L.P., MJR Equities, LLC, JRI Equities, LLC and Lawrence J. Taff (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 28, 2009 (File No. 001-09900) and incorporated herein by reference).

10.26	Credit Agreement dated as of September 2, 2009 between Pacific Office Properties, L.P. and First Hawaiian Bank (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 4, 2009 (File No. 001-09900) and incorporated herein by reference).

10.27	Promissory Note dated September 2, 2009 issued by Pacific Office Properties, L.P. to First Hawaiian Bank (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 4, 2009 (File No. 001-09900) and incorporated herein by reference).

10.28	Indemnification Agreement dated as of September 2, 2009 between Pacific Office Properties, L.P. and Shidler Equities L.P. (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed September 4, 2009 (File No. 001-09900) and incorporated herein by reference).

10.29	Amendment to Loan Documents, dated as of December 31, 2009, among First Hawaiian Bank, Pacific Office Properties, L.P. and Shidler Equities L.P. (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 5, 2010 (File No. 001-09900) and incorporated herein by reference).

10.30	Second Amendment to Loan Documents, dated as of May 25, 2010, among First Hawaiian Bank, Pacific Office Properties, L.P. and Shidler Equities L.P. (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 26, 2010 (File No. 001-09900) and incorporated herein by reference).

10.31	Amendment to Indemnification Agreement, dated as of December 31, 2009, between Pacific Office Properties, L.P. and Shidler Equities L.P. (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 5, 2010 (File No. 001-09900) and incorporated herein by reference).

10.32	Second Amendment to Indemnification Agreement, dated as of May 25, 2010, between Pacific Office Properties, L.P. and Shidler Equities L.P. (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 26, 2010 (File No. 001-09900) and incorporated herein by reference).

10.33	Second Amended and Restated Agreement of Limited Partnership of Pacific Office Properties, L.P. dated as of December 30, 2009 (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 5, 2010 (File No. 001-09900) and incorporated herein by reference).

10.34	Dealer Manager Agreement, dated as of January 12, 2010, between the Company and Priority Capital Investments, LLC (previously filed as Exhibit 1.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-157128) on January 6, 2010 and incorporated herein by reference).

Exhibit No.	Description

10.35	First Amendment to Indemnity Agreement, dated as of May 17, 2010, between Pacific Office Properties, L.P. and James C. Reynolds (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 17, 2010 (File No. 001-09900) and incorporated herein by reference).

10.36	Sale, Purchase and Escrow Agreement (Property Pool A), dated as of August 12, 2010, among GRE Glendale LLC, GRE Empire Towers LP, GRE Cornerstone LLC, GRE Kearny Mesa LP, GRE Rio Vista LP, GRE Walnut Creek LLC and Pacific Office Management, Inc.

10.37	First Amendment to Sale, Purchase and Escrow Agreement (Property Pool A), dated as of August 30, 2010, among GRE Glendale LLC, GRE Empire Towers LP, GRE Cornerstone LLC, GRE Kearny Mesa LP, GRE Rio Vista LP, GRE Walnut Creek LLC and Pacific Office Management, Inc.

10.38	Assignment and Assumption Agreement (Property Pool A), dated as of September 3, 2010, between Pacific Office Management, Inc. and Pacific Office Properties, L.P.

10.39	Sale, Purchase and Escrow Agreement (Property Pool B), dated as of August 12, 2010, among GRE Carlton Plaza LP, Tustin-Michelle Partners LLC, GRE Warner Desoto LLC, GRE Warner Califa LLC, GRE Warner Canoga LLC, GRE Empire Towers Four LLC, GRE Foothill LLC, GRE Mira Mesa LLC and Pacific Office Management, Inc.

10.40	First Amendment to Sale, Purchase and Escrow Agreement (Property Pool B), dated as of August 30, 2010, among GRE Carlton Plaza LP, Tustin-Michelle Partners LLC, GRE Warner Desoto LLC, GRE Warner Califa LLC, GRE Warner Canoga LLC, GRE Empire Towers Four LLC, GRE Foothill LLC, GRE Mira Mesa LLC and Pacific Office Management, Inc.

10.41	Assignment and Assumption Agreement (Property Pool B), dated as of September 3, 2010, between Pacific Office Management, Inc. and Pacific Office Properties, L.P.

10.42	Employment Agreement, dated as of March 26, 2010, among Pacific Office Management, Inc., Pacific Office Properties Trust, Inc. and James R. Ingebritsen.

10.43	Employment Agreement, dated as of April 5, 2010, among Pacific Office Management, Inc., Pacific Office Properties Trust, Inc. and James R. Wolford.

10.44*	Form of Subscription Agreement among Pacific Office Properties Trust, Inc. and the persons named therein.

10.45*	Form of Exchange Agreement among Pacific Office Properties Trust, Inc. and the persons named therein.

10.46*	Form of Common Stock Purchase Agreement among Pacific Office Properties, L.P., Jay H. Shidler, JRI Equities II, LLC, MJR Equities, LLC, Lawrence J. Taff and James C. Reynolds.

10.47*	Form of Amended and Restated Advisory Agreement Termination Agreement among Pacific Office Properties Trust, Inc., Pacific Office Properties, L.P. and Pacific Office Management, Inc.

10.48*	Form of Stock Purchase Agreement between Pacific Office Properties Trust, Inc. and Pacific Office Management, Inc.

21.1	List of subsidiaries of the registrant (previously filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed March 23, 2010 (File No. 001-09900) and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

Exhibit No.	Description

23.3	Consent of KPMG LLP.

23.4	Consent of Rosen Consulting Group.

23.5*	Consent of Venable LLP (included in Exhibit 5.1).

23.6*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).

24.1	Power of Attorney (contained on the signature pages hereto).

99.1*	Consent of Director Nominee #1.

99.2*	Consent of Director Nominee #2.

99.3*	Consent of Director Nominee #3.

99.4	Rosen Consulting Group Market Study.

*	To be filed by amendment.

Item 37.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on the 1st day of October, 2010.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By:	/s/ JAMES R. INGEBRITSEN
Name:	James R. Ingebritsen
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Ingebritsen and James R. Wolford, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JAY H. SHIDLER Jay H. Shidler	Chairman of the Board	October 1, 2010

/s/ JAMES R. INGEBRITSEN James R. Ingebritsen	Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2010

/s/ JAMES R. WOLFORD James R. Wolford	Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2010

/s/ MICHAEL W. BRENNAN Michael W. Brennan	Director	October 1, 2010

/s/ ROBERT L. DENTON Robert L. Denton	Director	October 1, 2010

/s/ CLAY W. HAMLIN Clay W. Hamlin	Director	October 1, 2010

/s/ PAUL M. HIGBEE Paul M. Higbee	Director	October 1, 2010

/s/ THOMAS R. HISLOP Thomas R. Hislop	Director	October 1, 2010